Form 10KSB, Exhibit 13
period 1998-10-30
BCSB BANKCORP INC
filed 1998-12-29
CIK 1052101

                                                                      EXHIBIT 13

BCSB BANKCORP, INC.



     [LOGO]



                                                              1998 ANNUAL REPORT

BCSB BANKCORP, INC.
--------------------------------------------------------------------------------

     BCSB Bankcorp, Inc. (the "Company") was incorporated under Federal law in May 1998. On July 8, 1998, Baltimore County Savings Bank, F.S.B. ( the "Bank") converted from mutual to stock form and reorganized into the mutual holding company form of ownership as a wholly owned subsidiary of the Company, which in turn became a majority-owned subsidiary of Baltimore County Savings Bank, M.H.C. (the "MHC"), a mutual holding company (the "Reorganization"). In connection with the Reorganization, the Company issued and sold 2,286,602 shares of its common stock at a price of $10.00 per share to the Bank's depositors, the Company's employee stock ownership plan and the public, thereby recognizing net proceeds of $22.4 million. The Company also issued at no cost 3,754,960 shares to the MHC, representing 61.4% of the Company's issued and outstanding common stock, and 75,000 shares to the Baltimore County Savings Bank Foundation, Inc., a nonstock corporation dedicated to charitable and educational purposes in the Baltimore metropolitan area. The Company has no significant assets other than its investment in the Bank. The Company is primarily engaged in the business of directing, planning and coordinating the business activities of the Bank.

     The Bank is a federal mutual savings bank operating through six banking offices serving Baltimore and Harford Counties in Maryland. The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank's market area, and, to a lesser extent, other real estate loans, consisting of construction loans, single-family rental property loans and commercial real estate loans, and consumer loans, particularly automobile loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and other income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.


MARKET INFORMATION
--------------------------------------------------------------------------------

     The Company's common stock began trading under the symbol "BCSB" on the Nasdaq National Market System on July 9, 1998. There are currently 6,116,562 shares of the common stock outstanding and approximately 1,278 holders of record of the common stock. No dividends have been paid on the common stock.
Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated.

                                                    Fiscal 1998
                                              -------------------------
                                               High                Low
                                               ----                ---

            Fourth quarter..................   $ 12.625         $ 10.00

     The stated high and low closing sale prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

BCSB Bankcorp, Inc....................................................................................   (i)
Market Information....................................................................................   (i)
Letter to Stockholders................................................................................     1
Selected Consolidated Financial and Other Data........................................................     2
Management's Discussion and Analysis of Financial Condition and Results of Operations.................     4
Consolidated Financial Statements.....................................................................   F-1
Corporate Information..................................................................... Inside Back Cover

                                      (i)

                                  [LETTERHEAD]



To Our Depositors, Shareholders and Friends,

     As I write this letter, snow is falling and Christmas 1998 is but 2 days away. Much has happened during the past year. The fiscal year for us began October 1997. Soon after, the Board's decision to convert to the mutual holding company form of corporate organization was announced. Applications were filed, approvals granted, meetings were held with you, stock orders were received, all culminating in the raising of $22,000,000 in capital. Trading began on the NASDAQ under the symbol "BCSB" on July 8, 1998.

     Raising the capital will allow us to expand and better compete in the market for financial services. We truly believe that there will be a place for community owned financial institutions. All of us live and work in the same neighborhoods. When you come to us for a loan or to open an account, that personal service that is missing in so many instances today, will always be provided at BCSB. Additional branches in Abingdon and Forest Hill are planned to open in the 2nd quarter 1999. A third new office in Hickory is expected to open in late 1999 or early 2000. We intend to relocate our Timonium office to a free standing full service facility on the same site in late 1999. All of these offices will have drive-in and ATM facilities.

     During the year, our Bel Air office relocated to a free standing facility in the same shopping center where we have been doing business since 1975. The Dundalk branch received a needed renovation and a separate drive-in with ATM was added. These improvements allow us to better serve our existing and new customers in these neighborhoods.

     To further support our community, the Baltimore County Savings Bank Foundation was formed. Its purpose is to aid those organizations and people who help those in need or improve the quality of life for all of us.

     Many of you know the bank was founded in 1955. Three of the founders still serve on the Board of Directors. The knowledge and experience of P. Louis Rohe, Frank W. Dunton and Martin F. Meyers are invaluable to the Bank. However, Martin Meyers will be leaving the Board at the end of December 1998 and the Bank's President, Michael J. Dietz is retiring at the end of December 1998. Mike has been associated with the Bank since 1966 and has been its CEO since 1972. We wish both of them the best.

     While still in college, I began my career with BCSB in February 1974. Starting in the Accounting Department, I have served in many different capacities including Branch Manager, Accounting Manager, Treasurer and Secretary to the Board of Directors. In 1991, I was elected to the Board. Along the way, I became a CPA and obtained my law degree. Now the Board has selected me to guide the Bank into the future. I appreciate the trust and confidence they have shown. I want you to know that we will continue to offer the financial services you expect with friendly, personal service.

     What follows is a full discussion of our financial condition and results in the fiscal year ended September 30, 1998. Your Bank has had a good year and looks forward to many more in the future.

                                         Very truly yours,

                                         /s/ Gary C. Loraditch

                                         Gary C. Loraditch
                                         President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                              At September 30,
                                                              ----------------
                                                            1998           1997
                                                            ----           ----
                                                              (In thousands)
Total assets.......................................           $268,840   $251,738
Loans receivable, net..............................            181,969    158,676
Cash...............................................              3,572      3,909
Interest-bearing deposits in other banks...........             20,300      8,206
Federal funds sold.................................              9,134      7,102

Investment securities:
 Available for sale................................                 --         --
 Held to maturity..................................             12,611     30,323
Mortgage-backed securities:
 Available for sale................................                 --         --
 Held to maturity..................................             34,198     37,189
FHLB stock.........................................              1,512      1,433
Deposits...........................................            220,805    224,656
FHLB advances......................................                 --         --
Stockholders' equity  - substantially restricted...             45,143     23,858

SELECTED CONSOLIDATED OPERATIONS DATA

                                                           Year Ended September 30,
                                                           ------------------------
                                                              1998          1997
                                                              ----          ----
                                                                (In thousands)

Interest income.............................                   $18,810      $19,458
Interest expense............................                     9,867       10,323
                                                               -------      -------
Net interest income before
  provision for loan losses.................                     8,943        9,135
Provision for (reduction of) loan  losses...                       119          286
                                                               -------      -------
Net interest income.........................                     8,824        8,849
Other income (loss).........................                       911          686
Non-interest expense........................                     7,013        6,257
                                                               -------      -------
Income before income taxes..................                     2,721        3,278
Income tax provision........................                     1,073        1,301
                                                               -------      -------
Net Income..................................                   $ 1,648      $ 1,977
                                                               =======      =======

KEY OPERATING RATIOS:

                                                                    At or for the Year Ended September 30,
                                                                   ---------------------------------------
                                                                    1998                      1997
                                                                    ----                      ----
                                                                            (In thousands)
PERFORMANCE RATIOS:
   Return on average assets (net income
      divided by average total assets)..........                        .63%                    .76%
   Return on average equity (net income
      divided by average equity)................                       5.71                    8.64
   Interest rate spread (combined
      weighted average interest rate
      earned less combined weighted
      average interest rate cost)...............                       3.10                    3.41
   Net interest margin (net interest
      income divided by average
      interest-earning assets)..................                       3.53                    3.67
   Ratio of average interest-earning assets
      to average interest-bearing liabilities...                     110.20                  106.20
   Ratio of non-interest expense to
      average total assets......................                       2.67                    2.39

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period.............................                        .57                     .76
   Nonperforming loans to gross loans at
      end of period.............................                        .59                    1.11
   Allowance for loan losses to gross loans
      at end of period..........................                        .54                     .59
   Allowance for loan losses to nonperforming
      loans at end of period....................                      92.99                   53.07
   Provision for loan losses to gross loans.....                        .06                     .17
   Net charge-offs to average loans
      outstanding...............................                        .04                     .15

CAPITAL RATIOS:
   Equity to total assets at end
      of period.................................                      16.79                    9.48
   Average equity to average
      assets....................................                      10.97                    8.75

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


GENERAL

     The Company was formed in June 1998 by the Bank to become the holding company of the Bank following the Reorganization. The Reorganization was consummated on July 8, 1998. All references to the Company prior to July 8, 1998, except where otherwise indicated, are to the Bank.

     The Company's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Company's net income also is affected by the level of other income, which primarily consists of fees and charges, and levels of non-interest expenses such as salaries and related expenses.

     The operations of the Company are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Company's market area.

FORWARD-LOOKING STATEMENTS

     When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition and information provided by third-party vendors that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

YEAR 2000 READINESS DISCLOSURE

     The following information constitutes "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act.

     The Company's operations, like those of most financial institutions, are substantially dependent upon computer systems for lending and deposit activities. The Company is addressing the potential problems associated with the possibility that the computers which control its data processing activities, facilities and networks may not be programmed to read four-digit dates and, upon the arrival of the year 2000, may recognize the two-digit code "00" as the year 1900 rather than 2000. This could cause systems to fail to function or generate erroneous information.

     The Company has formed a Year 2000 Committee with senior representatives from every functional area of the Company. At the direction of the Board, this Committee is leading the efforts to ensure that the Company is ready for the Year 2000. The Board of Directors has approved the Company's five phase Year 2000 Plan that was developed in accordance with the guidelines set forth by the Federal Financial Institutions Examination Council.

     The first phase, awareness, was intended to provide on-going information to employees, directors and customers of the impact of the Year 2000 issue. The Company has conducted Year 2000 training for all directors and employees.

     The second phase, assessment, required the review of all systems that are believed to be potential risks in order to minimize any Year 2000 operating difficulties. This review included all major computer and non-computer based systems, such as vaults, security systems and telephone systems. This phase is complete.

     The third phase, renovation and/or replacement, includes obtaining vendor certification and/or the necessary upgrades and enhancements to ensure that existing systems are Year 2000 compliant. The Company is continuing to follow up with third party vendors as necessary. At this time the Company believes that all mission critical systems are compliant.

     The fourth phase, testing, is currently underway. The hardware has been successfully tested, and the Company has begun testing the software. The Company has received representations from mission critical third party vendors that they are Year 2000 compliant. All testing is expected to be completed by March 31, 1999.

     The last phase, implementation, has commenced and is expected to be completed in the third quarter of calendar year 1999. The Company has developed contingency plans for processes that are not yet Year 2000 compliant. This plan is updated as test results are obtained. The contingency plan sets forth the procedures that would allow the Company to conduct operations in the event of one or more system failures, should such a failure occur notwithstanding prior assurance from third party vendors.

     The Company estimates that the total future cost of Year 2000 compliance, excluding internal staffing costs, will not exceed $50,000. The Company believes that its policies, plans and actions are in compliance with regulatory guidelines and milestone dates.

     The Bank's customers may also experience Year 2000 problems, which could adversely affect their ability to comply with their obligations to the Bank. Management does not believe that the failure of any single customer to be Year 2000 compliant would materially adversely affect the Company's financial conditions or results of operations.

     The Company believes that the potential effects on internal operations from Year 2000 issues can and will be addressed prior to the Year 2000. However, as unforeseen circumstances arise, the Year 2000 issue could disrupt the Company's normal business operations. The most reasonably likely worst case Year 2000 scenarios foreseeable at this time would include the inability to systematically process, in some combination, various types of customer transactions. This could affect the Company's ability to accept deposits or process withdrawals, originate new loans or accept loan payments in the automated manner currently utilized. Depending upon how long this scenario lasted, this could have a material adverse effect on the Company's operations. The contingency plan addresses alternative methods to enable the Company to continue to offer basic services to the Company's customers. The costs of the Year 2000 project and the benchmark dates are based on management's best estimates, which are based on a number of assumptions including future events. The Company cannot guarantee that these estimates will be achieved at the cost disclosed or within the time frames indicated.

ASSET/LIABILITY MANAGEMENT

     The Company strives to achieve consistent net interest income and reduce its exposure to adverse changes in interest rates by attempting to match the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

     In the absence of any other factors, the overall yield or return associated with the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. By controlling the increases and decreases in its interest income and interest expense which are brought about by changes in market interest rates, the Bank can significantly influence its net interest income.

     The three senior officers of the Bank meet on a weekly basis to monitor the Bank's interest rate risk position and to set prices on loans and deposits to manage interest rate risk within the parameters set by the Board of Directors. The President of the Bank reports to the Board of Directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the Bank's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Bank's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

     The Bank's principal strategy in managing interest rate risk has been to emphasize the acquisition of short- and intermediate-term assets, including locally originated 15-year fixed-rate mortgage loans and consumer loans, particularly automobile loans. In addition, in managing its portfolio of investment securities and mortgage-backed securities, the Bank in recent periods has purchased short-term investment securities so as to reduce the Bank's exposure to increases in interest rates. The Bank currently retains all loans originated in its portfolio, although the Bank's loans generally conform to secondary market requirements.

     In addition to shortening the average repricing period of its assets, the Bank has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

MARKET RISK

     Management measures the Bank's interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on the Bank's NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV of 25%, 50%, 75% and 90% in the event of 1%, 2%, 3% and 4% increases in market interest rates, respectively, and of 25%, 25%, 25% and 25% in the event of 1%, 2%, 3% and 4% decreases in market interest rates, respectively. The following table presents the Bank's projected change in NPV for the various rate shock levels at September 30, 1998.

                                   Net Portfolio Value                            NPV as % of PV of Assets
Change                --------------------------------------------               ---------------------------
in Rates              $ Amount         $ Change (1)   % Change (2)                NPV Ratio (3)   Change (4)
--------              --------         ------------   ------------               -------------   -----------
                                (Dollars in thousands)

+400   bp               $29,507      $(10,350)           (26)%                       11.64%    (329)   bp
+300   bp                32,545        (7,312)           (18)                        12.65     (228)   bp
+200   bp                35,457        (4,400)           (11)                        13.59     (134)   bp
+100   bp                37,861        (1,996)            (5)                        14.33      (60)   bp
   0   bp                39,857                                                      14.93
-100   bp                41,546         1,689              4                         15.42       49    bp
-200   bp                43,845         3,988             10                         16.08      115    bp
-300   bp                47,116         7,259             18                         17.03      210    bp
-400   bp                50,388        10,530             26                         17.95      302    bp
---------------

(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as the estimated NPV divided by average total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

***Risk Measures: 200 bp rate shock***                                  At               At
                                                                   September 30,    September 30,
                                                                       1998             1997
                                                                   -------------    -------------
Pre-Shock NPV Ratio: NPV as % of PV of Assets.................         14.93%           10.98%
Exposure Measure: Post Shock NPV Ratio........................         13.59             8.89
Sensitivity Measure: Change in NPV Ratio......................         134  bp           210 bp

     The above table indicates that at September 30, 1998, in the event of sudden and sustained increases in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, the Bank's NPV would be expected to increase. The Bank's Board of Directors reviews the Bank's NPV position quarterly, and, if estimated changes in NPV are not within the targets established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved targets. At September 30, 1998, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

     NPV is calculated by the OTS by using information provided by the Bank.
The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended September 30, 1998, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections set forth in the table, should market conditions vary from assumptions used in the preparation of the table. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an interest rate increase.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

                                                                                   Year Ended September 30,
                                                          -----------------------------------------------------------------------
                                                             1998                                              1997
                                                          --------------------------------------    -----------------------------
                                                                                      Average                          Average
                                                          Average                      Yield/    Average                Yield/
                                                          Balance          Interest     Cost     Balance    Interest     Cost
                                                          --------         --------   --------   --------   --------   --------
                                                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)..........................          $166,612          $13,462      8.08%   $156,227    $13,240      8.47%
  Mortgage backed securities....................            35,627            2,298      6.45      37,440      2,428      6.49
  Investment securities (2) and FHLB stock......            19,898            1,393      7.00      39,177      2,773      7.08
  Other interest-earning assets.................            31,315            1,657      5.29      16,150      1,016      6.29
                                                          --------          -------              --------    -------
      Total interest-earning assets.............           253,452           18,810      7.42     248,994     19,457      7.81
Non-interest-earning assets.....................             9,672                                 12,317
                                                          --------                               --------
      Total assets..............................          $263,124                               $261,311
                                                          ========                               ========

Interest-bearing liabilities:
  Deposits......................................          $228,356            9,857      4.32    $232,929     10,312      4.43
  Other liabilities.............................             1,640               10       .61       1,523         10      0.66
                                                          --------          -------              --------    -------
      Total interest-bearing liabilities........           229,996            9,867      4.29     234,452     10,322      4.40
                                                                            -------                          -------
Non-interest-bearing liabilities................             4,072                                  3,989
                                                          --------                               --------
      Total liabilities.........................           234,068                                238,441
Stockholders' equity............................            29,056                                 22,870
                                                          --------                               --------
      Total liabilities and retained earnings...          $263,124                               $261,311
                                                          ========                               ========
Net interest income.............................                            $ 8,943                          $ 9,135
                                                                            =======                          =======
Interest rate spread............................                                         3.13%                            3.41%
                                                                                        =======                          =======
Net interest margin (3).........................                                         3.53%                            3.67%
                                                                                        =======                          =======
Ratio of average interest-earning assets
  to average interest-bearing liabilities.......                                       110.17%                          107.20%
                                                                                       =======                          ======
-------------------------

(1)  Includes nonaccrual loans.
(2)  Consists of U.S. Government and agency securities.
(3) Represents net interest income divided by the average balance of interest-earning assets.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).


                                                     Year Ended September 30,
                                              --------------------------------------
                                                  1998         vs.         1997
                                              --------------------------------------
                                                       Increase (Decrease)
                                                             Due to
                                              --------------------------------------
                                                                   Rate/
                                               Volume     Rate    Volume     Total
                                              --------   ------   -------   --------
Interest income:
  Loans receivable.........................   $   880    $(616)    $ (41)   $   223
  Mortgage-backed securities...............      (118)     (13)        1       (130)
  Investment securities and
      FHLB Stock...........................    (1,365)     (36)       20     (1,381)
  Other interest-earning assets............     1,009     (177)     (191)       641
                                              -------    -----     -----    -------
    Total interest-earning assets..........       406     (842)     (211)      (647)

Interest expense:
  Deposits.................................      (202)    (258)        5       (455)
  Other liabilities........................        --       --        --         --
                                              -------    -----     -----    -------
     Total interest-bearing  liabilities...      (202)    (258)        5       (455)
                                              -------    -----     -----    -------

Change in net interest income..............   $   403    $(584)    $ (11)   $  (192)
                                              =======    =====     =====    =======


COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND 1997

     Total assets increased by $17.1 million, or 6.8%, to $268.8 million at
September 30, 1998.   The asset increase during 1998 reflected the receipt of
the net proceeds from the Company's stock issuance undertaken in connection with the Reorganization.

     Loans receivable, net increased by $23.3 million, or 14.7%, from $158.7 million at September 30, 1997 to $182.0 million at September 30, 1998. The increases in the Company's loan portfolio were due primarily to increased originations of single-family residential mortgage loans as a result of increased loan demand. Single-family residential mortgage loans increased by $22.6 million, or 21.8%, from $103.7 million at September 30, 1997 to $126.3 million at September 30, 1998. The Company has emphasized the origination of automobile loans because of the higher rates and shorter terms to maturity of those loans. Automobile loans totaled $32.6 million and $33.7 million at September 30, 1997 and 1998, respectively, which comprised 19.6% and 17.8%, respectively, of the Bank's gross loan portfolio.

     The Company's investment securities decreased by $17.7 million, or 58.4%, from $30.3 million at September 30, 1997 to $12.6 million at September 30, 1998, as proceeds from maturing investment securities were utilized to meet a reduction in deposits.

     The Company's mortgage-backed securities decreased by $3.0 million, or 8.0%, from $37.2 million at September 30, 1997 to $34.1 million at September 30, 1998, as funds from maturing mortgage-backed securities were utilized to meet a reduction in deposits.

     The Company's cash, interest-bearing deposits in other banks and federal funds sold increased by $13.8 million, or 71.8%, to $33.0 million at September 30, 1998, due to the receipt of the net proceeds from the stock issuance undertaken as part of the Reorganization.

     Deposits decreased by $3.9 million, or 1.7%, to $220.8 million at September 30, 1998 due to the sale of the deposits of the Severna Park branch office. The Bank utilized minimal amounts of FHLB advances during the years ended September 30, 1998 and 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

     Net Income. Net income decreased by $329,000, from $2.0 million for the year ended September 30, 1997 to $1.6 million for the year ended September 30, 1998. The decrease was due to the establishment of a charitable foundation (the "Foundation") during 1998 in connection with the Reorganization. The Company incurred a $457,000 after-tax expense during the second quarter of calendar year 1998 in connection with the establishment of the Foundation. The decrease in net income during the year ended September 30, 1998 also reflected a $225,000 increase in other income and a $192,000 decrease in net interest income.

     Net Interest Income. Net interest income was $8.9 million for the year ended September 30, 1998, as compared to $9.1 million for the year ended September 30, 1997, representing a decrease of $192,000, or 2.1%. The decrease in net interest income was the result of a decrease in the Company's interest rate spread during the year. The interest rate spread decreased from 3.4% for the year ended September 30, 1997 to 3.1% for the year ended September 30, 1998. The Company's interest rate spread decreased as the yield on interest-earning assets, primarily loans receivable, decreased during a decreasing market interest rate environment while competitive pressures did not permit the Company to lower deposit rates as quickly. The Company's ratio of average interest-earning assets to average interest-bearing liabilities increased from 106.2% for the year ended September 30, 1997 to 110.2% for the year ended September 30, 1998 primarily due to the investment of the proceeds from the stock issuance into interest-earning assets.

     Interest Income. Interest income decreased by $648,000, or 3.3%, from $19.5 million for the year ended September 30, 1997 to $18.8 million for the year ended September 30, 1998. This decrease was due primarily to a 39 basis point decrease in the average yield on interest-earning assets.

     Interest Expense. Interest expense decreased by $456,000, or 4.4%, from $10.3 million for the year ended September 30, 1997 to $9.9 million for the year ended September 30, 1998. This decrease was due primarily to a $4.6 million, or 2.0%, decrease in the average balance of deposits from $232.9 million for the year ended September 30, 1997 to $228.4 million for the year ended September 30, 1998, primarily due to decreases in the average balances of passbook savings accounts and certificates of deposits as a result of the sale of the deposits of the Severna Park branch office in October 1997.

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company established provisions for loan losses of $119,000 and $286,000 for the years ended September 30, 1998 and 1997, respectively. In establishing such provisions, management considered the level of the Company's non-performing loans which were $1.1 million and $1.8 million at September 30, 1998 and 1997, respectively, and the levels of the Company's net charge-offs, which totaled $63,000 and $234,000 during the years ended September 30, 1998 and 1997, respectively.

     Other Income. Total other income increased by $225,000, or 32.8%, from $686,000 for the year ended September 30, 1997 to $911,000 for the year ended September 30, 1998. The increase in other income for the year ended September 30, 1998 was attributable to a gain on sale of branch deposits, as the Bank sold the deposits of its Severna Park branch in October 1997. In connection with such sale, the Bank sold deposits totaling $6.2 million and recognized a gain of $339,000 representing a premium paid by the buyer on the deposits sold. Such increase was offset, in part, by the absence during the year ended September 30, 1998 of a gain on sale of investment securities; the Bank earned a $51,000 gain on sale of investment securities during the year ended September 30, 1997.

     Non-interest Expenses. Total non-interest expenses increased by $756,000, or 12.1%, from $6.3 million for the year ended September 30, 1997 to $7.0 million for the year ended September 30, 1998. The increase was due to the establishment of the Foundation during 1998 in connection with the Reorganization. The Company incurred a pre-tax $750,000 expense during the second quarter of calendar year 1998 in connection with the establishment of the Foundation. The increase in non-interest expenses was offset, in part, by a decrease during the year in salaries and related expenses and occupancy expenses, as the Bank closed its Severna Park branch office following the sale of the deposits of that office in October 1997, as well as to reduced pension plan costs.

     Management believes that salaries and related expense will increase in future periods as a result of the adoption of the ESOP and other stock benefit plans, if adopted. Furthermore, the Company expects other expenses will increase as a result of the costs associated with being a public institution.

     Income Taxes. The Company's income tax expense was $1.3 million and $1.1 million for the years ended September 30, 1997 and 1998, respectively. The Company's effective tax rates were 39.7% and 39.4% for the years ended September 30, 1997 and 1998, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company initially has no business other than that of the Bank and investing the net stock issuance proceeds retained by it. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     At September 30, 1998, the Bank exceeded all regulatory minimum capital requirements. For information reconciling the Bank's retained earnings as reported in its financial statements at September 30, 1998 to its tangible, core and risk-based capital levels and compares such totals to the regulatory requirements, see Note 13 of Notes to Consolidated Financial Statements.

     The Company's primary sources of funds are deposits and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

     The primary investing activity of the Company are the origination of loans and the purchase of investment securities and mortgage-backed securities.
During the years ended September 30, 1998 and 1997, the Bank had $78.0 million and $51.8 million, respectively, of loan originations. During the years ended September 30, 1998 and 1997, the Company purchased investment securities in the amounts of $22.4 million and $44.0 million, respectively, and mortgage-backed securities in the amounts of $9.6 million and $4.0 million, respectively. Other investing activities include originations of loans and purchases of mortgage-backed securities. The primary financing activity of the Company is the attraction of savings deposits.

     The Company has other sources of liquidity if there is a need for funds. The Bank has the ability to obtain advances from the FHLB of Atlanta. In addition, the Company maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4.0%. The

Bank's average daily liquidity ratio for the month of September 1998 was approximately 31.8%, which exceeded the required level for such period. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, the Bank's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At September 30, 1998, cash, interest-bearing deposits in other banks and federal funds sold totaled $3.6 million, $20.3 million and $9.1 million, respectively.

     The Company anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 1998 totaled $42.0 million. Based on past experience, management believes that a significant portion of such deposits will remain with the Bank. The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party.

     The Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 1998, the Bank had commitments under standby letters of credit and lines of credit and commitments to originate mortgage loans of $2.1 million, $14.7 million and $2.9 million, respectively. See Note 3 of Notes to Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This Statement requires that comprehensive income -- made up of all revenues, expenses, gains and losses -- be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of the Company's comprehensive income which is not also a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The Statement, which is effective for years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was also issued in June 1997. This Statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. It also requires those enterprises to report information about countries in which they do business and about major customers. The Statement which is effective for financial statements for periods beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" was issued in February 1998. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. The Statement, which is effective for fiscal years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities" was issued in June 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earning effect of the hedged forecast transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Company's financial position or its results of operations.

     Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." This Statement provides guidance on the financial reporting of start-up cost and organization cost. It requires cost of start-up activities and organization cost to be expensed as incurred. The "SOP" also requires the initial application to be reported as a cumulative effect of a change in accounting principle. This "SOP" which is effective for fiscal years beginning after December 15, 1998 will not affect the Company's financial position or results of operations.

                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------


Board of Directors
BCSB Bankcorp, Inc.
Baltimore, Maryland

  We have audited the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 1998 and September 30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the two year period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/ Anderson Associates, LLP

December 3, 1998
Baltimore, Maryland

                              BCSB BANKCORP, INC.
                              -------------------
                               AND SUBSIDIARIES
                               ----------------
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------

                                                                    September 30,
                                                                    -------------
                                                                 1998            1997
                                                                 ----            ----
           Assets
           ------
Cash                                                         $  3,572,309    $  3,909,276
Interest bearing deposits in other banks                       20,299,970       8,206,119
Federal funds sold                                              9,134,202       7,102,231
Investment securities, held to maturity (Note 2)               12,610,823      30,323,460
Loans receivable, net (Note 3)                                181,969,226     158,676,168
Mortgage backed securities, held to maturity (Note 4)          34,197,844      37,189,081
Foreclosed real estate, net (Note 5)                              370,690               -
Investment in real estate development and
 loans to joint ventures (Note 6)                                   8,195          12,732
Premises and equipment, net (Note 7)                            2,988,558       2,856,988
Federal Home Loan Bank of Atlanta stock                         1,511,900       1,433,200
Accrued interest receivable - loans                               725,065         738,906
                            - investments                         528,231         456,687
                            - mortgage backed securities          196,136         218,686
Prepaid income taxes                                              175,870         314,384
Intangible assets acquired, net                                    24,497          51,209
Other assets                                                      526,733         249,097
                                                             ------------    ------------

Total assets                                                 $268,840,249    $251,738,224
                                                             ============    ============
     Liabilities and Stockholders' Equity
     ------------------------------------
Liabilities
-----------
  Deposits (Note 8)                                          $220,804,724    $224,656,081
  Advance payments by borrowers for
   taxes and insurance                                            850,397         727,272
  Income taxes payable (Note 14)                                   60,792           1,909
  Deferred income taxes (Note 14)                                 143,929          83,538
  Payables to disbursing agents                                   249,430         120,459
  Other liabilities                                             1,587,929       2,290,516
                                                             ------------    ------------
Total liabilities                                             223,697,201     227,879,775

Commitments and contingencies (Notes 3, 7 and 11)

Stockholders' Equity (Notes 12 and 13)
--------------------
  Common stock (Par value $.01 - 13,500,000 authorized,
   6,116,562 shares issued and outstanding)                        61,166               -
  Additional paid-in capital                                   22,645,088               -
  Retained earnings (substantially restricted)                 25,221,308      23,858,449
                                                             ------------    ------------
                                                               47,927,562      23,858,449
  Employee Stock Ownership Plan                                (1,829,280)              -
  Stock held by Rabbi Trust                                      (955,234)              -
                                                             ------------    ------------
                                                               45,143,048      23,858,449
                                                             ------------    ------------

Total liabilities and stockholders' equity                   $268,840,249    $251,738,224
                                                             ============    ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BCSB BANKCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
                              BALTIMORE, MARYLAND
                              -------------------
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------

                                                                                   For Years Ended
                                                                                     September 30,
                                                                              --------------------------
                                                                                 1998           1997
                                                                                 ----           ----
Interest and fees on loans (Note 3)                                           $13,462,636   $13,239,659
Interest on mortgage backed securities                                          2,297,838     2,427,932
Interest and dividends on investment securities                                 1,393,167     2,773,223
Other interest income                                                           1,656,594     1,016,695
                                                                              -----------   -----------
Total interest income                                                          18,810,235    19,457,509

Interest on deposits (Note 8)                                                   9,856,690    10,312,464
Interest on borrowings - short term                                                10,670        10,474
                                                                              -----------   -----------
Total interest expense                                                          9,867,360    10,322,938
                                                                              -----------   -----------
Net interest income                                                             8,942,875     9,134,571
Provision for losses on loans (Note 3)                                            118,995       285,942
                                                                              -----------   -----------

Net interest income after provision for losses on loans                         8,823,880     8,848,629

Other Income (Loss)
-------------------
   Loss on sale of foreclosed real estate                                               -          (694)
   Servicing fee income                                                            13,600        17,928
   Fees and charges on loans                                                      179,224       191,596
   Fees on transaction accounts                                                   161,375       167,888
   Rental income                                                                  124,254       144,395
   Gain from real estate development and joint venture                                  -        34,900
   Gain on sale of investment securities                                                -        51,376
   Gain on sale of branch deposits                                                339,000             -
   Miscellaneous income                                                            93,452        79,128
                                                                              -----------   -----------
Net other income (loss)                                                           910,905       686,517

Non-Interest Expenses
---------------------
   Salaries and related expense                                                 3,488,964     3,746,128
   Provision for losses on foreclosed real estate                                  33,248             -
   Occupancy expense                                                              588,352       570,539
   Deposit insurance premiums                                                     228,419       289,038
   Data processing expense                                                        425,746       407,501
   Property and equipment expense                                                 400,655       338,764
   Professional fees                                                              116,703        78,203
   Advertising                                                                    327,907       197,642
   Telephone, postage and office supplies                                         308,441       288,975
   Baltimore County Savings Bank Foundation contribution (Note 12)                750,000             -
   Amortization of excess of cost over fair value of net assets acquired           26,712        27,259
   Other expenses                                                                 318,268       313,191
                                                                              -----------   -----------
Total non-interest expenses                                                     7,013,415     6,257,240
                                                                              -----------   -----------

Income before tax provision                                                     2,721,370     3,277,906
Income tax provision (Note 14)                                                  1,073,088     1,300,913
                                                                              -----------   -----------

Net income                                                                    $ 1,648,282   $ 1,976,993
                                                                              ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              BCSB BANKCORP, INC.
                              -------------------
                               AND SUBSIDIARIES
                               ----------------
                              BALTIMORE, MARYLAND
                              -------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997
                -----------------------------------------------

                                                                           Net Unrealized   Employee
                                              Additional                   Gains (Losses)    Stock        Stock          Total
                                  Common       Paid-In        Retained     on Investment    Ownership     Held By     Stockholders'
                                  Stock        Capital        Earnings     Securities         Plan      Rabbi Trust      Equity
                                ----------   -----------    -----------    --------------  ----------   -----------    -----------
Balance - September 30, 1996       $     -   $         -    $21,881,456      $ 31,535    $         -    $       -      $21,912,991
Change in net unrealized
 gains on investment
 securities available for sale           -             -              -       (31,535)             -            -          (31,535)
Net income for the year ended
 September 30, 1997                      -             -      1,976,993             -              -            -        1,976,993
                                ----------   -----------    -----------    ----------    -----------    ---------      -----------

Balance - September 30, 1997             -             -     23,858,449             -              -            -       23,858,449

Proceeds from stock offering        61,166    22,645,088              -             -              -            -       22,645,088
Borrowings for Employee Stock
 Ownership Plan (ESOP)                   -             -              -             -     (1,829,280)           -       (1,829,280)
Stock held by Rabbi Trust                -             -              -             -              -     (955,234)        (955,234)
Capitalize Baltimore County
 Savings Bank, MHC                       -             -       (285,423)            -              -            -         (285,423)
Net income for the year ended
 September 30, 1998                      -             -      1,648,282             -              -            -        1,648,282
                                ----------   -----------    -----------    ----------    -----------    ---------      -----------

Balance - December 31, 1998        $61,166   $22,645,088    $25,221,308      $      -    $(1,829,280)   $(955,234)     $45,143,048
                                ==========   ===========    ===========    ==========    ===========    =========      ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BCSB BANKCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
                              BALTIMORE, MARYLAND
                              -------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                               Year Ended September 30,
                                                              ---------------------------
                                                                  1998           1997
                                                                  ----           ----
Operating Activities
--------------------
  Net income                                                   $1,648,282     $1,976,993
  Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities
  ------------------------------------------
     Accretion of discount on investments                         (31,341)      (162,705)
     Gain on sale of investment securities                              -        (51,376)
     Loans originated for sale                                   (133,000)      (225,000)
     Proceeds from loans originated for sale                      133,000        225,000
     Loan fees deferred                                            84,774        118,796
     Amortization of deferred loan fees                          (304,079)      (374,439)
     Provision for losses on loans                                118,995        285,942
     Amortization of premium on mortgage backed
      securities                                                   31,280         48,313
     Loss on sale of foreclosed real estate                             -            694
     Provision for losses on foreclosed real estate                33,248              -
     Gain from real estate development and joint venture                -        (34,900)
     Provision for depreciation                                   291,980        269,711
     (Increase) decrease in accrued interest receivable
      on loans                                                     13,841         (4,935)
     (Increase) decrease in accrued interest receivable
      on investments                                              (71,544)       304,472
     Decrease in accrued interest receivable on
      mortgage backed securities                                   22,550         19,996
     Decrease in prepaid income taxes                             138,514        219,069
     Increase in deferred income tax liabilities                   60,391        631,628
     Amortization of excess of cost over fair value of
      net assets acquired                                          26,712         26,712
     (Increase) decrease in other assets                         (277,636)       465,322
     Gain on sale of branch deposits                             (339,000)             -
     Increase (decrease) in accrued interest payable
      on deposits                                                 (21,399)       205,738
     Increase (decrease) in income taxes payable                   58,883           (934)
     Decrease in other liabilities and payables to
      disbursing agents                                          (573,616)      (557,268)
                                                               ----------     ----------
       Net cash provided by operating activities                  910,835      3,386,829

                     BCSB BANKCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
                              BALTIMORE, MARYLAND
                              -------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                               Year Ended September 30,
                                                             -----------------------------
                                                                 1998            1997
                                                                 ----            ----
Cash Flows from Investing Activities
------------------------------------
  Proceeds from maturing interest bearing deposits           $  5,347,000    $  1,882,000
  Purchase of interest bearing deposits                          (198,000)              -
  Purchases of investment securities - held to
   maturity                                                   (22,435,091)    (44,022,489)
  Proceeds from maturities of investment securities -
   held to maturity                                            40,179,069      50,160,000
  Proceeds from sale of investment securities -
   available for sale                                                   -         101,376
  Longer term loans originated                                (36,905,088)    (25,519,948)
  Principal collected on longer term loans                     16,903,601      17,212,666
  Net (increase) decrease in short-term loans                  (3,523,739)      4,185,132
  Principal collected on mortgage backed securities            12,540,919       6,554,445
  Purchase of mortgage backed securities                       (9,580,962)     (4,020,831)
  Proceeds from sales of foreclosed real estate                         -         139,477
  Investment in foreclosed real estate                            (71,460)              -
  Net investment and loans to joint ventures                        4,537         357,401
  Investment in premises and equipment                           (423,550)       (435,590)
  Purchase of Federal Home Loan Bank of Atlanta stock             (78,700)       (132,000)
                                                             ------------    ------------
     Net cash provided by investing activities                  1,758,536       6,461,639

Cash Flows from Financing Activities
------------------------------------
  Proceeds from sale of branch deposits                        (5,827,235)              -
  Proceeds from stock offering                                 22,420,831               -
  Employee Stock Ownership Plan                                (1,829,280)              -
  Stock held in Rabbi Trust                                      (955,234)              -
  Net decrease in demand deposits, money market,
   passbook accounts and advances by borrowers
   for taxes and insurance                                     (3,300,013)     (4,113,692)
  Net increase (decrease) in certificates of deposit            5,759,415      (4,709,883)
                                                             ------------    ------------
       Net cash provided (used) by financing activities        16,268,484      (8,823,575)
                                                             ------------    ------------

Increase in cash and cash equivalents                          18,937,855       1,024,893
Cash and cash equivalents at beginning of period               12,136,626      11,111,733
                                                             ------------    ------------
Cash and cash equivalents at end of period                   $ 31,074,481    $ 12,136,626
                                                             ============    ============

                              BCSB BANKCORP, INC.
                              -------------------
                               AND SUBSIDIARIES
                               ----------------
                              BALTIMORE, MARYLAND
                              -------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                            Year Ended September 30,
                                                            -------------------------
                                                               1998          1997
                                                               ----          ----
The following is a summary of cash
 and cash equivalents:
    Cash                                                    $ 3,572,309   $ 3,909,276
    Interest bearing deposits in other banks                 20,299,970     8,206,119
    Federal funds sold                                        9,134,202     7,102,231
                                                            -----------   -----------
    Balance of cash items reflected on Statement of
     Financial Condition                                     33,006,481    19,217,626

         Less - certificate of deposit with a maturity
                      of more than three months               1,932,000     7,081,000
                                                            -----------   -----------

Cash and cash equivalents reflected on the
  Statement of Cash Flows                                   $31,074,481   $12,136,626
                                                            ===========   ===========

Supplemental Disclosures of Cash Flows Information:
   Cash paid during the period for:

      Interest                                              $ 9,878,997   $10,117,200
                                                            ===========   ===========

      Income taxes                                          $   815,300   $   574,491
                                                            ===========   ===========

   Transfer from loans to real estate acquired
    through foreclosure                                     $   332,478   $         -
                                                            ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              BCSB BANKCORP, INC.
                              -------------------
                               AND SUBSIDIARIES
                               ----------------
                              BALTIMORE, MARYLAND
                              -------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------



Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------

         A. Principles of Consolidation BCSB Bankcorp, Inc. (the "Company") owns 100% of Baltimore County Savings Bank, F.S.B. (the "Bank"). The Bank owns 100% of Baltimore County Service Corporation and Ebenezer Road, Inc. Baltimore County Service Corporation owns 100% of Route 543, Inc. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since date of acquisition. All intercompany transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products. Baltimore County Service Corporation and Route 543, Inc. have invested in several joint ventures formed for the purpose of developing real estate. Route 543, Inc. ceased all operations as of September 30, 1997. These investments have been accounted for on the equity method and separate summary statements are not presented since the data contained therein is not material in relation to the consolidated financial statements.

         B. Business The Company's primary purpose is ownership of the Bank. The Bank's primary business activity is the acceptance of deposits from the general public in their market area and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

         C. Basis of Financial Statement Presentation - The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate and real estate development.

         D. Federal Funds - Federal funds sold are carried at cost which approximates market.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         E. Investments and Mortgage Backed Securities - Investment securities in equity mutual funds may be held for an indefinite period of time and are carried at fair value. Investment securities consisting of federal agency notes and bonds and all of the mortgage backed securities are carried at cost, since management has the ability and intention to hold them to maturity. Amortization of related premiums and discounts are computed using the level yield method over the life of the security. Gains and losses on all investments and mortgage backed securities are determined using the specific identification method.

         F. Loans Receivable - Loans receivable are stated at unpaid principal balances, less undisbursed portion of loans in process, unearned interest on consumer loans, deferred loan origination fees and the allowance for loan losses, since management has the ability and intention to hold them to maturity.

            Loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. There were no loans held for sale at September 30, 1998 and 1997.

            The Bank services loans for others and pays the participant its share of the Bank's collections, net of a stipulated servicing fee. Loan servicing fees are credited to income when earned and servicing costs are charged to expense as incurred.

            Unearned interest on consumer loans is amortized to income over the terms of the related loans on the level yield method.

         G. Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         G. integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

            Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful or when payment of principal and interest has become ninety days past due unless the obligation is well secured and in the process of collection. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

            Loan origination fees and certain direct loan origination costs are deferred and recognized by the interest method over the contractual life of the related loan as an adjustment of yield.

         H. Foreclosed Real Estate - Real estate acquired through foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described above in Allowance for Loan Losses. In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal cost. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached.

         I. Investment in Real Estate Development and Loans to Joint Ventures - Land development costs not in excess of net realizable value are capitalized and charged to expense as revenue is recognized. Revenues are recognized when a sale has been consummated. Indirect costs and administrative expenses are charged as incurred to periodic income and are not allocated to land development costs. The Bank capitalizes interest on land development projects in accordance with Statement 34 of the Financial Accounting Standards Board. No interest was capitalized for the years ended September 30, 1998 and 1997.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         J. Premises and Equipment - Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

         K. Intangible Assets Acquired, Net - On September 16, 1994, Baltimore County Savings Bank, F.S.B. purchased the deposits and certain assets from the Resolution Trust Corporation, receiver of Second National Federal Savings Association. The Bank classified as an intangible asset the fair market value assigned to the capacity of existing savings accounts acquired to generate future earnings ("the Core Deposit Value"). The core deposit value of $133,572 is being amortized on a straight-line method over five years, the estimated life of the core deposit value. Accumulated amortization was $109,075 and $82,363 at September 30, 1998 and 1997, respectively.

         L. Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         M. On October 19, 1997, the Bank sold the deposits of one of its branches and closed that branch. Deposits sold were approximately $6,166,000. A gain of $339,000 was realized on the sale.

         N. Statement of Cash Flows - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit and Federal Home Loan Bank of Atlanta time deposits with an original maturity date less than ninety days.

         O. Earnings Per Share - Earnings per share data is not presented for the year ended September 30, 1998, since the Bank converted to stock form in July 1998, and such information would not be meaningful.

         P. Employee Stock Ownership Plan -The Company accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See Note 12)

         Q. Reclassification and Restatement - Certain prior years' amounts have been reclassified to conform to the current year's method of presentation.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 2 - Investment Securities
         ---------------------

          The amortized cost and fair values of investment securities are as follows as of September 30, 1998 and 1997.

                                                                               Gross         Gross
                                                               Amortized    Unrealized    Unrealized       Fair
                                                                 Cost          Gains        Losses         Value
                                                              -----------   -----------   -----------   -----------
 Held to Maturity:

 September 30, 1998
   U.S. Government and Agency
    Obligations, held to maturity                             $12,610,823   $    50,228   $         -   $12,661,051
                                                              ===========   ===========   ===========   ===========
 September 30, 1997
   U.S. Government and Agency
    Obligations, held to maturity                             $30,323,460   $   100,524   $    42,194   $30,381,790
                                                              ===========   ===========   ===========   ===========

          The following is a summary of investment securities:

                                                                 September 30, 1998          September 30, 1997
                                                              -------------------------   -------------------------
                                                               Amortized       Fair        Amortized      Fair
                                                                 Cost          Value         Cost         Value
                                                              -----------   -----------   -----------   -----------
  Held to Maturity:

  U.S. Government and Agency Obligations
  --------------------------------------
   Due within 12 months                                       $ 1,000,000   $ 1,000,313   $10,981,268   $10,961,904
   Due beyond 12 months but
    within five years                                           5,060,823     5,073,727     4,250,000     4,244,197
   Due beyond five years but
    within ten years                                            6,550,000     6,587,011    14,343,038    14,429,664
   Due beyond ten years                                                 -             -       749,154       746,025
                                                              -----------   -----------   -----------   -----------
                                                              $12,610,823   $12,661,051   $30,323,460   $30,381,790
                                                              ===========   ===========   ===========   ===========

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 2 - Investment Securities - Continued
         ---------------------

          Proceeds from maturities of held to maturity securities were $40,179,069 and $50,160,000 for the years ended September 30, 1998 and 1997, respectively. Proceeds from sales and maturities of available for sale securities was $101,376 for the year ended September 30, 1997. There were no gross gains or losses realized for the year ended September 30, 1998. Gross gains realized were $51,376 for the year ended September 30, 1997. There were no gross losses realized for the year ended September 30, 1997.

Note 3 - Loans Receivable
         ----------------

          Loans receivable at September 30, 1998 and 1997 consist of the following:

                                                                September 30,
                                                        -----------------------------
                                                             1998            1997
                                                             ----            ----
       Single-family residential mortgages                $126,272,171   $103,677,278
       Single-family rental property loans                   5,252,511      6,408,729
       Commercial loans                                      9,496,991     10,169,090
       Construction loans                                    7,935,958      8,644,642
       Commercial lines of credit                               50,000         60,000
       Automobile loans                                     33,747,553     32,632,981
       Home equity loans                                     6,549,261      3,985,840
       Savings account loans                                   680,899        825,154
                                                          ------------   ------------
                                                           189,985,344    166,403,714

          Less - undisbursed portion of
                    loans in process                         2,962,757      2,807,231
                - unearned interest                          3,741,821      3,375,711
                - deferred loan origination
                     fees                                      277,633        566,965
                - allowance for loan
                    losses                                   1,033,907        977,639
                                                          ------------   ------------
                                                          $181,969,226   $158,676,168
                                                          ============   ============

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 - Loans Receivable - Continued
         ----------------

          The following is a summary of the allowance for loan losses:

                                               September 30,
                                          ------------------------
                                             1998          1997
                                             ----          ----
       Balance - beginning of year        $  977,639    $ 926,491
       Provision for losses on loans         118,995      285,942
       Charge-offs                          (278,215)    (392,963)
       Recoveries                            215,488      158,169
                                          ----------    ---------
       Balance - end of year              $1,033,907    $ 977,639
                                          ==========    =========

          Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

          A significant portion of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects. Automobile loans are secured by vehicles and home equity loans are secured by subordinated real estate properties. Repayments of automobile loans and home equity loans are expected primarily from the cash flows of the borrowers.

          Non-accrual loans for which interest has been reduced totaled approximately $1,111,798 and $1,843,000 at September 30, 1998 and 1997,
       respectively. There were no impaired loans as defined by SFAS No. 114 at September 30, 1998 and 1997. There was no interest income recognized on impaired loans during these periods. The Bank was not committed to fund additional amounts on these loans.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 - Loans Receivable - Continued
         ----------------

          Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

                                                               September 30,
                                                            -------------------
                                                              1998       1997
                                                              ----       ----
       Interest income that would have been recognized       $71,415    $96,732
       Interest income recognized                             26,805     29,727
                                                             -------    -------
          Interest income not recognized                     $44,610    $67,005
                                                             =======    =======

          The following table set forth the amount and activity of the loans outstanding to officers and directors at September 30, 1998 and 1997.

                                                           September 30,
                                                       ---------------------
                                                          1998       1997
                                                          ----       ----
       Beginning balance                               $509,375    $ 468,331
       New loans                                        155,600      144,390
       Loan repayments                                  (89,509)    (103,346)
                                                       --------    ---------
       Ending balance                                  $575,466    $ 509,375
                                                       ========    =========

          The Bank services loans for others. The amount of such loans serviced at September 30, 1998 and 1997 was $5,553,596 and $8,155,940,
       respectively. At September 30, 1998 and 1997, the balance of loans sold by the Bank with recourse amounted to $798,365 and $1,082,187, respectively.

          Custodial escrow balances maintained in connection with the foregoing loan servicings were approximately $41,083 and $54,466 at September 30, 1998 and 1997, respectively.

          The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 - Loans Receivable - Continued
         ----------------

          Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

                                                                  Contract Amount At
Financial Instruments Whose Contract                   ---------------------------------------
Amounts Represent Credit Risk                          September 30, 1998   September 30, 1997
------------------------------------                   ------------------   ------------------
Standby letters of credit                                     $ 2,171,615           $2,744,487
Lines of credit                                               $14,737,500           $8,240,400
Mortgage loan commitments, fixed rate                         $ 2,222,100           $1,146,600
Mortgage loan commitments, variable rate                      $   631,000           $  564,000

          Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to a third party. Those guarantees are issued primarily to support private borrowing arrangements, generally limited to real estate transactions. Unless otherwise noted, the standby letters of credit are not collateralized. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

          Lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

          Rates on mortgage loan commitments for fixed rate loans ranged from 6.500% to 7.50% and 7.125% to 7.5% at September 31, 1998 and 1997,
       respectively. Rates on mortgage loan commitments for variable rate loans ranged from 1/4% under prime to prime at September 30, 1998.

          No amount was recognized in the statement of financial position at September 30, 1998 and 1997, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

          The Bank grants loans to customers, substantially all of whom are residents of the Metropolitan Baltimore and Harford County areas.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 4 - Mortgage Backed Securities
         --------------------------

          The amortized cost and fair values of mortgage backed securities are as follows as of September 30, 1998 and 1997:

Held to Maturity:

                                                                Gross       Gross
                                               Amortized     Unrealized   Unrealized       Fair
                                                  Cost          Gains       Losses         Value
                                             -------------   ----------   ----------    -------------
       September 30, 1998
       ------------------
          GNMA certificates                   $   441,742       $ 17,115    $      -      $   458,857
          FNMA certificates                    24,099,992        479,986           -       24,579,978
          FHLMC participating
           certificates                         9,656,110        179,047         171        9,834,986
                                              -----------       --------    --------      -----------
                                              $34,197,844       $676,148    $    171      $34,873,821
                                              ===========       ========    ========      ===========
       September 30, 1997
       -----------------
          FNMA certificates                   $27,473,254       $  8,278    $511,521      $26,970,011
          FHLMC participating
           certificates                         9,715,827         96,236      30,352        9,781,711
                                              -----------       --------    --------      -----------
                                              $37,189,081       $104,514    $541,873      $36,751,722
                                              ===========       ========    ========      ===========

          No gains or losses were realized during the years ended September 30, 1998 and 1997, respectively.

Note 5 - Foreclosed Real Estate
         ----------------------

          Foreclosed real estate at September 30, 1998 and 1997 is summarized by major classification as follows:

                                                                                  September 30,
                                                                           --------------------------
                                                                              1998            1997
                                                                              ----            ----
       EPIC loans                                                           $ 55,903        $  55,903
       Residential real estate                                               403,937                -
       Allowance for losses                                                  (89,151)         (55,903)
                                                                            --------         --------
                                                                            $370,689         $      -
                                                                            ========         ========

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 5 - Foreclosed Real Estate - Continued
         ----------------------

          The following is a summary of the allowances for losses on foreclosed real estate:

                                            September 30,
                                        -------------------
                                          1998       1997
                                          ----       ----
       Balance - beginning of year      $55,903   $ 87,965
       Provision for losses              33,248          -
       Recoveries                             -    (32,062)
                                        -------   --------
       Balance - end of year            $89,151   $ 55,903
                                        =======   ========

Note 6 - Investment in Real Estate Development and Loans to Joint Ventures
         -----------------------------------------------------------------

          The subsidiaries are parties to joint ventures formed for the purpose of developing lots for resale. The subsidiaries' interest in the profits or losses of the joint ventures range from 20% to 50%. The subsidiaries' equity in the joint ventures is $8,195 and $12,732 at the periods ended September 30, 1998 and 1997, respectively.

          During the periods ended September 30, 1998 and 1997, the Bank made no acquisition, development and construction loans to the joint ventures mentioned above.

          The following is a summary of the allowance for losses on loans to the joint venture:

                                                 September 30,
                                              ------------------
                                               1998       1997
                                               ----       ----
       Balance - beginning of year            $   -    $(34,900)
       Reduction of provision for losses          -      34,900
                                              -----    --------
       Balance - end of year                  $   -    $      -
                                              =====    ========

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 6 - Investment in Real Estate Development and Loans to Joint Ventures -
         -----------------------------------------------------------------
         Continued

          Gain from real estate development and joint ventures consisted of a reduction of provision for loss on real estate development and joint venture in the amount of $34,900 for the year ended September 30, 1997.

Note 7 - Premises and Equipment
         ----------------------

          Premises and equipment at September 30, 1998 and 1997 are summarized by major classification as follows:

                                                  September 30,
                                             -----------------------
                                                1998         1997         Life
                                                ----         ----         ----
      Office building                        $2,440,860   $2,440,860     50 Years
      Leasehold improvements                    144,768       88,703   7-31 Years
      Furniture, fixtures and equipment       3,103,435    2,800,592   10 Years
                                             ----------   ----------
                                              5,689,063    5,330,155
          Accumulated depreciation            2,700,505    2,473,167
                                             ----------   ----------
                                             $2,988,558   $2,856,988
                                             ==========   ==========

          The Bank has entered into long-term leases for the land on which the main office is located and the premises of its branch offices. Rental expense under long-term leases for property for the years ended September 30, 1998 and 1997 was $191,945 and $187,434, respectively. At September 30, 1998, minimum rental commitments under noncancellable leases are as follows:

Years Ended September 30,        Amount
-------------------------        ------
        1999                   $  322,718
        2000                      315,518
        2001                      283,900
     After 2001                 1,141,655
                               ----------
                               $2,063,791
                               ==========

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 8  Deposits
        --------

          Deposits are summarized as follows at September 30, 1998 and 1997:

                                               1998                     1997
                                      ----------------------   ----------------------
                                         Amount         %         Amount         %
                                         ------      -------      ------      -------
  Type of Account
  ---------------
     Deposits
     --------
        NOW                           $ 19,689,552     8.92%   $ 20,528,412     9.14%
        Non-interest bearing NOW         5,652,964     2.56       3,674,511     1.63
        Money market                     8,727,537     3.95      10,054,713     4.48
        Passbook savings                54,812,311    24.82      60,657,069    27.00
        Certificates                   131,196,477    59.42     128,994,405    57.42
                                      ------------   ------    ------------   ------
                                       220,078,841    99.67     223,909,110    99.67
        Accrued interest payable           725,883      .33         746,971      .33
                                      ------------   ------    ------------   ------
                                      $220,804,724   100.00%   $224,656,081   100.00%
                                      ============   ======    ============   ======

          The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $12,438,466 and $10,485,518 at September 30, 1998 and 1997, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

          At September 30, 1998, scheduled maturities of certificates of deposit are as follows:

             1998                                  $ 41,963,517
             1999                                    57,375,156
             2000                                    18,754,645
             2001                                     6,071,904
             2002 and thereafter                      7,031,255
                                                   ------------
                                                   $131,196,477
                                                   ============

          Interest expense on deposits for the years ended September 30, 1998 and 1997 is as follows:

                                                       1998            1997
                                                       ----            ----
       NOW                                          $  401,288    $   476,519
       Money market                                    313,474        346,331
       Passbooks savings                             2,004,071      1,874,961
       Certificates                                  7,137,857      7,614,653
                                                    ----------    -----------
                                                    $9,856,690    $10,312,464
                                                    ==========    ===========

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 9 - Borrowings
         ----------

          At September 30, 1998 and 1997 and for the year ended September 30, 1998, the Bank had no outstanding borrowings. For the year ended September 30, 1997, the Bank borrowed at various times on their line of credit from the Federal Home Loan Bank of Atlanta. The line has no predetermined limit and is secured by a blanket lien on mortgages. Each borrowing is evaluated on a case-by-case basis by the lender.

Note 10- Pension Plan
         ------------

          The Bank has a noncontributory, defined contribution, pension plan covering substantially all employees. It is a money purchase plan with contributions made each year for every participant in accordance with actuarial recommended formula. There is no past service liability or unfunded value of vested benefits as of December 31, 1997, the date of latest available annual review and valuation of the plan.

          The expense for the pension plan amounted to $238,844 and $271,826 for the years ended September 30, 1998 and 1997, respectively.

Note 11- Directors Retirement Plan
         -------------------------

          Effective July 1995, the Bank adopted a Deferred Compensation Plan covering all directors. The Plan provides benefits based upon certain vesting requirements. During 1997, the amount of the Plan's benefit was increased from $40,000 to $80,000 per director. During 1998, the Plan was rescinded in favor of a Rabbi Trust that is invested primarily in the Company's stock. No compensation expense was recognized for the Rabbi Trust during 1998. Compensation expense recognized in connection with the Deferred Compensation Plan prior to adoption of the Rabbi Trust for the years ended September 30, 1998 and 1997 was $51,334 and $412,859, respectively.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 12- Common Stock
         ------------

          In 1998, the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank. Simultaneously, the Bank consummated the formation of a new holding company, BCSB Bankcorp, Inc. Also simultaneously, a mutual holding company was formed, Baltimore County Savings Bank, M.H.C. In connection with the reorganization, the Company issued 6,116,562 shares of its common stock. A majority of that stock (3,754,960 shares) was issued to Baltimore County Savings Bank, M.H.C. The remainder was issued to the general public. Also, the Bank established the Baltimore County Savings Bank Foundation through a contribution of 75,000 shares of its common stock.

          At the same time as the reorganization, the Bank established an Employee Stock Ownership Plan ("ESOP") for its employees. On July 8, 1998 the ESOP acquired 182,928 shares of the Company's common stock in connection with the Bank's Reorganization to a mutual holding company form of organization. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants' accounts and an annual contribution from the Bank to the ESOP and earnings thereon. All of the ESOP shares are unearned at September 30, 1998. The fair value of ESOP shares at September 30, 1998 is $1,966,476.

          All employees of the Bank who attain the age of 18 and complete one year of service with the Bank will be eligible to participate in the ESOP. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant's vested interest under the ESOP is determined according to the following schedule: 0% for less than 2 years of service with the Company or the Bank, 20% for 2 years of service, 40% for 3 years of service, 60% for 4 years of service, 80% for
       5 years of service, and 100% for 6 years of service.   For vesting
       purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP's January 1, 1998 effective date). Vesting accelerates to 100% upon a participant's attainment of age 65, death or disability.

          The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of Debt. There was no compensation cost for the year ended September 30, 1998.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 13- Retained Earnings
         -----------------

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

          As of September 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

          The following table presents the Bank's capital position based on the September 30, 1998 financial statements and the current capital requirements.

                                                                           To Be Well Capitalized
                                                       For Capital         Under Prompt Corrective
                                 Actual             Adequacy Purposes         Action Provisions
                          ---------------------   ---------------------   ------------------------
                            Actual       % of      Required      % of       Required        % of
                            Amount      Assets      Amount      Assets       Amount        Assets
                            ------      ------      ------      ------       ------        ------
  Tangible (1)            $44,244,319    16.46%   $ 4,031,889     1.50%     $       N/A      N/A %
  Tier I capital (2)      $44,244,319    29.95%   $       N/A     N/A %     $ 8,862,799      6.00%
  Core (1)                $44,244,319    16.46%   $ 8,063,777     3.00%     $13,439,628      5.00%
  Risk-weighted (2)       $45,278,226    30.65%   $11,817,065     8.00%     $14,771,331     10.00%

       (1)  To adjusted total assets.
       (2)  To risk-weighted assets.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 13- Retained Earnings - Continued
         -----------------

                                                         September 30,
                                                             1998
                                                         --------------
       Total Stockholders' Equity                         $ 45,143,048
          Less: Non-allowable items
       Intangible assets acquired, net                         (24,497)
       Investment in and advances to
        non-includable subsidiaries                           (874,232)
                                                          ------------

       Tangible and core capital                            44,244,319
          General valuation allowance                        1,033,907
                                                          ------------
       Risk-based capital                                 $ 45,278,226
                                                          ============

       Total Assets                                       $268,840,249
          Less: Non-allowable items
       Intangible assets acquired, net                         (24,497)
       Assets of non-includable subsidiaries not
         eliminated for regulatory capital purposes            (23,184)
                                                          ------------
       Tangible and adjusted tangible assets              $268,792,568
                                                          ============

       Risk-weighted assets                               $147,713,312
                                                          ============

          The OTS has adopted an interest rate risk component of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 1998, the Bank is not subject to the interest rate risk requirement.

          OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of
       (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or
       (ii) 75% of net income for the last four calendar quarters.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 13- Retained Earnings - Continued
         -----------------

          The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement or the accumulated bad debt deduction.

Note 14- Income Taxes
         ------------

          The current tax provision consists of the following for the years ended September 30, 1998 and 1997:

                                    1998         1997
                                    ----         ----
       Current expense           $1,012,697   $  669,285
       Deferred expense              60,391      631,628
                                 ----------   ----------
          Total tax expense      $1,073,088   $1,300,913
                                 ==========   ==========

          The tax effects to temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1998 and 1997 are as follows:

                                                             1998         1997
                                                             ----         ----
       Deferred Tax Assets:
          Deferred loan origination fees                  $       -    $ 140,348
          Allowance for loan losses                         399,295      376,792
          Allowance for uncollected interest                 22,253       25,877
                                                          ---------    ---------
             Total gross deferred tax assets                421,548      543,017

       Deferred Tax Liabilities:
          Federal Home Loan Bank of Atlanta
           stock dividends                                 (151,928)    (151,928)
          Depreciation                                     (108,903)     (93,820)
          Bad debt deduction in excess of
           base year reserves                              (304,646)    (380,807)
                                                          ---------    ---------
                Total gross deferred tax liabilities       (565,477)    (626,555)
                                                          ---------    ---------

       Net Deferred Tax Liabilities                       $(143,929)   $ (83,538)
                                                          =========    =========

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 14- Income Taxes - Continued
         ------------

          The amount computed by applying the statutory federal income tax rate to income before taxes and extraordinary item is greater than the taxes provided for the following reasons:

                                                    For the Years Ended September 30,
                                           --------------------------------------------------
                                                      1998                      1997
                                           --------------------------   ---------------------
                                            Percent        Percent                   Percent
                                           of Pretax      of Pretax                 of Pretax
                                             Amount        Income         Amount      Income
                                           ----------   -------------   ----------   --------
       Statutory federal income
        tax rate                           $  925,266          34.00%   $1,114,488     34.00%
       Increases (Decreases)
        Resulting From
        --------------------
          State income tax net of
           federal income tax benefit         129,738           4.77       157,442      4.80
          Other                                18,084            .66        28,983       .88
                                           ----------   ------------    ----------   -------
                                           $1,073,088          39.43%   $1,300,913     39.68%
                                           ==========   ============    ==========   =======

          The Company and its subsidiaries file a consolidated income tax return on a fiscal year basis. The returns have been audited by the Internal Revenue Service through the year ended September 30, 1994.

          The Bank was allowed a special bad debt deduction limited generally to 8% of otherwise taxable income for the year beginning January 1, 1988 through December 31, 1995. Beginning January 1, 1996 the percentage of taxable income method of computing the Bank's tax bad debt deduction is no longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at September 30, 1988 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualify as deductions for federal income tax purposes are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. The accumulated amount of the retained earnings for which income taxes have not been accrued at September 30, 1998 and 1997 was $4,227,000. The unrecorded deferred tax liability on the above amount is approximately $1,633,000 at September 30, 1998 and 1997.

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 15- Disclosures About Fair Value of Financial Instruments
         -----------------------------------------------------

          The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

          The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

          The estimated fair values of the Bank's financial instruments are as follows:

                                                September 30, 1998      September 30, 1997
                                               ---------------------   ---------------------
                                               Carrying   Estimated    Carrying   Estimated
                                                Amount    Fair Value    Amount    Fair Value
                                               --------   ----------   --------   ----------
                                                          (Amounts in Thousands)
Financial Assets
----------------
 Cash                                          $  3,572     $  3,572   $  3,909     $  3,909
 Interest bearing deposits in other banks        20,300       20,300      8,206        8,206
 Federal funds sold                               9,134        9,134      7,102        7,102
 Investment securities - held to maturity        12,611       12,661     30,323       30,382
 Loans Receivable
 ----------------
    Mortgage loans                              145,141      153,242    125,034      127,858
    Share loans                                     681          681        825          825
    Consumer loans                               36,147       36,380     32,818       33,280
 Mortgage backed securities                      34,198       34,874     37,189       36,752
 Federal Home Loan  Bank of Atlanta stock         1,512        1,512      1,433        1,433

Financial Liabilities
---------------------
 Deposits                                      $220,805     $221,133   $224,656     $224,765
 Mortgage loan commitments                            -        2,853          -        1,711

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 16- Condensed Financial Information (Parent Company Only)
         -----------------------------------------------------

          Information as to the financial position of BCSB Bankcorp as of September 30, 1998 and the results of operations and cash flows for the year ended September 30, 1998 is summarized below.

                                                               September 30,
                                                                    1998
                                                             ------------------
       Statement of Financial Condition

                     Assets
                     ------
       Cash                                                      $   192,182
       Interest bearing deposits in other banks                    3,100,089
       Federal funds                                               5,500,000
       Employee Stock Ownership Plan loan                          1,829,280
       Account receivables - intercompany                            802,449
       Investment in subsidiary                                   33,725,488
                                                                 -----------

        Total assets                                             $45,149,488
                                                                 ===========
         Liabilities and Stockholders' Equity
         ------------------------------------
       Liabilities
       -----------
          Accrued taxes payable                                  $     6,440

       Stockholders' Equity
       --------------------
          Common stock (6,116,562 shares issued
            and outstanding)                                          61,166
          Paid-in capital                                         22,645,088
          Retained earnings (substantially restricted)            25,221,308
                                                                 -----------
                                                                  47,927,562
          Employee Stock Ownership Plan                           (1,829,280)
          Stock held by Rabbi Trust                                 (955,234)
                                                                 -----------
       Total stockholders' equity                                 45,143,048
                                                                 -----------
       Total liabilities and stockholders' equity                $45,149,488
                                                                 ===========

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 16- Condensed Financial Information (Parent Company Only) - Continued
         -----------------------------------------------------


                                                            September 30,
                                                                 1998
                                                            --------------
       Statement of Operations

          Other interest income                              $     16,724
                                                             ------------
       Net interest income                                         16,724

       Other Income
          Income from subsidiary                                1,638,047
                                                             ------------
                                                                1,654,771
       Non-Interest Expenses
          Office expense                                               49
                                                             ------------
       Net income before tax provision                          1,654,722

       Income tax provision                                         6,440
                                                             ------------
       Net income                                               1,648,282
                                                             ============
       Statement of Cash Flows

       Cash Flows from Operation Activities
          Net income                                         $  1,648,282
          Equity in net income of subsidiary                     (542,812)
          Increase in accounts receivable intercompany           (802,449)
                                                             ------------
            Total cash flows from operations                      303,021

       Cash Flows from Investing Activities
          Purchase of stock of subsidiary                     (12,108,740)
          Increase in accrued taxes payable                         6,440
                                                             ------------
            Total cash flows from investing activities        (12,102,300)

       Cash Flows from Financing Activities
          Proceeds from stock offering                         22,420,831
          Employee Stock Ownership Plan                        (1,829,280)
                                                             ------------
            Total cash flows from financing activities         20,591,551

       Increase in cash and cash equivalents                    8,792,272
       Cash and cash equivalents at beginning of year                   -
                                                             ------------

       Cash and cash equivalents at end of year              $  8,792,272
                                                             ============

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 17- Recent Accounting Pronouncements
         --------------------------------

          SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This Statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of the Company's comprehensive income which is not also a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The Statement, which is effective for years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

          SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" was also issued in June 1997. This Statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. It also requires those enterprises to report information about countries in which they do business and about major customers. The Statement, which is effective for financial statements for periods beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

          SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" was issued in February 1998. This Statement standardizes the disclosure requirements for pensions and postretirement benefits to the extent practicable. The Statement, which is effective for fiscal years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

          SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset

BCSB BANKCORP, INC.
-------------------
AND SUBSIDIARIES
----------------
BALTIMORE, MARYLAND
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 17- Recent Accounting Pronouncements - Continued
         --------------------------------

       or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Company's financial position or its results of operations.

          Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". This Statement provides guidance on the financial reporting of start-up cost and organization cost. It requires costs of start-up activities and organization cost to be expensed as incurred. The "SOP" also requires the initial application to be reported as a cumulative effect of a change in accounting principle. This "SOP" which is effective for fiscal years beginning after December 15, 1998 will not affect the Company's financial position or results of operations.

                                          BOARD OF DIRECTORS
HENRY V. KAHL                           MICHAEL J. DIETZ                                MARTIN F. MEYERS
Chairman of the Board                   President and Chief Executive Officer of        Retired
                                        the Company and the Bank

H. ADRIAN COX
Vice Chairman of the Board              GARY C. LORADITCH                               JOHN J. PANZER, JR.
Insurance Agent for Rohe and Rohe       Vice President, Secretary and Treasurer         Self Employed
Associates, Baltimore, Maryland         of the Company and the Bank

FRANK W. DUNTON                         WILLIAM M. LOUGHRAN                             P. LOUIS ROHE, JR.
Retired                                 Vice President of the Bank and Director         Retired


                                          EXECUTIVE OFFICERS

MICHAEL J. DIETZ                        WILLIAM M. LOUGHRAN                             GARY C. LORADITCH
President and Chief Executive Officer   Vice President                                  Vice President, Secretary and Treasurer


                                           OFFICE LOCATION

                                        4111 E. Joppa Road, Suite 300
                                        Baltimore, Maryland  21236


                                         CORPORATE INFORMATION


INDEPENDENT CERTIFIED ACCOUNTANTS       SPECIAL COUNSEL                                 ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                Housley Kantarian & Bronstein, P.C.
7621 Fitch Road                         1220 19th Street, N.W., Suite 700               A COPY OF THE COMPANY'S ANNUAL
Baltimore, Maryland 21236               Washington, D.C.  20036                         REPORT ON FORM 10-KSB FOR THE
                                                                                        FISCAL YEAR ENDED SEPTEMBER 30,
GENERAL COUNSEL                         ANNUAL MEETING                                  1998 AS FILED WITH THE SECURITIES AND
Moore, Carney, Ryan & Lattanzi          The 1999 Annual Meeting of                      EXCHANGE COMMISSION, WILL BE
411 E. Joppa Road                       Stockholders will be held on February 10,       FURNISHED WITHOUT CHARGE TO
Baltimore, Maryland 21236               1999 at 4:00 p.m. at the Bank's Perry Hall      STOCKHOLDERS AS OF THE RECORD DATE
                                        office located at 4208 Ebenezer Road,           FOR THE 1999 ANNUAL MEETING UPON
                                        Baltimore, Maryland                             WRITTEN REQUEST TO CORPORATE
TRANSFER AGENT AND REGISTRAR                                                            SECRETARY, BCSB BANKCORP, INC.,
Chase-Mellon Shareholder Services                                                       4111 E. JOPPA ROAD, SUITE 300,
450 W. 33rd Street, 15th Floor                                                          BALTIMORE, MARYLAND  21236
New York, New York  10001