Form 10KSB40/A, Exhibit 13
period 1998-09-30
BCSB BANKCORP INC
filed 1999-01-06
CIK 1052101

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

     The stated high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

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



                                                                   Year Ended September 30,
                                 -------------------------------------------------------------------------------------------
                                                1998                         1997                           1996
                                 -------------------------------  ----------------------------  ----------------------------
                                                        Average                       Average                       Average
                                   Average               Yield/   Average              Yield/   Average              Yield/
                                   Balance    Interest    Cost    Balance   Interest    Cost    Balance   Interest    Cost
                                 -----------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1).....         $166,612   $13,462     8.08%  $156,227   $13,240     8.47%  $149,571   $13,094     8.75%
  Mortgage backed
   securities..............           35,627     2,298     6.45     37,440     2,428     6.49     36,936     2,309     6.25
  Investment securities
   (2) and FHLB stock......           19,898     1,393     7.00     39,177     2,773     7.08     34,966     2,439     6.98
  Other interest-earning
   assets..................           31,315     1,657     5.29     16,150     1,016     6.29     20,349     1,222     6.01
                                    --------   -------            --------   -------            --------   -------
      Total
       interest-earning
       assets..............          253,452    18,810     7.42    248,994    19,457     7.81    241,822    19,064     7.88
Non-interest-earning assets            9,672                        12,317                        12,636
                                    --------                      --------                      --------
      Total assets.........         $263,124                      $261,311                      $254,458
                                    ========                      ========                      ========

Interest-bearing
 liabilities:
  Deposits.................         $228,356     9,857     4.32   $232,929    10,312     4.43   $228,913    10,621     4.64
  Other liabilities........            1,640        10      .61      1,523        10     0.66      1,406        15     1.07
                                    --------   -------            --------   -------            --------   -------
      Total
       interest-bearing
       liabilities.........          229,996     9,867     4.29    234,452    10,322     4.40    230,319    10,636     4.62
                                               -------                       -------                       -------
Non-interest-bearing
 liabilities...............            4,072                         3,989                         2,861
                                    --------                      --------                      --------
      Total liabilities....          234,068                       238,441                       233,180
Stockholders' equity.......           29,056                        22,870                        21,278
                                    --------                      --------                      --------
      Total liabilities
       and retained
       earnings............         $263,124                      $261,311                      $254,458
                                    ========                      ========                      ========
Net interest income........                    $ 8,943                       $ 9,135                       $ 8,428
                                               =======                       =======                       =======
Interest rate spread.......                                   3.13%                      3.41%                         3.26%
                                                           =======                    =======                        =======
Net interest margin (3)....                                   3.53%                      3.67%                          3.49%
                                                           =======                    =======                        =======
Ratio of average
 interest-earning assets
  to average
   interest-bearing
   liabilities.............                                 110.17%                    107.20%                        104.99%
                                                           =======                    =======                        =======

(1)  Includes nonaccrual loans.

(2) Consists of U.S. Government and agency securities and, for the year ended September 30, 1996, investments in mutual funds.
(3) Represents net interest income divided by the average balance of interest-earning assets.

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



                                                               Year Ended September 30,
                                   -----------------------------------------------------------------------------------
                                            1998      vs.     1997                     1997      vs.      1996
                                   ----------------------------------------     --------------------------------------
                                             Increase (Decrease)                         Increase (Decrease)
                                                  Due to                                        Due to
                                   ----------------------------------------     --------------------------------------
                                                          Rate/                                     Rate/
                                        Volume   Rate    Volume     Total        Volume     Rate   Volume      Total
                                   -----------  -------  -------  ---------     ---------  ------  -------  ----------
                                                                        (In thousands)
Interest income:
 Loans receivable................     $   880    $(616)   $ (41)   $   223         $ 583   $(418)    $(19)      $ 146
 Mortgage-backed securities......        (118)     (13)       1       (130)           32      86        1         119
 Investment securities and
    FHLB Stock...................      (1,365)     (36)      20     (1,381)          293      36        4         333
 Other interest-earning assets...       1,009     (177)    (191)       641          (237)     92      (60)       (205)
                                      -------    -----    -----    -------         -----   -----     ----       -----
  Total interest-earning assets..         406     (842)    (211)      (647)          671    (204)     (74)        393

Interest expense:
 Deposits........................        (202)    (258)       5       (455)          186    (487)      (8)       (309)
 Other liabilities...............          --       --       --         --            (2)     (6)       3          (5)
                                      -------    -----    -----    -------         -----   -----     ----       -----
   Total interest-bearing
     liabilities.................        (202)    (258)       5       (455)          184    (493)      (5)       (314)
                                      -------    -----    -----    -------         -----   -----     ----       -----

Change in net interest income....     $   403    $(584)   $ (11)   $  (192)        $ 487   $ 218     $  2       $ 707
                                      =======    =====    =====    =======         =====   =====     ====       =====

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

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996


     Net Income. The Bank had net income of $2.0 million for the year ended September 30, 1997, compared to net income of $1.2 million for the year ended September 30, 1996, representing an increase of $773,000, or 64.2%. The increase primarily was due to an increase in net interest income and a decrease in deposit insurance premiums, offset in part by a decrease in gain from the liquidation of a real estate development joint venture and an increased income tax provision.

     Net Interest Income. Net interest income was $9.1 million for the year ended September 30, 1997, as compared to $8.4 million for the year ended September 30, 1996, representing an increase of $707,000, or 8.4%. The increase was due primarily to an increase in the Bank's interest rate spread from 3.26% for the year ended September 30, 1996 to 3.41% for the year ended September 30, 1997. The Bank was able to improve its interest rate spread during the year ended September 30, 1997 by taking advantage of decreasing market interest rates as interest-bearing liabilities repriced more quickly during the year than did interest-earning assets. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 104.99% for the year ended September 30, 1996 to 106.20% for the year ended September 30, 1997.

     Interest Income. Total interest income was $19.5 million for the year ended September 30, 1997, as compared to $19.1 million for the year ended September 30, 1996, representing an increase of $394,000, or 2.1%. Such increase was due primarily to a $7.2 million, or 3.0%, increase in the average balance of interest-earning assets during such year, offset in part by a 7 basis point decrease in the average yield on interest-earning assets.

     Interest on loans receivable increased by $146,000, or 1.1%, from $13.1 million for the year ended September 30, 1996 to $13.2 million for the year ended September 30, 1997. The increase was due primarily to an increase in the average balance of loans receivable of $6.6 million, or 4.4%, from $149.6 million for the year ended September 30, 1996 to $156.2 million for the year ended September 30, 1997. Such increase was offset, in part, by a 28 basis point decrease in the average yield on loans receivable, reflecting decreases in prevailing market interest rates. Interest on mortgage-backed securities increased by $119,000, or 5.2%, from $2.3 million for the year ended September 30, 1996 to $2.4 million for the year ended September 30, 1997. The increase was due primarily to a 24 basis point increase in the average yield on mortgage-backed securities. During the year ended September 30, 1997, the Bank purchased five-and seven-year callable mortgage-backed securities which earned higher rates than did the Bank's mortgage-backed securities that matured during the year, thereby allowing the Bank to increase the yield on mortgage-backed securities, notwithstanding that rates decreased during the year. Such increase also reflected a $504,000, or 1.4%, increase in the average balance of mortgage-backed securities from $36.9 million for the year ended September 30, 1996 to $37.4 million for the year ended September 30, 1997, as the Bank used excess liquidity to purchase mortgage-backed securities. Interest on investment securities (consisting of U.S. Government and agency securities, and for the year ended September 30, 1996, the Bank's investment in mutual funds) and FHLB stock increased by $438,000, or 18.0%, from $2.4 million for the year ended September 30, 1996 to $2.9 million for the year ended September 30, 1997. Such increase was due primarily to an increase in the average balance of investment securities and FHLB stock of $4.2 million, or 12.0%, from $35.0 million for the year ended September 30, 1996 to $39.2 million for the year ended September 30, 1997, as the Bank used excess liquidity to purchase investment securities. The increase in interest on investment securities and FHLB stock also was due to a 36 basis point increase in the average yield on investment securities and FHLB stock from 6.98% for the year ended September 30, 1996 to 7.34% for the year ended September 30, 1997, due to the Bank's purchasing investment securities with longer terms (generally three to five years) to maturity, which have higher rates than short-term securities. Interest on other interest-earning assets, which consist of interest-bearing deposits in other banks and federal funds sold, decreased by $310,000, or 25.4%, from $1.2 million for the year ended September 30, 1996 to $912,000 for the year ended September 30, 1997. Such decrease was due primarily to a $4.2 million, or 20.6%, decrease in the average balance of other interest-earning assets, as the Bank utilized excess liquidity to purchase investment securities and mortgage-backed securities and to a 36 basis point decrease in the average yield on other interest-earning assets due to declines in prevailing market interest rates. The Bank took this action in order to take advantage of the higher yield available on investment securities and mortgage-backed securities as compared to the yield available on interest-bearing deposits in other banks and federal funds sold.

     Interest Expense. Interest expense, which consists primarily of interest on deposits, decreased by $313,000, or 2.9%, from $10.6 million for the year ended September 30, 1996 to $10.3 million for the year ended September 30, 1997. Such decrease was due primarily to decreases in prevailing market interest rates, as the Bank was able to take advantage of decreasing market rates to lower its cost of funds. The average cost of the Bank's deposits decreased by 21 basis points from 4.64% for the year ended September 30, 1996 to 4.43% for the year ended September 30, 1997. The decrease in interest on deposits attributable to the rate decrease was offset, in part, by a $4.0 million, or 1.7%, increase after interest credited in the average balance of deposits from $228.9 million for the year ended September 30, 1996 to $232.9 million for the year ended September 30, 1997, primarily due to an increase in certificates of deposit, offset, in part, by a decrease in passbook savings deposits. The Bank made very limited use of FHLB advances during the year ended September 30, 1996, while no FHLB advances were utilized during the year ended September 30, 1997.


     Provision for Loan Losses. The Bank established provisions for loan losses of $434,000 and $286,000 for the years ended September 30, 1996 and 1997, respectively. The decrease in the provision for loan losses in 1997 reflected a decrease in the Bank's nonperforming loans. In establishing such provisions, management considered the levels of the Bank's nonperforming loans, which were $2.3 million and $1.8 million at September 30, 1996 and 1997, respectively, and the levels of the Bank's net charge-offs, which totaled $296,000 and $234,000
during the years ended September 30, 1996 and 1997, respectively.   The decrease
in nonperforming loans reflected decreases in nonaccruing single-family residential real estate loans and nonaccruing commercial real estate loans.

     Other Income. Total other income decreased by $389,000, or 36.1%, from $1.1 million for the year ended September 30, 1996 to $687,000 for the year ended September 30, 1997. The decrease in other income primarily was attributable to a $652,000 gain from liquidation of a real estate development joint venture, consisting mostly of reversals of previously established valuation allowances, earned during the year ended September 30, 1996, while the Bank earned only $35,000 from such activities during the year ended September 30, 1997. The Bank has ceased real estate development activities and does not expect to earn income from this activity in future years. The Bank also earns income from servicing fees, fees and charges on loans and fees on transaction accounts; income from such activities remained relatively stable during the year ended September 30, 1997 as compared to the prior year. Also contributing to the decrease in other income was a decrease in gain on sale of foreclosed real estate from a gain of $112,000 for the year ended September 30, 1996 to a $1,000 loss during the year ended September 30, 1997. Offsetting the effects of these items was an increase in gain on sale of investment securities from a loss of $194,000 for the year ended September 30, 1996 to a gain of $51,000 for the year ended September 30, 1997. In addition, fees and charges on loans increased by $31,000, or 19.3%, from $161,000 for the year ended September 30, 1996 to $192,000 for the year ended September 30, 1997, and fees on transaction accounts increased by $12,000, or 7.7%, from $156,000 for the year ended September 30, 1996 to $168,000 for the year ended September 30, 1997, reflecting increases in the levels of loans and transaction accounts.

     Non-interest Expenses. Total non-interest expenses decreased by $896,000, or 14.2%, from $7.2 million for the year ended September 30, 1996 to $6.3 million for the year ended September 30, 1997. Such decrease was attributable primarily to a decrease in deposit insurance premiums. The Bank paid deposit insurance premiums of $1.9 million during the year ended September 30, 1996, while paying only $289,000 in deposit insurance premiums during the year ended September 30, 1997. The expense related to deposit insurance premiums during 1996 reflected the payment by the Bank of a one-time special assessment in the amount of $1.3 million assessed by the FDIC on all SAIF-insured institutions to capitalize the SAIF insurance fund of the FDIC up to the required reserve ratio. During the year ended September 30, 1996, the Bank paid continuing SAIF insurance premiums at a rate of 23 cents per $100 of SAIF deposits. However, that rate dropped to 6.4 cents per $100 effective January 1, 1997 through September 30, 1999 and, based on the Bank's current condition, will further decrease to 2.4 cents per $100 thereafter. This revised deposit insurance rate structure enabled the Bank to recognize a substantial reduction in deposit insurance premiums going forward. The largest component of non-interest expenses is salaries and related expense, which increased by $477,000, or 14.5%, from $3.3 million for the year ended September 30, 1996 to $3.7 million for the year ended September 30, 1997, due primarily to the implementation and initial funding of a directors' retirement plan. Expenses related to the directors' retirement plan in future years are not expected to be as high as the initial funding costs.

     Income Taxes. The Bank's income tax expense was $712,000 and $1.3 million for the years ended September 30, 1996 and 1997, respectively. The Bank's effective tax rates were 37.2% and 39.7% for the years ended September 30, 1996 and 1997, respectively.

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

                                          BOARD OF DIRECTORS
HENRY V. KAHL                           GARY C. LORADITCH                               JOHN J. PANZER, JR.
Chairman of the Board                   President and Chief Executive Officer           Self Employed
                                        of the Company and the Bank

H. ADRIAN COX                           WILLIAM M. LOUGHRAN                             P. LOUIS ROHE, JR.
Vice Chairman of the Board              Senior Vice President of the Bank               Retired
Insurance Agent for Rohe and Rohe       and Director
Associates, Baltimore, Maryland
                                        FRANK W. DUNTON
                                        Retired

                                          EXECUTIVE OFFICERS

GARY C. LORADITCH                       WILLIAM M. LOUGHRAN                             BONNIE M. KLEIN
President and Chief Executive Officer   Senior Vice President                           Vice President and Treasurer

                        MICHELLE J. SCOTT                               DAVID M. MEADOWS
                        Vice President                                  Vice President, Secretary and
                                                                        General Counsel

                                           OFFICE LOCATION

4111 E. Joppa Road, Suite 300           4208 Ebenezer Road                              563 Bel Air Plaza
Baltimore, Maryland  21236              Perry Hall, Maryland 21128                      Bel Air, Maryland 21014

1736 Merrit Blvd.                       2165 York Road                                  712 N. Rolling Road
Dundalk, Maryland 21222                 Timmonium, Maryland 21093                       Catonsville, Maryland 21228


                                         CORPORATE INFORMATION


INDEPENDENT CERTIFIED ACCOUNTANTS       SPECIAL COUNSEL                                 ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                Housley Kantarian & Bronstein, P.C.
7621 Fitch Road                         1220 19th Street, N.W., Suite 700               A COPY OF THE COMPANY'S ANNUAL
Baltimore, Maryland 21236               Washington, D.C.  20036                         REPORT ON FORM 10-KSB FOR THE
                                                                                        FISCAL YEAR ENDED SEPTEMBER 30,
GENERAL COUNSEL                         ANNUAL MEETING                                  1998 AS FILED WITH THE SECURITIES AND
Moore, Carney, Ryan & Lattanzi, LLC     The 1999 Annual Meeting of                      EXCHANGE COMMISSION, WILL BE
411 E. Joppa Road, Suite 201            Stockholders will be held on February 10,       FURNISHED WITHOUT CHARGE TO
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