Form 10KSB40, Exhibit 13
period 1999-09-30
BCSB BANKCORP INC
filed 1999-12-28
CIK 1052101

BCSB BANKCORP, INC.



     [LOGO]




                                                            1999 ANNUAL REPORT

BCSB BANKCORP, INC.
--------------------------------------------------------------------------------

     BCSB Bankcorp, Inc. (the "Company") serves as the holding company for its wholly owned subsidiary, Baltimore County Savings Bank, F.S.B. (the "Bank"). Baltimore County Savings Bank, M.H.C. (the "MHC"), a federal mutual holding company, owns 62.0% of the Company's outstanding common stock. The Company has no significant assets other than its investment in the Bank. The Company is primarily engaged in the business of directing, planning and coordinating the business activities of the Bank.

     The Bank is a federal mutual savings bank operating through eight banking offices serving Baltimore and Harford Counties in Maryland. The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank's market area, and, to a lesser extent, other real estate loans, consisting of construction loans, single-family rental property loans and commercial real estate loans, and consumer loans, particularly automobile loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and other income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.


MARKET INFORMATION
--------------------------------------------------------------------------------

     The Company's common stock began trading under the symbol "BCSB" on the Nasdaq National Market System on July 9, 1998. There are currently 6,053,162 shares of the common stock outstanding and approximately 1,213 holders of record of the common stock. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated, as well as dividends paid on the common stock during each quarter.

                        High     Low    Dividends Per Share
                       -------  ------  -------------------
     Fiscal 1999
---------------------

     First quarter...  $10.375  $7.750          $  --
     Second quarter..    9.625   7.875             --
     Third quarter...    9.375   8.125           .125
     Fourth quarter..    8.563   6.310           .125

     Fiscal 1998
---------------------
     Fourth quarter..   12.625   10.00             --

     The stated high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

BCSB Bankcorp, Inc.....................................................................                (i)
Market Information.....................................................................                (i)
Letter to Stockholders.................................................................                  1
Selected Consolidated Financial and Other Data.........................................                  2
Management's Discussion and Analysis of Financial Condition and Results of Operations..                  4
Consolidated Financial Statements......................................................                F-1
Corporate Information..................................................................  Inside Back Cover

                      [LETTERHEAD OF BCSB BANKCORP, INC.]




Dear Stockholders, Depositors & Friends,

     This letter marks the second annual report since the Bank converted to the mutual holding company organization in July 1998. A lot has happened in a short period of time. The plans we made as a result of that reorganization have begun to be realized. Those plans include diversification of loan products and growth through expansion of the Bank's branch network. In doing this, Baltimore County Savings Bank has become a full-service, locally owned and operated community bank. We provide our customers with a friendly alternative to the "big banks", and provide you, our stockholders, with long-term growth potential while continuing to pay a higher-than-industry-average dividend on a regular basis.

     I have heard from many of our deposit and loan customers who have told me they like doing business with us because questions are promptly answered and they are treated like a person, not a number. This tells me our plan is working. What's more, the Bank has been an active member of the local community. Through the Charitable Foundation and other initiatives, much good will has been realized.

     In the past year, we opened three new offices, Abingdon and Forest Hill in Harford County and Essex in Baltimore County. Hickory in Harford County and White Marsh in Baltimore County are under construction and are expected to open in early 2000. This will double our branch network in one year and will provide full-service facilities for both existing customers and new customers. The three new offices have all grown faster than we anticipated and we fully expect the growth to continue as others find out why it pays to Come Home to Baltimore County Savings Bank.

     We have expanded our consumer loan products, by making boat and RV loans available to our customers. We will be adding home improvement loans to our product mix and will be enhancing our home equity loans to be even more competitive in the future. The growth expected as a result of these expansion efforts will provide long-term benefits to us as stockholders.

     What follows is the report on the Company's operations this past year. As you go through it, remember that our plans are long-term. It will take time to realize their full potential. Providing our customers with the best loan and deposit products and to make banking with us easy and convenient is the best foundation for our investment in BCSB Bankcorp.


                                    Very truly yours,


                                    /s/ Gary C. Loraditch
                                    -------------------------
                                    Gary C. Loraditch
                                    President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

Selected Consolidated Financial Condition Data


                                                      At September 30,
                                                    --------------------
                                                       1999       1998
                                                    ----------  --------
                                                        (In thousands)

Total assets......................................    $298,302  $268,840
Loans receivable, net.............................     215,383   181,969
Cash..............................................       5,977     3,572
Interest-bearing deposits in other banks..........       8,651    20,300
Federal funds sold................................         449     9,134

Investment securities:
 Held to maturity.................................      35,232    12,611
Mortgage-backed securities:
 Held to maturity.................................      23,500    34,198
FHLB stock........................................       1,650     1,512
Deposits..........................................     233,365   220,805
FHLB advances.....................................      16,000        --
Stockholders' equity - substantially restricted...      45,280    45,143


Selected Consolidated Operations Data

                                                  Year Ended September 30,
                                                  ------------------------
                                                      1999         1998
                                                  ------------  ----------
                                                        (In thousands)

Interest income..............................          $19,396   $18,810
Interest expense.............................            9,780     9,867
                                                       -------   -------
Net interest income before
 provision for loan losses...................            9,616     8,943
Provision for loan losses....................              339       119
                                                       -------   -------
Net interest income..........................            9,277     8,824
Other income.................................              547       911
Non-interest expense.........................            7,482     7,013
                                                       -------   -------
Income before income taxes...................            2,342     2,721
Income tax provision.........................              957     1,073
                                                       -------   -------
Net Income...................................          $ 1,384   $ 1,648
                                                       =======   =======

Key Operating Ratios:

                                                      At or for the Year
                                                      Ended September 30,
                                                     ---------------------
                                                        1999       1998
                                                     ---------  ----------
Performance Ratios:
 Return on average assets (net income
  divided by average total assets)...........            .49%      .63%
 Return on average equity (net income
  divided by average equity).................           3.03      5.71
 Interest rate spread (combined
  weighted average interest rate
  earned less combined weighted
  average interest rate cost)................           2.94      3.10
 Net interest margin (net interest
  income divided by average
  interest-earning assets)...................           3.51      3.53
 Ratio of average interest-earning assets
  to average interest-bearing liabilities....         116.05    110.20
 Ratio of non-interest expense to
  average total assets.......................           2.63      2.67

Asset Quality Ratios:
 Nonperforming assets to total assets at
  end of period..............................            .39       .57
 Nonperforming loans to gross loans at
  end of period..............................            .46       .59
 Allowance for loan losses to gross loans
  at end of period...........................            .57       .54
 Allowance for loan losses to nonperforming
  loans at end of period.....................         124.20     92.99
 Provision for loan losses to gross loans....            .15       .06
 Net charge-offs to average loans
  outstanding................................            .05       .04

Capital Ratios:
 Equity to total assets at end
  of period..................................          15.18     16.79
 Average equity to average
  assets.....................................          16.07     10.97


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


General

     The Company was formed in June 1998 by the Bank to become the holding company for the Bank following the Bank's reorganization into the mutual holding company form of organization (the "Reorganization"). As part of the Reorganization, the Company became a majority-owned subsidiary of the MHC. The Reorganization was consummated on July 8, 1998. All references to the Company prior to July 8, 1998, except where otherwise indicated, are to the Bank.

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

     The fourth phase, testing, has been completed. The hardware and software has been successfully tested. The Company has received representations from mission critical third party vendors that they are Year 2000 compliant. All mission critical testing has been completed.

     The last phase, implementation, has been completed. The Company has developed contingency plans for processes in the event of system failures. This plan is updated as test results are obtained. The contingency plan sets forth the procedures that would allow the Company to conduct operations in the event of one or more system failures, should such a failure occur notwithstanding prior assurance from third party vendors.

     The Company estimates that the total future cost of Year 2000 compliance, excluding internal staffing costs, will not exceed $75,000. The Company believes that its policies, plans and actions are in compliance with regulatory guidelines and milestone dates.

     The Bank's customers may also experience Year 2000 problems, which could adversely affect their ability to comply with their obligations to the Bank. Management does not believe that the failure of any single customer to be Year 2000 compliant would materially adversely affect the Company's financial conditions or results of operations.

     The Company believes that the potential effects on internal operations from Year 2000 issues can and will be addressed prior to the Year 2000. However, as unforeseen circumstances arise, the Year 2000 issue could disrupt the Company's normal business operations. The most reasonably likely worst case Year 2000 scenarios foreseeable at this time would include the inability to systematically process, in some combination, various types of customer transactions, which could affect the Company's ability to accept deposits or process withdrawals, originate new loans or accept loan payments in the automated manner currently utilized. Depending upon how long this scenario lasted, this could have a material adverse effect on the Company's operations. The contingency plan addresses alternative methods to enable the Company to continue to offer basic services to the Company's customers. The costs of the Year 2000 project and the benchmark dates are based on management's best estimates, which are based on a number of assumptions including future events. The Company cannot guarantee that these estimates will be achieved at the cost disclosed or within the time frames indicated.

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

Market Risk

     Management measures the Bank's interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on the Bank's NPV of sudden and sustained 1% to 3% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV of 25%, 50% and 75% in the event of 1%, 2% and 3% increases in market interest rates, respectively, and of 25%, 25% and 25% in the event of 1%, 2% and 3% decreases in market interest rates, respectively. The following table presents the Bank's projected change in NPV for the various rate shock levels at September 30, 1999.

                     Net Portfolio Value             NPV as % of PV of Assets
    Change    ------------------------------------  ---------------------------
  in Rates    $ Amount  $ Change (1)  % Change (2)  NPV Ratio (3)  % Change (4)
------------  --------  ------------  ------------  -------------  ------------
              (Dollars in thousands)
+300 bp        $22,572     $(15,487)        (41)%        8.16%        (476) bp
+200 bp         27,780      (10,279)        (27)         9.83         (309) bp
+100 bp         33,067       (4,992)        (13)        11.45         (147) bp
   0 bp         38,059                                  12.92
-100 bp         42,082        4,023          11         14.05          113  bp
-200 bp         45,848        7,789          20         15.08          215  bp
-300 bp         49,652       11,593          30         16.08          315  bp
-------------------

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

***Risk Measures: 200 bp rate shock***

                                                       At              At
                                                 September 30,   September 30,
                                                      1999            1998
                                                 -------------   -------------

Pre-Shock NPV Ratio: NPV as % of PV of Assets..      12.92%          14.93%
Exposure Measure: Post Shock NPV Ratio.........       9.83           13.59
Sensitivity Measure: Change in NPV Ratio.......       309 bp         134 bp

     The above table indicates that at September 30, 1999, in the event of sudden and sustained increases in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, the Bank's NPV would be expected to increase. The Bank's Board of Directors reviews the Bank's NPV position quarterly, and, if estimated changes in NPV are not within the targets established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved targets. At September 30, 1999, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

     NPV is calculated by the OTS by using information provided by the Bank.
The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended September 30, 1999, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

                                                             Year Ended September 30,
                                             ---------------------------------------------------------
                                                         1999                          1998
                                             ---------------------------- ----------------------------
                                                                  Average                      Average
                                             Average              Yield/   Average             Yield/
                                             Balance   Interest    Cost    Balance   Interest   Cost
                                             --------  --------  --------  --------  --------  -------
                                                               (Dollars in thousands)
Interest-earning assets:
 Loans receivable (1)......................  $195,781  $ 14,767     7.54%  $166,612  $ 13,462    8.08%
 Mortgage backed securities................    26,711     1,719     6.44     35,627     2,298    6.45
 Investment securities and FHLB stock......    27,202     1,623     5.97     19,898     1,393    7.00
 Other interest-earning assets.............    24,026     1,287     5.36     31,315     1,657    5.29
                                             --------  --------            --------  --------
  Total interest-earning assets............   273,720    19,396     7.09    253,452    18,810    7.42
Non-interest-earning assets................    10,383                         9,672
                                             --------                      --------
  Total assets.............................  $284,103                      $263,124
                                             ========                      ========

Interest-bearing liabilities:
 Deposits..................................  $230,546     9,614     4.17   $228,356     9,857    4.32
 FHLB advances.............................     3,417       158     4.62         --        --      --
 Other liabilities.........................     1,899         8     0.42      1,640        10     .61
                                             --------  --------            --------  --------
  Total interest-bearing liabilities.......   235,862     9,780     4.15    229,996     9,867    4.29
                                                       --------     ----             --------  ------
Non-interest-bearing liabilities...........     2,573                         4,072
                                             --------                      --------
  Total liabilities........................   238,435                       234,068
Stockholders' equity.......................    45,668                        29,056
                                             --------                      --------
  Total liabilities and retained earnings..  $284,103                      $263,124
                                             ========                      ========
Net interest income........................            $  9,616                      $  8,943
                                                       ========                      ========
Interest rate spread.......................                         2.94%                        3.13%
                                                                    ====                         ====
Net interest margin (2)....................                         3.51%                        3.53%
                                                                    ====                         ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities...                       116.05%                      110.17%
                                                                  ======                       ======
-------------------------

(1)  Includes nonaccrual loans.
(2) Represents net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).



                                                Year Ended September 30,
                                          ----------------------------------
                                              1999      vs.       1998
                                          ----------------------------------
                                                 Increase (Decrease)
                                                       Due to
                                          ----------------------------------
                                                             Rate/
                                          Volume    Rate    Volume    Total
                                          ------   -------  ------   -------
                                                    (In thousands)
Interest income:
 Loans receivable................         $2,357   $  (895)  $(157)  $1,305
 Mortgage-backed securities......           (574)       (5)      1     (578)
 Investment securities and
    FHLB Stock...................            511      (206)    (76)     229
 Other interest-earning assets...           (386)       21      (5)    (370)
                                          ------   -------   -----   ------
  Total interest-earning assets..          1,908    (1,085)   (237)     586

Interest expense:
 Deposits........................             94      (335)     (3)    (244)
 FHLB advances...................             --        --     158      158
 Other liabilities...............              2        (3)     --       (1)
                                          ------   -------   -----   ------
   Total interest-bearing
     liabilities.................             96      (338)    155      (87)
                                          ------   -------   -----   ------

Change in net interest income....         $1,812   $  (747)  $(392)  $  673
                                          ======   =======   =====   ======


Comparison of Financial Condition at September 30, 1999 and 1998

     Total assets increased by $29.5 million, or 11.0%, from $268.8 million at
September 30, 1998 to $298.3 million at September 30, 1999.   The asset increase
during 1999 was due to a $33.4 million, or 18.4%, increase in loans receivable, net from $182.0 million at September 30, 1999 to $215.4 million at September 30, 1999.

     The increase in the Company's loan portfolio was due primarily to increased originations of single-family residential mortgage loans as a result of increased loan demand. Single-family residential mortgage loans increased by $20.6 million, or 16.3%, from $126.3 million at September 30, 1998 to $146.9 million at September 30, 1999. The Company also has emphasized the origination of automobile loans because of the higher rates and shorter terms to maturity of those loans. Automobile loans increased by $13.0 million, or 38.5%, from $33.7 million at September 30, 1998 to $46.8 million at September 30, 1999 and represented 17.8% and 20.8% of the Bank's gross loan portfolio at September 30, 1999 and 1998, respectively.

     The Company's investment securities increased by $22.6 million, or 179.4%, from $12.6 million at September 30, 1998 to $35.2 million at September 30, 1999 as the Company invested excess liquidity obtained from its initial public offering into higher yielding assets.

     The Company's mortgage-backed securities decreased by $10.7 million, or 31.3%, from $34.2 million at September 30, 1998 to $23.5 million at September 30, 1999, as funds from maturing mortgage-backed securities were utilized to fund increased loan originations.

     The Company's cash, interest-bearing deposits in other banks and federal funds sold decreased by $17.9 million, or 51.2%, from $33.0 million at September 30, 1998, to $15.1 million at September 30, 1999, as excess liquidity was used to fund increased loan originations and to purchase investment securities.

     Deposits increased by $12.6 million, or 5.7%, from $220.8 million at September 30, 1998 to $233.4 million at September 30, 1999, reflecting the results of increased marketing efforts, the opening of new branches and the offering of more competitive deposit rates. The Bank began utilizing FHLB advances during the years ended September 30, 1999, with $16.0 million of such advances being outstanding at September 30, 1999. The Company used FHLB advances to meet increased loan demand.

Comparison of Operating Results for the Years Ended September 30, 1999 and 1998

     Net Income. Net income decreased by $264,000, or 16.0%, from $1.6 million for the year ended September 30, 1998 to $1.4 million for the year ended September 30, 1999. The decrease was due to a $364,000 decrease in other income and a $469,000 increase in non-interest expenses, offset, in part, by a $673,000, or 7.5%, increase in net interest income. The Company incurred an expense and earned income from two transactions that occurred during the fiscal year ended September 30, 1998. First, the Company incurred a $457,000 after-tax expense during the second quarter of calendar year 1998 in connection with the establishment of the Foundation. Second, the Company earned a pre-tax gain of $339,000 from the sale of branch deposits during the year ended September 30, 1998.

     Net Interest Income. Net interest income was $8.9 million for the year ended September 30, 1998, as compared to $9.6 million for the year ended September 30, 1999, representing an increase of $673,000, or 7.5%. The increase in net interest income was the result of increases in the volume of interest earning assets and interest-bearing liabilities. The increase in the volume of interest-earning assets and interest-bearing liabilities allowed the Company to improve net interest income notwithstanding a decrease in the interest rate
spread.   The interest rate spread decreased from 3.31% for the year ended
September 30, 1998 to 2.94% for the year ended September 30, 1999. The Company's interest rate spread decreased as the yield on interest-earning assets, primarily loans receivable, decreased during a decreasing market interest rate environment while competitive pressures did not permit the Company to lower deposit rates as quickly. The Company's ratio of average interest-earning assets to average interest-bearing liabilities increased from 110.2% for the year ended September 30, 1998 to 116.1% for the year ended September 30, 1999 primarily due to the investment of the proceeds from the stock issuance into interest-earning assets for the full 1999 fiscal year.

     Interest Income. Interest income increased by $586,000, or 3.1%, from $18.8 million for the year ended September 30, 1998 to $19.4 million for the year ended September 30, 1999. This increase was due primarily to an increase in interest and fees on loans. The increase in interest on loans was due to an increase in the average balance of loans, which increased by $29.2 million, or 17.5%, from $166.6 million for the year ended September 30, 1998 to $195.8 million for the year ended September 30, 1999. The increase in the average balance of loans was achieved through increases in single-family residential mortgage loans and automobile loans described above. The increase in the average balance of loans more than offset a 54 basis point decrease in the average yield on loans due to decreases in prevailing market rates of interest. Interest on investment securities increased by $230,000, or 16.5%, from $1.4 million for the year ended September 30, 1998 to $1.6 million for the year ended September 30, 1999, due to an increase in the average balance of investment securities from $19.9 million for the year ended September 30, 1998 to $27.2 million for the year ended September 30, 1999 as the Company invested excess liquidity obtained from its initial public offering into higher yielding assets. Interest on mortgage-backed securities decreased by $579,000, or 25.2%, from $2.3 million for the year ended September 30, 1998 to $1.7 million for the year ended September 30, 1999, and interest on other interest-earning assets decreased by $370,000, or 22.3%, from $1.7 million for the year ended September 30, 1998 to $1.3 million for the year ended September 30, 1999, due to decreases in the average balances of mortgage-backed securities and cash and cash equivalents as the Company deployed such assets into loans.

     Interest Expense. Interest expense decreased by $87,000, or 0.9%, from $9.9 million for the year ended September 30, 1998 to $9.8 million for the year ended September 30, 1999. This decrease was due to a decrease in the average rate paid on deposits, which comprise the largest component of the Company's interest-bearing liabilities. The average cost of deposits decreased by 15 basis points during the year ended September 30, 1999 reflecting decreases in prevailing market interest rates. The decrease in the average cost of deposits more than offset a $2.2 million increase in the average balance of deposits. Contributing to the Company's interest expense during the year ended September 30, 1999 was interest expense on FHLB advances. During the year ended September 30, 1999, the Company had an average balance of $3.4 million in FHLB advances, resulting in interest expense for the year of $158,000. No FHLB advances were utilized during the prior year. FHLB advances aggregated $16.0 million at September 30, 1999.

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company established provisions for loan losses of $339,000 and $119,000 for the years ended September 30, 1999 and 1998, respectively. In establishing such provisions, management considered the increased loan volume and, particularly, the increase in the volume of consumer loans. In addition, management considered the level of the Company's non-performing loans, which were $1.0 million and $1.1 million at September 30, 1999 and 1998, respectively, and the levels of the Company's net charge-offs, which totaled $100,000 and $63,000 during the years ended September 30, 1999 and 1998, respectively.

     Other Income. Total other income decreased by $364,000, or 40.0%, from $911,000 for the year ended September 30, 1998 to $547,000 for the year ended September 30, 1999. The decrease in other income for the year ended September 30, 1998 was attributable to the gain earned by the Bank during the year ended September 30, 1998 on the sale of branch deposits, as the Bank sold the deposits of its Severna Park branch in October 1997. In connection with such sale, the Bank sold deposits totaling $6.2 million and recognized a gain of $339,000 representing a premium paid by the buyer on the deposits sold.

     Non-interest Expenses. Total non-interest expenses increased by $469,000, or 6.7%, from $7.0 million for the year ended September 30, 1998 to $7.5 million for the year ended September 30, 1999. The increase was due to an increase of $532,000, or 15.2%, in salaries and related expenses, and increase of $117,000, or 18.9% in occupancy expense and an increase of $216,000, or 53.9%, in property and equipment expense. The increase in salaries and related expenses was due primarily to the hiring of new employees in connection with the opening of new branches and, to a lesser extent, to the implementation during the year ended September 30, 1999 of the ESOP. The Company incurred increased occupancy expense and property expense during the year ended September 30, 1999 as a result of operating two additional branch offices during the year. During the year ended September 30, 1999, the Company also increased its advertising expense by $164,000, or 50.0%, in an effort to increase market share and to promote its new branch offices. During the year ended September 30, 1998, the Company incurred and expense of $750,000 related to the establishment of the Foundation. No comparable expense occurred during the year ended September 30, 1999.

     Income Taxes. The Company's income tax expense was $957,000 and $1.1 million for the years ended September 30, 1999 and 1998, respectively. The Company's effective tax rates were 40.9% and 39.4% for the years ended September 30, 1999 and 1998, respectively.

Liquidity and Capital Resources

     The Company initially has no business other than that of the Bank and investing the net stock issuance proceeds retained by it. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     At September 30, 1999, the Bank exceeded all regulatory minimum capital requirements. For information reconciling the Bank's retained earnings as reported in its financial statements at September 30, 1999 to its tangible, core and risk-based capital levels and compares such totals to the regulatory requirements, see Note 15 of Notes to Consolidated Financial Statements.

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

     The primary investing activity of the Company are the origination of loans and the purchase of investment securities and mortgage-backed securities.
During the years ended September 30, 1999 and 1998, the Bank had $99.6 million and $76.1 million, respectively, of loan originations. During the years ended September 30, 1999 and 1998, the Company purchased investment securities in the amounts of $33.0 million and $22.4 million, respectively, and mortgage-backed securities in the amounts of $3.0 million and $9.6 million, respectively. Other investing activities include originations of loans and purchases of mortgage-backed securities. The primary financing activity of the Company is the attraction of savings deposits.

     The Company has other sources of liquidity if there is a need for funds. The Bank has the ability to obtain advances from the FHLB of Atlanta. In addition, the Company maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4.0%. The Bank's average daily liquidity ratio for the month of September 1999 was approximately 24.6%, which exceeded the required level for such period. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, the Bank's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At September 30, 1999, cash, interest-bearing deposits in other banks and federal funds sold totaled $6.0 million, $8.7 million and $449,000, respectively.

     The Company anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 1999 totaled $110.6 million.
Based on past experience, management believes that a significant portion of such deposits will remain with the Bank. The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party.

     On August 26, 1999 the Company commenced a stock repurchase program to acquire up to 320,124 shares, or approximately 5% of the Company's outstanding shares of common stock as part of its capital management strategy. As of November 22, 1999 the Company had repurchased approximately 154,864 shares of the common stock for, which it paid an aggregate of $1.2 million. The Company has, and will utilize, available cash to effect further repurchases.

     In keeping with the Company's stated policy, quarterly dividends were declared on April 16, July 8, and October 7, 1999 of 12 1/24 each. In keeping with Federal regulations, Baltimore County Savings Bank, M.H.C. (the "MHC") applied for, and elected to waive receipt of, dividends from the Company as to its shares, which amounted to 3,754,960 shares as of December 22, 1999, or 62.0% of all outstanding shares of the Company's common stock. The dividends rate is based in part on the Bank's strong capital position (see foot note 15) and the flexibility of the mutual holding company structure whereby the MHC, with regulatory approval, has waived dividends otherwise payable to it. This has enabled the Bank to reward its public shareholders with a strong dividend stream while retaining sufficient capital to support Company operations, earnings growth and the Bank's branch expansion business plan.

     The Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 1999, the Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $1.1 million, $19.3 million and $3.7 million, respectively. See Note 3 of Notes to Consolidated Financial Statements.

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

Impact of New Accounting Standards

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.

     Statement of Position ("SOP") 98.5, "Reporting on the Costs of Start-Up Activities." This Statement provides guidance on the financial reporting of start-up cost and organization cost. It requires costs of start-up activities and organization cost to be expensed as incurred. The "SOP" also requires the initial application to be reported as a cumulative effect of a change in accounting principle. This "SOP" which is effective for fiscal years beginning after December 15, 1998 will not affect the Company's financial position or results of operations.

                                                                      EXHIBIT 13

                   [LETTERHEAD OF ANDERSON ASSOCIATES, LLP]



                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------


Board of Directors
BCSB Bankcorp, Inc.
Baltimore, Maryland

     We have audited the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 1999 and September 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended September 30, 1999, in conformity with generally accepted accounting principles.


/s/ Anderson Associates, LLP
Anderson Associates, LLP


December 2, 1999
Baltimore, Maryland

                              BCSB BANKCORP, INC.
                              -------------------
                               AND SUBSIDIARIES
                               ----------------
                              Baltimore, Maryland
                              -------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------

                                                                                  September 30,
                                                                                  -------------
                                                                               1999           1998
                                                                               ----           ----
     Assets
     ------
Cash                                                                       $  5,976,961   $  3,572,309
Interest bearing deposits in other banks                                      8,651,267     20,299,970
Federal funds sold                                                              448,945      9,134,202
Investment securities, held to maturity (Note 2)                             35,232,306     12,610,823
Loans receivable, net (Note 3)                                              215,383,087    181,969,226
Mortgage backed securities, held to maturity (Note 4)                        23,499,794     34,197,844
Foreclosed real estate, net (Note 5)                                             89,091        370,690
Investment in real estate development and
 loans to joint ventures (Note 6)                                                 5,287          8,195
Premises and equipment, net (Note 7)                                          4,846,121      2,988,558
Federal Home Loan Bank of Atlanta stock                                       1,650,300      1,511,900
Accrued interest receivable - loans                                             834,424        725,065
      - investments                                                             635,757        528,231
      - mortgage backed securities                                              140,005        196,136
Prepaid and deferred income taxes (Note 16)                                     361,211        175,870
Intangible assets acquired, net                                                       -         24,497
Other assets                                                                    547,171        526,733
                                                                           ------------   ------------

Total assets                                                               $298,301,727   $268,840,249
                                                                           ============   ============
     Liabilities and Stockholders' Equity
     ------------------------------------
Liabilities
-----------
  Deposits (Note 8)                                                        $233,364,564   $220,804,724
  Federal Home Loan Bank of Atlanta advances (Note 9)                        16,000,000              -
  Advance payments by borrowers for
   taxes and insurance                                                        1,101,971        850,397
  Income taxes payable (Note 16)                                                 60,670         60,792
  Deferred income taxes (Note 16)                                                     -        143,929
  Payables to disbursing agents                                                 163,923        249,430
  Dividends payable                                                             294,797              -
  Other liabilities                                                           2,035,343      1,587,929
                                                                           ------------   ------------
Total liabilities                                                           253,021,268    223,697,201

Commitments and contingencies (Notes 3, 7 and 11)

Stockholders' Equity (Notes 12, 13, 14 and 15)
--------------------
  Common stock (Par value $.01 - 13,500,000 authorized,
   6,116,562 shares issued and outstanding)                                      61,166         61,166
  Additional paid-in capital                                                 21,918,472     22,645,088
  Retained earnings (substantially restricted)                               25,788,692     25,221,308
                                                                           ------------   ------------
                                                                             47,768,330     47,927,562
  Employee Stock Ownership Plan                                              (1,509,156)    (1,829,280)
  Stock held by Rabbi Trust                                                    (978,715)      (955,234)
                                                                           ------------   ------------
                                                                             45,280,459     45,143,048
                                                                           ------------   ------------

Total liabilities and stockholders' equity                                 $298,301,727   $268,840,249
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

                     BCSB BANKCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
                              Baltimore, Maryland
                              -------------------

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------

                                                                               For Years Ended
                                                                                 September 30,
                                                                           ---------------------------
                                                                               1999           1998
                                                                               ----           ----
Interest and fees on loans (Note 3)                                        $ 14,766,745   $ 13,462,636
Interest on mortgage backed securities                                        1,718,785      2,297,838
Interest and dividends on investment securities                               1,622,897      1,393,167
Other interest income                                                         1,287,340      1,656,594
                                                                           ------------   ------------
Total interest income                                                        19,395,767     18,810,235

Interest on deposits (Note 8)                                                 9,614,116      9,856,690
Interest on borrowings - short term                                             157,944              -
Other interest expense                                                            7,753         10,670
                                                                           ------------   ------------
Total interest expense                                                        9,779,813      9,867,360
                                                                           ------------   ------------
Net interest income                                                           9,615,954      8,942,875
Provision for losses on loans (Note 3)                                          339,251        118,995
                                                                           ------------   ------------

Net interest income after provision for losses on loans                       9,276,703      8,823,880

Other Income
------------
  Gain on sale of foreclosed real estate                                         17,437              -
  Servicing fee income                                                            8,223         13,600
  Fees and charges on loans                                                     149,494        179,224
  Fees on transaction accounts                                                  173,419        161,375
  Rental income                                                                 113,253        124,254
  Gain from real estate development and joint venture                             5,352              -
  Gain on sale of branch deposits                                                     -        339,000
  Miscellaneous income                                                           79,885         93,452
                                                                           ------------   ------------
Net other income                                                                547,063        910,905

Non-Interest Expenses
---------------------
  Salaries and related expense                                                4,020,761      3,488,964
  Provision for losses on foreclosed real estate                                      -         33,248
  Occupancy expense                                                             705,016        588,352
  Deposit insurance premiums                                                    184,498        228,419
  Data processing expense                                                       505,928        425,746
  Property and equipment expense                                                616,613        400,655
  Professional fees                                                             263,048        116,703
  Advertising                                                                   491,937        327,907
  Telephone, postage and office supplies                                        350,156        308,441
  Baltimore County Savings Bank Foundation contribution (Note 12)                     -        750,000
  Amortization of excess of cost over fair value of net assets acquired          24,497         26,712
  Other expenses                                                                319,456        318,268
                                                                           ------------   ------------
Total non-interest expenses                                                   7,481,910      7,013,415
                                                                           ------------   ------------

Income before tax provision                                                   2,341,856      2,721,370
Income tax provision (Note 16)                                                  957,467      1,073,088
                                                                           ------------   ------------

Net income                                                                 $  1,384,389   $  1,648,282
                                                                           ============   ============
Net Income Per Share of Common Stock (Note 1)
  Basic                                                                    $        .24
  Diluted                                                                  $        .23

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

                              BCSB BANKCORP, INC.
                              -------------------
                               AND SUBSIDIARIES
                               ----------------
                              Baltimore, Maryland
                              -------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------
                FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998
                -----------------------------------------------

                                                                                             Employee
                                                                 Additional                   Stock         Stock        Total
                                                      Common      Paid-In      Retained     Ownership      Held By    Stockholders'
                                                      Stock       Capital      Earnings        Plan      Rabbi Trust     Equity
                                                    ----------  -----------   -----------  ------------  -----------  -------------
Balance - September 30, 1997                        $        -  $         -   $23,858,449   $         -  $         -  $  23,858,449

Proceeds from stock offering                            61,166   22,645,088             -             -            -     22,706,254
Borrowings for Employee Stock
 Ownership Plan (ESOP)                                       -            -             -    (1,829,280)           -     (1,829,280)
Acquisition of stock by Rabbi Trust                          -            -             -             -     (897,504)      (897,504)
Increase in market value of Rabbi Trust shares               -            -             -             -      (57,730)       (57,730)
Capitalize Baltimore County Savings Bank, M.H.C.             -            -      (285,423)            -            -       (285,423)
Net income                                                   -            -     1,648,282             -            _      1,648,282
                                                    ----------  -----------   -----------  ------------  -----------  -------------

Balance - September 30, 1998                            61,166   22,645,088    25,221,308    (1,829,280)    (955,234)    45,143,048

Compensation under stock based benefit plans                 -      (20,640)            -       320,124            -        299,484
Acquisition of stock for Rabbi Trust                         -            -             -             -      (81,211)       (81,211)
Adjust market value of Rabbi Trust shares to cost            -            -             -             -       57,730         57,730
Refund of duplicate payment from reorganization              -       55,000             -             -            -         55,000
Acquisition of stock for Management Retention Plan           -     (732,073)            -             -            -       (732,073)
Treasury stock purchase                                      -      (28,903)            -             -            -        (28,903)
Cash dividends declared ($.365 per share)                    -            -      (817,005)            -            -       (817,005)
Net income                                                   -            -     1,384,389             -            -      1,384,389
                                                    ----------  -----------   -----------  ------------  -----------  -------------

Balance - September 30, 1999                        $   61,166  $21,918,472   $25,788,692  $ (1,509,156) $  (978,715) $  45,280,459
                                                    ==========  ===========   ===========  ============  ===========  =============

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

                     BCSB BANKCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
                              Baltimore, Maryland
                              -------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                       For Years Ended
                                                                         September 30,
                                                                    ------------------------
                                                                       1999          1998
                                                                       ----          ----
Operating Activities
--------------------
  Net income                                                        $1,384,389    $1,648,282
  Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities
   -------------------------------------
     Accretion of discount on investments                                 (254)      (31,341)
     Loans originated for sale                                               -      (133,000)
     Proceeds from loans originated for sale                                 -       133,000
     Loan fees and costs deferred, net                                 (87,312)       84,774
     Amortization of deferred loan fees and costs                     (180,770)     (304,079)
     Provision for losses on loans                                     339,251       118,995
     Non-cash compensation under Stock-Based Benefit Plan              299,484             -
     Amortization of premium on mortgage backed securities              41,459        31,280
     Gain from sale foreclosed real estate                             (17,437)            -
     Gain from real estate development and joint venture                (5,352)            -
     Provision for losses on foreclosed real estate                          -        33,248
     Provision for depreciation                                        405,309       291,980
     (Increase) decrease in accrued interest receivable on loans      (109,359)       13,841
     Increase in accrued interest receivable on investments           (107,526)      (71,544)
     Decrease in accrued interest receivable on
      mortgage backed securities                                        56,131        22,550
     Decrease in prepaid income taxes                                   12,839       138,514
     (Increase) decrease in deferred income tax assets                (342,109)       60,391
     Amortization of excess of cost over fair value of
      net assets acquired                                               24,497        26,712
     Increase in other assets                                          (20,438)     (277,636)
     Gain on sale of branch deposits                                         -      (339,000)
     Increase (decrease) in accrued interest payable on deposits        39,604       (21,399)
     Increase (decrease) in income taxes payable                          (122)       58,883
     Increase (decrease) in other liabilities and payables
      to disbursing agents                                             361,907      (573,616)
                                                                    ----------    ----------
       Net cash provided by operating activities                     2,094,191       910,835

                     BCSB BANKCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
                              Baltimore, Maryland
                              -------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                                 For Years Ended
                                                                                  September 30,
                                                                           ---------------------------
                                                                               1999           1998
                                                                               ----           ----
Cash Flows from Investing Activities
------------------------------------
  Proceeds from maturing interest bearing deposits                         $  2,045,000   $  5,347,000
  Purchase of interest bearing deposits                                      (8,002,000)      (198,000)
  Purchases of investment securities - held to maturity                     (32,981,229)   (22,435,091)
  Proceeds from maturities of investment securities - held to maturity       10,360,000     40,179,069
  Longer term loans originated                                              (52,987,170)   (47,592,118)
  Principal collected on longer term loans                                   33,913,036     27,590,631
  Net increase in short-term loans                                          (14,521,057)    (3,523,739)
  Principal collected on mortgage backed securities                          13,664,157     12,540,919
  Purchase of mortgage backed securities                                     (3,007,566)    (9,580,962)
  Proceeds from sales of foreclosed real estate                                 409,197              -
  Investment in foreclosed real estate                                                -        (71,460)
  Net investment and loans to joint ventures                                      8,260          4,537
  Investment in premises and equipment                                       (2,262,872)      (423,550)
  Purchase of Federal Home Loan Bank of Atlanta stock                          (138,400)       (78,700)
                                                                           ------------   ------------
     Net cash provided (used) by investing activities                       (53,500,644)     1,758,536

Cash Flows from Financing Activities
------------------------------------
  Net increase (decrease) in demand deposits,
   money market, passbook accounts and advances
   by borrowers for taxes and insurance                                       4,937,630     (3,300,013)
  Net increase in certificates of deposit                                     7,834,180      5,759,415
  Increases in Federal Home Loan Bank of Atlanta advances                    16,000,000              -
  Increase in dividends payable                                                 294,797              -
  Proceeds from stock offering                                                        -     22,420,831
  Employee Stock Ownership Plan (ESOP)                                                -     (1,829,280)
  Acquisition of stock for Rabbi Trust                                          (81,211)      (897,504)
  Change in market value of Rabbi Trust stock                                    57,730        (57,730)
  Refund of stock offering expense                                               55,000              -
  Acquisition of stock for Management Retention Plan                           (732,073)             -
  Treasury stock purchase                                                       (28,903)             -
  Dividends on stock                                                           (817,005)             -
  Proceeds from sale of branch deposits                                               -     (5,827,235)
                                                                           ------------   ------------
       Net cash provided by financing activities                             27,520,145     16,268,484
                                                                           ------------   ------------

                     BCSB BANKCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
                              Baltimore, Maryland
                              -------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                               For Years Ended
                                                                September 30,
                                                          --------------------------
                                                              1999          1998
                                                          -------------  -----------
Increase (decrease) in cash and cash equivalents          $(23,886,308)  $18,937,855
Cash and cash equivalents at beginning of period            31,074,481    12,136,626
                                                          ------------   -----------
Cash and cash equivalents at end of period                $  7,188,173   $31,074,481
                                                          ============   ===========
The following is a summary of cash
 and cash equivalents:
    Cash                                                  $  5,976,961   $ 3,572,309
    Interest bearing deposits in other banks                 8,651,267    20,299,970
    Federal funds sold                                         448,945     9,134,202
                                                          ------------   -----------
    Balance of cash items reflected on Statement of
     Financial Condition                                    15,077,173    33,006,481

         Less - certificate of deposit with a maturity
                      of more than three months              7,889,000     1,932,000
                                                          ------------   -----------

Cash and cash equivalents reflected on the
  Statement of Cash Flows                                 $  7,188,173   $31,074,481
                                                          ============   ===========

Supplemental Disclosures of Cash Flows Information:
   Cash paid during the period for:

      Interest                                            $  9,407,893   $ 9,878,997
                                                          ============   ===========

      Income taxes                                        $  1,284,280   $   815,300
                                                          ============   ===========

   Transfer from loans to real estate acquired
    through foreclosure                                   $    110,161   $   332,478
                                                          ============   ===========

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

                     BCSB BANKCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
                              Baltimore, Maryland
                              -------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------

         A. Principles of Consolidation - BCSB Bankcorp, Inc. (the "Company") owns 100% of Baltimore County Savings Bank, F.S.B. (the "Bank"). The Bank owns 100% of Baltimore County Service Corporation and Ebenezer Road, Inc. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since date of acquisition. All intercompany transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products. Baltimore County Service Corporation has invested in several joint ventures formed for the purpose of developing real estate. These investments have been accounted for on the equity method and separate summary statements are not presented since the data contained therein is not material in relation to the consolidated financial statements.

         B. Business - The Company's primary purpose is ownership of the Bank. The Bank's primary business activity is the acceptance of deposits from the general public in their market area and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

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

         G. Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

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

         I. Investment in Real Estate Development and Loans to Joint Ventures - Land development costs not in excess of net realizable value are capitalized and charged to expense as revenue is recognized. Revenues are recognized when a sale has been consummated. Indirect costs and administrative expenses are charged as incurred to periodic income and are not allocated to land development costs. The Bank capitalizes interest on land development projects in accordance with Statement 34 of the Financial Accounting Standards Board. No interest was capitalized for the years ended September 30, 1999 and 1998.

         J. Premises and Equipment - Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

         K. Intangible Assets Acquired, Net - On September 16, 1994, Baltimore County Savings Bank, F.S.B. purchased the deposits and certain assets from the Resolution Trust Corporation, receiver of Second National Federal Savings Association. The Bank classified as an intangible asset the fair market value assigned to the capacity of existing savings accounts acquired to generate future earnings ("the Core Deposit Value"). The core deposit value of $133,572 is being amortized on a straight-line method over five years, the estimated life of the core deposit value. Accumulated amortization was $133,572 and $109,075 at September 30, 1999 and 1998,
             respectively.

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

         M. Earnings Per Share - As required, The Bank adopted Statement of Financial Accounting Standards No. 128 during the year ended September 30, 1999. This Statement requires dual presentation of basic and diluted earnings per share ("ESP") with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator). Earnings per share data is not presented for the year ended September 30, 1998, since the Bank converted to the stock form in July 1998, and such information would not be meaningful. The basic and diluted weighted average shares outstanding for the year ended September 30, 1999 are as follows:

                                                     Income        Shares     Per Share
                                                  (Numerator)  (Denominator)   Amount
                                                  -----------  -------------  ---------
             Basic EPS
             ---------
              Income available to share holders    $1,384,389      5,859,344   $   0.24
                                                   ==========      =========   ========

             Diluted EPS
             -----------
              Effect of dilutive shares                     -         89,803
                                                   ----------      ---------
              Income available to shareholders
              plus assumed conversions             $1,384,389      5,949,147   $   0.23
                                                   ==========      =========   ========

         N. On October 19, 1997, the Bank sold the deposits of one of its branches and closed that branch. Deposits sold were approximately $6,166,000. A gain of $339,000 was realized on the sale.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         O. Statement of Cash Flows - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit and Federal Home Loan Bank of Atlanta time deposits with an original maturity date less than ninety days.

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

Note 2 - Investment Securities
         ---------------------

             The amortized cost and fair values of investment securities are as follows as of September 30, 1999 and 1998.

                                                    Gross       Gross
                                      Amortized   Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
                                     -----------  ----------  ----------  -----------
 Held to Maturity:

 September 30, 1999
   U.S. Government and Agency
    Obligations, held to maturity    $35,232,306  $        -  $1,014,635  $34,217,671
                                     ===========  ==========  ==========  ===========
 September 30, 1998
   U.S. Government and Agency
    Obligations, held to maturity    $12,610,823  $   50,228  $        -  $12,661,051
                                     ===========  ==========  ==========  ===========

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 2 - Investment Securities - Continued
         ---------------------

             The following is a summary of investment securities:

                                               September 30, 1999        September 30, 1998
                                            ------------------------  ------------------------
                                             Amortized      Fair       Amortized      Fair
                                               Cost         Value        Cost         Value
                                            -----------  -----------  -----------  -----------
  Held to Maturity:

  U.S. Government and Agency Obligations
  --------------------------------------
   Due within 12 months                     $   500,000  $   498,594  $ 1,000,000  $ 1,000,313
   Due beyond 12 months but
    within five years                        21,985,811   21,460,136    5,060,823    5,073,727
   Due beyond five years but
    within ten years                         11,996,495   11,542,144    6,550,000    6,587,011
   Due beyond ten years                         750,000      716,797            -            -
                                            -----------  -----------  -----------  -----------
                                            $35,232,306  $34,217,671  $12,610,823  $12,661,051
                                            ===========  ===========  ===========  ===========

             Proceeds from maturities of held to maturity securities were $10,360,000 and $40,179,069 for the years ended September 30, 1999 and 1998, respectively. There were no gross gains or losses realized for the years ended September 30, 1999 and 1998.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 - Loans Receivable
         ----------------

             Loans receivable at September 30, 1999 and 1998 consist of the following:

                                                                                     September 30,
                                                                            ------------------------------
                                                                                  1999           1998
                                                                              -------------  -------------
         Single-family residential mortgages                                  $146,867,904   $126,272,171
         Single-family rental property loans                                     4,831,931      5,252,511
         Commercial real estate loans                                           10,215,951      9,496,991
         Construction loans                                                      5,592,033      7,935,958
         Commercial loans secured                                                1,081,205              -
         Commercial lines of credit                                                 50,000         50,000
         Automobile loans                                                       46,753,355     33,747,553
         Home equity loans                                                       7,963,402      6,549,261
         Other consumer loans                                                    1,907,405        680,899
                                                                              ------------   ------------
                                                                               225,263,186    189,985,344

            Less - undisbursed portion of
                      loans in process                                           2,579,374      2,962,757
                  - unearned interest                                            5,948,416      3,741,821
                         - deferred loan origination
                       fees and costs                                               79,578        277,633
                  - allowance for loan
                      losses                                                     1,272,731      1,033,907
                                                                              ------------   ------------
                                                                              $215,383,087   $181,969,226
                                                                              ============   ============

             The following is a summary of the allowance for loan losses:

                                                                                     September 30,
                                                                              ---------------------------
                                                                                  1999           1998
                                                                              ------------   ------------
         Balance - beginning of year                                          $  1,033,907   $    977,639
         Provision for losses on loans                                             339,251        118,995
         Charge-offs                                                              (231,991)      (278,215)
         Recoveries                                                                131,564        215,488
                                                                              ------------   ------------
         Balance - end of year                                                $  1,272,731   $  1,033,907
                                                                              ============   ============

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

             Non-accrual loans for which interest has been reduced totaled approximately $1,025,577 and $1,111,798 at September 30, 1999 and 1998,
         respectively. There were no impaired loans as defined by SFAS No. 114 at September 30, 1999 and 1998. There was no interest income recognized on impaired loans during these periods. The Bank was not committed to fund additional amounts on these loans.

             Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

                                                              September 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------

         Interest income that would have been recognized     $44,279   $71,415
         Interest income recognized                           34,102    44,610
                                                             -------   -------
            Interest income not recognized                   $10,177   $26,805
                                                             =======   =======

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 - Loans Receivable - Continued
         ----------------

             The following table set forth the amount and activity of the loans outstanding to officers and directors at September 30, 1999 and 1998.

                                                           September 30,
                                                       ---------------------
                                                         1999        1998
                                                       ---------   ---------

         Beginning balance                             $ 318,411   $ 243,777
         New loans                                       208,268     155,600
         Loan repayments                                (110,477)    (80,966)
                                                       ---------   ---------
         Ending balance                                $ 416,202   $ 318,411
                                                       =========   =========

             The Bank services loans for others. The amount of such loans serviced at September 30, 1999 and 1998 was $2,829,212 and $5,553,596,
         respectively. At September 30, 1999 and 1998, the balance of loans sold by the Bank with recourse amounted to $662,424 and $798,365, respectively.

             Custodial escrow balances maintained in connection with the foregoing loan servicings were approximately $35,199 and $41,083 at September 30, 1999 and 1998, respectively.

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

             Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

                                                            Contract Amount At
       Financial Instruments Whose Contract       -------------------------------------
         Amounts Represent Credit Risk            September 30, 1999 September 30, 1998
       ------------------------------------       ------------------ ------------------
         Standby letters of credit                   $ 1,131,169         $ 2,171,615
         Lines of credit                             $19,252,900         $14,737,500
         Mortgage loan commitments, fixed rate       $ 3,463,600         $ 2,222,100
         Mortgage loan commitments, variable rate    $   200,000         $   631,000

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

             Rates on mortgage loan commitments for fixed rate loans ranged from 6.5% to 7.875% and 6.500% to 7.50% at September 31, 1999 and 1998,
         respectively. Rates on mortgage loan commitments for variable rate loans ranged from .25% under prime to prime at September 30, 1999.

             No amount was recognized in the statement of financial position at September 30, 1999 and 1998, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

             The Bank grants loans to customers, substantially all of whom are residents of the Metropolitan Baltimore and Harford County areas.

Note 4 - Mortgage Backed Securities
         --------------------------

             The amortized cost and fair values of mortgage backed securities are as follows as of September 30, 1999 and 1998:

         Held to Maturity:

                                                             Gross       Gross
                                               Amortized   Unrealized  Unrealized    Fair
                                                 Cost        Gains       Losses      Value
                                              -----------  ----------  ----------  -----------
         September 30, 1999
         ------------------
            GNMA certificates                 $ 1,263,787     $ 5,015  $    4,283  $ 1,264,519
            FNMA certificates                  15,482,015      23,016     131,568   15,373,463
            FHLMC participating certificates    6,753,992      70,724      66,983    6,757,733
                                              -----------  ----------  ----------  -----------
                                              $23,499,794  $   98,755  $ 202,834   $23,395,715
                                              ===========  ==========  ==========  ===========

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 4 - Mortgage Backed Securities - Continued
         --------------------------

                                                                Gross      Gross
                                                 Amortized   Unrealized  Unrealized     Fair
                                                   Cost         Gains      Losses       Value
                                                -----------  ----------  ----------  -----------
         September 30, 1998
         ------------------
            GNMA certificates                   $   441,742  $   17,115  $        -  $   458,857
            FNMA certificates                    24,099,992     479,986           -   24,579,978
            FHLMC participating certificates      9,656,110     179,047         171    9,834,986
                                                -----------  ----------  ----------  -----------
                                                $34,197,844  $  676,148  $      171  $34,873,821
                                                ===========  ==========  ==========  ===========

             No gains or losses were realized during the years ended September 30, 1999 and 1998, respectively.

Note 5 - Foreclosed Real Estate

             Foreclosed real estate at September 30, 1999 and 1998 is summarized by major classification as follows:

                                                                             September 30,
                                                                         -----------------------
                                                                             1999         1998
                                                                             ----         ----
         EPIC loans                                                      $   50,822   $   55,903
         Residential real estate                                             89,091      403,938
         Allowance for losses                                               (50,822)     (89,151)
                                                                         ----------   -----------
                                                                         $   89,091   $   370,690
                                                                         ==========   ===========

             The following is a summary of the allowances for losses on foreclosed real estate:

                                                                                September 30,
                                                                           -----------------------
                                                                              1999         1998
                                                                           ----------   -----------
         Balance - beginning of year                                       $   89,151   $     55,903
         Provision for losses                                                       -         33,248
         Charge-offs                                                          (38,329)             -
                                                                           ----------    -----------
         Balance - end of year                                             $   50,822    $    89,151
                                                                           ==========    ===========

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 6 - Investment in Real Estate Development and Loans to Joint Ventures
         -----------------------------------------------------------------

             The subsidiary is a party to a joint venture formed for the purpose of developing lots for resale. The subsidiary's interest in the profits or losses of the joint venture is 20%. The subsidiary's equity in the joint venture is $5,287 and $8,195 at the periods ended September 30, 1999 and 1998, respectively.

             During the periods ended September 30, 1999 and 1998, the Bank made no acquisition, development and construction loans to the joint venture mentioned above. There was no provision for or allowance for losses on loans to the joint venture during the years ended September 30, 1999 and 1998.

             Gain from real estate development and joint ventures consisted of a cash payment of $5,352.

Note 7 - Premises and Equipment
         ----------------------

             Premises and equipment at September 30, 1999 and 1998 are summarized by major classification as follows:

                                                         September 30,
                                              ----------------------------------
                                                 1999        1998        Life
                                                 ----        ----        ----
         Office building                      $3,400,332  $2,440,860    50 Years
         Leasehold improvements                  169,995     144,768  7-31 Years
         Furniture, fixtures and equipment     4,381,608   3,103,435    10 Years
                                              ----------  ----------
                                               7,951,935   5,689,063
             Accumulated depreciation          3,105,814   2,700,505
                                              ----------  ----------
                                              $4,846,121  $2,988,558
                                              ==========  ==========

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 7 - Premises and Equipment - Continued
         ----------------------

             The Bank has entered into long-term leases for the land on which the main office is located and the premises of its branch offices. Rental expense under long-term leases for property for the years ended September 30, 1999 and 1998 was $381,254 and $280,091, respectively. At September 30, 1999, minimum rental commitments under noncancellable leases are as follows:


             Years Ended September 30,                Amount
             -------------------------             ------------
                    2000                           $    419,941
                    2001                                387,212
                    2002                                346,403
                    2003                                359,185
                 After 2003                             701,750
                                                   ------------
                                                   $  2,214,491
                                                   ============
Note 8 - Deposits

             Deposits are summarized as follows at September 30, 1999 and 1998:

                                                                            1999                  1998
                                                                   --------------------   --------------------
                                                                      Amount       %         Amount       %
                                                                   ------------  ------   ------------  ------
   Type of Account
   ---------------
      Deposits
      --------
         NOW                                                       $ 19,743,190    8.46%  $ 19,689,552    8.92%
         Non-interest bearing NOW                                     6,940,410    2.97      5,652,964    2.56
         Money market                                                 8,530,901    3.66      8,727,537    3.95
         Passbook savings                                            58,353,919   25.00     54,812,311   24.82
         Certificates                                               139,030,657   59.58    131,196,477   59.42
                                                                   ------------  ------   ------------  ------
                                                                    232,599,077   99.67    220,078,841   99.67
         Accrued interest payable                                       765,487     .33        725,883     .33
                                                                   ------------  ------   ------------  ------
                                                                   $233,364,564  100.00%  $220,804,724  100.00%
                                                                   ============  ======   ============  ======

             The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $15,134,298 and $12,438,466 at September 30, 1999 and 1998, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 8 - Deposits - Continued
         --------

             At September 30, 1999, scheduled maturities of certificates of deposit are as follows:

                2000                                         $110,571,368
                2001                                           15,425,638
                2002                                            5,732,939
                2003                                            4,186,804
                2004 and thereafter                             3,513,908
                                                             ------------
                                                             $139,030,657
                                                             ============

             Interest expense on deposits for the years ended September 30, 1999 and 1998 is as follows:

                                                        1999            1998
                                                    -------------   ------------
         NOW                                        $     367,157   $    401,288
         Money market                                     270,672        313,474
         Passbooks savings                              1,846,252      2,004,071
         Certificates                                   7,130,035      7,137,857
                                                    -------------   ------------
                                                    $   9,614,116   $  9,856,690
                                                    =============   ============

Note 9 - Federal Home Loan Bank of Atlanta Advances

             The Bank has the following outstanding Federal Home Loan Bank advances as of September 30, 1999:

           Due                         Rate               Total
           ---                         ----               -----
       Less than one year          5.44% - 6.26%,      $ 13,500,000
       One to two years            5.86% - 6.13%          2,500,000
                                                       ------------
       Total borrowings                                $ 16,000,000
                                                       ============

             At September 30, 1998 and for the year ended September 30, 1998, the Bank had no outstanding borrowings. The line has no predetermined limit and is secured by a blanket lien on mortgages. Each borrowing is evaluated on a case-by-case basis by the lender.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 10- Pension Plan
         ------------

             The Bank has a noncontributory, defined contribution, pension plan covering substantially all employees. It is a money purchase plan with contributions made each year for every participant in accordance with actuarial recommended formula. There is no past service liability or unfunded value of vested benefits as of December 31, 1998, the date of latest available annual review and valuation of the plan.

             The expense for the pension plan amounted to $213,057 and $238,844 for the years ended September 30, 1999 and 1998, respectively.

Note 11- Directors Retirement Plan
         -------------------------

             During 1998, the Directors Retirement Plan was rescinded in favor of a Rabbi Trust that is invested primarily in the Company's stock. No compensation expense was recognized for the Rabbi Trust during 1998. Compensation expense recognized in connection with the Deferred Compensation Plan prior to adoption of the Rabbi Trust for the year ended September 30, 1998 was $51,334. Compensation expense was reduced by $269,323 for the year ended September 30, 1999 principally because of a decline in value of shares held in the Rabbi Trust.

Note 12- Common Stock
         ------------

             In 1998, the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank. Simultaneously, the Bank consummated the formation of a new holding company, BCSB Bankcorp, Inc. Also simultaneously, a mutual holding company was formed, Baltimore County Savings Bank, M.H.C. In connection with the reorganization, the Company issued 6,116,562 shares of its common stock. A majority of that stock (3,754,960 shares) was issued to Baltimore County Savings Bank, M.H.C. The remainder was issued to the general public. Also, the Bank established the Baltimore County Savings Bank, F.S.B. Foundation through a contribution of 75,000 shares of its common stock.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 12- Common Stock - Continued
         ------------

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

             The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of Debt. The compensation costs for the years ended September 30, 1999 and 1998 were $262,800 and $36,684, respectively.

             The ESOP shares were as follows as of September 30:

                                                           1999        1998
                                                           ----        ----
         Shares released and allocated                      32,013           -
         Unearned shares                                   150,917     182,930
                                                        ----------  ----------
                                                           182,930     182,930
                                                        ==========  ==========

         Fair value of unearned shares                  $1,037,554  $1,966,476
                                                        ==========  ==========

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 13- Management Recognition Plan
         ---------------------------

             On July 15, 1999, the Bank established a Management Recognition Plan ("MRP") to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of stock, which will be held in a separate trust that manages the MRP. The Bank funded the MRP during the year ended September 30, 1999 by purchasing 87,000 shares of common stock in the open market. No shares have vested. The Bank initially awarded an aggregate of 45,600 shares of common stock and intends to reserve the remaining 45,864 shares for possible future awards. Shares awarded to the participants in the MRP vest at a rate of 25% per year on each anniversary of the effective date of the MRP. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. Compensation expense of $22,444 was recognized for the MRP for the year ended September 30, 1999.

Note 14- Stock Option Plan
         -----------------

             The Company has a Stock Option Plan (the "Plan") whereby 228,660 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. During the year ended September 30, 1999, the Company granted options to purchase 80,000 shares at a weighted average price of $8.00 per share.

             The following table summarizes the status of and changes in the Company's stock option plan during the past two years.

                                                                   Weighted Average
                                                       Shares       Exercise Price
                                                       ------      ----------------
         Outstanding at September 30, 1998                  -                     -
         Granted                                       80,000               $  8.00
                                                       ------

         Outstanding at September 30, 1999             80,000               $  8.00
                                                       ======

         Exercisable at September 30, 1999              -0-
                                                       ======

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 14- Stock Option Plan - Continued
         -----------------

             SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, the Company estimated the grant date fair value of each option awarded in fiscal 1999 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 6.25%, risk-free interest rate of 5.72% and expected lives of 10 years. The assumption for expected volatility was 31.55%. Had 1999 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $1.62, the Company's net income would be reduced to proforma amount of $1,304,841. Proforma earnings, basic and diluted, per share would have been $.22 in fiscal 1999.

Note 15- Retained Earnings
         -----------------

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

             Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

             As of September 30, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 15- Retained Earnings - Continued
         -----------------

             The following table presents the Bank's capital position based on the September 30 financial statements and the current capital requirements.

                                                                     To Be Well Capitalized
                                                   For Capital       Under Prompt Corrective
                                Actual          Adequacy Purposes       Action Provisions
                         --------------------  --------------------  -----------------------
                           Actual      % of     Required     % of     Required        % of
                           Amount     Assets     Amount     Assets     Amount        Assets
                         -----------  ------   -----------  ------   -----------     -------
   September 30, 1999
   ------------------
   Tangible (1)          $34,200,742   11.77%  $ 4,358,431    1.50%  $       N/A         N/A%
   Tier I capital (2)     34,200,742   19.57           N/A     N/A    10,484,460        6.00
   Core (1)               34,200,742   11.77     8,716,862    3.00    14,528,103        5.00
   Risk-weighted (2)      35,473,473   20.30    13,979,280    8.00    17,474,100       10.00

   September 30, 1998
   ------------------
   Tangible (1)          $32,826,759   12.57%  $ 3,916,205    1.50%  $       N/A         N/A%
   Tier I capital (2)     32,826,759   22.22           N/A     N/A     8,862,799        6.00
   Core (1)               32,826,759   12.57     7,832,409    3.00    13,054,015        5.00
   Risk-weighted (2)      33,860,666   22.92    11,817,065    8.00    14,771,331       10.00

         (1) To adjusted total assets.
         (2) To risk-weighted assets.

             The OTS has adopted an interest rate risk component of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 1999, the Bank is not subject to the interest rate risk requirement.

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


Note 15- Retained Earnings - Continued
         -----------------

             The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement or the accumulated bad debt deduction.

             The mutual holding company for the Company, Baltimore County Savings Bank, M.H.C. ("M.H.C.") has waived receipt of its quarterly dividends, thereby reducing the actual dividend payout by the Company in 1999. The dividends waived by M.H.C. are considered as a restriction on the retained earnings of the Bank. The amount of any dividend waived by M.H.C. is available for declaration as a dividend solely to M.H.C. At June 30, 1999, the cumulative amount of such waived dividends was $1,408,110.

Note 16- Income Taxes
         ------------

             The current tax provision consists of the following for the years ended September 30, 1999 and 1998:

                                                          1999         1998
                                                          ----         ----
         Current expense                               $1,299,576   $1,012,697
         Deferred expense (benefit)                      (342,109)      60,391
                                                       ----------   ----------
            Total tax expense                          $  957,467   $1,073,088
                                                       ==========   ==========

             The tax effects to temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1999 and 1998 are as follows:

                                                           1999      1998
                                                           ----      ----
         Deferred Tax Assets:
           Charitable deduction carryforward             $ 70,047  $      -
            Market value change in Rabbi Trust assets     116,028         -
            Allowance for loan losses                     491,529   399,295
            Allowance for uncollected interest             24,307    22,253
                                                         --------  --------
               Total gross deferred tax assets            701,911   421,548

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 16- Income Taxes - Continued
         ------------

                                                            1999       1998
                                                            ----       ----
         Deferred Tax Liabilities:
            Federal Home Loan Bank of Atlanta
             stock dividends                              $(151,928) $(151,928)
            Depreciation                                   (123,317)  (108,903)
            Bad debt deduction in excess of
             base year reserves                            (228,486)  (304,646)
                                                          ---------  ---------
                  Total gross deferred tax liabilities     (503,731)  (565,477)
                                                          ---------  ---------
         Net Deferred Tax Assets (Liabilities)            $ 198,180  $(143,929)
                                                          =========  =========

             The amount computed by applying the statutory federal income tax rate to income before taxes and extraordinary item is greater than the taxes provided for the following reasons:

                                                     For the Years Ended September 30,
                                              ----------------------------------------------
                                                       1999                     1998
                                              ----------------------    --------------------
                                                            Percent                  Percent
                                                           of Pretax                of Pretax
                                               Amount        Income       Amount      Income
                                              ---------    ---------    ----------  --------
         Statutory federal income tax rate    $ 796,231        34.00%   $  925,266     34.00%
         Increases (Decreases)
          Resulting From
          -----------------------
            State income tax net of
             federal income tax benefit         111,542         4.76       129,738      4.77
            Other                                49,694         2.12        18,084       .66
                                              ---------    ---------    ----------  --------
                                              $ 957,467        40.88%   $1,073,088     39.43%
                                              =========    =========    ==========  ========

             The Company and its subsidiaries file a consolidated income tax return on a fiscal year basis. The returns have been audited by the Internal Revenue Service through the year ended September 30, 1994.

             Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $4,227,000 with an income tax effect of approximately $1,633,000 at September 30, 1999. This bad debt reserve would become taxable if certain conditions are met by the Bank.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 17- Disclosures About Fair Value of Financial Instruments
         -----------------------------------------------------

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

             The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. Federal Home Loan Bank advances are considered to be at fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

             The estimated fair values of the Bank's financial instruments are as follows:

                                              September 30, 1999    September 30, 1998
                                             --------------------  --------------------
                                             Carrying  Estimated   Carrying  Estimated
                                              Amount   Fair Value   Amount   Fair Value
                                             --------  ----------  --------  ----------
                                                       (Amounts in Thousands)
Financial Assets
----------------
 Cash                                        $  5,977    $  5,977  $  3,572    $  3,572
 Interest bearing deposits in other banks       8,651       8,651    20,300      20,300
 Federal funds sold                               449         449     9,134       9,134
 Investment securities - held to maturity      35,232      34,218    12,611      12,661

Loans Receivable
----------------
    Mortgage loans                           $164,142    $161,826  $145,141    $153,242
    Share loans                                   581         581       681         681
    Consumer loans                             50,660      50,736    36,147      36,380
 Mortgage backed securities                    23,500      23,396    34,198      34,874
 Federal Home Loan Bank of Atlanta stock        1,650       1,650     1,512       1,512

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 17- Disclosures About Fair Value of Financial Instruments - Continued
         -----------------------------------------------------

                                          September 30, 1999    September 30, 1998
                                         --------------------  --------------------
                                         Carrying  Estimated   Carrying  Estimated
                                          Amount   Fair Value   Amount   Fair Value
                                         --------  ----------  --------  ----------
                                                   (Amounts in Thousands)
   Financial Liabilities
   ---------------------
    Deposits                             $233,364    $233,481  $220,805    $221,133
    Federal Home Loan Bank of Atlanta
     advances                              16,500      16,500         -           -
    Mortgage loan commitments                   -       3,664         -       2,853

Note 18- Condensed Financial Information (Parent Company Only)
         -----------------------------------------------------

             Information as to the financial position of BCSB Bankcorp as of September 30 and the results of operations and cash flows for the years ended September 30 are summarized below.

                                                     September 30,  September 30,
                                                         1999           1998
                                                     -------------  -------------
         Statement of Financial Condition

                    Assets
                    ------
         Cash                                          $   227,761    $   192,182
         Interest bearing deposits in other banks        1,205,965      3,100,089
         Federal funds                                           -      5,500,000
         Investment securities, held to maturity         7,247,897              -
         Employee Stock Ownership Plan loan              1,646,352      1,829,280
         Account receivables - intercompany                245,539        802,449
         Investment in subsidiary                       35,069,404     33,725,488
                                                       -----------    -----------
         Total assets                                  $45,642,918    $45,149,488
                                                       ===========    ===========

          Liabilities and Stockholders' Equity
          ------------------------------------
         Liabilities
         -----------
          Accrued taxes payable                        $    57,860    $     6,440
          Dividends payable                                294,797              -
          Other liabilities                                  9,802              -
                                                       -----------    -----------
                                                           362,459          6,440

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 18- Condensed Financial Information (Parent Company Only) - Continued
         -----------------------------------------------------

                                                             September 30,   September 30,
                                                                  1999           1998
                                                             -------------   -------------
         Stockholders' Equity
         --------------------
          Common stock (6,116,562 shares issued
           and outstanding)                                    $    61,166     $    61,166
          Paid-in capital                                       21,918,472      22,645,088
          Retained earnings (substantially restricted)          25,788,692      25,221,308
                                                               -----------     -----------
                                                                47,768,330      47,927,562
          Employee Stock Ownership Plan                         (1,509,156)     (1,829,280)
          Stock held by Rabbi Trust                               (978,715)       (955,234)
                                                               -----------     -----------
         Total stockholders' equity                             45,280,459      45,143,048
                                                               -----------     -----------
         Total liabilities and stockholders' equity            $45,642,918     $45,149,488
                                                               ===========     ===========

         Statement of Operations
          Interest and fees on loans                           $   171,096     $         -
          Interest and dividends on investment securities          234,152               -
          Other interest income                                    275,790          16,724
                                                               -----------     -----------
         Net interest income                                       681,038          16,724

         Other Income
          Income from subsidiary                                 1,068,093       1,638,047
                                                               -----------     -----------
                                                                 1,749,131       1,654,771
         Non-Interest Expenses
          Professional fees                                         95,015               -
          Other expense                                             70,617              49
                                                               -----------     -----------
         Total non-interest expense                                165,632              49
                                                               -----------     -----------
         Net income before tax provision                         1,583,499       1,654,722

         Income tax provision                                      199,110           6,440
                                                               -----------     -----------
         Net income                                            $ 1,384,389     $ 1,648,282
                                                               ===========     ===========

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 18- Condensed Financial Information (Parent Company Only) - Continued
         -----------------------------------------------------

                                                               September 30,   September 30,
                                                                    1999            1998
                                                               -------------   -------------
       Statement of Cash Flows
  Net income                                                     $ 1,384,389    $  1,648,282
  Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities
   -------------------------------------
     Accretion of discount on investments                               (199)              -
     Equity in net income of subsidiary                           (1,068,093)       (542,812)
     (Increase) decrease in accounts receivable
     intercompany                                                    865,938        (802,449)
     Increase in accrued interest receivable on loans                (95,694)              -
     Increase in accrued interest receivable on investments         (146,792)              -
     Increase in other assets                                         (3,053)              -
     Increase in income taxes payable                                 51,420               -
     Increase in other liabilities and payables
     to disbursing agents                                            (53,687)              -
                                                                 -----------    ------------
       Net cash provided by operating activities                     934,229         303,021

  Cash Flows from Investing Activities
  ------------------------------------
     Purchase of stock subsidiary                                $         -    $(12,108,741)
     Increase in accrued taxes payable                                     -           6,440
     Proceeds from maturing interest bearing deposits                293,000               -
     Purchase of interest bearing deposits                          (883,000)              -
     Purchases of investment securities - held to maturity        (7,247,518)              -
     Principal collected on longer term loans                        182,928               -
                                                                 -----------    ------------
       Net cash used by investing activities                      (7,654,590)    (12,102,301)

  Cash Flows from Financing Activities
  ------------------------------------
     Proceeds from stock offering                                          -      22,420,831
     Refund of stock offering expense                                 55,000               -
     Employee Stock Ownership Plan (ESOP)                                  -      (1,829,280)
     Stock held by Management Retention Plan                        (732,073)              -
     Stock repurchase                                                (28,903)              -
     Dividends on stock                                             (817,005)              -
     Increase in dividends payable                                   294,797               -
                                                                 -----------    ------------
       Net cash provided (used) by financing activities           (1,228,184)     20,591,551
                                                                 -----------    ------------

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 18- Condensed Financial Information (Parent Company Only) - Continued
         -----------------------------------------------------

                                                              September 30,   September 30,
                                                                   1999           1998
                                                              -------------   -------------
  Increase (decrease) in cash and cash equivalents              $(7,948,545)     $8,792,271
  Cash and cash equivalents at beginning of period                8,792,271               -
                                                                -----------      ----------
  Cash and cash equivalents at end of period                    $   843,726      $8,792,271
                                                                ===========      ==========

  The following is a summary of cash and cash equivalents:
      Cash                                                      $   227,761      $  192,182
      Interest bearing deposits in other banks                    1,205,965       3,100,089
      Federal funds sold                                                  -       5,500,000
                                                                -----------      ----------
      Balance of cash items reflected on Statement of
       Financial Condition                                        1,433,726       8,792,271

           Less - certificate of deposit with a maturity
                        of more than three months                   590,000               -
                                                                -----------      ----------

  Cash and cash equivalents reflected on the
    Statement of Cash Flows                                     $   843,726      $8,792,271
                                                                ===========      ==========

Note 19- Recent Accounting Pronouncements
         --------------------------------

             SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 19- Recent Accounting Pronouncements - Continued
         --------------------------------

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

                                                        BOARD OF DIRECTORS

Henry V. Kahl                                      Gary C. Loraditch                                   John J. Panzer, Jr.
Chairman of the Board                              President and Chief Executive Officer               Self Employed
                                                   of the Company and the Bank
H. Adrian Cox
Vice Chairman of the Board                         William M. Loughran                                 P. Louis Rohe, Jr.
Insurance Agent for Rohe and Rohe                  Senior Vice President of the Bank and               Retired
Associates, Baltimore, Maryland                    Director

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


                                                         OFFICE LOCATIONS

     4111 E. Joppa Road, Suite 300                   4208 Ebenezer Road                 563 Bel Air Plaza
     Baltimore, Maryland  21236                      Perry Hall, Maryland 21128         Bel Air, Maryland 21014

     1736 Merritt Blvd.                              2165 York Road                     712 N. Rolling Road
     Dundalk, Maryland 21222                         Timmonium, Maryland 21093          Catonsville, Maryland 21228

                                2105 Rock Spring Road                   402 Constant Friendship Boulevard
                                Forest Hill, Maryland 21050             Abingdon, Maryland 21009

                                                       CORPORATE INFORMATION

Independent Certified Accountants             Special Counsel                                  Annual Report on Form 10-KSB
Anderson Associates, LLP                      Housley Kantarian & Bronstein, P.C.
7621 Fitch Lane                               1220 19th Street, N.W., Suite 700                A copy of the Company's Annual
Baltimore, Maryland 21236                     Washington, D.C. 20036                           Report on Form 10-KSB for the
                                                                                               fiscal year ended September 30,
General Counsel                               Annual Meeting                                   1999 as filed with the Securities
Moore, Carney, Ryan & Lattanzi, LLC           The 2000 Annual Meeting of Stockholders          and Exchange Commission, will be
4111 E. Joppa Road, Suite 201                 will be held on February 9, 2000 at              furnished without charge to
Baltimore, Maryland 21236                     4:00 p.m. at the Bank's Perry Hall               stockholders as of the record date
                                              office located at 4208 Ebenezer Road,            for the 2000 Annual Meeting upon
Transfer Agent and Registrar                  Baltimore, Maryland                              written request to Corporate
Chase-Mellon Shareholder Services                                                              Secretary, BCSB Bankcorp, Inc.,
450 W. 33rd Street, 15th Floor                                                                 4111 E. Joppa Road, Suite 300,
New York, New York  10001                                                                      Baltimore, Maryland  21236