Form 10KSB40, Exhibit 13
period 2000-09-30
BCSB BANKCORP INC
filed 2000-12-29
CIK 1052101

BCSB BANKCORP, INC.








         [LOGO]












                                                            2000 ANNUAL REPORT

BCSB BANKCORP, INC.
--------------------------------------------------------------------------------

     BCSB Bankcorp, Inc. (the "Company") serves as the holding company for its wholly owned subsidiary, Baltimore County Savings Bank, F.S.B. (the "Bank"). Baltimore County Savings Bank, M.H.C. (the "MHC"), a federal mutual holding company, owns 63.77% of the Company's outstanding common stock. The Company has no significant assets other than its investment in the Bank. The Company is primarily engaged in the business of directing, planning and coordinating the business activities of the Bank.

     The Bank is a federal mutual savings bank operating through ten banking offices serving Baltimore and Harford Counties in Maryland. The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank's market area, and, to a lesser extent, other real estate loans, consisting of construction loans, single-family rental property loans and commercial real estate loans, and consumer loans, particularly automobile loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and other income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

MARKET INFORMATION
--------------------------------------------------------------------------------

         The Company's common stock began trading under the symbol "BCSB" on the Nasdaq National Market System on July 9, 1998. There are currently 5,887,072 shares of the common stock outstanding and approximately 1,153 holders of record of the common stock. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated, as well as dividends paid on the common stock during each quarter.

                                High     Low       Dividends Per Share
                                ----     ---       -------------------
Fiscal 2000
-----------
First quarter..................$ 7.50   $6.375          $  .125
Second quarter.................  7.25    5.6562            .125
Third quarter..................  6.75    6.00              .125
Fourth quarter *...............  6.625   5.935             .125

Fiscal 1999
-----------
First quarter..................$10.375  $7.750          $    --
Second quarter.................  9.625   7.875               --
Third quarter..................  9.375   8.125             .125
Fourth quarter.................  8.563   6.310             .125
 -----------
 * As of December 11, 2000

         The stated high and low bid prices reflect inter-dealer prices, without
retail  mark-up,   mark-down  or  commission,   and  may  not  represent  actual
transactions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------
BCSB Bankcorp, Inc..........................................................(i)
Market Information..........................................................(i)
Letter to Stockholders.......................................................1
Selected Consolidated Financial and Other Data...............................2
Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................................4
Consolidated Financial Statements..........................................F-1
Corporate Information........................................Inside Back Cover

                        [BCSB BANKCORP, INC. LETTERHEAD]


To our Depositors, Shareholders and Friends:

     In this, our third annual report, we are beginning to see some of the results of the plans we started 2 1/2years ago. With three new offices during the year and enhancements to our financial products, continued with the improvements in the prior year, your bank can successfully compete in today's financial market place.


     November saw the opening of the Essex office. In January, White Marsh opened for business. It was followed with the Hickory office in April. The Essex drive-in became operational in November, 2000 and we expect our Carney location to begin operations in early 2001.


     During the year we introduced an overdraft line of credit loan product and started on-line banking through the bank's improved web site. We also have added home improvement loans to our available consumer loan portfolio.

     The result of this is that BCSB is a "full service community bank". I know of no other bank our size that offers a similar range of financial products for consumers. Our growth is evidence of the acceptance of BCSB in the community. Our five new offices are exceeding deposit expectations. Overall, deposits grew $35,500,000 in the fiscal year ended September 30, 2000, also better than expected.

     As we continue to grow, our financial performance will improve. Like others, we suffered with a decreasing net interest margin in the year. Our net interest income will increase as we grow, resulting in improved performance.

     Discussion of this past years operation follows. You will see a good foundation for growth and prosperity.


                                   Very truly yours,

                                   /s/ Gary C. Loraditch

                                   Gary C. Loraditch
                                   President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                        At September 30,
                                                                  -----------------------------
                                                                    2000               1999
                                                                  --------           ---------
                                                                          (In thousands)

Total assets....................................................  $   325,879       $   298,302
Loans receivable, net...........................................      241,520           215,383
Cash............................................................        6,571             5,977
Interest-bearing deposits in other banks........................        5,256             8,651
Federal funds sold..............................................          455               449

Investment securities:
    Held to maturity............................................       41,158            35,232
Mortgage-backed securities:
    Held to maturity............................................       19,824            23,500
FHLB stock......................................................        1,834             1,650
Deposits........................................................      268,882           233,365
FHLB advances...................................................        9,500            16,000
Stockholders' equity  - substantially restricted................       43,343            45,280


SELECTED CONSOLIDATED OPERATIONS DATA

                                                                    Year Ended September 30,
                                                                  -----------------------------
                                                                     2000              1999
                                                                  ----------        ----------
                                                                          (In thousands)

Interest income.................................................  $    21,480       $    19,396
Interest expense................................................       11,757             9,780
                                                                  -----------       -----------
Net interest income before
   provision for loan losses....................................        9,723             9,616
Provision for loan losses.......................................          162               339
                                                                  -----------       -----------
Net interest income.............................................        9,561             9,277
Other income....................................................          530               547
Non-interest expense............................................        8,967             7,482
                                                                  -----------       -----------
Income before income taxes......................................        1,124             2,342
Income tax provision............................................          437               957
                                                                  -----------       -----------
Net Income......................................................  $       687       $     1,384
                                                                  ===========       ===========

KEY OPERATING RATIOS:

                                                                      At or for the Year
                                                                      Ended September 30,
                                                                  ---------------------------
                                                                     2000             1999
                                                                  ----------       ---------
PERFORMANCE RATIOS:
   Return on average assets (net income
      divided by average total assets)..........................       .22%             .49%
   Return on average equity (net income
      divided by average equity)................................      1.58             3.03
   Interest rate spread (combined
      weighted average interest rate
      earned less combined weighted
      average interest rate cost)...............................      2.77             2.94
   Net interest margin (net interest
      income divided by average
      interest-earning assets)..................................      3.26             3.51
   Ratio of average interest-earning assets
      to average interest-bearing liabilities...................    112.46           116.05
   Ratio of non-interest expense to
      average total assets......................................      2.86             2.63

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period.............................................       .16              .39
   Nonperforming loans to gross loans at
      end of period.............................................       .15              .46
   Allowance for loan losses to gross loans
      at end of period..........................................       .55              .57
   Allowance for loan losses to nonperforming
      loans at end of period....................................    366.32           124.20
   Provision for loan losses to gross loans ....................       .06              .15
   Net charge-offs to average loans
      outstanding...............................................       .01              .05

CAPITAL RATIOS:
   Equity to total assets at end
      of period.................................................     13.30            15.18
   Average equity to average
      assets....................................................     13.83            16.07


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

         The Bank's principal strategy in managing interest rate risk has been to emphasize the acquisition of short- and intermediate-term assets, including locally originated 15-year fixed-rate mortgage loans and consumer loans, particularly automobile loans. In addition, in managing its portfolio of investment securities and mortgage-backed securities, the Bank in recent periods has purchased short-term investment securities so as to reduce the Bank's exposure to increases in interest rates. To further manage interest rate risk, the Bank will occasionally sell loans into the secondary market, while retaining the servicing of said loans.

         In addition to shortening the average repricing period of its assets, the Bank has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

MARKET RISK

         Management measures the Bank's interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on the Bank's NPV of sudden and sustained 1% to 3% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV of 10%, 17% and 23% in the event of 1%, 2% and 3% increases in market interest rates, respectively, and of 13%, 25% and 38% in the event of 1%, 2% and 3% decreases in market interest rates, respectively. The following table presents the Bank's projected change in NPV for the various rate shock levels at September 30, 2000.

                                   Net Portfolio Value                    NPV as % of PV of  Assets
 Change                -------------------------------------------        -------------------------
in Rates               $ Amount        $ Change(1)     % Change(2)        NPV Ratio (3)   Change(4)
--------               --------        -----------     -----------        ------------    ---------
                                                                          (Dollars in thousands)

  + 300bp              $  22,619        (13,710)         (38)%             7.48%           (377) bp
  + 200bp                 27,096         (9,233)         (25)              8.77            (249) bp
  + 100bp                 31,753         (4,576)         (13)             10.06            (120) bp
      0bp                 36,329                                          11.26
  - 100bp                 39,993          3,663           10              12.16              91  bp
  - 200bp                 42,456          6,127           17              12.72             146  bp
  - 300bp                 44,579          8,250           23              13.17             191  bp

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

***Risk Measures: 200 bp rate shock***

                                                                     At             At
                                                                September 30,   September 30,
                                                                    2000           1999
                                                              ----------------  -------------

Pre-Shock NPV Ratio: NPV as % of PV of Assets...............      11.26%            12.92%
Exposure Measure: Post Shock NPV Ratio......................       8.77              9.83
Sensitivity Measure: Change in NPV Ratio....................      249 bp            309 bp


         The above table indicates that at September 30, 2000, in the event of sudden and sustained increases in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, the Bank's NPV would be expected to increase. The Bank's Board of Directors reviews the Bank's NPV position quarterly, and, if estimated changes in NPV are not within the targets established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved targets. At September 30, 2000, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

         NPV is calculated by the OTS by using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended September 30, 2000, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

                                                                       Year Ended September 30,
                                            -------------------------------------------------------------------------
                                                           2000                                     1999
                                            ---------------------------------       ---------------------------------
                                                                     Average                                  Average
                                            Average                  Yield/         Average                   Yield/
                                            Balance       Interest    Cost          Balance        Interest    Cost
                                            -------       --------   ------         -------        --------   ------
                                                                        (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1).................    $ 230,409      $17,153     7.44%        $ 195,781      $ 14,767     7.54%
  Mortgage backed securities...........       22,107        1,446     6.54            26,711         1,719     6.44
  Investment securities and FHLB stock.       38,619        2,456     6.36            27,202         1,623     5.97
  Other interest-earning assets........        6,837          425     6.22            24,026         1,287     5.36
                                           ---------      -------                  ---------      --------
      Total interest-earning assets ...      297,972       21,480     7.21           273,720        19,396     7.09
Non-interest-earning assets............       15,707                                  10,383
                                           ---------                               ---------
      Total assets.....................    $ 313,679                               $ 284,103
                                           =========                               =========

Interest-bearing liabilities:
  Deposits.............................    $ 251,306      $10,867     4.32         $ 230,546         9,614     4.17
  FHLB advances........................       11,930          885     7.42             3,417           158     4.62
  Other liabilities....................        1,723            5      .29             1,899             8     0.42
                                           ---------      -------                  ---------      --------
      Total interest-bearing
        liabilities....................      264,959       11,757     4.44           235,862         9,780     4.15
                                                          -------   ------                        --------   ------
Non-interest-bearing liabilities.......        4,652                                   2,573
                                           ---------                               ---------
      Total liabilities................      269,611                                 238,435
Stockholders' equity...................       44,068                                  45,668
                                           ---------                               ---------
      Total liabilities and retained
        earnings.......................    $ 313,679                                $284,103
                                           =========                                ========

Net interest income....................                   $ 9,723                                 $  9,616
                                                          =======                                 ========

Interest rate spread...................                               2.77%                                    2.94%
                                                                    ======                                   =======
Net interest margin (2)................                               3.26%                                    3.51%
                                                                    ======                                   =======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                           112.46%                                  116.05%
                                                                    ======                                   ========

____________
(1)  Includes nonaccrual loans.
(2)  Represents  net  interest   income  divided  by  the  average   balance  of
     interest-earning assets.

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

                                                           Year Ended  September  30,
                                                -------------------------------------------------
                                                   2000               vs.                  1999
                                                -------------------------------------------------
                                                               Increase (Decrease)
                                                                     Due to
                                                -------------------------------------------------
                                                                               Rate/
                                                Volume         Rate            Volume       Total
                                                ------         ----            ------       -----
                                                                   (In thousands)
Interest income:
  Loans receivable..........................   $  2,612       $   (192)      $    (34)   $  2,386
  Mortgage-backed securities................       (296)            28             (5)       (273)
  Investment securities and
      FHLB Stock............................        682            107             45         834
  Other interest-earning assets.............       (921)           206           (148)       (863)
                                               --------       --------       --------    --------
    Total interest-earning assets...........      2,077            149           (142)      2,084

Interest expense:
  Deposits..................................        866            355             32       1,253
  FHLB advances.............................         42            133            702         877
  Other liabilities.........................        (78)          (148)            73        (153)
                                               --------       --------       --------    --------
     Total interest-bearing
       liabilities..........................        830            340            807       1,977
                                               --------       --------       --------    --------

Change in net interest income...............   $  1,247       $   (191)      $   (949)   $    107
                                               ========       ========       ========    ========

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2000 AND 1999

         During the year ended September 30, 2000, the Company focused its efforts on pursuing its growth strategy through the addition of new branch offices. During the year ended September 30, 2000, the Bank opened three new branch offices in Essex, Hickory and White Marsh. These three additional offices are in addition to the two new branch offices opened during the year ended September 30, 1999. While the building and opening of new branch offices has resulted in additional expense in the short term, management believes that these branch offices will enhance the profitability and growth of the Company over the long term. Based on deposit growth to date in the new offices, all will break even within three years of the date they opened.

         Total assets increased by $27.6 million, or 9.3%, from $298.3 million at September 30, 1999 to $325.9 million at September 30, 2000. The increase in assets during fiscal year 2000 was attributable to a $26.1 million, or 12.1%, increase in loans receivable, net from $215.4 million at September 30, 1999 to $241.5 million at September 30, 2000.

         In recent years, the Company has emphasized the origination of automobile loans because of the higher rates and shorter terms to maturity of those loans. Through these efforts, the Company increased automobile loans by $21.1 million, or 45.3%, from $46.8 million at September 30, 1999 to $67.9 million at September 30, 2000. Most of the remaining increase in the loan portfolio reflected an increase in single-family residential mortgage loans, which increased by $5.6 million, or 3.8%, from $146.9 at September 30, 1999 to $152.5 million at September 30, 2000, reflecting increased loan demand and the addition of new customers from the new branch offices.

     The Company's loan growth was funded with deposits, which increased by $35.5 million, or 15.2%, from $233.4 million at September 30, 1999 to $268.9 million at September 30, 2000. The Bank was able to increase its deposits through the new branch offices and with increased marketing efforts. The growth in deposits enabled the Company to reduce its reliance on Federal Home Loan Bank advances, which decreased by $6.5 million, or 40.6%, from $16.0 million at September 30, 1999 to $9.5 million at September 30, 2000.

     Stockholders' equity decreased by $1.9 million, or 4.3%, from $45.3 million at September 30, 1999 to $43.3 million at September 30, 2000 as the Company repurchased 226,090 shares of its Common Stock during the year ended September 30, 2000 at a cost of $1.7 million.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

     Net Income. Net income decreased by $698,000, or 50.4%, from $1.4 million for the year ended September 30, 1999 to $687,000 for the year ended September 30, 2000. Although net interest income increased by $107,800, or 1.1%, from $9.6 million for the year ended September 30, 1999 to $9.7 million for the year ended September 30, 2000, non-interest expenses increased by $1.5 million, or 2.0%, from $7.5 million for the year ended September 30, 1999 to $9.0 million for the year ended September 30, 2000.

     Net  Interest  Income.  Net  interest  income was $9.6 million for the year ended September 30, 1999, as compared to $9.7 million for the year ended September 30, 2000, representing an increase of $107,000, or 1.1%. The increase in net interest income primarily was the result of increases in the volume of interest-earning assets and interest-bearing liabilities. These increases allowed the Company to improve net interest income despite a 17 basis point decrease in the interest rate spread. The Company's ratio of average interest-earning assets to average interest-bearing liabilities decreased from 116.05% for the year ended September 30, 1999 to 112.46% for the year ended September 30, 2000, as the Company spent $1.7 million to repurchase Common Stock during year ended September 30, 2000.

     Interest income increased by $2.1, or 10.7%, from $19.4 million for the year ended September 30, 1999 to $21.5 million for the year ended September 30, 2000. The increase was due primarily to an increase in interest and fees on loans, which reflected an increase in the average balance of loans from $195.8 million for the year ended September 30, 1999 to $230.4 million for the year ended September 30, 2000. The increase in the average balance of loans was achieved primarily through increases in automobile loans, and to a lesser extent, residential mortgage loans. Also contributing to the increase in interest income was a $833,000, or 51.3%, increase in interest and dividends on investment securities, which increased from $1.7 million for the year ended September 30, 1999 to $2.5 million for the year ended September 30, 2000. The increase in interest and dividends on investment securities reflected a 39 basis point increase in the average yield, as well as an increase in the average balance in investment securities. Interest on mortgage-backed securities decreased by $273,000, or 15.9%, from $1.7 million for the year ended on September 30, 1999 to $1.4 million for the year ended September 30, 2000 due to decreases in the average balance of mortgage-backed securities as the Company deployed assets into loans.

     Interest Expense. Interest expense increased by $2.0 million, or 20.2%, from $9.8 million for the year ended September 30, 1999 to $11.8 million for the year ended September 30, 2000. This increase was due to an increase in the average volume of deposits, which comprised the largest component of the Company's interest-bearing liabilities. The average balance of deposits increased by $20.8 million, 9.0%, from $230.5 million for the year ended September 30, 1999 to $251.3 million for the year ended September 30, 2000. The Company was able to increase its deposits through its advertising and through its new branch offices.

     Provisions for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company established provisions for loan losses of $162,000 and $339,000 for the years ended September 30, 2000 and 1999, respectively. In establishing such provisions, management considered the lower delinquency on its loan portfolio as well as the increased volume of automobile loans. In addition, management considered the level of Company's non-performing loans, which were $383,000 and $1.0 million at September 30, 2000 and 1999, respectively, and levels of the Company's net charge-offs, which totaled $32,000 and $100,000 during the years ended September 30, 2000 and 1999, respectively.

     Other Income. Total other income decreased by $17,000, or 3.1%, from $547,000 for the year ended September 30, 1999 to $530,000 for the year ended September 30, 2000. While the Company was able to increase the fees it earned on transaction accounts, this was offset by a loss on the sale of foreclosed real estate of $40,000 incurred during the year ended September 30, 2000.

     Non-interest Expenses. Total non-interest expenses increased by $1.5 million, or 19.8%, from $7.5 million for the year ended September 30, 1999 to $9.0 million for the year ended September 30, 2000. Much of the increase was attributable to the opening of new branch offices, as the Company experienced increases of $673,000, or 16.7%, in salaries and related expenses, $287,000, or 40.7%, in occupancy expense, $127,000, or 25.0%, in data processing expense, and $191,000, or 30.9%, in property and equipment expense. In addition, during the year ended September 30, 2000, the Company increased its advertising expense by $320,000, or 65.2%, in an effort to increase market share and to promote its new branch offices.

     Income Taxes. The Company income tax expense was $437,000 and $957,000 for the years ended September 30, 2000 and 1999, respectively. The Company's effective tax rate was 38.9% and 40.9% for years ended September 30, 2000 and 1999, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company initially has no business other than that of the Bank and investing the net stock issuance proceeds retained by it. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     At September 30, 2000, the Bank exceeded all regulatory minimum capital requirements. For information regarding the Bank's retained earnings as reported in its financial statements at September 30, 2000 to its tangible, core and risk-based capital levels and compares such totals to the regulatory requirements, see Note 15 of Notes to Consolidated Financial Statements.

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

     The primary investing activity of the Company are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 2000 and 1999, the Bank had $89.6 million and $99.6 million, respectively, of loan originations. During the years ended September 30, 2000 and 1999, the Company purchased investment securities in the amounts of $7.0 million and $33.0 million, respectively, and mortgage-backed securities in the amounts of $3.7 million and $3.0 million, respectively. Other investing activities include originations of loans and purchases of mortgage-backed securities. The primary financing activity of the Company is the attraction of savings deposits.

     The Company has other sources of liquidity if there is a need for funds. The Bank has the ability to obtain advances from the FHLB of Atlanta. In addition, the Company maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4.0%. The Bank's average daily liquidity ratio for the month of September 2000 was approximately 27.9%, which exceeded the required level for such period. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, the Bank's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At September 30, 2000, cash, interest-bearing deposits in other banks and federal funds sold totaled $6.6 million, $5.3 million and $455,000, respectively.

     The Company anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 2000 totaled $100.1 million. Based on past experience, management believes that a significant portion of such deposits will remain with the Bank. The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party.

     On August 26, 1999 the Company commenced a stock repurchase program to acquire up to 320,124 shares (which included 91,464 shares for the Management Recognition Plan Trust), or approximately 5% of the Company's outstanding shares of common stock as part of its capital management strategy. The Company completed the repurchase in May 2000 acquiring 320,124 shares, for which it paid an aggregate of $2.5 million.

     In keeping with the Company's stated policy, quarterly dividends were declared on April 7, July 7, and October 11, 2000 of 12 1/2(cent) each. In keeping with Federal regulations, Baltimore County Savings Bank, M.H.C. (the "MHC") applied for, and elected to waive receipt of, dividends from the Company as to its shares, which amounted to 3,754,960 shares as of December 22, 2000, or 63.77% of all outstanding shares of the Company's common stock. The dividends rate is based in part on the Bank's strong capital position (see foot note 15) and the flexibility of the mutual holding company structure whereby the MHC, with regulatory approval, has waived dividends otherwise payable to it. This has enabled the Bank to reward its public shareholders with a strong dividend stream while retaining sufficient capital to support Company operations, earnings growth and the Bank's branch expansion business plan.

     The Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 2000, the Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $219,000, $20.1 million and $1.1 million, respectively. See Note 3 of Notes to Consolidated Financial Statements.

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

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To the Stockholders and Board of Directors
BCSB Bankcorp, Inc.
Baltimore, Maryland

         We have audited the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2000 and September 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCSB
Bankcorp, Inc. and Subsidiaries as of September 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended September 30, 2000, in conformity with generally accepted accounting principles.




/s/ Anderson Associates, LLP



November 28, 2000
Baltimore, Maryland
                                       F-1

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                                              September 30,
                                                                                              -------------
                                                                                        2000                 1999
                                                                                        ----                 ----
               Assets
               ------
Cash                                                                               $    6,570,657       $    5,976,961
Interest bearing deposits in other banks                                                5,255,622            8,651,267
Federal funds sold                                                                        455,431              448,945
Investment securities, held to maturity (Note 2)                                       41,158,120           35,232,306
Loans receivable, net (Note 3)                                                        241,519,815          215,383,087
Mortgage backed securities, held to maturity (Note 4)                                  19,824,152           23,499,794
Foreclosed real estate, net (Note 5)                                                       50,000               89,091
Investment in real estate development and
 loans to joint ventures (Note 6)                                                           --                   5,287
Premises and equipment, net (Note 7)                                                    6,709,595            4,846,121
Federal Home Loan Bank of Atlanta stock                                                 1,834,400            1,650,300
Accrued interest receivable - loans                                                       863,647              834,424
                            - investments                                                 730,607              635,757
                            - mortgage backed securities                                  121,088              140,005
Prepaid and deferred income taxes (Note 16)                                               257,581              361,211
Other assets                                                                              528,459              547,171
                                                                                      -----------          -----------

Total assets                                                                         $325,879,174         $298,301,727
                                                                                      ===========          ===========
                 Liabilities and Stockholders' Equity
                 ------------------------------------
Liabilities
-----------
   Deposits (Note 8)                                                                 $268,881,604         $233,364,564
   Federal Home Loan Bank of Atlanta advances (Note 9)                                  9,500,000           16,000,000
   Advance payments by borrowers for
    taxes and insurance                                                                 1,190,057            1,101,971
   Income taxes payable (Note 16)                                                          25,532               60,670
   Payables to disbursing agents                                                          364,755              163,923
   Dividends payable                                                                      265,954              294,797
   Other liabilities                                                                    2,308,455            2,035,343
                                                                                      -----------          -----------
Total liabilities                                                                     282,536,357          253,021,268

Commitments and contingencies (Notes 3, 7 and 11)

Stockholders' Equity  (Notes 12, 13, 14 and 15)
--------------------
   Common  stock (Par value $.01 - 13,500,000 authorized,
    5,887,072 and 6,113,162 shares issued and outstanding
    at September 30, 2000 and 1999, respectively)                                          58,871               61,132
   Additional paid-in capital                                                          20,214,611           21,918,506
   Retained earnings (substantially restricted)                                        25,447,089           25,788,692
                                                                                      -----------          -----------
                                                                                       45,720,571           47,768,330
   Employee Stock Ownership Plan                                                       (1,326,228)          (1,509,156)
   Stock held by Rabbi Trust                                                           (1,051,526)            (978,715)
                                                                                      -----------          -----------
Total stockholders' equity                                                             43,342,817           45,280,459
                                                                                      -----------          -----------
Total liabilities and stockholders' equity                                           $325,879,174         $298,301,727
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

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                                            For Years Ended
                                                                                              September 30,
                                                                                    ----------------------------------
                                                                                         2000                  1999
                                                                                         ----                  ----
Interest and fees on loans (Note 3)                                                   $17,153,136          $14,766,745
Interest on mortgage backed securities                                                  1,445,783            1,718,785
Interest and dividends on investment securities                                         2,455,989            1,622,897
Other interest income                                                                     425,153            1,287,340
                                                                                     ------------          -----------
Total interest income                                                                  21,480,061           19,395,767

Interest on deposits (Note 8)                                                          10,866,557            9,614,116
Interest on borrowings - short term                                                       884,912              157,944
Other interest expense                                                                      5,288                7,753
                                                                                     ------------          -----------
Total interest expense                                                                 11,756,757            9,779,813
                                                                                     ------------          -----------
Net interest income                                                                     9,723,304            9,615,954
Provision for losses on loans (Note 3)                                                    161,646              339,251
                                                                                     ------------          -----------

Net interest income after provision for losses on loans                                 9,561,658            9,276,703

Other Income
------------
   (Loss) gain on sale of foreclosed real estate                                          (39,870)              17,437
   Servicing fee income                                                                     8,040                8,223
   Fees and charges on loans                                                              145,927              149,494
   Fees on transaction accounts                                                           206,495              173,419
   Rental income                                                                          119,763              113,253
   Gain from real estate development and joint venture                                      5,082                5,352
   Gain on sale of fixed assets                                                             3,475                 --
   Loss on sale of mortgages                                                               (3,499)                --
   Miscellaneous income                                                                    84,669               79,885
                                                                                     ------------          -----------
Net other income                                                                          530,082              547,063

Non-Interest Expenses
---------------------
   Salaries and related expense                                                         4,694,225            4,020,761
   Occupancy expense                                                                      992,248              705,016
   Deposit insurance premiums                                                             143,435              184,498
   Data processing expense                                                                632,667              505,928
   Property and equipment expense                                                         807,164              616,613
   Professional fees                                                                      224,279              263,048
   Advertising                                                                            811,917              491,937
   Telephone, postage and office supplies                                                 445,107              350,156
   Amortization of excess of cost over fair value of net assets acquired                    --                  24,497
   Other expenses                                                                         216,312              319,456
                                                                                     ------------          -----------
Total non-interest expenses                                                             8,967,354            7,481,910
                                                                                     ------------          -----------
Income before tax provision                                                             1,124,386            2,341,856
Income tax provision (Note 16)                                                            437,622              957,467
                                                                                     ------------          -----------

Net income                                                                           $    686,764          $ 1,384,389
                                                                                     ============          ===========
Net Income Per Share of Common Stock (Note 1)
   Basic                                                                             $       0.12          $      0.24
   Diluted                                                                           $       0.12          $      0.23


The accompanying notes to consolidated financial statements are an integral part of these statements.
                                       F-3

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                 -----------------------------------------------

                                                                                    Employee
                                                    Additional                        Stock          Stock            Total
                                       Common        Paid-In        Retained        Ownership        Held By      Stockholders'
                                       Stock         Capital        Earnings         Plan           Rabbi Trust      Equity
                                     ----------    ------------     ---------       ---------       -----------   -------------

Balance - September 30, 1998           $61,166    $ 22,645,088    $ 25,221,308    $ (1,829,280)   $   (955,234)   $ 45,143,048

Compensation under stock based
   benefit plans                          --           (20,640)           --           320,124            --           299,484
Acquisition of stock for Rabbi Trust      --              --              --              --           (81,211)        (81,211)
Adjust market value of Rabbi Trust
  shares to cost                          --              --              --              --            57,730          57,730
Refund of duplicate payment from
  reorganization                          --            55,000            --              --              --            55,000
Acquisition of stock for Management
  Retention Plan                          --          (732,073)           --              --              --          (732,073)
Treasury stock purchase                    (34)        (28,869)           --              --              --           (28,903)
Cash dividends declared
  ($.365 per share)                       --              --          (817,005)           --              --          (817,005)
Net income                                --              --         1,384,389            --              --         1,384,389
                                       -------    ------------    ------------    ------------    ------------    ------------

Balance - September 30, 1999            61,132      21,918,506      25,788,506      (1,509,156)       (978,715)     45,280,459

Compensation under stock based
  benefit plans                           --            41,574            --           182,928            --           224,502
Acquisition of stock for
  Rabbi Trust                             --              --              --              --           (72,811)        (72,811)
Acquisition of stock for
   Management Retention Plan              --           (37,665)           --              --              --           (37,665)
Treasury stock purchase                 (2,261)     (1,707,804)           --              --              --        (1,710,065)
Cash dividends declared
  ($.50 per share)                        --              --        (1,028,367)           --              --        (1,028,367)
Net income                                --              --           686,764            --              --           686,764
                                       -------    ------------    ------------    ------------    ------------    ------------

Balance - September 30, 2000           $58,871    $ 20,214,611    $ 25,447,089    $ (1,326,228)   $ (1,051,526)   $ 43,342,817
                                       =======    ============    ============    ============    ============    ============

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

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                             For Years Ended
                                                                                               September 30,
                                                                                    ----------------------------------
                                                                                       2000                 1999
                                                                                       ----                 ----
Operating Activities
--------------------
     Net income                                                                     $     686,764         $  1,384,389
     Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities
      -------------------------------------
         Accretion of discount on investments                                                (134)                (254)
         Proceeds from loans sold                                                       1,081,495                 --
         Loss on loans sold                                                                 3,499                 --
         Loan fees and costs deferred, net                                                280,422              (87,312)
         Amortization of deferred loan fees and costs                                    (156,310)            (180,770)
         Provision for losses on loans                                                    161,646              339,251
         Non-cash compensation under Stock-Based
          Benefit Plan                                                                    224,502              299,484
         Amortization of premium on mortgage backed
          securities                                                                       35,686               41,459
         Loss (gain) on sale of foreclosed real estate                                     39,870              (17,437)
         Gain from real estate development and joint venture                               (5,082)              (5,352)
         Provision for depreciation                                                       638,266              405,309
         Gain on sale of fixed assets                                                      (3,475)                --
         Increase in accrued interest receivable on loans                                 (29,223)            (109,359)
         Increase in accrued interest receivable on investments                           (94,850)            (107,526)
         Decrease in accrued interest receivable on
           mortgage backed securities                                                      18,917               56,131
         (Increase) decrease in prepaid income taxes                                      (79,841)              12,839
         Decrease (increase) in deferred income tax assets                                183,471             (342,109)
         Amortization of excess of cost over fair value of
          net assets acquired                                                               --                  24,497
         Decrease (increase) in other assets                                               18,712              (20,438)
         (Decrease) increase in accrued interest payable
          on deposits                                                                    (202,850)              39,604
         Decrease in income taxes payable                                                 (35,138)                (122)
         Increase in other liabilities and payables
          to disbursing agents                                                            473,944              361,907
                                                                                     ------------          -----------
              Net cash provided by operating activities                                 3,240,291            2,094,191


                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                            For Years Ended
                                                                                              September 30,
                                                                                     ---------------------------------
                                                                                         2000                 1999
                                                                                         ----                 ----
Cash Flows from Investing Activities
------------------------------------
     Proceeds from maturing interest bearing deposits                                $  3,569,000         $  2,045,000
     Purchase of interest bearing deposits                                                 --               (8,002,000)
     Purchases of investment securities - held to
      maturity                                                                         (6,975,680)         (32,981,229)
     Proceeds from maturities of investment securities -
      held to maturity                                                                  1,050,000           10,360,000
     Longer term loans originated                                                     (32,937,959)         (52,987,170)
     Principal collected on longer term loans                                          24,254,128           33,913,036
     Net increase in short-term loans                                                 (18,077,072)         (14,521,057)
     Loans purchased                                                                     (763,619)              --
     Principal collected on mortgage backed securities                                  7,325,050           13,664,157
     Purchase of mortgage backed securities                                            (3,685,094)          (3,007,566)
     Proceeds from sales of foreclosed real estate                                         16,263              409,197
     Net investment and loans to joint ventures                                            10,369                8,260
     Investment in premises and equipment                                              (2,498,265)          (2,262,872)
     Purchase of Federal Home Loan Bank of Atlanta stock                                 (184,100)            (138,400)
                                                                                     ------------         ------------
         Net cash used by investing activities                                        (28,896,979)         (53,500,644)

Cash Flows from Financing Activities
------------------------------------
     Net increase in demand deposits, money market,
      passbook accounts and advances by borrowers
      for taxes and insurance                                                           1,656,256            4,937,630
     Net increase in certificates of deposit                                           34,151,720            7,834,180
     Increases in Federal Home Loan Bank of Atlanta
      advances                                                                         10,500,000           16,000,000
     Repayment of Federal Home Loan Bank of
      Atlanta advances                                                                (17,000,000)              --
     (Decrease) increase in dividends payable                                             (28,843)             294,797
     Acquisition of stock for Rabbi Trust                                                 (72,811)             (81,211)
     Change in market value of Rabbi Trust stock                                            --                  57,730
     Refund of stock offering expense                                                       --                  55,000
     Acquisition of stock for Management Retention Plan                                   (37,665)            (732,073)
     Treasury stock purchase                                                           (1,710,065)             (28,903)
     Dividends on stock                                                                (1,028,367)            (817,005)
                                                                                     ------------         ------------
              Net cash provided by financing activities                                26,430,225           27,520,145
                                                                                     ------------         ------------

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                            For Years Ended
                                                                                               September 30,
                                                                                    -----------------------------------
                                                                                         2000                 1999
                                                                                         ----                 ----
Increase (decrease) in cash and cash equivalents                                     $    773,537         $(23,886,308)
Cash and cash equivalents at beginning of period                                        7,188,173           31,074,481
                                                                                      -----------          -----------
Cash and cash equivalents at end of period                                           $  7,961,710         $  7,188,173
                                                                                      ===========          ===========
The following is a summary of cash and cash equivalents:
     Cash                                                                            $  6,570,657         $  5,976,961
     Interest bearing deposits in other banks                                           5,255,622            8,651,267
     Federal funds sold                                                                   455,431              448,945
                                                                                      -----------          -----------
     Balance of cash items reflected on Statement of
      Financial Condition                                                              12,281,710           15,077,173

         Less - certificate of deposit with a maturity
                     of more than three months                                          4,320,000            7,889,000
                                                                                      -----------          -----------

Cash and cash equivalents reflected on the
  Statement of Cash Flows                                                            $  7,961,710         $  7,188,173
                                                                                      ===========          ===========

Supplemental Disclosures of Cash Flows Information:
   Cash paid during the period for:

      Interest                                                                       $ 12,059,372         $  9,407,893
                                                                                      ===========          ===========

      Income taxes                                                                   $    390,908         $  1,284,280
                                                                                      ===========          ===========

   Transfer from loans to real estate acquired
     through foreclosure                                                             $    --              $    110,161
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

          I.   Investment in Real Estate Development and Loans to Joint Ventures
               - Land development costs not in excess of net realizable value are capitalized and charged to expense as revenue is recognized. Revenues are recognized when a sale has been consummated. Indirect costs and administrative expenses are charged as incurred to periodic income and are not allocated to land development costs. The Bank capitalizes interest on land development projects in accordance with Statement 34 of the Financial Accounting Standards Board. No interest was capitalized for the years ended September 30, 2000 and 1999.

          J. Premises and Equipment - Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

          K. Intangible Assets Acquired, Net - On September 16, 1994, Baltimore County Savings Bank, F.S.B. purchased the deposits and certain assets from the Resolution Trust Corporation, receiver of Second National Federal Savings Association. The Bank classified as an intangible asset the fair market value assigned to the capacity of existing savings accounts acquired to generate future earnings ("the Core Deposit Value"). The core deposit value of $133,572 is being amortized on a straight-line method over five years, the estimated life of the core deposit value. Accumulated amortization was $133,572 at September 30, 2000 and 1999.

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

          M. Earnings Per Share - As required, The Bank adopted Statement of Financial Accounting Standards No. 128 during the year ended September 30, 1999. This Statement requires dual presentation of basic and diluted earnings per share ("ESP") with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator). The basic and diluted weighted average shares outstanding for the years ended September 30, 2000 and 1999 are as follows:

                                                                                                    2000
                                                                       ------------------------------------------------------
                                                                          Income              Shares           Per Share
                                                                       (Numerator)        (Denominator)         Amount
                                                                       -----------        -------------        --------------
                Basic EPS
                ---------
                   Income available to share holders                         $686,764              5,637,180     $ 0.12
                                                                                                                 ======
                Diluted EPS
                -----------
                   Effect of dilutive shares                                    --                   106,612
                                                                             --------             ----------
                   Income available to shareholders
                    plus assumed conversions                                 $686,764              5,743,792     $ 0.12
                                                                             ========             ==========     ======

                                                                                                    1999
                                                                       ------------------------------------------------------
                Basic EPS
                ---------
                   Income available to share holders                       $1,384,389              5,859,344     $ 0.24
                                                                                                                 ======
                Diluted EPS
                -----------
                   Effect of dilutive shares                                    --                    89,803
                                                                           ----------             ----------
                   Income available to shareholders
                    plus assumed conversions                               $1,384,389              5,949,147     $ 0.23
                                                                           ==========             ==========     ======

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 1 -  Summary of Significant Accounting Policies - Continued
          ------------------------------------------

          N. Statement of Cash Flows - In the staatement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit and Federal Home Loan Bank of Atlanta time deposits with an original maturity date less than ninety days.

          O. Employee Stock Ownership Plan -The Company accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See
               Note 12)

          P. Reclassification and Restatement - Certain prior years' amounts have been reclassified to conform to the current year's method of presentation.

Note 2 -  Investment Securities
          ---------------------

               The amortized cost and fair values of investment securities are as follows as of September 30, 2000 and 1999.

                                                                            Gross            Gross
                                                       Amortized          Unrealized       Unrealized            Fair
                                                          Cost              Gains            Losses              Value
                                                       ---------          ----------       ----------            -----
    Held to Maturity:

    September 30, 2000
      U.S. Government and Agency
       Obligations, held to maturity                 $41,158,120          $ 14,008        $   815,838         $40,356,290
                                                     ===========          ========        ===========         ===========
    September 30, 1999
      U.S. Government and Agency
       Obligations, held to maturity                 $35,232,306          $  --           $1,014,635         $34,217,671
                                                     ===========          ========        ===========         ===========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 2 -  Investment Securities - Continued
          ---------------------

               The following is a summary of investment securities:

                                                         September 30, 2000                 September 30, 1999
                                                    --------------------------         ------------------------------
                                                      Amortized           Fair            Amortized           Fair
                                                        Cost             Value               Cost            Value
                                                    -------------        -----          -------------        -----
     Held to Maturity:

     U.S. Government and Agency Obligations
     --------------------------------------
      Due within 12 months                           $   750,000        $   747,669       $   500,000     $   498,594
      Due beyond 12 months but
       within five years                              28,636,269         28,122,424        21,985,811      21,460,136
      Due beyond five years but
       within ten years                               11,021,851         10,786,979        11,996,495      11,542,144
      Due beyond ten years                               750,000            699,218           750,000         716,797
                                                     -----------        -----------       -----------     -----------
                                                     $41,158,120        $40,356,290       $35,232,306     $34,217,671
                                                     ===========        ===========       ===========     ===========

               Proceeds from maturities of held to maturity securities were $1,050,000 and $10,360,000 for the years ended September 30, 2000 and 1999, respectively. There were no gross gains or losses realized for the years ended September 30, 2000 and 1999.

Note 3 -  Loans Receivable
          ---------------

               Loans receivable at September 30, 2000 and 1999 consist of the following:

                                                                                               September 30,
                                                                                     ----------------------------------
                                                                                         2000                  1999
                                                                                         ----                  ----
              Single-family residential mortgages                                    $152,469,353          $146,867,904
              Single-family rental property loans                                       5,079,532             4,831,931
              Commercial real estate loans                                             13,648,781            10,215,951
              Construction loans                                                        5,905,435             5,592,033
              Commercial loans secured                                                  1,474,545             1,081,205
              Commercial lines of credit                                                   44,000                50,000
              Automobile loans                                                         67,851,872            46,753,355
              Home equity loans                                                         8,146,879             7,963,402
              Other consumer loans                                                      1,976,802             1,907,405
                                                                                     ------------          ------------
                                                                                      256,597,199           225,263,186

                   Less - undisbursed portion of loans in process                       3,849,592             2,579,374
                        - unearned interest                                             9,610,077             5,948,416
                        - deferred loan origination fees and costs                        214,804                79,578
                        - allowance for loan losses                                     1,402,911             1,272,731
                                                                                     ------------          ------------
                                                                                     $241,519,815          $215,383,087
                                                                                     ============          ============

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 -  Loans Receivable - Continued
          ----------------

               The following is a summary of the allowance for loan losses:

                                                                                             September 30,
                                                                                       -------------------------------
                                                                                          2000                 1999
                                                                                          ----                 ----
              Balance - beginning of year                                              $1,272,731           $1,033,907
              Provision for losses on loans                                               161,646              339,251
              Charge-offs                                                                (208,019)            (231,991)
              Recoveries                                                                  176,553              131,564
                                                                                       ----------           ----------
              Balance - end of year                                                    $1,402,911           $1,272,731
                                                                                       ==========           ==========

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

                   Non-accrual loans for which interest has been reduced totaled approximately $382,539 and $1,025,577 at September 30, 2000 and 1999, respectively. There were no impaired loans as defined by SFAS No. 114 at September 30, 2000 and 1999. There was no interest income recognized on impaired loans during these periods. The Bank was not committed to fund additional amounts on these loans.

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 3 -  Loans Receivable - Continued
          ----------------

               Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

                                                                                                 September 30,
                                                                                         -----------------------------
                                                                                           2000                 1999
                                                                                           ----                 ----

              Interest income that would have been recognized                             $31,327              $44,279
              Interest income recognized                                                   28,593               34,102
                                                                                           ------               ------
                 Interest income not recognized                                           $ 2,734              $10,177
                                                                                           ======               ======

               The following table set forth the amount and activity of the loans outstanding to officers and directors at September 30, 2000 and 1999.

                                                                                                 September 30,
                                                                                         -----------------------------
                                                                                           2000                 1999
                                                                                           ----                 ----

              Beginning balance                                                          $416,202             $318,411
              New loans                                                                    39,132              208,268
              Loan repayments                                                            (176,260)            (110,477)
                                                                                          -------              -------
              Ending balance                                                             $279,074             $416,202
                                                                                          =======              =======

                   The Bank services loans for others.  The amount of such loans serviced at September 30, 2000 and 1999 was $2,906,435 and $2,829,212, respectively. At September 30, 2000 and 1999, the balance of loans sold by the Bank with recourse amounted to $428,645 and $662,424, respectively.

                   Custodial  escrow balances  maintained in connection with the foregoing loan servicings were approximately $35,909 and $35,199 at September 30, 2000 and 1999, respectively.

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

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 3 -  Loans Receivable - Continued
          ----------------

               Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

                                                                                  Contract Amount At
            Financial Instruments Whose Contract                     -----------------------------------------------
             Amounts Represent Credit Risk                             September 30, 2000          September 30, 1999
           -----------------------------------------                   ------------------          -------------------

              Standby letters of credit                                   $   219,300                $ 1,131,200
              Lines of credit                                             $20,126,800                $19,252,900
              Mortgage loan commitments, fixed rate                       $ 1,005,100                $ 3,463,600
              Mortgage loan commitments, variable rate                    $   100,000                $   200,000

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

                   Rates on  mortgage  loan  commitments  for fixed  rate  loans ranged from 7.375% to 9.0% and 6.5% to 7.875% at September 31, 2000 and 1999, respectively. Rates on mortgage loan commitments for variable rate loans ranged from .25% under prime to prime at September 30, 2000.

                   No  amount  was  recognized  in the  statement  of  financial position at September 30, 2000 and 1999, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

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

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 4 -  Mortgage Backed Securities
          --------------------------

               The amortized cost and fair values of mortgage backed securities are as follows as of September 30, 2000 and 1999:

              Held to Maturity:

                                                                           Gross            Gross
                                                     Amortized           Unrealized       Unrealized           Fair
                                                       Cost                Gains            Losses             Value
                                                     ---------           ----------       ----------           -----
              September 30, 2000
              ------------------
                 GNMA certificates                   $ 2,513,241           $11,873         $ 25,753          $ 2,499,361
                 FNMA certificates                    11,763,732             7,247           97,501           11,673,478
                 FHLMC participating
                       certificates                    5,547,179            31,911           46,534            5,532,556
                                                     -----------           -------         --------          -----------
                                                     $19,824,152           $51,031         $169,788          $19,705,395
                                                     ===========           =======         ========          ===========

              September 30, 1999
              ------------------
                 GNMA certificates                   $ 1,263,787           $ 5,015         $  4,283          $ 1,264,519
                 FNMA certificates                    15,482,015            23,016          131,568           15,373,463
                 FHLMC participating
                  certificates                         6,753,992            70,724           66,983            6,757,733
                                                     -----------           -------         --------          -----------
                                                     $23,499,794           $98,755         $202,834          $23,395,715
                                                     ===========           =======         ========          ===========

                 No gains or losses were realized during the years ended September 30, 2000 and 1999, respectively.

Note 5 - Foreclosed Real Estate
         ----------------------

                Foreclosed real estate at September 30, 2000 and 1999 is summarized by major classification as follows:

                                                                                             September 30,
                                                                                          --------------------------
                                                                                            2000              1999
                                                                                            ----              ----

              EPIC loans                                                                  $50,822           $50,822
              Residential real estate                                                      50,000            89,091
              Allowance for losses                                                        (50,822)          (50,822)
                                                                                          -------           -------
                                                                                          $50,000           $89,091
                                                                                          =======           =======

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 5 -  Foreclosed Real Estate - Continued
          ----------------------

               The following is a summary of the allowances for losses on foreclosed real estate:

                                                                                              September 30,
                                                                                       ---------------------------
                                                                                         2000             1999
                                                                                         ----             ----

              Balance - beginning of year                                               $50,822          $89,151
              Provision for losses                                                         --               --
              Charge-offs                                                                  --            (38,329)
                                                                                        -------          -------
              Balance - end of year                                                     $50,822          $50,822
                                                                                        =======          =======

Note 6 -  Investment in Real Estate Development and Loans to Joint Ventures
          -----------------------------------------------------------------

               The subsidiary is a party to a joint venture formed for the purpose of developing lots for resale. The subsidiary's interest in the profits or losses of the joint venture is 20%. The joint venture closed during the year ended September 30, 2000. The subsidiary's equity in the joint venture was $5,287 at the period ended September 30, 1999.

               During the periods ended September 30, 2000 and 1999, the Bank made no acquisition, development and construction loans to the joint venture mentioned above. There was no provision for or allowance for losses on loans to the joint venture during the years ended September 30, 2000 and 1999.

               Gain from real estate development and joint ventures consisted of a cash payment of $5,352.

Note 7 -  Premises and Equipment
          ----------------------

               Premises and equipment at September 30, 2000 and 1999 are summarized by major classification as follows:

                                                                                   September 30,
                                                                            -----------------------------
                                                                                2000               1999         Life
                                                                                ----               ----         ----
           Office building                                                   $ 4,476,470      $3,400,332        50 Years
           Leasehold improvements                                                282,127         169,995      7-31 Years
           Furniture, fixtures and equipment                                   5,695,079       4,381,608        10 Years
                                                                             -----------      ----------
                                                                              10,453,676       7,951,935
                   Accumulated depreciation                                    3,744,081       3,105,814
                                                                             -----------      ----------
                                                                             $ 6,709,595      $4,846,121
                                                                             ===========      ==========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 7 -  Premises and Equipment - Continued
          ---------------------

               The Bank has entered into long-term leases for the land on which the main office is located and the premises of its branch offices. Rental expense under long-term leases for property for the years ended September 30, 2000 and 1999 was $535,106 and $381,254, respectively. At September 30, 2000, minimum rental commitments under noncancellable leases are as follows:

                   Years Ended September 30,                Amount
                   -------------------------                ------
                          2001                            $  587,750
                          2002                               595,801
                          2003                               572,745
                          2004                               515,912
                       After 2004                          4,028,867
                                                          ----------
                                                          $6,301,075
                                                          ==========
Note 8 - Deposits
         --------

               Deposits are summarized as follows at September 30, 2000 and 1999:

                                                                    2000                                 1999
                                                      --------------------------------   ---------------------------------
                                                        Amount              %                  Amount                %
                                                        ------            -----                ------              -----
       Type of Account
       ---------------
          Deposits
          --------
             NOW                                      $  20,106,386        7.48%              $ 19,743,190         8.46%
             Non-interest bearing NOW                    10,418,364        3.87                  6,940,410         2.97
             Money market                                 7,333,022        2.73                  8,530,901         3.66
             Passbook savings                            57,278,818       21.30                 58,353,919        25.00
             Certificates                               173,182,377       64.41                139,030,657        59.58
                                                       ------------      ------               -------------      ------
                                                        268,318,967       99.79                232,599,077        99.67
             Accrued interest payable                       562,637         .21                    765,487          .33
                                                       ------------      ------               -----------        ------
                                                       $268,881,604      100.00%              $233,364,564       100.00%
                                                       ============      ======               ============       ======

                   The aggregate amount of jumbo  certificates of deposit with a minimum denomination of $100,000 was approximately $23,957,925 and $15,134,298 at September 30, 2000 and 1999, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 8 -  Deposits - Continued
          --------

               At September 30, 2000, scheduled maturities of certificates of deposit are as follows:

                2001                                     $100,119,936
                2002                                       36,359,623
                2003                                       12,218,360
                2004                                        4,153,408
                2005 and thereafter                        20,331,050
                                                         ------------
                                                         $173,182,377
                                                         ============

               Interest expense on deposits for the years ended September 30, 2000 and 1999 is as follows:

                                                           2000           1999
                                                           ----           ----

              NOW                                      $   450,413   $   367,157
              Money market                                 246,132       270,672
              Passbooks savings                          1,984,232     1,846,252
              Certificates                               8,185,780     7,130,035
                                                       -----------   -----------
                                                       $10,866,557   $ 9,614,116
                                                       ===========   ===========

Note 9 -  Federal Home Loan Bank of Atlanta Advances
          ------------------------------------------

               The Bank has the following outstanding Federal Home Loan Bank advances as of September 30:

                                                          2000                               1999
                                           -------------------------------       -------------------------------
                   Due                         Rate                Total             Rate              Total
                   ---                         ----                -----             ----              -----
             Less than one year            5.86% - 6.74%        $6,500,000       5.44% - 6.26%      $13,500,000
             One to two years              6.41% - 7.48%         3,000,000       5.86% - 6.13%        2,500,000
                                                                ----------                          -----------
             Total borrowings                                   $9,500,000                          $16,000,000
                                                                ==========                          ===========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 10 - Pension Plan
          ------------

               The Bank has a noncontributory, defined contribution, pension plan covering substantially all employees. It is a money purchase plan with contributions made each year for every participant in accordance with actuarial recommended formula. There is no past service liability or unfunded value of vested benefits as of December 31, 1999, the date of latest available annual review and valuation of the plan.

               The  expense  for the  pension  plan  amounted  to  $221,912  and
          $213,057   for  the  years   ended   September   30,  2000  and  1999,
          respectively.

Note 11 - Directors Retirement Plan
          -------------------------

               The Directors Retirement Plan consists of a Rabbi Trust that is invested primarily in the Company's stock. Compensation expense was reduced by $75,099 and $269,323 for the years ended September 30, 2000 and 1999, respectively, principally because of a decline in value of shares held in the Rabbi Trust.

Note 12 - Common Stock
          ------------

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

Note 12 - Common Stock - Continued
          ------------------------

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

               The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of the debt service. The compensation costs for the years ended September 30, 2000 and 1999 were $138,724 and $262,800, respectively.

                The ESOP shares were as follows as of September 30:

                                                                                        2000               1999
                                                                                        ----               ----
             Shares released and allocated                                               50,306            32,013
             Unearned shares                                                            132,624           150,917
                                                                                       --------        ----------
                                                                                        182,930           182,930
                                                                                       ========        ==========
             Fair value of unearned shares                                             $820,611        $1,037,554
                                                                                       ========        ==========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 13 - Management Recognition Plan
          ---------------------------

               On July 15, 1999, the Bank established a Management Recognition Plan ("MRP") to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of stock, which will be held in a separate trust that manages the MRP. The Bank funded the MRP during the year ended September 30, 1999 by purchasing 87,000 shares of common stock in the open market. During the year ended September 30, 2000, the remaining 4,464 shares were purchased. The Bank initially awarded an aggregate of 45,600 shares of common stock and intends to reserve the remaining 45,864 shares for possible future awards. Shares awarded to the participants in the MRP vest at a rate of 25% per year on each anniversary of the effective date of the MRP. As of September 30, 2000, 11,400 shares have vested. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. Compensation expense of $89,775 and $22,444 was recognized for the MRP for the year ended September 30, 2000 and 1999, respectively.

Note 14 - Stock Option Plan
          -----------------

               The Company has a Stock Option Plan (the "Plan") whereby 228,660 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. During the year ended September 30, 1999, the Company granted options to purchase 80,000 shares at a weighted average price of $8.00 per share. No options were granted during the year ended September 30, 2000.

               The following table summarizes the status of and changes in the Company's stock option plan during the past two years.

                                                                                                   Weighted Average
                                                                                   Shares           Exercise Price
                                                                                   ------         -------------------
             Outstanding at September 30, 1998                                          --               --
             Granted                                                                  80,000           $8.00
                                                                                      ------

             Outstanding at September 30, 1999                                        80,000           $8.00
             Granted                                                                    --
                                                                                      ------
             Outstanding at September 30, 2000                                        80,000           $8.00
                                                                                      ======
             Exercisable at September 30, 2000                                        20,000           $8.00
                                                                                      ======

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 14 - Stock Option Plan - Continued
          -----------------

               SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, the Company estimated the grant date fair value of each option awarded in fiscal 1999 using the
          Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 6.25%, risk-free interest rate of 5.72% and expected lives of 10 years. The assumption for expected volatility was 31.55%. Had 2000 and 1999 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $1.62, the Company's net income would be reduced to proforma amount of $666,877 and $1,379,418, respectively. Proforma earnings, basic and diluted, per share would have been $.12 in fiscal 2000 and $.24 and $.23, respectively, in fiscal 1999.

Note 15 - Retained Earnings
          -----------------

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

               Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

               As of September 30, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 15 - Retained Earnings - Continued
          ----------------

               The following table presents the Bank's capital position based on
          the  September  30  financial   statements  and  the  current  capital
          requirements.

                                                                                                    To Be Well Capitalized
                                                                       For Capital                  Under Prompt Corrective
                                         Actual                      Adequacy Purposes                 Action Provisions
                              --------------------------         ------------------------         ---------------------------
                                   Actual          % of           Required         % of           Required             % of
                                 Amount           Assets           Amount         Assets           Amount             Assets
                                 ------           ------          ---------       ------          --------            ------
       September 30, 2000
       ------------------
       Tangible (1)                 $33,822,029    10.6%            $  4,782,513   1.50%        $      N/A             N/A %
       Tier I capital (2)            33,822,029    16.8                 N/A         N/A               12,098,760       6.00
       Core (1)                      33,822,029    10.6               12,753,367   4.00               15,941,709       5.00
       Risk-weighted (2)             35,224,940    17.5               16,131,680   8.00               20,164,600      10.00

       September 30, 1999
       ------------------
       Tangible (1)                 $34,200,742    11.77%           $  4,358,431   1.50%        $      N/A             N/A %
       Tier I capital (2)            34,200,742    19.57                N/A         N/A               10,484,460       6.00
       Core (1)                      34,200,742    11.77               8,716,862   3.00               14,528,103       5.00
       Risk-weighted (2)             35,473,473    20.30              13,979,280   8.00               17,474,100      10.00

              -----------
       (1)  To adjusted total assets.
       (2)  To risk-weighted assets.

                   The OTS has  adopted  an  interest  rate  risk  component  of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 2000, the Bank is not subject to the interest rate risk requirement.

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

Note 15 - Retained Earnings - Continued
          -----------------

               The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement or the accumulated bad debt deduction.

               The mutual holding company for the Company, Baltimore County Savings Bank, M.H.C. ("M.H.C.") has waived receipt of its quarterly dividends, thereby reducing the actual dividend payout by the Company in 2000 and 1999. The dividends waived by M.H.C. are considered as a restriction on the retained earnings of the Bank. The amount of any dividend waived by M.H.C. is available for declaration as a dividend solely to M.H.C. At September 30, 2000, the cumulative amount of such waived dividends was $2,816,220.

Note 16 - Income Taxes
          ------------

               The current tax provision consists of the following for the years ended September 30, 2000 and 1999:

                                                                                          2000             1999
                                                                                          ----             ----
              Current expense                                                          $  254,151      $1,299,576
              Deferred expense (benefit)                                                  183,471        (342,109)
                                                                                       ----------      ----------
                 Total tax expense                                                     $  437,622      $  957,467
                                                                                       ==========      ==========

               The tax effects to temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2000 and 1999 are as follows:

                                                                                          2000             1999
                                                                                          ----             ----
              Deferred Tax Assets:
                Charitable deduction carryforward                                       $  60,173       $   70,047
                ESOP and MRP                                                               39,515             --
                 Market value change in Rabbi Trust assets                                   --            116,028
                 Allowance for loan losses                                                541,803          491,529
                 Allowance for uncollected interest                                        24,307           24,307
                                                                                         --------        ---------
                    Total gross deferred tax assets                                       665,798          701,911

                                      F-26

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 16 - Income Taxes - Continued
          ------------

                                                                                           2000                 1999
                                                                                           ----                 ----
              Deferred Tax Liabilities:
                 Federal Home Loan Bank of Atlanta
                  stock dividends                                                       $(151,928)           $(151,928)
                 Depreciation                                                            (201,809)            (123,317)
                 Bad debt deduction in excess of
                  base year reserves                                                     (152,323)            (228,486)
                Market value change in Rabbi Trust assets                                (145,029)               --
                                                                                        ---------            ---------
                       Total gross deferred tax liabilities                              (651,089)            (503,731)
                                                                                        ---------            ---------
              Net Deferred Tax Assets                                                   $  14,709            $ 198,180
                                                                                        =========            =========

                   The amount computed by applying the statutory  federal income tax rate to income before taxes and extraordinary item is greater than the taxes provided for the following reasons:

                                                                    For the Years Ended September 30,
                                                        -----------------------------------------------------------------
                                                                      2000                              1999
                                                        ----------------------------          ---------------------------
                                                                           Percent                             Percent
                                                                          of Pretax                           of Pretax
                                                            Amount          Income            Amount           Income_
                                                            ------        ---------           ------          ----------
              Statutory federal income tax rate             $382,291       34.00%             $796,231         34.00%
              Increases (Decreases)
               Resulting From
              --------------------
                 State income tax net of
                  federal income tax benefit                  52,906        4.70               111,542          4.76
                 Other                                         2,425         .22                49,694          2.12
                                                            --------       -----              --------         -----
                                                            $437,622       38.92%             $957,467         40.88%
                                                            ========       =====              ========         =====

                   The Company and its subsidiaries  file a consolidated  income tax return on a fiscal year basis. The returns have been audited by the Internal Revenue Service through the year ended September 30, 1994.

                   Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $4,227,000 with an income tax effect of approximately $1,633,000 at September 30, 2000. This bad debt reserve would become taxable if certain conditions are met by the Bank.

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 17 - Disclosures About Fair Value of Financial Instruments
          -----------------------------------------------------

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

               The estimated fair values of the Bank's financial instruments are as follows:

                                                                September 30, 2000              September 30, 1999
                                                              ------------------------        -------------------------
                                                              Carrying       Estimated        Carrying       Estimated
                                                               Amount        Fair Value        Amount        Fair Value
                                                              --------       ----------       --------       ----------
                                                                             (Amounts in Thousands)
    Financial Assets
    ----------------
     Cash                                                  $    6,571       $  6,571        $  5,977        $  5,977
     Interest bearing deposits in other banks                   5,256          5,256           8,651           8,651
     Federal funds sold                                           455            455             449             449
     Investment securities - held to maturity                  41,158         40,356          35,232          34,218

    Loans Receivable
    ----------------
        Mortgage loans                                       $172,328       $169,902        $164,142        $161,826
        Share loans                                               593            593             581             581
        Consumer loans                                         68,599         67,808          50,660          50,736
     Mortgage backed securities                                19,824         19,705          23,500          23,396
     Federal Home Loan Bank of Atlanta stock                    1,834          1,834           1,650           1,650

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 17- Disclosures About Fair Value of Financial Instruments - Continued
         -----------------------------------------------------

                                                                  September 30, 2000              September 30, 1999
                                                                ---------------------           ----------------------
                                                                Carrying       Estimated        Carrying       Estimated
                                                                 Amount        Fair Value        Amount        Fair Value
                                                                --------       ----------       --------       ----------
                                                                             (Amounts in Thousands)
    Financial Liabilities
    ---------------------
     Deposits                                                    $268,882       $269,049        $233,364          $233,481
     Federal Home Loan Bank of Atlanta
      advances                                                      9,500          9,500          16,000            16,000
     Mortgage loan commitments                                       --            1,105            --               3,664

Note 18 - Condensed Financial Information (Parent Company Only)
          -----------------------------------------------------

               Information as to the financial position of BCSB Bankcorp as of September 30 and the results of operations and cash flows for the years ended September 30 are summarized below.

                                                                                  September 30,           September 30,
                                                                                     2000                     1999
                                                                                 ---------------        -------------------
             Statement of Financial Condition

                                            Assets
                                            ------
             Cash                                                                 $ 1,859,917             $   227,761
             Interest bearing deposits in other banks                                 701,720               1,205,965
             Investment securities, held to maturity                                7,248,275               7,247,897
             Employee Stock Ownership Plan loan                                     1,463,424               1,646,352
             Accrued interest receivable                                              235,438                 245,539
             Investment in subsidiary                                              32,313,296              35,069,404
                                                                                  -----------             -----------
             Total assets                                                         $43,822,070             $45,642,918
                                                                                  ===========             ===========

                         Liabilities and Stockholders' Equity
                         ------------------------------------
             Liabilities
             -----------
               Accrued taxes payable                                              $    23,453             $    57,860
               Dividends payable                                                      265,954                 294,797
               Other liabilities                                                      189,846                   9,802
                                                                                  -----------             -----------
                                                                                      479,253                 362,459

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 18 - Condensed Financial Information (Parent Company Only) - Continued
          ----------------------------------------------------

                                                                                  September 30,          September 30,
                                                                                     2000              1999
                                                                                 ---------------        --------------------
             Stockholders' Equity
             --------------------
                Common stock (6,116,562 shares issued
                  and outstanding)                                                  $    58,871          $     61,132
                Paid-in capital                                                      20,214,611            21,918,506
                Retained earnings (substantially restricted)                         25,447,089            25,788,692
                                                                                    -----------          ------------
                                                                                     45,720,571            47,768,330
                Employee Stock Ownership Plan                                        (1,326,228)           (1,509,156)
                Stock held by Rabbi Trust                                            (1,051,526)             (978,715)
                                                                                    -----------          ------------
             Total stockholders' equity                                              43,342,817            45,280,459
                                                                                    -----------          ------------
             Total liabilities and stockholders' equity                             $43,822,070          $ 45,642,918
                                                                                    ===========          ============

             Statement of Operations
                Interest and fees on loans                                          $    62,501          $    171,096
                Interest and dividends on investment securities                         443,237               234,152
                Other interest income                                                    23,532               275,790
                                                                                    -----------          ------------
             Total interest income                                                      529,270               681,038
               Interest on advances of Federal Home
                Loan Bank of Atlanta                                                      4,796                 --
                                                                                    -----------          -------------
             Net interest income                                                        524,474               681,038

             Other Income
                Income from subsidiary                                                  475,440             1,068,093
                                                                                    -----------          ------------
                                                                                        999,914             1,749,131
             Non-Interest Expenses
                Professional fees                                                       109,162                95,015
                Other expense                                                            64,230                70,617
                                                                                    -----------          ------------
             Total non-interest expense                                                 173,392               165,632
                                                                                    -----------          ------------
             Net income before tax provision                                            826,522             1,583,499

             Income tax provision                                                       139,758               199,110
                                                                                    -----------          ------------
             Net income                                                             $   686,764          $  1,384,389
                                                                                    ===========          ============

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 18 - Condensed Financial Information (Parent Company Only) - Continued
          ----------------------------------------------------

                                                                                    September 30,          September 30,
                                                                                        2000                  1999
                                                                                   --------------        --------------
             Statement of Cash Flows

     Net income                                                                     $     686,764         $  1,384,389
     Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities
      --------------------------------------
         Accretion of discount on investments                                                (378)                (199)
         Equity in net income of subsidiary                                              (475,440)          (1,068,093)
         Decrease in accounts receivable intercompany                                     222,370              865,938
         Decrease (increase) in accrued interest
          receivable on loans                                                               2,401              (95,694)
         Decrease (increase) in accrued interest
          receivable on investments                                                         7,700             (146,792)
         Increase in other assets                                                           --                  (3,053)
         (Decrease) increase in income taxes payable                                      (34,407)              51,420
         Decrease in other liabilities                                                    (42,326)             (53,687)
                                                                                    -------------         ------------
              Net cash provided by operating activities                                   366,684              934,229

     Cash Flows from Investing Activities
     ------------------------------------
         Proceeds from maturing interest bearing deposits                                 590,000              293,000
         Purchase of interest bearing deposits                                              --                (883,000)
         Purchases of investment securities - held to maturity                              --              (7,247,518)
         Principal collected on longer term loans                                         182,928              182,928
                                                                                    -------------         ------------
              Net cash provided (used) by investing activities                            772,928           (7,654,590)

     Cash Flows from Financing Activities
     ------------------------------------
         Dividends from subsidiary                                                      3,300,000                 --
         Refund of stock offering expense                                                   --                  55,000
         Stock held by Management Retention Plan                                          (37,665)            (732,073)
         Stock repurchase                                                              (1,710,065)             (28,903)
         Dividends on stock                                                            (1,028,367)            (817,005)
         Stock vested in MRP                                                               83,239                 -
         (Decrease) increase in dividends payable                                         (28,843)             294,797
                                                                                    -------------         ------------
              Net cash provided (used) by financing activities                            578,299           (1,228,184)
                                                                                    -------------         ------------


BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 18 - Condensed Financial Information (Parent Company Only) - Continued
          ----------------------------------------------------

                                                                                    September 30,         September 30,
                                                                                        2000                  1999
                                                                                    -------------        --------------

Increase (decrease) in cash and cash equivalents                                     $  1,717,911          $(7,948,545)
Cash and cash equivalents at beginning of period                                          843,726            8,792,271
                                                                                     ------------          -----------
Cash and cash equivalents at end of period                                           $  2,561,637          $   843,726
                                                                                     ============          ===========

The following is a summary of cash and cash equivalents:
     Cash                                                                            $  1,859,917          $   227,761
     Interest bearing deposits in other banks                                             701,720            1,205,965
     Federal funds sold                                                                     --                   --
                                                                                     ------------          -----------
     Balance of cash items reflected on Statement of
      Financial Condition                                                               2,561,637            1,433,726

         Less - certificate of deposit with a maturity
                     of more than three months                                             --                  590,000
                                                                                     ------------          -----------

Cash and cash equivalents reflected on the
  Statement of Cash Flows                                                            $  2,561,637          $   843,726
                                                                                     ============          ===========

NOTE 19 - RECENT ACCOUNTING PRONOUNCEMENTS

               SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1999. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.

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

                                         FRANK W. DUNTON
                                         Retired


                               EXECUTIVE OFFICERS

GARY C. LORADITCH                        WILLIAM M. LOUGHRAN          BONNIE M. KLEIN
President and Chief Executive Officer    Senior Vice President        Vice President and Treasurer

DAVID M. MEADOWS                         RONALD J. WARD               KELLIE T. RYCHWALSKI
Vice President, Secretary and General    Vice President               Vice President
Counsel

                                OFFICE LOCATIONS

4111 E. Joppa Road, Suite 300         4208 Ebenezer Road                      563 Bel Air Plaza
Baltimore, Maryland  21236            Perry Hall, Maryland 21128              Bel Air, Maryland 21014

1736 Merritt Blvd.                    2165 York Road                          712 N. Rolling Road
Dundalk, Maryland 21222               Timmonium, Maryland 21093               Catonsville, Maryland 21228

515 Eastern Avenue                    5340 Campbell Boulevard                 2128 N. Fountain Green Road
Baltimore, Maryland  21221            Baltimore, Maryland 21236               Bel Air, Maryland  21015

                                      2105 Rock Spring Road                   402 Constant Friendship Boulevard
                                      Forest Hill, Maryland 21050             Abingdon, Maryland 21009

                              CORPORATE INFORMATION

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS  SPECIAL COUNSEL                          ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                  Stradley Ronon Housley Kantarian &
7621 Fitch Lane                           Bronstein, LLP                           A COPY OF THE COMPANY'S ANNUAL
Baltimore, Maryland 21236                 1220 19th Street, N.W., Suite 700        REPORT ON FORM 10-KSB FOR THE
                                          Washington, D.C.  20036                  FISCAL YEAR ENDED SEPTEMBER 30,
GENERAL  COUNSEL                                                                   2000 AS  FILED  WITH  THE  SECURITIES
Moore,  Carney,  Ryan &                                                            AND  EXCHANGE  COMMISSION,  WILL BE
Lattanzi,  LLC                            ANNUAL  MEETING                          FURNISHED  WITHOUT  CHARGE  TO
4111 E. Joppa Road, Suite 201             The  2001  Annual  Meeting  of           STOCKHOLDERS AS OF THE RECORD
Baltimore,  Maryland 21236                Stockholders will be held on February    DATE FOR THE 2000 ANNUAL MEETING
                                          14, 2001 at 4:00 p.m. at the Bank's      UPON WRITTEN REQUEST TO CORPORATE
TRANSFER AGENT AND REGISTRAR              Perry Hall office located at 4208        SECRETARY, BCSB BANKCORP, INC.,
Chase-Mellon Shareholder Services         Ebenezer Road, Baltimore, Maryland       4111 E. JOPPA ROAD, SUITE 300,
450 W. 33rd Street, 15th Floor                                                     BALTIMORE, MARYLAND  21236
New York, New York  10001