Form 10KSB40, Exhibit 13
period 2001-09-30
BCSB BANKCORP INC
filed 2001-12-31
CIK 1052101

BCSB BANKCORP, INC.








         [LOGO]












                                                              2001 ANNUAL REPORT

BCSB BANKCORP, INC.
================================================================================

     BCSB Bankcorp, Inc. (the "Company") serves as the holding company for its wholly owned subsidiary, Baltimore County Savings Bank, F.S.B. (the "Bank"). Baltimore County Savings Bank, M.H.C. (the "MHC"), a federal mutual holding company, owns 64.0% of the Company's outstanding common stock. The Company has no significant assets other than its investment in the Bank. The Company is primarily engaged in the business of directing, planning and coordinating the business activities of the Bank.

     The Bank is a federal savings bank operating through eleven banking offices serving Baltimore and Harford Counties in Maryland. The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank's market area, and, to a lesser extent, other real estate loans, consisting of construction loans, single-family rental property loans and commercial real estate loans, and consumer loans, particularly automobile loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and other income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

MARKET INFORMATION
================================================================================

     The Company's common stock began trading under the symbol "BCSB" on the Nasdaq National Market System on July 9, 1998. There are currently 5,867,322 shares of the common stock outstanding and approximately 1100 holders of record of the common stock. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated, as well as dividends paid on the common stock during each quarter.

                                                       High              Low            Dividends Per Share
                                                       ----              ---            --------------------
         Fiscal 2001
         -----------
         First quarter.............................  $   6.625         $  5.938               $.125
         Second quarter............................      9.000            6.469                .125
         Third quarter.............................      9.950            8.250                .125
         Fourth quarter............................     10.350            8.500                .125

         Fiscal 2000
         -----------
         First quarter.............................  $   7.50          $  6.375               $.125
         Second quarter............................      7.25             5.6562               .125
         Third quarter.............................      6.75             6.00                 .125
         Fourth quarter ...........................      6.625            5.935                .125



     The stated high and low bid prices  reflect  inter-dealer  prices,  without
retail  mark-up,   mark-down  or  commission,   and  may  not  represent  actual
transactions.


TABLE OF CONTENTS
================================================================================

BCSB Bankcorp, Inc..........................................................(i)
Market Information..........................................................(i)
Letter to Stockholders........................................................1
Selected Consolidated Financial and Other Data................................2
Management's Discussion and Analysis of Financial Condition
 and Results of Operations....................................................4
Consolidated Financial Statements...........................................F-1
Corporate Information.........................................Inside Back Cover

                        [BCSB BANKCORP, INC. LETTERHEAD]


To our Depositors, Shareholders and Friends:

     Enclosed is the fourth report on the company's operations since its public offering in July 1998. Since then, the bank and company have grown substantially. A significant portion of that growth has been in the past year. Details follow, but highlights include our assets increasing by $65,000,000 in the year and deposits increasing $56,900,000.

     To diversify the bank's balance sheet, that deposit increase and additional borrowings were invested in all types of loans, investment securities and mortgage-backed securities. We made over $100,000,000 in loans this past year. This is a first for the bank.

     In March 2001, our sixth office since July 1998 opened in the Carney Village Shopping Center. That office, as well as the other five are growing faster than anticipated.

     The company was profitable for the year. This occurred despite a decreased interest rate spread that was attributable to the prevailing rates on loans and investments versus deposit accounts. As the Federal Reserve lowered interest rates in 2001, we have seen improvements in the spread. This improvement will effect results more so in the future than in the year just completed.

     Likewise, as we continue to grow, the company will become more efficient with its operating expenses. Similarly, the affect on operations will be more evident in the future than in this year just completed.

     Details on the past year's operations are on the following pages.

                                           Very truly yours,

                                           /s/ Gary C. Loraditch

                                           Gary C. Loraditch
                                           President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================


SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                          At September 30,
                                                                  -----------------------------
                                                                    2001                 2000
                                                                  --------             --------
                                                                          (In thousands)
Total assets....................................................  $ 390,883         $   325,879
Loans receivable, net...........................................    268,010             241,520
Cash............................................................      4,056               6,571
Interest-bearing deposits in other banks........................      7,953               5,256
Federal funds sold..............................................      3,313                 455

Investment securities:
    Available for sale..........................................     23,969                   0
    Held to maturity............................................     18,494              41,158
Mortgage-backed securities:
    Available for sale..........................................     11,442                   0
    Held to maturity............................................     41,655              19,824
FHLB stock......................................................      1,834               1,834
Deposits........................................................    325,786             268,882
FHLB advances...................................................     17,800               9,500
Stockholders' equity  - substantially restricted................     42,730              43,343


SELECTED CONSOLIDATED OPERATIONS DATA

                                                                   Year Ended September 30,
                                                                  -------------------------
                                                                    2001             2000
                                                                  -------           -------
                                                                          (In thousands)

Interest income.................................................  $24,348           $21,480
Interest expense................................................   14,240            11,757
                                                                  -------           -------
Net interest income before
   provision for loan losses....................................   10,108             9,723
Provision for loan losses.......................................      332               162
                                                                  -------           -------
Net interest income.............................................    9,776             9,561
Other income....................................................      737               530
Non-interest expense............................................   10,329             8,967
                                                                  -------           -------
Income before income taxes......................................      184             1,124
Income tax provision............................................       79               437
                                                                  -------           -------
Net Income......................................................  $   105           $   687
                                                                  =======           =======

KEY OPERATING RATIOS:

                                                                     At or for the Year
                                                                      Ended September 30,
                                                                  -------------------------
                                                                    2001             2000
                                                                  -------           -------
PERFORMANCE RATIOS:
   Return on average assets (net income
      divided by average total assets)..........................       .03 %            .22%
   Return on average equity (net income
      divided by average equity)................................       .25             1.58
   Interest rate spread (combined
      weighted average interest rate
      earned less combined weighted
      average interest rate cost)...............................      2.59             2.77
   Net interest margin (net interest
      income divided by average
      interest-earning assets)..................................      2.99             3.26
   Ratio of average interest-earning assets
      to average interest-bearing liabilities...................    109.70           112.46
   Ratio of non-interest expense to
      average total assets......................................      2.90             2.86

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period.............................................       .08              .16
   Nonperforming loans to gross loans at
      end of period.............................................       .08              .15
   Allowance for loan losses to gross loans
      at end of period..........................................       .55              .55
   Allowance for loan losses to nonperforming
      loans at end of period....................................    653.97           366.32
   Provision for loan losses to gross loans ....................       .12              .06
   Net charge-offs to average loans
      outstanding...............................................       .07              .01

CAPITAL RATIOS:
   Equity to total assets at end
      of period.................................................     10.91            13.30
   Average equity to average
      assets....................................................     12.04            13.83


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
================================================================================


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

     The senior officers of the Bank meet on a weekly basis to monitor the Bank's interest rate risk position and to set prices on loans and deposits to manage interest rate risk within the parameters set by the Board of Directors. The President of the Bank reports to the Board of Directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the Bank's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Bank's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

     The Bank's principal strategy in managing interest rate risk has been to emphasize the acquisition of short- and intermediate-term assets, including locally originated 15-year fixed-rate mortgage loans and consumer loans, particularly automobile loans. In addition, in managing its portfolio of investment securities and mortgage-backed securities, the Bank in recent periods has purchased investment securities so as to reduce the Bank's exposure to fluctuations in interest rates. To further manage interest rate risk, the Bank will occasionally sell loans into the secondary market, while retaining the servicing of said loans.

     In addition to shortening the average repricing period of its assets, the Bank has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

MARKET RISK

     Management measures the Bank's interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on the Bank's NPV of sudden and sustained increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV in the event of 1%, 2% and 3% increases in market interest rates, and in the event of 1%, 2% and 3% decreases in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at September 30, 2001. All changes meet the Bank's policy requirements.

                                   Net Portfolio Value                NPV as % of PV of Assets
 Change                 ----------------------------------------     -------------------------
in Rates               $ Amount       $ Change(1)    % Change(2)     NPV Ratio (3)  Change(4)
--------               --------       -----------    -----------     ------------   ----------
                                         (Dollars in thousands)
 + 300 bp              $ 22,980        (22,891)         (50)%           6.14%       (519) bp
 + 200 bp                30,655        (15,217)         (33)            7.98        (336) bp
 + 100 bp                38,586         (7,286)         (16)            9.78        (156) bp
     0 bp                45,872                                        11.34
 - 100 bp                50,310          4,439           10            12.22          88  bp
 - 200 bp                53,193          7,322           16            12.73         140  bp
 - 300 bp                    --              0            0                0           0  bp

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

***Risk Measures: 200 bp rate shock***                             At               At
                                                              September 30,     September 30,
                                                                  2001              2000
                                                              ------------      ------------
Pre-Shock NPV Ratio: NPV as % of PV of Assets...............      11.34 %           11.26%
Exposure Measure: Post Shock NPV Ratio......................       7.98               8.77
Sensitivity Measure: Change in NPV Ratio....................        336 bp          249 bp

     The above table indicates that at September 30, 2001, in the event of sudden and sustained increases in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, the Bank's NPV would be expected to increase. The Bank's Board of Directors reviews the Bank's NPV position quarterly, and, if estimated changes in NPV are not within the targets established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved targets. At September 30, 2001, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

     NPV is calculated by the OTS by using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended September 30, 2001, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

                                                                     Year Ended September 30,
                                            ------------------------------------------------------------------------
                                                           2001                                   2000
                                            --------------------------------        --------------------------------
                                                                     Average                                 Average
                                            Average                  Yield/         Average                   Yield/
                                            Balance       Interest    Cost          Balance      Interest      Cost
                                            -------       --------   ------         -------      --------     ------
                                                                        (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1).................    $ 248,035      $18,938     7.64 %       $ 230,409      $ 17,153     7.44%
  Mortgage backed securities...........       32,598        1,948     5.98            22,107         1,446     6.54
  Investment securities and FHLB stock.       43,384        2,751     6.34            38,619         2,456     6.36
  Other interest-earning assets........       13,948          711     5.10             6,837           425     6.22
                                           ---------      -------                  ---------      --------
      Total interest-earning assets ...      337,966       24,348     7.21           297,972        21,480     7.21
Non-interest-earning assets............       17,800                                  15,707
                                           ---------                               ---------
      Total assets.....................    $ 355,766                               $ 313,679
                                           =========                               =========

Interest-bearing liabilities:
  Deposits.............................    $ 297,732       13,785     4.63         $ 251,306      $ 10,867     4.32
  FHLB advances........................        8,725          451     5.17            11,930           885     7.42
  Other liabilities....................        1,618            4      .25             1,723             5      .29
                                           ---------      -------                  ---------      --------
      Total interest-bearing
        liabilities....................      308,075       14,240     4.62           264,959        11,757     4.44
                                                          -------   ------                        --------     ----
Non-interest-bearing liabilities.......        4,852                                   4,652
                                           ---------                               ---------
      Total liabilities................      312,427                                 269,611
Stockholders' equity...................       42,839                                  44,068
                                           ---------                               ---------
      Total liabilities and retained
        earnings.......................    $ 355,766                               $ 313,679
                                           =========                               =========

Net interest income....................                   $10,108                                 $  9,723
                                                          =======                                 ========

Interest rate spread...................                               2.59%                                    2.77%
                                                                    ======                                   ======
Net interest margin (2)................                               2.99%                                    3.26%
                                                                    ======                                   ======
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.........................                              109.70%                                  112.46%
                                                                    ======                                   ======

_____________
(1)  Includes nonaccrual loans.
(2)  Represents  net  interest   income  divided  by  the  average   balance  of
     interest-earning assets.

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

                                                            Year Ended September 30,
                                                -------------------------------------------------
                                                    2001               vs.               2000
                                                -------------------------------------------------
                                                               Increase (Decrease)
                                                                      Due to
                                                -------------------------------------------------
                                                                                Rate/
                                                Volume         Rate            Volume      Total
                                                ------         ----            ------      -----
                                                                   (In thousands)
Interest income:
  Loans receivable..........................   $  1,312       $    439       $     34    $  1,785
  Mortgage-backed securities................        686           (125)           (59)        502
  Investment securities and
      FHLB Stock............................        304             (7)            (1)        296
  Other interest-earning assets.............        442            (77)           (80)        285
                                               --------       --------       --------    --------
    Total interest-earning assets...........      2,744            230           (106)      2,868

Interest expense:
  Deposits..................................      2,008            768            142       2,918
  FHLB advances.............................       (238)          (268)            72        (434)
  Other liabilities.........................          0             (1)             0          (1)
                                               --------       --------       --------    --------
     Total interest-bearing
       liabilities..........................      1,770            499            214       2,483
                                               --------       --------       --------    --------

Change in net interest income...............   $    974       $   (269)      $   (320)   $    385
                                               ========       ========       ========    ========

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2001 AND 2000

     During the year ended September 30, 2001, the Company focused its efforts on pursuing its growth strategy through the addition of new branch offices. During the year ended September 30, 2001, the Bank opened a new branch office in Carney. This office is in addition to the three new offices opened during the year ended September 30, 2000. While the building and opening of new branch offices has resulted in additional expense in the short term, management believes that these branch offices will enhance the profitability and growth of the Company over the long term. Based on deposit growth to date in the new offices, all will break even within three years of the date they opened.

     Total assets increased by $65.0 million, or 19.9%, from $325.9 million at September 30, 2000 to $390.9 million at September 30, 2001. The increase in assets during fiscal year 2001 was attributable to a $26.5 million, or 11.0%, increase in loans receivable, net from $241.5 million at September 30, 2000 to $268.0 million at September 30, 2001, and a $33.3 million, or 168%, increase in mortgage backed securities from $19.8 million at September 30, 2000 to $53.1 million at September 30, 2001. There was also a $1.3 million, or 3.2%, increase in investment securities from $41.1 million at September 30, 2000 to $42.4 million at September 30, 2001. This strategy was used in an effort to diversify the balance sheet.

     In recent years, the Company has emphasized the origination of automobile loans because of the higher rates and shorter terms to maturity of those loans. Through these efforts, the Company increased automobile loans by $4.9 million, or 7.2%, from $67.9 million at September 30, 2000 to $72.8 million at September 30, 2001. Most of the remaining increase in the loan portfolio reflected an increase in single-family residential mortgage loans, which increased by $12.5 million, or 8.2%, from $152.5 at September 30, 2000 to $165.0 million at September 30, 2001, reflecting increased loan demand and the addition of new customers from the new branch offices.

     The Company's loan growth was funded with deposits, which increased by $56.9 million, or 21.2%, from $268.9 million at September 30, 2000 to $325.8 million at September 30, 2001. The Bank was able to increase its deposits through the new branch offices and with increased marketing efforts.

     Stockholders' equity decreased by $613,000, or 1.4%, from $43.3 million at September 30, 2000 to $42.7 million at September 30, 2001 as the Company repurchased 19,750 shares of its Common Stock during the year ended September 30, 2001 at a cost of $165,000, and paid dividends of $996,000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

     Net Income. Net income decreased by $582,000, or 84.7% from $687,000 for the year ended September 30, 2000 to $105,000 for the year ended September 30, 2001. Although net interest income increased by $385,000 or 4.1%, from $9.7 million for the year September 30, 2000, to $10.1 million for the year ended September 30, 2001, non-interest expenses increased by $1.4 million, or 15.2% from $9.0 million for the year ended September 30, 2000 to $10.3 million for the year ended September 30, 2001.

     Net  Interest  Income.  Net  interest  income was $9.8 million for the year ended September 30, 2001, as compared to $9.6 million for the year ended September 30, 2000 representing an increase of $214,000 of 2.2%. The increase in net interest income primarily was the result of increases in the volume of interest-earning assets. These increases allowed the Company to improve net interest income despite a 18 basis point decrease in the interest rate spread. The Company's ratio of average interest-earning assets to average interest-bearing liabilities decreased form 112.46% for the year ended September 30, 2000 to 109.7% for the year ended September 30, 2001.

     Interest income increased by $2.9, or 13.4% from $21.4 million for the year ended September 30, 2000 to $24.3 million for the year ended September 30, 2001. The increase was due primarily to an increase in interest and fees on loans, which reflected an increase in the average balance of loans from $230.4 million for the year ended September 30, 2000 to $248.0 million for the year ended September 30, 2001. The increase in the average balance of loans was achieved primarily through increases in residential mortgage loans, and to a lesser extent, automobile loans. Also contributing to the increase in interest income was a $295,000, or 12.0% increase in interest and dividends on investment securities, which increased $2.5 million for the year ended September 30, 2000, to $2.8 million for the year ended September 30, 2001. The increase in interest and dividends on investment securities was due primarily to an increase in the average balance in investment securities. Interest on mortgage-backed securities increased by $502,000, or 34.7%, from $1.4 million for the year ended on September 30, 2000 to $1.9 million for the year ended September 30, 2001 due to increases in the average balance of mortgage-backed securities.

     Interest Expense. Interest expense increased by $2.4 million, or 21.2%, from $11.8 million for the year ended September 30, 2000, to $14.2 million for the year ended September 30, 2001. This increase was due to an increase in the average volume of deposits, which comprised the largest component of the Company's interest bearing liabilities. The average balance of deposits increased by $46.4 million, or 18.5%, from $251.3 million for the year ended September 30, 2000, to $297.7 million for the year ended September 30, 2001. The Company was able to increase its deposits through its use of advertising and through its new branch offices.

     Provisions for Loan Losses. Provisions for loans losses are charged to the earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company established provisions for loan losses of $332,000 and $162,000 for the years ended September 30, 2001 and 2000 respectively. In establishing such provisions, management considered the delinquency of its loan portfolio as well as a review of classified assets. In addition, management considered the level of the Company's non-performing loans, which were $289,000 and $383,000 at September 30, 2001 and 2000 respectively and levels of the Company's net charge-offs, which totaled $172,000 and $32,000 during the years ended September 30, 2001 and 2000 respectively.

     Other Income. Total other income increased by $207,000, or 39.1%, from $530,000 for the year ended September 30, 2000 to $737,000 for the year ended September 30, 2001. This was primarily due to an increase in fees on transaction accounts.

     Non-Interest Expenses. Total non-interest expenses increased by $1.3 million, or 15.2%, from $9.0 million for the year ended September 30, 2000 to $10.3 million for the year ended September 30, 2001. The increase in non-interest expenses was due to increases in salaries and related expenses of $702,000 of 15.0% due to the recruitment of personnel for the new offices, and compensation expense of $431,000 related to the market value adjustment for the Rabbi-Trust. The Company also experienced increases of $128,000, or 12.9% in occupancy expense, $69,000 or 10.9%, in data processing expense, and $69,000, or 8.6% in property and equipment expense.

     Income Taxes. The Company income tax expense was $79,000 and $437,000 for the years ended September 30, 2001 and 2000 respectively. The Company's effective tax rate was 43.1% and 38.9% for years ended September 30, 2001 and 2000 respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has no business other than that of the Bank and investing the net stock issuance proceeds retained by it. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     At September 30, 2001, the Bank exceeded all regulatory minimum capital requirements. For information regarding the Bank's retained earnings as reported in its financial statements at September 30, 2001 to its tangible, core and risk-based capital levels and compares such totals to the regulatory requirements, see Note 15 of Notes to Consolidated Financial Statements.

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

     The primary investing activity of the Company are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 2001 and 2000, the Bank had $95.3 million and $89.6 million, respectively, of loan originations. During the years ended September 30, 2001 and 2000, the Company purchased investment securities in the amounts of $55.6 million and $7.0 million, respectively, and mortgage-backed securities in the amounts of $48.6 million and $3.7 million, respectively. Other investing activities include originations of loans and purchases of mortgage-backed securities. The primary financing activity of the Company is the attraction of savings deposits.

     The Company has other sources of liquidity if there is a need for funds. The Bank has the ability to obtain advances from the FHLB of Atlanta. In addition, the Company maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

     The Bank's average daily liquidity ratio for the month of September 2001 was approximately 29.7%. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, the Bank's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At September 30, 2001, cash, interest-bearing deposits in other banks and federal funds sold totaled $4.1 million, $8.0 million and $3.3, respectively.

     The Company anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 2001 totaled $148.7 million. Based on past experience, management believes that a significant portion of such deposits will remain with the Bank. The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party.

     On August 26, 1999 the Company commenced a stock repurchase program to acquire up to 320,124 shares (which included 91,464 shares for the Management Recognition Plan Trust), or approximately 5% of the Company's outstanding shares of common stock as part of its capital management strategy. The Company completed the repurchase in May 2000 acquiring 320,124 shares, for which it paid an aggregate of $2.5 million. A second repurchase program was announced on February 14, 2001. The Company intends, subject to market conditions, to acquire up to 5% of the outstanding shares of common stock over the next twelve months. As of September 30, 2001 an additional 19,750 shares had been purchased at an aggregate cost of $165,000.

     In keeping with the Company's stated policy, quarterly dividends were declared on December 9, 2000, March 28, June 15, and September 17, 2001 of 12
1/2(cent) each. In keeping with Federal regulations, Baltimore County Savings Bank, M.H.C. (the "MHC") applied for, and elected to waive receipt of, dividends from the Company as to its shares, which amounted to 3,754,960 shares as of December 28, 2001, or 64.0% of all outstanding shares of the Company's common stock. The dividends rate is based in part on the Bank's strong capital position (see Note 15 of Notes to Consolidated Financial Statements) and the flexibility of the mutual holding company structure whereby the MHC, with regulatory approval, has waived dividends otherwise payable to it. This has enabled the Bank to reward its public shareholders with a strong dividend stream while retaining sufficient capital to support Company operations, earnings growth and the Bank's branch expansion business plan.

     The Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 2001, the Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $69,000, $22.8 million and $5.1 million, respectively. See Note 3 of Notes to Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF  NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 " Goodwill and Other Intangible Assets" ("SFAS 142") which are effective July 1, 2001 and September 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement.

     In August 2001, FASB issued SFAS No. 144 " Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS no. 144 also requires reporting of discontinued operations separately form continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To the Stockholders and Board of Directors
BCSB Bankcorp, Inc.
Baltimore, Maryland

     We have audited the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2001 and September 30, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCSB
Bankcorp, Inc. and Subsidiaries as of September 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                           /s/ Anderson Associates, LLP

November 16, 2001
Baltimore, Maryland

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                                              September 30,
                                                                                              -------------
                                                                                        2001                 2000
                                                                                        ----                 ----
               Assets
               ------
Cash                                                                                $   4,055,985       $    6,570,657
Interest bearing deposits in other banks                                                7,952,621            5,255,622
Federal funds sold                                                                      3,313,392              455,431
Investment securities, available for sale                                              23,968,640                --
Investment securities, held to maturity (Note 2)                                       18,494,349           41,158,120
Loans receivable, net (Note 3)                                                        268,010,050          241,519,815
Mortgage backed securities, available for sale                                         11,441,785                --
Mortgage backed securities, held to maturity (Note 4)                                  41,655,039           19,824,152
Foreclosed real estate, net (Note 5)                                                       80,569               50,000
Premises and equipment, net (Note 7)                                                    6,974,815            6,709,595
Federal Home Loan Bank of Atlanta stock                                                 1,834,400            1,834,400
Accrued interest receivable - loans                                                       930,784              863,647
                            - investments                                                 609,585              730,607
                            - mortgage backed securities                                  304,094              121,088
Prepaid and deferred income taxes (Note 16)                                               195,544              257,581
Other assets                                                                            1,061,672              528,459
                                                                                     ------------         ------------
Total assets                                                                         $390,883,324         $325,879,174
                                                                                     ============         ============
                 Liabilities and Stockholders' Equity
                 ------------------------------------
Liabilities
-----------
   Deposits (Note 8)                                                                 $325,785,538         $268,881,604
   Federal Home Loan Bank of Atlanta advances (Note 9)                                 17,800,000            9,500,000
   Advance payments by borrowers for
    taxes and insurance                                                                 1,147,121            1,190,057
   Income taxes payable (Note 16)                                                           5,901               25,532
   Payables to disbursing agents                                                          109,259              364,755
   Dividends payable                                                                      264,045              265,954
   Other liabilities                                                                    3,041,070            2,308,455
                                                                                     ------------         ------------
 Total liabilities                                                                    348,152,934          282,536,357

Commitments and contingencies (Notes 3, 7 and 11)

Stockholders' Equity (Notes 12, 13, 14 and 15)
--------------------
 Common stock (Par value $.01 - 13,500,000 authorized,
    5,867,322 and 5,887,072 shares issued and outstanding
    at September 30, 2001 and 2000, respectively)                                          58,673               58,871
   Additional paid-in capital                                                          20,116,467           20,214,611
   Accumulated other comprehensive income (net of tax)                                    281,924                --
   Retained earnings (substantially restricted)                                        24,556,126           25,447,089
                                                                                     ------------         ------------
                                                                                       45,013,190           45,720,571
   Employee Stock Ownership Plan                                                       (1,143,300)          (1,326,228)
   Stock held by Rabbi Trust                                                           (1,139,500)          (1,051,526)
                                                                                     ------------         ------------
Total stockholders' equity                                                             42,730,390           43,342,817
                                                                                     ------------         ------------

Total liabilities and stockholders' equity                                           $390,883,324         $325,879,174
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

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                                             For Years Ended
                                                                                               September 30,
                                                                                    ----------------------------------
                                                                                       2001                    2000
                                                                                       ----                    ----
Interest and fees on loans (Note 3)                                                   $18,938,731          $17,153,136
Interest on mortgage backed securities                                                  1,947,638            1,445,783
Interest and dividends on investment securities                                         2,750,922            2,455,989
Other interest income                                                                     711,169              425,153
                                                                                     ------------          -----------
Total interest income                                                                  24,348,460           21,480,061

Interest on deposits (Note 8)                                                          13,785,205           10,866,557
Interest on borrowings - short term                                                       450,399              884,912
Other interest expense                                                                      4,266                5,288
                                                                                     ------------          -----------
Total interest expense                                                                 14,239,870           11,756,757
                                                                                     ------------          -----------
Net interest income                                                                    10,108,590            9,723,304
Provision for losses on loans (Note 3)                                                    332,341              161,646
                                                                                     ------------          -----------

Net interest income after provision for losses on loans                                 9,776,249            9,561,658

Other Income
------------
   Gain (loss) on sale of foreclosed real estate                                           15,751              (39,870)
   Servicing fee income                                                                    14,249                8,040
   Fees and charges on loans                                                              150,467              145,927
   Fees on transaction accounts                                                           322,459              206,495
   Rental income                                                                          106,761              119,763
   Gain from real estate development and joint venture (Note 6)                                --                5,082
   Gain on sale of fixed assets                                                                --                3,475
   Gain (loss) on sale of mortgages                                                        25,220               (3,499)
   Miscellaneous income                                                                   102,672               84,669
                                                                                     ------------          -----------
Net other income                                                                          737,579              530,082

Non-Interest Expenses
---------------------
   Salaries and related expense                                                         5,827,819            4,694,225
   Occupancy expense                                                                    1,120,279              992,248
   Deposit insurance premiums                                                             126,759              143,435
   Data processing expense                                                                701,689              632,667
   Property and equipment expense                                                         876,188              807,164
   Professional fees                                                                      186,964              224,279
   Advertising                                                                            806,020              811,917
   Telephone, postage and office supplies                                                 428,937              445,107
   Other expenses                                                                         255,118              216,312
                                                                                     ------------          -----------
Total non-interest expenses                                                            10,329,773            8,967,354
                                                                                     ------------          -----------

Income before tax provision                                                               184,055            1,124,386
Income tax provision (Note 16)                                                             79,290              437,622
                                                                                     ------------          -----------

Net income                                                                           $    104,765          $   686,764
                                                                                     ============          ===========
Net Income Per Share of Common Stock (Note 1)
   Basic                                                                             $       0.02          $      0.12
   Diluted                                                                           $       0.02          $      0.12

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               BCSB BANKCORP, INC.
                               ------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------
                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
                 -----------------------------------------------

                                                                                                                 Employee
                                                                          Additional                              Stock
                                                           Common          Paid-In            Retained          Ownership
                                                            Stock          Capital            Earnings             Plan
                                                           -------        ----------        -----------        -----------
Balance - September 30, 1999                               $61,132        $21,918,506       $25,788,692        $(1,509,156)

Compensation under stock based benefit plans                  --               41,574            --                182,928
Acquisition of stock for Rabbi Trust                          --               --                --                 --
Acquisition of stock for Management Retention Plan            --              (37,665)           --                 --
Treasury stock purchase                                     (2,261)        (1,707,804)           --                 --
Cash dividends declared ($.50 per share)                      --               --            (1,028,367)            --
Net income                                                    --               --               686,764             --
                                                           -------        -----------       -----------        -----------

Balance - September 30, 2000                                58,871         20,214,611        25,447,089         (1,326,228)

Compensation under stock based benefit plans                  --               67,103            --                182,928
Acquisition of stock for Rabbi Trust                          --               --                --                 --
Treasury stock purchased                                      (198)          (165,247)           --                 --
Cash dividends declared ($.50 per share)                      --               --              (995,728)            --
Comprehensive income
   Net income for the year ended September 30, 2001                                             104,765
   Net change in unrealized gains on investment
    securities and mortgage backed securities,
    net of tax of $177,385
Comprehensive income
                                                           -------        -----------       -----------        -----------
Balance - September 30, 2001                               $58,673        $20,116,467       $24,556,126        $(1,143,300)
                                                           =======        ===========       ===========        ===========

                                                                            Accumulated
                                                                               Other
                                                               Stock        Comprehensive       Total
                                                              Held By        Income, Net    Stockholders'
                                                            Rabbi Trust      of Taxes          Equity
                                                            -----------     -------------   -------------
Balance - September 30, 1999                                $  (978,715)    $    --          $45,280,459

Compensation under stock based benefit plans                     --              --              224,502
Acquisition of stock for Rabbi Trust                            (72,811)         --              (72,811)
Acquisition of stock for Management Retention Plan               --              --              (37,665)
Treasury stock purchase                                          --              --           (1,710,065)
Cash dividends declared ($.50 per share)                         --              --           (1,028,367)
Net income                                                       --              --              686,764
                                                            -----------      --------        -----------

Balance - September 30, 2000                                 (1,051,526)         --           43,342,817

Compensation under stock based benefit plans                     --              --              250,031
Acquisition of stock for Rabbi Trust                            (87,974)         --              (87,974)
Treasury stock purchased                                         --              --             (165,445)
Cash dividends declared ($.50 per share)                         --              --             (995,728)
Comprehensive income
   Net income for the year ended September 30, 2001
   Net change in unrealized gains on investment
    securities and mortgage backed securities,
    net of tax of $177,385                                                    281,924
Comprehensive income                                                                             386,689
                                                            -----------      --------        -----------
Balance - September 30, 2001                                $(1,139,500)     $281,924        $42,730,390
                                                            ===========      ========        ===========


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

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                       For Years Ended
                                                                                           September 30,
                                                                                    ----------------------------------
                                                                                       2001                 2000
                                                                                       ----                 ----
Operating Activities
--------------------
     Net income                                                                     $     104,765        $     686,764
     Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities
     -----------------------------------------------
         Accretion and amortization of discount
          on investments, net                                                               2,778                 (134)
         Dividends on investment securities                                              (250,539)                  --
         Proceeds from loans sold                                                       2,855,346            1,081,495
         (Gain) loss on loans sold                                                        (25,220)               3,499
         Loan fees and costs deferred, net                                                 22,860              280,422
         Amortization of deferred loan fees and costs                                     (94,973)            (156,310)
         Provision for losses on loans                                                    332,341              161,646
         Non-cash compensation under Stock-Based
          Benefit Plan                                                                    250,031              224,502
         Amortization of premium on mortgage backed
          securities                                                                       97,854               35,686
         (Gain) loss on sale of foreclosed real estate                                    (15,751)              39,870
         Gain from real estate development and joint venture                                   --               (5,082)
         Provision for depreciation                                                       749,061              638,266
         Gain on sale of fixed assets                                                          --               (3,475)
         Increase in accrued interest receivable on loans                                 (67,137)             (29,223)
         Decrease (increase) in accrued interest receivable
          on investments                                                                  121,022              (94,850)
         (Increase) decrease in accrued interest receivable
           on mortgage backed securities                                                 (183,006)              18,917
         Decrease (increase) in prepaid income taxes                                      140,398              (79,841)
         (Increase) decrease in deferred income tax assets                               (255,747)             183,471
         (Increase) decrease in other assets                                             (533,213)              18,712
         Decrease in accrued interest payable on deposits                                (357,978)            (202,850)
         Decrease in income taxes payable                                                 (19,631)             (35,138)
         Increase in other liabilities and payables
          to disbursing agents                                                            477,119              473,944
                                                                                     ------------         ------------
              Net cash provided by operating activities                                 3,350,380            3,240,291

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                             For Years Ended
                                                                                               September 30,
                                                                                     ---------------------------------
                                                                                         2001                 2000
                                                                                         ----                 ----
Cash Flows from Investing Activities
------------------------------------
     Proceeds from maturing interest bearing deposits                               $   2,759,000         $  3,569,000
     Purchase of interest bearing deposits                                               (792,000)              --
     Purchase of investment securities - available for sale                           (24,493,199)              --
     Proceeds from maturities of investment securities -
      available for sale                                                                1,155,656               --
     Purchases of investment securities - held to
      maturity                                                                        (31,140,000)          (6,975,680)
     Proceeds from maturities of investment securities -
      held to maturity                                                                 53,800,000            1,050,000
     Longer term loans originated                                                     (42,828,341)         (32,937,959)
     Principal collected on longer term loans                                          21,432,869           24,254,128
     Net increase in short-term loans                                                  (7,879,826)         (18,077,072)
     Loans purchased                                                                     (414,712)            (763,619)
     Principal collected on mortgage backed securities -
      available for sale                                                                  871,005               --
     Purchase of mortgage backed securities -
      available for sale                                                              (12,233,045)              --
     Purchase of mortgage backed securities - held to maturity                        (36,353,304)          (3,685,094)
     Principal collected on mortgage backed securities                                 14,424,563            7,325,050
     Proceeds from sales of foreclosed real estate                                         94,603               16,263
     Net investment and loans to joint ventures                                           --                    10,369
     Investment in premises and equipment                                              (1,014,281)          (2,498,265)
     Purchase of Federal Home Loan Bank of Atlanta stock                                  --                  (184,100)
                                                                                    -------------         ------------
              Net cash used by investing activities                                   (62,611,012)         (28,896,979)

Cash Flows from Financing Activities
------------------------------------
     Net increase in demand deposits, money market,
      passbook accounts and advances by borrowers
      for taxes and insurance                                                           6,457,281            1,656,256
     Net increase in certificates of deposit                                           50,761,695           34,151,720
     Increases in Federal Home Loan Bank of Atlanta
      advances                                                                         16,400,000           10,500,000
     Repayment of Federal Home Loan Bank of
      Atlanta advances                                                                 (8,100,000)         (17,000,000)
     Decrease in dividends payable                                                         (1,909)             (28,843)
     Acquisition of stock for Rabbi Trust                                                 (87,974)             (72,811)
     Acquisition of stock for Management Retention Plan                                    --                  (37,665)
     Treasury stock purchase                                                             (165,445)          (1,710,065)
     Dividends on stock                                                                  (995,728)          (1,028,367)
                                                                                    -------------         ------------
              Net cash provided by financing activities                                64,267,920           26,430,225
                                                                                    -------------         ------------

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                            For Years Ended
                                                                                               September 30,
                                                                                     ---------------------------------
                                                                                         2001                 2000
                                                                                         ----                 ----
Increase in cash and cash equivalents                                                 $ 5,007,288          $   773,537
Cash and cash equivalents at beginning of period                                        7,961,710            7,188,173
                                                                                      -----------          -----------
Cash and cash equivalents at end of period                                            $12,968,998          $ 7,961,710
                                                                                      ===========          ===========
The following is a summary of cash and cash equivalents:
     Cash                                                                             $ 4,055,985          $ 6,570,657
     Interest bearing deposits in other banks                                           7,952,621            5,255,622
     Federal funds sold                                                                 3,313,392              455,431
                                                                                      -----------          -----------
     Balance of cash items reflected on Statement of
      Financial Condition                                                              15,321,998           12,281,710

         Less - certificate of deposit with a maturity
                     of more than three months                                          2,353,000            4,320,000
                                                                                      -----------          -----------

Cash and cash equivalents reflected on the
  Statement of Cash Flows                                                             $12,968,998          $ 7,961,710
                                                                                      ===========          ===========
Supplemental Disclosures of Cash Flows Information:
   Cash paid during the period for:

      Interest                                                                        $14,575,316          $12,059,372
                                                                                      ===========          ===========

      Income taxes                                                                    $   122,866          $   390,908
                                                                                      ===========          ===========

   Transfer from loans to real estate acquired
     through foreclosure                                                              $   109,421          $        --
                                                                                      ===========          ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               BCSB BANKCORP, INC.
                               ------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

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

          C. Basis of Financial Statement Presentation - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate and real estate development.

          D. Federal Funds - Federal funds sold are carried at cost which approximates market.

          E. Investments and Mortgage Backed Securities - Investment securities in equity mutual funds, certain federal agency notes and mortgage backed securities may be held for an indefinite period of time. However, management may sell them in response to changes in interest rates or other similar factors and, accordingly, carries them at fair value. Other investment securities consisting of federal agency notes and bonds and mortgage backed securities are carried at cost, since management has the ability and intention to hold them to maturity. Amortization of related premiums and discounts are computed using the level yield method over the life of the security. Gains and losses on all investments and mortgage backed securities are determined using the specific identification method.

BCSB BANKCORP, INC.
------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

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

BCSB BANKCORP, INC.
------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

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

          I.   Investment in Real Estate Development and Loans to Joint Ventures
               - Land development costs not in excess of net realizable value are capitalized and charged to expense as revenue is recognized. Revenues are recognized when a sale has been consummated. Indirect costs and administrative expenses are charged as incurred to periodic income and are not allocated to land development costs. The Bank capitalizes interest on land development projects in accordance with Statement 34 of the Financial Accounting Standards Board. No interest was capitalized for the years ended September 30, 2001 and 2000.

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

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

          L. Earnings Per Share - The Bank computes earnings per share in accordance with Statement of Financial Accounting Standards No.
               128. This Statement requires dual presentation of basic and diluted earnings per share ("EPS") with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator). The basic and diluted weighted average shares outstanding for the years ended September 30, 2001 and 2000 are as follows:

                                                                                          2001
                                                                       ------------------------------------------
                                                                          Income          Shares        Per Share
                                                                       (Numerator)    (Denominator)      Amount
                                                                       -----------    -------------     ---------
                Basic EPS
                ---------
                   Income available to share holders                    $104,765        5,555,939        $ 0.02
                                                                                                         ======
                Diluted EPS
                -----------
                   Effect of dilutive shares                                 --           120,635
                                                                        --------       ----------
                   Income available to shareholders
                    plus assumed conversions                            $104,765        5,676,574        $ 0.02
                                                                        ========       ==========        ======


                                                                                                2000
                                                                       ------------------------------------------
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
                                                                        ========       ==========        ======

BCSB BANKCORP, INC. AND SUBSIDIARIES
------------------------------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

          M. Statement of Cash Flows - In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit and Federal Home Loan Bank of Atlanta time deposits with an original maturity date less than ninety days.

          N. Employee Stock Ownership Plan -The Company accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See
               Note 12)

          O.   All advertising costs are expensed as incurred.

          P. Reclassification and Restatement - Certain prior years' amounts have been reclassified to conform to the current year's method of presentation.

Note 2 - Investment Securities
         ---------------------

               The amortized cost and fair values of investment securities are as follows as of September 30, 2001 and 2000.

                                                                       Gross       Gross
                                                     Amortized       Unrealized   Unrealized     Fair
                                                        Cost           Gains       Losses       Value
                                                     -----------      --------   ----------     -----
    Available for Sale:

    September 30, 2001
      U.S. Government and Agency
       Obligations, available for sale               $14,404,373      $352,368    $    --     $14,756,741
      Equity investments in Mutual
       Funds, available for sale                       9,184,703        27,196         --       9,211,899
                                                     -----------      --------    -------     -----------
                                                     $23,589,076      $379,564    $    --     $23,968,640
                                                     ===========      ========    =======     ===========
    Held to Maturity:

    September 30, 2001
      U.S. Government and Agency
       Obligations, held to maturity                 $18,494,349      $237,718    $    --     $18,732,067
                                                     ===========      ========    =======     ===========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 2 - Investment Securities - Continued
         ---------------------

                                                                       Gross       Gross
                                                     Amortized       Unrealized   Unrealized     Fair
                                                        Cost           Gains       Losses       Value
                                                     -----------      --------   ----------     -----
           Held to Maturity:

           September 30, 2000
             U.S. Government and
              Agency Obligations,
              held to maturity                       $41,158,120     $14,008     $815,838      $40,356,290
                                                     ===========     =======     ========      ===========

     The following is a summary of investment securities:

                                                                                   September 30, 2001
                                                                            -------------------------------------
                                                                             Amortized                 Fair
                                                                               Cost                    Value
                                                                             ---------               ---------
           Available for Sale:

           U.S. Government and Agency Obligations
           --------------------------------------
              Due within 12 months                                           $         --            $        --
              Due beyond 12 months but
                within five years                                                 999,471              1,038,531
              Due beyond five years but
                within ten years                                               11,493,914             11,784,749
              Due beyond ten years                                              1,910,988              1,933,461
              Equity investments in mutual funds                                9,184,703              9,211,899
                                                                             ------------            -----------

                                                                             $$23,589,076            $23,968,640
                                                                             ============            ===========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 2 - Investment Securities - Continued
         ---------------------

                                                September 30, 2001         September 30, 2000
                                            ----------------------       ----------------------
                                              Amortized      Fair         Amortized       Fair
                                                Cost         Value           Cost         Value
                                            -----------      -----       -----------      -----
Held to Maturity:

U.S. Government and Agency Obligations
--------------------------------------
  Due within 12 months                      $        --   $        --   $   750,000   $   747,669
  Due beyond 12 months but
   within five years                          4,498,680     4,563,455    28,636,269    28,122,424
  Due beyond five years but
   within ten years                          12,496,110    12,653,535    11,021,851    10,786,979
  Due beyond ten years                        1,499,599     1,515,077       750,000       699,218
                                            -----------   -----------   -----------   -----------

                                            $18,494,349   $18,732,067   $41,158,120   $40,356,290
                                            ===========   ===========   ===========   ===========

               Proceeds from maturities and redemptions of available for sale securities during the year ended September 30, 2001 were $1,155,656. There were no gross gains or losses realized for the year ended September 30, 2001.

               Proceeds from maturities of held to maturity securities were $53,800,000 and $1,050,000 for the years ended September 30, 2001 and 2000, respectively. There were no gross gains or losses realized for the years ended September 30, 2001 and 2000.

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 - Loans Receivable
         ----------------

               Loans receivable at September 30, 2001 and 2000 consist of the following:

                                                                                            September 30,
                                                                                ----------------------------------
                                                                                    2001                  2000
                                                                                    ----                  ----
              Single-family residential mortgages                               $165,028,058          $152,469,353
              Single-family rental property loans                                  7,580,775             5,079,532
              Commercial real estate loans                                        15,068,080            13,648,781
              Construction loans                                                   8,708,710             5,905,435
              Commercial loans secured                                             2,587,966             1,474,545
              Commercial lease loans                                               1,308,097                    --
              Commercial lines of credit                                             400,620                44,000
              Automobile loans                                                    72,821,631            67,851,872
              Home equity loans                                                    8,934,728             8,146,879
              Other consumer loans                                                 2,394,511             1,976,802
                                                                                ------------          ------------
                                                                                 284,833,176           256,597,199

                   Less - undisbursed portion of loans in process                  4,433,734             3,849,592
                            - unearned interest                                   10,683,706             9,610,077
                            - deferred loan origination fees and costs               142,691               214,804
                            - allowance for loan losses                            1,562,995             1,402,911
                                                                                ------------          ------------

                                                                                $268,010,050          $241,519,815
                                                                                ============          ============

                   The following is a summary of the allowance for loan losses:

                                                                                            September 30,
                                                                                -------------------------------
                                                                                    2001                2000
                                                                                    ----                ----
              Balance - beginning of year                                       $1,402,911           $1,272,731
              Provision for losses on loans                                        332,341              161,646
              Charge-offs                                                         (344,014)            (208,019)
              Recoveries                                                           171,757              176,553
                                                                                ----------           ----------

              Balance - end of year                                             $1,562,995           $1,402,911
                                                                                ==========           ==========

BCSB BANKCORP, INC.
------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

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

               Non-accrual loans for which interest has been reduced totaled approximately $238,942 and $382,539 at September 30, 2001 and 2000, respectively. There were no impaired loans as defined by SFAS No. 114 at September 30, 2001 and 2000. There was no interest income recognized on impaired loans during these periods. The Bank was not committed to fund additional amounts on these loans.

               Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

                                                                        September 30,
                                                                    ---------------------
                                                                     2001          2000
                                                                     ----          ----
           Interest income that would have been recognized          $20,415       $31,327
           Interest income recognized                                 9,591        28,593
                                                                    -------       -------

              Interest income not recognized                        $10,824       $ 2,734
                                                                    =======       =======

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 - Loans Receivable - Continued
         ----------------

               The following table set forth the amount and activity of the loans outstanding to officers and directors at September 30, 2001 and 2000.

                                                                        September 30,
                                                                    -----------------------
                                                                     2001            2000
                                                                     ----            ----
              Beginning balance                                      $350,828     $ 416,202
              New loans                                               402,278       110,886
              Loan repayments                                         (52,020)     (176,260)
                                                                     --------     ---------

              Ending balance                                         $701,086     $ 350,828
                                                                     ========     =========

               The Bank services loans for others. The amount of such loans serviced at September 30, 2001 and 2000 was $4,980,011 and $2,906,435,
          respectively. At September 30, 2001 and 2000, the balance of loans sold by the Bank with recourse amounted to $363,493 and $428,645, respectively.

               Custodial escrow balances maintained in connection with the foregoing loan servicings were approximately $41,718 and $35,909 at September 30, 2001 and 2000, respectively.

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

               Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

                                                                                     Contract Amount At
           Financial Instruments Whose Contract                        ---------------------------------------------
             Amounts Represent Credit Risk                             September 30, 2001         September 30, 2000
           -----------------------------------------                   ------------------         ------------------
              Standby letters of credit                                  $    68,681              $   219,300
              Commercial lines of credit                                 $ 1,030,000              $    50,000
              Home equity lines of credit                                $21,748,800              $20,076,800
              Mortgage loan commitments, fixed rate                      $ 4,844,900              $ 1,005,100
              Mortgage loan commitments, variable rate                   $   251,000              $   100,000

BCSB BANKCORP, INC.
------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 3 - Loans Receivable - Continued
         ---------------

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

               Home equity and commercial lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

               Rates on mortgage loan commitments for fixed rate loans ranged from 6.25% to 7.75% and 7.375% to 9.00% at September 31, 2001 and
          2000, respectively. Rates on mortgage loan commitments for variable rate loans ranged from .25% under prime to prime at September 30, 2001.

               No amount was recognized in the statement of financial position at September 30, 2001 and 2000, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

               The Bank grants loans to customers, substantially all of whom are residents of the Metropolitan Baltimore and Harford County areas.

Note 4 - Mortgage Backed Securities
         --------------------------

              The amortized cost and fair values of mortgage backed securities are as follows as of September 30, 2001 and 2000:

                                                                         Gross            Gross
                                                    Amortized          Unrealized       Unrealized           Fair
                                                       Cost              Gains            Losses             Value
                                                    ---------          ----------       -----------          -----
              Available for Sale:

              September 30, 2001
              ------------------
                 FNMA certificates                  $ 9,767,737         $  83,518      $  (2,130)         $ 9,849,125
                 FHLMC participating
                  certificates                        1,594,303                --         (1,643)           1,592,660
                                                    -----------         ---------      ---------          -----------
                                                    $11,362,040         $  83,518      $  (3,773)         $11,441,785
                                                    ===========         =========      =========          ===========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 4 - Mortgage Backed Securities - Continued
         --------------------------

                                                                         Gross            Gross
                                                    Amortized          Unrealized       Unrealized           Fair
                                                       Cost              Gains            Losses             Value
                                                    ---------          ----------       -----------          -----
              Held to Maturity:

              September 30, 2001
              ------------------
                 GNMA certificates                  $  6,692,193          $181,561      $        --         $  6,873,754
                 FNMA certificates                    20,698,414           360,497          (25,447)          21,033,464
                 FHLMC participating
                   certificates                       14,264,432           341,876           (8,716)          14,597,592
                                                    ------------          --------      -----------          -----------
                                                    $ 41,655,039          $883,934      $   (34,163)         $42,504,810
                                                    ============          ========      ===========          ===========
              September 30, 2000
              ------------------
                 GNMA certificates                  $  2,513,241          $ 11,873      $    25,753          $ 2,499,361
                 FNMA certificates                    11,763,732             7,247           97,501           11,673,478
                 FHLMC participating
                   certificates                        5,547,179            31,911           46,534            5,532,556
                                                    ------------          --------      -----------          -----------
                                                    $ 19,824,152          $ 51,031      $   169,788          $19,705,395
                                                    ============          ========      ===========          ===========

               No gains or losses were realized during the years ended September 30, 2001 and 2000, respectively.

Note 5 - Foreclosed Real Estate
         ----------------------

               Foreclosed real estate at September 30, 2001 and 2000 is summarized by major classification as follows:

                                                                        September 30,
                                                                 --------------------------
                                                                   2001              2000
                                                                   ----              ----
              EPIC loans                                         $50,822            $50,822
              Residential real estate                             80,569             50,000
              Allowance for losses                               (50,822)           (50,822)
                                                                 -------            -------
                                                                 $80,569            $50,000
                                                                 =======            =======

               The allowance for losses on foreclosed real estate is $50,822 at September 30, 2001 and 2000. There was no provision for loan losses during the years ended September 30, 2001 and 2000.

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

               During the period ended September 30, 2000, the Bank made no acquisition, development and construction loans to the joint venture mentioned above. There was no provision for or allowance for losses on loans to the joint venture during the year ended September 30, 2000.

               Gain from real estate development and joint ventures consisted of a cash payment of $5,082.

Note 7 - Premises and Equipment
         ----------------------

               Premises and equipment at September 30, 2001 and 2000 are summarized by major classification as follows:

                                                                                   September 30,
                                                                            -------------------------------
                                                                                2001               2000        Life
                                                                                ----               ----        ----
           Office building                                                  $  4,569,884         $ 4,476,470     50 Years
           Leasehold improvements                                                660,563             282,127   7-31 Years
           Furniture, fixtures and equipment                                   6,237,430           5,695,079     10 Years
                                                                            ------------         -----------
                                                                              11,467,877          10,453,676
                   Accumulated depreciation                                    4,493,062           3,744,081
                                                                            ------------         -----------
                                                                            $  6,974,815         $ 6,709,595
                                                                            ============         ===========

               The Bank has entered into long-term leases for the land on which the main office is located and the premises of its branch offices. Rental expense under long-term leases for property for the years ended September 30, 2001 and 2000 was $641,512 and $535,106, respectively. At September 30, 2001, minimum rental commitments under noncancellable leases are as follows:

                   Years Ended September 30,                      Amount
                   -------------------------                     ------
                          2002                                 $  649,563
                          2003                                    635,989
                          2004                                    561,708
                          2005                                    568,618
                       After 2005                               3,758,141
                                                               ----------
                                                               $6,174,019
                                                               ==========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 8 - Deposits
         --------

               Deposits are summarized as follows at September 30, 2001 and 2000:

                                                                    2001                             2000
                                                         ------------------------        --------------------------
                                                            Amount          %              Amount             %
                                                            ------         ----            ------            ---
       Type of Account
           Deposits
           --------
             NOW                                         $ 22,116,378       6.79%         $ 20,106,386        7.48%
             Non-interest bearing NOW                      11,922,207       3.66            10,418,364        3.87
             Money market                                   6,654,056       2.04             7,333,022        2.73
             Passbook savings                              60,943,874      18.71            57,278,818       21.30
             Certificates                                 223,944,072      68.74           173,182,377       64.41
                                                         ------------     ------          ------------     -------
                                                          325,580,587      99.94           268,318,967       99.79
             Accrued interest payable                         204,951        .06               562,637         .21
                                                         ------------     ------          ------------      ------
                                                         $325,785,538     100.00%         $268,881,604      100.00%
                                                         ============     ======          ============      ======

               The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $46,272,000 and $23,958,000 at September 30, 2001 and 2000, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

               At September 30, 2001, scheduled maturities of certificates of deposit are as follows:

                    2002                                   $148,717,829
                    2003                                     34,254,848
                    2004                                      8,122,574
                    2005                                     24,724,677
                    2006 and thereafter                       8,124,144
                                                           ------------
                                                           $223,944,072
                                                           ============

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 8 - Deposits - Continued
         --------

               Interest expense on deposits for the years ended September 30, 2001 and 2000 is as follows:

                                                  2001                  2000
                                                  ----                  ----
NOW                                             $   339,812          $   450,413
Money market                                        176,425              246,132
Passbooks savings                                 1,486,437            1,984,232
Certificates                                     11,782,531            8,185,780
                                                -----------          -----------
                                                $13,785,205          $10,866,557
                                                ===========          ===========

Note 9 - Federal Home Loan Bank of Atlanta Advances
         ------------------------------------------

               The Bank has the following outstanding Federal Home Loan Bank advances as of September 30:

                                                       2001                           2000
                                           -----------------------------    ---------------------------
                   Due                          Rate           Total           Rate           Total
                   ---                          ----           -----           ----           -----
             Less than one year            3.76% - 4.22%    $  8,800,000    5.86% - 6.74%  $  6,500,000
             One to two years              3.70% - 6.41%       7,000,000    6.41% - 7.48%     3,000,000
             Beyond two years              6.60% - 7.48%       2,000,000                             --
                                                             -----------                   ------------
             Total borrowings                                $17,800,000                   $  9,500,000
                                                             ===========                   ============

              The Bank has a line of credit with the Federal Home Loan Bank of Atlanta equal to 11% of the Bank's assets, secured by a blanket floating lien on mortgage loans receivable. The line of credit requires no compensating balances.

Note 10- Pension Plan
         ------------

               The Bank has a noncontributory, defined contribution, pension plan covering substantially all employees. It is a money purchase plan with contributions made each year for every participant in accordance with actuarial recommended formula. There is no past service liability or unfunded value of vested benefits as of December 20, 2000, the date of latest available annual review and valuation of the plan.

               The  expense  for the  pension  plan  amounted  to  $267,800  and
          $221,912   for  the  years   ended   September   30,  2001  and  2000,
          respectively.

BCSB BANKCORP, INC.
------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 11- Directors Retirement Plan
         -------------------------

              The Directors Retirement Plan consists of a Rabbi Trust that is invested primarily in the Company's stock. Compensation expense was increased by $431,827 for the year ended September 30, 2001, principally because of the increase in the value of shares held in the Rabbi Trust. Compensation expense was reduced by $75,099 for the year ended September 30, 2000, principally because of a decline in value of shares held in the Rabbi Trust.

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

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 12- Common Stock - Continued
         ------------

               The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of the debt service. The compensation costs for the years ended September 30, 2001 and 2000 were $159,858 and $138,724, respectively.

               The ESOP shares were as follows as of September 30:

                                                              2001         2000
                                                              ----         ----
                         Shares released and allocated       68,599       50,306
                         Unearned shares                    114,331      132,624
                                                         ----------   ----------
                                                            182,930      182,930
                                                         ==========   ==========

                         Fair value of unearned shares   $1,171,893   $  820,611
                                                         ==========   ==========

               All ESOP shares contain a "Put Option" which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The "Put Option" may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of shares that have been allocated contain a "Put Option" of $703,140.

Note 13- Management Recognition Plan
         ---------------------------

               On July 15, 1999, the Bank established a Management Recognition Plan ("MRP") to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of stock, which will be held in a separate trust that manages the MRP. The Bank funded the MRP during the year ended September 30, 1999 by purchasing 87,000 shares of common stock in the open market. During the year ended September 30, 2000, the remaining 4,464 shares were purchased. The Bank initially awarded an aggregate of 45,600 shares of common stock and intends to reserve the remaining 45,864 shares for possible future awards. Shares awarded to the participants in the MRP vest at a rate of 25% per year on each anniversary of the

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 13- Management Recognition Plan - Continued
         ---------------------------

          effective date of the MRP. As of September 30, 2001, 22,800 shares have vested. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. Compensation expense of $89,780 and $89,775 was recognized for the MRP for the year ended September 30, 2001 and 2000, respectively.

Note 14- Stock Option Plan
         -----------------

               The Company has a Stock Option Plan (the "Plan") whereby 228,660 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. No options were granted during the year ended September 30, 2001 and 2000.

               The following table summarizes the status of and changes in the Company's stock option plan during the past two years.

                                                               Weighted Average
                                                    Shares     Exercise Price
                                                    ------     --------------

         Outstanding at September 30, 1999          80,000        $8.00
         Granted                                      --
                                                    -----
         Outstanding at September 30, 2000          80,000        $8.00
                                                    =====

         Exercisable at September 30, 2000          20,000        $8.00
                                                    =====

         Exercisable at September 30, 2001          40,000        $8.00
                                                    =====

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 14- Stock Option Plan - Continued
         -----------------

               SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, the Company estimated the grant date fair value of each option awarded in fiscal 1999 using the
          Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 6.25%, risk-free interest rate of 5.72% and expected lives of 10 years. The assumption for expected volatility was 31.55%. Had 2001 and 2000 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $1.62, the Company's net income would be reduced to proforma amount of $84,880 and $666,877, respectively. Proforma earnings, basic and diluted, per share would have been $.02 and $.01, respectively, in fiscal 2001 and $.12 in fiscal 2000.

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

               Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

               As of September 30, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

BCSB BANKCORP, INC.
------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Note 15- Retained Earnings - Continued
         -----------------

               The following table presents the Bank's capital position based on
          the  September  30  financial   statements  and  the  current  capital
          requirements.

                                                                                         To Be Well Capitalized
                                                                   For Capital            Under Prompt Corrective
                                         Actual                  Adequacy Purposes          Action Provisions
                                 -----------------------        --------------------    --------------------------
                                 Actual          % of           Required       % of       Required         % of
                                 Amount           Assets         Amount       Assets      Amount           Assets
                                 ------           ------        --------      ------      --------         ------
       September 30, 2001
       ------------------
       Tangible (1)              $31,703,963       8.3%         $ 5,760,957    1.5%       $   N/A           N/A %
       Tier I capital (2)         31,703,963      14.1              N/A        N/A         13,457,700       6.0
       Core (1)                   31,703,963       8.3           15,362,551    4.0         19,203,189       5.0
       Risk-weighted (2)          33,266,957      14.8           17,943,600    8.0         22,429,500      10.0

       September 30, 2000
       ------------------
       Tangible (1)              $33,822,029      10.6%         $ 4,782,513    1.5%       $   N/A           N/A%
       Tier I capital (2)         33,822,029      16.8              N/A        N/A         12,098,760       6.0
       Core (1)                   33,822,029      10.6           12,753,367    4.0         15,941,709       5.0
       Risk-weighted (2)          35,224,940      17.5           16,131,680    8.0         20,164,600      10.0

              (1)  To adjusted total assets.
              (2)  To risk-weighted assets.

               The OTS has adopted an interest rate risk component of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 2001, the Bank is not subject to the interest rate risk requirement.

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

BCSB BANKCORP, INC.
------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 15- Retained Earnings - Continued
         ----------------

               The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement or the accumulated bad debt deduction.

Note 16- Income Taxes
         ------------

              The current tax provision consists of the following for the years ended September 30, 2001 and 2000:

                                                           2001           2000
                                                           ----           ----
              Current expense                            $335,037       $254,151
              Deferred (benefit) expense                 (255,747)       183,471
                                                         --------       --------
                 Total tax expense                       $ 79,290       $437,622
                                                         ========       ========

               The tax effects to temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2001 and 2000 are as follows:

                                                                    2001                 2000
                                                                    ----                 ----
              Deferred Tax Assets:
                Charitable deduction carryforward                $  42,765            $  60,173
                ESOP and MRP                                        39,515               39,515
                Market value change in Rabbi Trust assets           45,845                   --
                Allowance for loan losses                          603,628              541,803
                Allowance for uncollected interest                  24,307               24,307
                                                                  --------            ---------
                    Total gross deferred tax assets                756,060              665,798

              Deferred Tax Liabilities:
                Federal Home Loan Bank of Atlanta
                 stock dividends                                 $(151,928)           $(151,928)
                Depreciation                                      (257,515)            (201,809)
                Bad debt deduction in excess of
                 base year reserves                                (76,162)            (152,323)
                Unrealized holding gains                          (177,385)                  --
                Market value change in Rabbi Trust assets               --             (145,029)
                                                                 ---------            ---------
                       Total gross deferred tax liabilities       (662,990)            (651,089)
                                                                 ---------            ---------
              Net Deferred Tax Assets                            $  93,070            $  14,709
                                                                 =========            =========

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 16- Income Taxes - Continued
         ------------

               The amount computed by applying the statutory federal income tax rate to income before taxes and extraordinary item is greater than the taxes provided for the following reasons:

                                                                       For the Years Ended September 30,
                                                            -----------------------------------------------------------
                                                                      2001                              2000
                                                            -----------------------             -----------------------
                                                                           Percent                            Percent
                                                                          of Pretax                           of Pretax
                                                            Amount          Income              Amount         Income
                                                            ------        ---------             ------        ---------
              Statutory federal income tax rate             $  62,579       34.00%             $382,291         34.00%
              Increases (Decreases)
               Resulting From
              --------------------------
                 State income tax net of
                  federal income tax benefit                    7,187        3.90                52,906          4.70
                 Other                                          9,524        5.17                 2,425           .22
                                                            ---------       -----              --------         ------
                                                            $  79,290       43.07%             $437,622         38.92%
                                                            =========       ======             ========         ======

               The Company and its subsidiaries file a consolidated income tax return on a fiscal year basis. The returns have been audited by the Internal Revenue Service through the year ended September 30, 1994.

               Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $4,227,000 with an income tax effect of approximately $1,633,000 at September 30, 2001. This bad debt reserve would become taxable if certain conditions are met by the Bank.

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

               The estimated fair values of the Bank's financial instruments are as follows:

                                                                September 30, 2001               September 30, 2000
                                                              -------------------------       ------------------------
                                                              Carrying       Estimated        Carrying       Estimated
                                                               Amount        Fair Value        Amount        Fair Value
                                                              --------       ----------       --------       ----------
                                                                             (Amounts in Thousands)
    Financial Assets
    ----------------
    Cash                                                       $    4,056     $    4,056      $    6,571      $    6,571
    Interest bearing deposits in other banks                        7,953          7,953           5,256           5,256
    Federal funds sold                                              3,313          3,313             455             455
    Investment securities - available for sale                     23,969         23,969              --              --
    Investment securities - held to maturity                       18,494         18,732          41,158          40,356

    Loans Receivable
    ----------------
        Mortgage loans                                           $191,050       $201,186          $172,328        $169,902
        Share loans                                                   875            875               593             593
        Consumer loans                                             76,085         75,013            68,599          67,808
    Mortgage backed securities - available
     for sale                                                      11,442         11,442                --              --
    Mortgage backed securities - held
     to maturity                                                   41,655         42,505            19,824          19,705
    Federal Home Loan Bank of Atlanta stock                         1,834          1,834             1,834           1,834

BCSB BANKCORP, INC.
-------------------
 AND SUBSIDIARIES
 ----------------
Baltimore, Maryland
-------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


Note 17- Disclosures About Fair Value of Financial Instruments - Continued
         -----------------------------------------------------

                                                                September 30, 2001              September 30, 2000
                                                              -------------------------     -------------------------
                                                              Carrying       Estimated      Carrying       Estimated
                                                               Amount        Fair Value      Amount        Fair Value
                                                              --------       ----------     --------       ----------
                                                                             (Amounts in Thousands)
    Financial Liabilities
    ---------------------
    Deposits                                                   $325,786      $329,065        $268,882        $269,049
    Federal Home Loan Bank of Atlanta
      advances                                                   17,800        17,800           9,500           9,500
    Mortgage loan commitments                                        --         5,096              --           1,105

Note 18- Recent Accounting Pronouncements
         --------------------------------

               In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" (SFAS 142") which are effective July 1, 2001 and September 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement.

               In August 2001, FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and
          (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also requires reporting of discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary.

                                              BOARD OF DIRECTORS

HENRY V. KAHL                            GARY C. LORADITCH                        JOHN J. PANZER, JR.
Chairman of the Board                    President and Chief Executive Officer    Self Employed
                                         of the Company and the Bank
H. ADRIAN COX
Vice Chairman of the Board               WILLIAM M. LOUGHRAN                      P. LOUIS ROHE, JR.
Insurance Agent for Rohe and Rohe        Senior Vice President of the Company     Retired
Associates, Baltimore, Maryland          and the Bank

FRANK W. DUNTON                          MICHAEL J. KLEIN
Retired                                  Vice President, Klein's
                                         Super Markets

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

2105 Rock Spring Road                       402 Constant Friendship Boulevard      9613 Harford Road
Forest Hill, Maryland 21050                 Abingdon, Maryland 21009               Baltimore, MD 21234

                                      CORPORATE INFORMATION
INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS                               SPECIAL COUNSEL                          ANNUAL REPORT ON FORM 10-KSB
Anderson Associates, LLP                  Stradley Ronon Stevens & Young, LLP
7621 Fitch Lane                           1220 19th Street, N.W., Suite 700        A COPY OF THE COMPANY'S ANNUAL
Baltimore, Maryland 21236                 Washington, D.C.  20036                  REPORT ON FORM 10-KSB FOR THE
                                                                                   FISCAL YEAR ENDED SEPTEMBER 30,
GENERAL COUNSEL                           ANNUAL MEETING                           2001 AS FILED WITH THE SECURITIES
Moore, Carney, Ryan & Lattanzi, LLC       The 2001 Annual Meeting of               AND EXCHANGE COMMISSION, WILL BE
4111 E. Joppa Road, Suite 201             Stockholders will be held on February    FURNISHED WITHOUT CHARGE TO
Baltimore, Maryland 21236                 13, 2002 at 4 :00 p.m. at the Bank's     STOCKHOLDERS AS OF THE RECORD
                                          Perry Hall office located at 4208        DATE FOR THE 2002 ANNUAL MEETING
TRANSFER AGENT AND REGISTRAR              Ebenezer Road, Baltimore, Maryland       UPON WRITTEN REQUEST TO CORPORATE
American Stock and Transfer Co.                                                    SECRETARY, BCSB BANKCORP, INC.,
6201 15th  Avenue                                                                  4111 E. JOPPA ROAD, SUITE 300,
Brooklyn, New York  11212                                                          BALTIMORE, MARYLAND  21236