Form 10KSB, Exhibit 13
period 2002-09-30
BCSB BANKCORP INC
filed 2002-12-30
CIK 1052101

BCSB BANKCORP, INC.








         [LOGO]












                                                              2002 ANNUAL REPORT

BCSB BANKCORP, INC.
================================================================================

     BCSB Bankcorp, Inc. (the "Company") serves as the holding company for its wholly owned subsidiary, Baltimore County Savings Bank, F.S.B. (the "Bank"). Baltimore County Savings Bank, M.H.C. (the "MHC"), a federal mutual holding company, owns 63.9% of the Company's outstanding common stock. The Company has no significant assets other than its investment in the Bank. The Company is primarily engaged in the business of directing, planning and coordinating the business activities of the Bank.

     The Bank is a federal savings bank operating through sixteen banking offices serving the Baltimore Metro area. The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank's market area, and, to a lesser extent, other real estate loans, consisting of construction loans, single-family rental property loans and commercial real estate loans, and consumer loans, particularly automobile loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and other income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

MARKET INFORMATION
================================================================================

     The Company's common stock began trading under the symbol "BCSB" on the Nasdaq National Market System on July 9, 1998. There are currently 5,874,082 shares of the common stock outstanding and approximately 1,059 holders of record of the common stock. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated, as well as dividends paid on the common stock during each quarter.

                                                       High              Low            Dividends Per Share
                                                       ----              ---            -------------------
         Fiscal 2002
         -----------
         First quarter.............................  $ 10.250          $  9.251              $ .125
         Second quarter............................    10.549             9.350                .125
         Third quarter.............................    13.450            10.250                .125
         Fourth quarter............................    13.200            11.640                .125

         Fiscal 2001
         -----------
         First quarter.............................  $  6.625          $  5.938              $ .125
         Second quarter............................     9.000             6.469                .125
         Third quarter.............................     9.950             8.250                .125
         Fourth quarter............................    10.350             8.500                .125

     The stated high and low bid prices  reflect  inter-dealer  prices,  without
retail  mark-up,   mark-down  or  commission,   and  may  not  represent  actual
transactions.

TABLE OF CONTENTS
================================================================================

BCSB Bankcorp, Inc..........................................................(i)
Market Information..........................................................(i)
Letter to Stockholders........................................................1
Selected Consolidated Financial and Other Data................................2
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.......................................................4
Consolidated Financial Statements............................................14
Corporate Information.........................................Inside Back Cover

                        [BCSB BANKCORP, INC. LETTERHEAD]



Dear Fellow Stockholders, Depositors and Friends,

     This past year has been very exciting for us. Significant growth and opportunities were realized in the acquisition of Heritage Savings Bank. In late December 2001 we became aware of the possibility of acquiring Heritage. After a thorough review of their financial condition and operations, the Board authorized the purchase transaction in February 2002. Regulatory approval was obtained and we completed the acquisition on July 24, 2002. The acquisition increased our assets by 33% at that time. Overall, the bank's assets exceed
$587,000,000, a 50% increase. There are now 16 banking locations in the Baltimore area. The business generated as a result of our increased size will be beneficial to the future operations of the bank.

     On the pages that follow, we report the operating results for this past year. The expansion in prior years is producing results. The bank has posted a significant increase in earnings. We expect continued improvement in operating results. This will enhance the value of your investment and maintain the safe and sound financial condition we have experienced for many years.

     This past year has seen adverse news concerning a large local bank and other publicly traded companies. Let me assure you that we have controls in place to make certain that all transactions are prudent for a bank our size and within the limits of what is allowed.

     The confidence in publicly traded companies has been affected this year for several reasons, all of which were detailed in the press. Congress has legislated significant changes in public reporting. Being in a regulated industry, we are used to scrutiny of our operations. While the disclosures are new, many of the required controls needed for accuracy have been in place at our bank for some time.

     The Board of Directors has always and will continue to make certain this company operates in a safe and sound manner. This protects your deposits and your investments. The result will be enhanced stockholder value and prudent growth for all of us.

                                    Very truly yours,

                                    /s/ Gary C. Loraditch

                                    Gary C. Loraditch
                                    President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                           At September 30,
                                                                  ------------------------------
                                                                    2002                  2001
                                                                  --------             ---------
                                                                          (In thousands)
Total assets....................................................  $   587,065       $   390,883
Loans receivable, net...........................................      396,617           268,010
Cash............................................................        6,468             4,056
Interest-bearing deposits in other banks........................       15,808             7,953
Federal funds sold..............................................        3,527             3,313

Investment securities:
    Available for sale..........................................       45,083            23,969
    Held to maturity............................................        4,496            18,494
Mortgage-backed securities:
    Available for sale..........................................       60,411            11,442
    Held to maturity............................................       33,691            41,655
FHLB stock......................................................        3,940             1,834
Deposits........................................................      498,785           325,786
FHLB advances...................................................       26,968            17,800
Trust Preferred Securities......................................       12,500                 -
Stockholders' equity - substantially restricted.................       45,306            42,730

SELECTED CONSOLIDATED OPERATIONS DATA

                                                                    Year Ended September 30,
                                                                  ------------------------------
                                                                     2002               2001
                                                                  ----------         ----------
                                                                          (In thousands)
Interest income.................................................  $    28,480       $    24,348
Interest expense................................................       14,946            14,240
                                                                  -----------       -----------
Net interest income before
   provision for loan losses....................................       13,534            10,108
Provision for loan losses.......................................          509               332
                                                                  -----------       -----------
Net interest income.............................................       13,025             9,776
Other income....................................................        1,053               738
Non-interest expense............................................       11,363            10,330
                                                                  -----------       -----------
Income before income taxes......................................        2,715               184
Income tax provision............................................          984                79
                                                                  -----------       -----------
Net income......................................................  $     1,731       $       105
                                                                  ===========       ===========

KEY OPERATING RATIOS:

                                                                      At or for the Year
                                                                      Ended September 30,
                                                                  -------------------------
                                                                     2002           2001
                                                                    ------         -------
PERFORMANCE RATIOS:
   Return on average assets (net income
      divided by average total assets)..........................       .37%          .03%
   Return on average equity (net income
      divided by average equity)................................      4.01           .25
   Interest rate spread (combined
      weighted average interest rate
      earned less combined weighted
      average interest rate cost)...............................      2.94          2.58
   Net interest margin (net interest
      income divided by average
      interest-earning assets)..................................      3.15          2.99
   Ratio of average interest-earning assets
      to average interest-bearing liabilities...................    105.92        109.70
   Ratio of non-interest expense to
      average total assets......................................      2.46          2.90
   Dividend payout ratio (dividends declared per share
      divided by net income per share)..........................    161.29      2,500.00

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period.............................................       .28           .08
   Nonperforming loans to gross loans at
      end of period.............................................       .33           .08
   Allowance for loan losses to gross loans
      at end of period..........................................       .55           .55
   Allowance for loan losses to nonperforming
      loans at end of period....................................    158.09        653.97
   Provision for loan losses to gross loans ....................       .12           .12
   Net charge-offs to average loans
      outstanding...............................................       .09           .07

CAPITAL RATIOS:
   Equity to total assets at end of period......................      7.72         10.91
   Average equity to average assets.............................      8.61         12.04

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

RECENT ACQUISITION

     On July 24, 2002, the Company and the Bank completed the acquisition of WHG Bancshares Corporation ("WHG Bancshares") and its wholly owned subsidiary, Heritage Savings Bank, F.S.B. ("Heritage Bank"). Stockholders of WHG Bancshares received $14.25 per share in cash for each of the 1,285,050 outstanding shares of WHG Bancshares's common stock. As a result of the merger, Heritage Bank merged into the Bank and its five locations became branch offices of the Bank. The aggregate purchase price was approximately $18.3 million. The transaction was accounted for using the purchase method.

ASSET/LIABILITY MANAGEMENT

     The Company strives to achieve consistent net interest income and reduce its exposure to adverse changes in interest rates by attempting to match the terms to re-pricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

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

     The Bank's principal strategy in managing interest rate risk has been to emphasize the acquisition of short- and intermediate-term assets, including locally originated short term (15-years or less) fixed-rate mortgage loans and consumer loans, particularly automobile loans. In addition, in managing its portfolio of investment securities and mortgage-backed securities, the Bank in recent periods has purchased investment securities so as to reduce the Bank's exposure to fluctuations in interest rates. To further manage interest rate risk, the Bank will occasionally sell loans into the secondary market, while retaining the servicing of said loans. Beginning in 2002 the Bank implemented a policy of selling fixed rate loans with terms of 15 years or less where the interest rate risk to the portfolio was significant relative to current market conditions and historical analysis.

     In addition to shortening the average repricing period of its assets, the Bank has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

MARKET RISK

     Management measures the Bank's interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on the Bank's NPV of sudden and sustained increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV in the event of 1%, 2% and 3% increases in market interest rates, and in the event of 1%, 2% and 3% decreases in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at September 30, 2002. All changes meet the Bank's policy requirements.

 Change                          Net Portfolio Value                       NPV as % of PV of Assets
                       --------------------------------------------      ----------------------------
in Rates               $ Amount       $ Change (1)     % Change (2)      NPV Ratio (3)     Change (4)
--------               --------       ------------     ------------      -------------     ----------
                                        (Dollars in thousands)
  + 300 bp            $  54,540       $(16,304)           (23)%             9.63%            (196) bp
  + 200 bp               47,777        (23,066)           (33)              8.20             (338) bp
  + 100 bp               60,971         (9,873)           (14)             10.19             (140) bp
      0 bp               70,843                                            11.58
  - 100 bp               68,578         (2,265)            (3)             11.06              (53) bp

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

***Risk Measures: 200 bp rate shock***

                                                                   At               At
                                                              September 30,     September 30,
                                                                  2002               2001
                                                              ------------      -------------
Pre-Shock NPV Ratio: NPV as % of PV of Assets...............      11.58%            11.34 %
Exposure Measure: Post Shock NPV Ratio......................        8.20              7.98
Sensitivity Measure: Change in NPV Ratio....................        338 bp            336 bp

     The above table indicates that at September 30, 2002, in the event of sudden and sustained increases in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, the Bank's NPV would be expected to decrease, but by a much smaller amount then if there were an increase in interest rates. The Bank's Board of Directors reviews the Bank's NPV position quarterly, and, if estimated changes in NPV are not within the targets established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved targets. At September 30, 2002, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

     NPV is calculated by the OTS by using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended September 30, 2002, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yield and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the year ended September 30, 2002. The year ended September 30, 2001 average balances were computed using month-end balances. Total average assets are computed using month-end balances.

     The table also presents information for the periods indicated with respect to the differences between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which banks have traditionally used as an indicator of profitability. Another indicator of net interest income is "net interest margin," which is its net interest income divided by the average balance of interest-earning assets.

                                                                       Year Ended September 30,
                                            -------------------------------------------------------------------------
                                                           2002                                    2001
                                            --------------------------------        ---------------------------------
                                                                     Average                                  Average
                                            Average                  Yield/         Average                   Yield/
                                            Balance       Interest    Cost          Balance        Interest    Cost
                                            -------       --------   ------         -------        --------   -------
                                                                        (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1).................    $ 295,694      $21,816     7.38%        $ 248,035       $18,938     7.64%
  Mortgage backed securities...........       68,897        3,638     5.28            32,598         1,948     5.98
  Investment securities and FHLB stock.       55,506        2,811     5.06            43,384         2,751     6.34
  Other interest-earning assets........        9,844          215     2.18            13,948           711     5.10
                                           ---------      -------                  ---------      --------
      Total interest-earning assets ...      429,941       28,480     6.62           337,965        24,348     7.20
Non-interest-earning assets............       32,490                                  17,801
                                           ---------                               ---------
      Total assets.....................    $ 462,431                               $ 355,766
                                           =========                               =========

Interest-bearing liabilities:
  Deposits.............................    $ 382,729      $13,984     3.65%        $ 297,732        13,785     4.63
  FHLB advances........................       18,142          773     4.26             8,725           451     5.17
  Trust Preferred Securities...........        3,262          187     5.73                 -             -       -
  Other liabilities....................        1,775            2      .11             1,618             4      .25
                                           ---------      -------                  ---------      --------
      Total interest-bearing
        liabilities....................      405,908       14,946     3.68           308,075        14,240     4.62
                                                          ------      ----                          ------     ----
Non-interest-bearing liabilities.......       13,331                                   4,852
                                           ---------                               ---------
      Total liabilities................      419,239                                 312,927
Stockholders' equity...................       43,192                                  42,839
                                           ---------                               ---------
      Total liabilities and
         stockholders' equiy...........    $462,431                                $355,766
                                           ========                                ========

Net interest income....................                   $13,534                                 $ 10,108
                                                          =======                                 ========

Interest rate spread...................                               2.94%                                    2.58%
                                                                    ======                                   ======

Net interest margin (2)................                               3.15%                                    2.99%
                                                                    ======                                   ======

Ratio of average interest-earning assets
  to average interest-bearing liabilities                           105.92%                                  109.70%
                                                                    ======                                   ======

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

                                                            Year Ended September 30,
                                                --------------------------------------------------
                                                        2002          vs.               2001
                                                --------------------------------------------------
                                                              Increase (Decrease)
                                                                    Due to
                                                --------------------------------------------------
                                                                                Rate/
                                                Volume         Rate            Volume        Total
                                                ------         ----            ------        -----
                                                                   (In thousands)
Interest income:
  Loans receivable..........................   $  3,639       $   (638)      $   (123)   $  2,878
  Mortgage-backed securities................      2,169           (227)          (252)      1,690
  Investment securities and
      FHLB Stock............................        769           (554)          (155)         60
  Other interest-earning assets.............       (208)          (408)           120        (496)
                                               --------       --------       --------    --------
    Total interest-earning assets...........      6,369         (1,827)          (410)      4,132

Interest expense:
  Deposits..................................      3,936         (2,907)          (830)        199
  FHLB advances.............................        487            (79)           (86)        322
  Trust Preferred Securities................          0              0            187         187
  Other liabilities.........................          0             (2)             0          (2)
                                               --------       --------       --------    --------
     Total interest-bearing
       liabilities..........................      4,423         (2,988)          (729)        706
                                               --------       --------       --------    --------

Change in net interest income...............   $  1,946       $  1,161       $    319    $  3,426
                                               ========       ========       ========    ========

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2002 AND 2001

     During the year ended September 30, 2002, the Company focused its efforts on pursuing its growth strategy through the acquisition of WHG Bancshares Corporation and its wholly owned subsidiary, Heritage Savings Bank F.S.B. This acquisition added five additional branch offices to Baltimore County Savings Bank's branch network. WHG Bancshares had $157.5 million in assets, $116.8 million in loans and $118.2 million in deposits at June 30, 2002.

     Total assets increased by $196.2 million, or 50.2%, from $390.9 million at September 30, 2001 to $587.1 million at September 30, 2002. The increase in assets during fiscal year 2002 was partially attributable to the merger with WHG Bancshares. The merger increased assets by $157.5 million. Loans receivable, net increased by $128.6 million, or 48.0%, from $268.0 million at September 30, 2001 to $396.6 million at September 30, 2002, of which $116.8 million was a result of the merger with WHG Bancshares. Mortgage backed securities increased by $41.0 million, or 77.2%, from $53.1 million at September 30, 2001 to $94.1 million at September 30, 2002. The merger increased mortgage-backed securities by $18.0 million. There was also a $7.1 million, or 16.7%, increase in investment securities from $42.5 million at September 30, 2001 to $49.6 million at September 30, 2002. The WHG Bancshares merger caused $766,000 of this increase. Interest-bearing deposits increased by $7.8 million, or 97.5%, from $8.0 million at September 30, 2001 to $15.8 million at September 30, 2002. The merger with WHG Bancshares increased interest-bearing deposits by $15.8 million, but part of this increase was offset by calls of investment securities.

     In recent years, the Company has emphasized the origination of automobile loans because of the higher rates and shorter terms to maturity of those loans. The Company increased automobile loans by $20.4 million, or 28.0%, from $72.8 million at September 30, 2001 to $93.2 million at September 30, 2002. Most of the remaining increase in the loan portfolio reflected an increase in single-family residential mortgage loans, which increased by $55.1 million, or 33.4%, from $165.0 million at September 30, 2001 to $220.1 million at September 30, 2002, reflecting increased loan demand and the addition of new customers from the new branch offices acquired in the WHG Bancshares merger. The Company also placed an emphasis on the origination of commercial real estate loans in an effort to diversify the loan portfolio and increase yield. Through the merger and loan originations the commercial real estate loan portfolio increased by $43.0 million, of 286.7% from $15.1 million at September 30, 2001 to $58.1 million at September 30, 2002.

     The Company's loan growth was funded with deposits, which increased by $173.0 million, or 53.1%, from $325.8 million at September 30, 2001 to $498.8 million at September 30, 2002. The Bank increased it deposits as a result of the merger by $118.2 million, and through increased marketing efforts.

     Stockholders' equity increased by $2.6 million, or 6.1%, from $42.7 million at September 30, 2001 to $45.3 million at September 30, 2002. The increase was the result of a $1.2 million reclassification of the Rabbi-Trust obligation, and net income offset by dividends paid. The Company established the Rabbi-Trust to hold shares of Company Common Stock in connection with the Company's obligation to pay deferred compensation under the Directors' Retirement Plan. The Rabbi Trust was reclassified as an equity account following stockholder approval on an amendment to the Directors' Retirement Plan requiring that obligations to participants be settled with shares of Common Stock.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND 2001

     Net Income: Net income increased by $1.6 million, from $105,000 for the year ended September 30, 2001 to $1.7 million for the year ended September 30, 2002. The increase was due primarily to a $3.4 million, or 33.7% increase in net interest income which was partially offset by a $1.0 million, or 10.0% increase in non-interest expenses and a $905,000 increase in the income tax provision.

     Net Interest Income: Net interest income increased by $3.4 million or 33.7% from $10.1 million for the year ended September 30, 2001 to $13.5 million for the year ended September 30, 2002. The increase in net interest income primarily was the result of increases in the volume of interest-earning assets. These increases allowed the Company to improve net interest income despite a 58 basis point decrease in the yield on interest-earning assets. The Company's ratio of average interest-earning assets to average interest-bearing liabilities decreased from 109.7% for the year ended September 30, 2001 to 105.9% for the year ended September 30, 2002. The Company was able to increase the interest rate spread from 2.58% at September 30, 2001, to 2.94% at September 30, 2002 due to declining interest rates and the re-pricing of deposits.

     Interest income increased by $4.2 million, or 17.3%, from $24.3 million for the year ended September 30, 2001 to $28.5 million for the year ended September 30, 2002. This increase was due primarily to an increase in interest and fees on loans, which reflected an increase in the average balance of loans from $248.0 million at September 30, 2001 to $295.7 million at September 30, 2002. The increase in the average balance of loans was achieved primarily through increases in residential mortgage loans, commercial loans and automobile loans. Also contributing to the increase in interest income was $1.7 million, or 86.8% increase in interest on mortgage backed securities, which increased primarily due to an increase in the average balance of mortgage backed securities from $32.6 million at September 30, 2001 to $68.9 million at September 30, 2002. Dividends on investment securities also increased $61,000, or 2.2%. These increases helped to offset the decrease of $496,000, or 69.8% in other interest income. Other interest income primarily decreased due to a decrease of 292 basis points in the average yield on interest-bearing deposits and Federal funds sold, and a decrease of $4.1 million, or 29.5% in the average balance of interest-bearing deposits and Federal funds sold from $13.9 million at September 30, 2001 to $9.8 million at September 30, 2002.

     Interest Expense: Interest expense increased by $706,000 or 5.0%, from $14.2 million for the year ended September 30, 2001 to $14.9 million for the year ended September 30, 2002. This increase was due to an increase in the average volume of deposits, which are the largest component of the Company's interest-bearing liabilities. The average balance of deposits increased by $85.0 million, or 28.5%, from $297.7 million at September 30, 2001 to $382.7 million at September 30, 2002. The Company was able to increase its deposits through its use of advertising and the acquisition of WHG Bancshares. The increase in interest expense was partially offset by a decrease of 98 basis points in the average yield paid on deposits, from 4.63% for the year ended September 30, 2001 to 3.65% for the year ended September 30, 2002. Also contributing to the increase in interest expense was an increase in interest paid on FHLB advances of $324,000, from $450,000 at September 30, 2001 to $774,000 at September 30, 2002. This increase was partially due to an increase in the average volume of FHLB advances of $9.4 million, or 107.9% from $8.7 million at September 30, 2001 to $18.1 million at September 30, 2002. The WHG Bancshares merger resulted in an increase in FHLB advances of $19.2 million. This increase was partially offset by a decrease of 91 basis points in the average yield, from 5.17% at September 30, 2001 to 4.26% at September 30, 2002. Also contributing to the increase in interest expense was interest on the Trust Preferred Securities which was $187,000 for the year ended September 30, 2002, compared to $0 for the year ended September 30, 2001.

     Provision for Loan Losses: The Company's significant accounting policies are set forth in Note 1 of Notes to Consolidated Financial Statements. Of these significant accounting policies, the Company considers its policy regarding the allowance for loan losses to be its most critical accounting policy, because it requires management's most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers that is not known to management at the time of the issuance of the consolidated financial statements.

     Provisions for loan losses are charged to the earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company established provisions for loan losses of $509,000 and $332,000 for the years ended September 30, 2002 and 2001, respectively. In establishing such provisions, management considered the delinquency of its loan portfolio as well as a review of classified assets. In addition, management considered the level of the Company's non-performing loans, which were $1,391,000 and $239,000 at September 30, 2002 and September 30, 2001 respectively.

     Other Income: Total other income increased by $316,000, or 42.8%, from $738,000 for the year ended September 30, 2001 to $1.1 million for the year ended September 30, 2002. This increase was primarily due to the gain on sale of loans which increased $205,000, or 820.0% from, $25,000 for the year ended September 30, 2001 to $230,000 for the year ended September 30, 2002. The gain on sale of loans was achieved through the Company's implementation of a strategy to sell long-term low rate loans to Fannie Mae in an effort to mitigate interest rate risk. These gains may not be achieved to the same degree in the future should market conditions change.

     Non-Interest Expense: Total non-interest expenses increased by $1.1 million, or 10.7%, from $10.3 million for the year ended September 30, 2001 to $11.4 million for the year ended September 30, 2002. The increase in non-interest expenses was due to increases in salaries and related expenses of $278,000, or 4.8%, which was offset in part by a reduction of $170,000 of compensation expense for the directors retirement plan due to the decline of value of the shares held in the Rabbi-Trust. The Company established the Rabbi-Trust to hold shares of Company Common Stock in connection with the Company's obligation to pay deferred compensation under the Directors' Retirement Plan. The related deferred compensation obligation was classified as a liability and adjusted with a corresponding charge (or credit) to compensation cost by multiplying the number of shares owned by the Rabbi Trust by the change in the fair market value of each share, to reflect changes of the amount owed to the directors. No adjustments to compensation expense for the Rabbi Trust will be required for future periods as a result of stockholder approval of an amendment to the Directors' Retirement Plan. See Note 12 of Notes to Consolidated Financial Statements. The Company also experienced increases of $131,000, or 11.7%, in occupancy expense, $256,000 or 36.5% in data processing expense, $77,000, or 8.8% in property plant and equipment expense and $253,000 or 99.2% in other expenses. These increases were partially offset by a decrease of $43,000 or 5.3% in advertising expenses. During the quarter ended December 31, 2001, the Company wrote off, against a previously established allowance, $51,000 of EPIC loans included in foreclosed real estate. EPIC loans represented the balance due on an investment in a pool of mortgages which was foreclosed by the trustees for the holders of the security interest due to nonperformance. An allowance for losses was established based upon the original foreclosure and analysis of the collectibility of the loans granted to the purchasers of the foreclosed property.

     Income Taxes: The Company's income tax expense was $984,000 and $79,000 for the years ended September 30, 2002 and September 30, 2001 respectively. The Company's effective tax rate was 36.2% and 43.1% for the years ended September 30, 2002 and 2001 respectively. The reduction in the effective tax rate for the year ended September 30, 2002 was due to an increase in state tax exempt securities.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has no business other than that of the Bank and investing the net stock issuance proceeds retained by it. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     At September 30, 2002, the Bank exceeded all regulatory minimum capital requirements. For information regarding the Bank's retained earnings as reported in its financial statements at September 30, 2002 to its tangible, core and risk-based capital levels and compares such totals to the regulatory requirements, see Note 16 of Notes to Consolidated Financial Statements.

     On June 27, 2002, the Company established a trust subsidiary (the "Trust"), which issued and sold to private investors 12,500 securities with a liquidation amount of $1,000 per security, for a total of $12.5 million of preferred securities. The Company funded the Trust with $387,000 in exchange for 100% of the Trust's common securities. The Trust used the proceeds from these transactions to purchase $12,887,000 of floating rate subordinated debentures from the Company. The Company makes periodic interest payments on the debentures to the Trust, and the Trust in turn makes interest payments on the trust preferred securities to the private investors.

     The trust preferred securities and subordinated debentures are due June 30, 2032. The rate is 3.65% per annum over the three-month LIBOR rate and resets quarterly. The rate at September 30, 2002 was 5.51%. The junior subordinated debentures are the sole assets of the Trust. The subordinated debt securities, unsecured, rank junior and are subordinate in right of payment of all senior debt of the Company, and the Company has guaranteed repayment on the trust preferred securities issued by the Trust. The Company used the proceeds from these transactions to increase the capital of the Bank. The $12.5 million of subordinated debt securities are includable as part of Tier 1 regulatory capital for the Bank. Based on the current interest rate of 5.425%, the Company would have an annual expense of $688,000 related to the trust preferred securities.

     Payments to be made by the Trust on the trust preferred securities are dependent on payments that the Company has undertaken to make, particularly the payment to be made by the Company on the debentures. Distributions on the trust preferred securities are payable quarterly at a rate of 3.65% per annum over the three-month LIBOR rate. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. The Company may redeem the debentures, in whole or in part, at par at any time after June 30, 2007, or under certain conditions in whole but not in part, at any time at a redemption price equal to 103% of the principal amount plus any accrued unpaid interest.

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

     The primary investing activity of the Company are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 2002 and 2001, the Bank had $129.2 million and $95.3 million, respectively, of loan originations. During the years ended September 30, 2002 and 2001, the Company purchased investment securities in the amounts of $72.8 million and $55.6 million, respectively, and mortgage-backed securities in the amounts of $52.8 million and $48.6 million, respectively. Other investing activities include originations of loans and purchases of mortgage-backed securities. The primary financing activity of the Company is the attraction of savings deposits.

     The Company has other sources of liquidity if there is a need for funds. The Bank has the ability to obtain advances from the FHLB of Atlanta. In addition, the Company maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

     The Bank's average daily liquidity ratio for the month of September 2002 was approximately 23.3%. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, the Bank's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At September 30, 2002, cash, interest-bearing deposits in other banks and federal funds sold totaled $6.5 million, $15.8 million and $3.5 million, respectively.

     The Company anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 2002 totaled $209.2 million. Based on past experience, management believes that a significant portion of such deposits will remain with the Bank. The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party. The Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 2002, the Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $431,000, $20.8 million and $12.9 million, respectively. See Note 3 of Notes to Consolidated Financial Statements.

     On August 26, 1999 the Company commenced a stock repurchase program to acquire up to 320,124 shares (which included 91,464 shares for the Management Recognition Plan Trust), or approximately 5% of the Company's outstanding shares of common stock as part of its capital management strategy. The Company completed the repurchase in May 2000, acquiring 320,124 shares, for which it paid an aggregate of $2.5 million. A second repurchase program was announced on February 14, 2001. As of September 30, 2002 an additional 740 shares had been purchased at an aggregate cost of $9,376.

     In keeping with the Company's stated policy, quarterly dividends were declared on December 28, 2001, March 27, June 27, and September 26, 2002 of 12 1/2(cent) each. In keeping with Federal regulations, Baltimore County Savings Bank, M.H.C. (the "MHC") applied for, and elected to waive receipt of, dividends from the Company as to its shares, which amounted to 3,754,960 shares as of December 10, 2002, or 63.9% of all outstanding shares of the Company's common stock. The dividend rate is based in part on the Bank's strong capital position (see Note 16 of Notes to Consolidated Financial Statements) and the flexibility of the mutual holding company structure whereby the MHC, with regulatory approval, has waived dividends otherwise payable to it. This has enabled the Bank to reward its public shareholders with a strong dividend stream while retaining sufficient capital to support Company operations, earnings growth and the Bank's branch expansion business plan.

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

     In April 2002, FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement requires, among other things, that gains and losses on the early extinguishment of debt be classified as extraordinary only if they meet the criteria for extraordinary treatment set forth in Accounting Principles Board Opinion No. 30. The provisions of this Statement related to classification of gains and losses on the early extinguishment of debt are effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 will not have a material impact on the consolidated financial statements.

     In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

     In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions" an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. The provision of this Statement requires long-term customer relationship intangible assets of financial institutions such as depositor - and borrower - relationship intangible assets and credit cardholder intangible assets to be subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------




To the Stockholders and Board of Directors
BCSB Bankcorp, Inc.
Baltimore, Maryland

     We have audited the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2002 and September 30, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCSB
Bankcorp, Inc. and Subsidiaries as of September 30, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the two years in the two year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.


                          /s/ Anderson Associates, LLP


December 16, 2002
Baltimore, Maryland

                               BCSB BANKCORP, INC.
                               ------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------
                               September 30, 2002
                               ------------------

                                                                                    September 30,
                                                                       ---------------------------------------
                                                                            2002                  2001
                                                                       --------------          ---------------
               Assets
               ------
Cash                                                                   $    6,467,598          $    4,055,985
Interest bearing deposits in other banks                                   15,808,342               7,952,621
Federal funds sold                                                          3,527,387               3,313,392
Investment securities, available for sale (Note 2)                         45,083,287              23,968,640
Investment securities, held to maturity (Note 2)                            4,495,986              18,494,349
Loans receivable, net (Note 3)                                            396,616,729             268,010,050
Mortgage backed securities, available for sale (Note 4)                    60,411,132              11,441,785
Mortgage backed securities, held to maturity (Note 4)                      33,691,430              41,655,039
Foreclosed real estate, net (Note 5)                                               --                  80,569
Premises and equipment, net (Note 6)                                        8,630,812               6,974,815
Federal Home Loan Bank of Atlanta stock, at cost                            3,939,700               1,834,400
Accrued interest receivable  - loans                                        1,421,418                 930,784
                             - investments                                    294,897                 609,585
                             - mortgage backed securities                     474,143                 304,094
Prepaid and deferred income taxes (Note 17)                                 1,268,370                 195,544
Goodwill                                                                    2,294,327                      --
Core deposit intangible (Note7)                                               542,000                      --
Other assets                                                                2,097,791               1,061,672
                                                                       --------------          --------------
Total assets                                                           $  587,065,349          $  390,883,324
                                                                       ==============          ==============

                 Liabilities and Stockholders' Equity
Liabilities
   Checks outstanding in excess of bank balance                        $      390,799          $           --
   Deposits (Note 8)                                                      498,785,268             325,785,538
   Federal Home Loan Bank of Atlanta advances (Note 9)                     26,968,099              17,800,000
   Trust Preferred Securities (Note 10)                                    12,500,000                      --
   Advance payments by borrowers for taxes and insurance                    1,194,371               1,147,121
   Income taxes payable (Note 17)                                              58,226                   5,901
   Payables to disbursing agents                                              221,345                 109,259
   Dividends payable                                                          264,891                 264,045
   Other liabilities                                                        1,376,787               3,041,070
                                                                       --------------          --------------
Total liabilities                                                         541,759,786             348,152,934

Commitments and contingencies (Notes 3, 6, 9, 10, 11, 12 and 13)

Stockholders' Equity (Notes 12, 13, 14, 15 and 16)
 Common stock (par value $.01 - 13,500,000 authorized,
    5,874,082 and 5,867,322 shares issued and outstanding
    at September 30, 2002 and 2001, respectively)                              58,741                  58,673
   Additional paid-in capital                                              20,302,518              20,116,467
   Obligation under Rabbi Trust                                             1,156,870                      --
   Retained earnings (substantially restricted)                            25,279,752              24,556,126
   Accumulated other comprehensive income (net of taxes)                      664,554                 281,924
                                                                       --------------          --------------
                                                                           47,462,435              45,013,190
   Employee Stock Ownership Plan                                             (960,372)             (1,143,300)
   Stock held by Rabbi Trust                                               (1,196,500)             (1,139,500)
                                                                       --------------          --------------
Total stockholders' equity                                                 45,305,563              42,730,390
                                                                       --------------          --------------
Total liabilities and stockholders' equity                             $  587,065,349          $  390,883,324
                                                                       ==============          ==============

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

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                                 For Years Ended
                                                                                   September 30,
                                                                       -----------------------------------
                                                                              2002                 2001
                                                                       --------------       --------------

Interest and fees on loans (Note 3)                                    $   21,815,907       $   18,938,731
Interest on mortgage backed securities                                      3,637,876            1,947,638
Interest and dividends on investment securities                             2,811,536            2,750,922
Other interest income                                                         214,952              711,169
                                                                       --------------       --------------
Total interest income                                                      28,480,271           24,348,460

Interest on deposits (Note 8)                                              13,983,646           13,785,205
Interest on borrowings - short term                                           118,824              132,499
Interest on borrowings - long term                                            654,684              317,900
Other interest expense                                                        189,111                4,266
                                                                       --------------       --------------
Total interest expense                                                     14,946,265           14,239,870
                                                                       --------------       --------------

Net interest income                                                        13,534,006           10,108,590
Provision for losses on loans (Note 3)                                        509,290              332,341
                                                                       --------------       --------------

Net interest income after provision for losses on loans                    13,024,716            9,776,249

Other Income
------------
   Gain (loss) on sale of foreclosed real estate                               (5,569)              15,751
   Gain on sale of loans                                                      229,906               25,220
   Servicing fee income                                                        12,576               14,249
   Fees and charges on loans                                                  177,463              150,467
   Fees on transaction accounts                                               413,328              322,459
   Rental income                                                               98,839              106,761
   Gain from sale of investments                                               91,837                   --
   Gain from sale of mortgage backed securities                                 2,221                   --
   Loss on disposal of fixed assets                                           (14,090)                  --
   Miscellaneous income                                                        46,969              102,672
                                                                        -------------       --------------
Net other income                                                            1,053,480              737,579

Non-Interest Expenses
---------------------
   Salaries and related expense                                             6,106,076            5,827,819
   Occupancy expense                                                        1,250,776            1,120,279
   Deposit insurance premiums                                                 167,997              126,759
   Data processing expense                                                    957,860              701,689
   Property and equipment expense                                             952,882              876,188
   Professional fees                                                          199,494              186,964
   Advertising                                                                762,864              806,020
   Telephone, postage and office supplies                                     457,565              428,937
   Other expenses                                                             507,732              255,118
                                                                       --------------       --------------
Total non-interest expenses                                                11,363,246           10,329,773
                                                                       --------------       --------------

Income before tax provision                                                 2,714,950              184,055
Income tax provision (Note 17)                                                983,976               79,290
                                                                       --------------       --------------
Net income                                                             $    1,730,974       $      104,765
                                                                       ==============       ==============

Net Income Per Share of Common Stock (Note 1)
   Basic                                                               $         0.31       $         0.02
                                                                       ==============       ==============

   Diluted                                                             $         0.30       $         0.02
                                                                       ==============       ==============

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND 2001

                                                                           Additional       Obligation
                                                           Common            Paid-In           Under        Retained
                                                            Stock            Capital        Rabbi Trust     Earnings
                                                            -----            -------        -----------     ----------
Balance - October 1, 2000                                 $ 58,871         $20,214,611    $           --    $25,447,089


Compensation under stock based benefit plans                    --              67,103                --             --
Acquisition of stock for Rabbi Trust                            --                  --                --             --
Treasury stock purchased                                      (198)           (165,247)               --             --
Cash dividends declared ($.50 per share)                        --                  --                --       (995,728)
Comprehensive income
   Net income for the year ended September 30, 2001             --                  --                --        104,765
   Net change in unrealized gains on investment
    securities and mortgage backed securities,
    net of tax of $177,385                                      --                  --                --             --
Comprehensive income                                            --                  --                --             --
                                                          --------         -----------    --------------    -----------

Balance - September 30, 2001                                58,673          20,116,467                --     24,556,126

Compensation under stock based benefit plans                    --             135,495                --             --
Exercised options                                               75              59,925                --             --
Rabbi Trust Liability                                                               --         1,156,870             --
Acquisition of stock for Rabbi Trust                            --                  --                --             --
Treasury stock purchased                                        (7)             (9,369)               --             --
Cash dividends declared ($.50 per share)                        --                  --                --      (1,007,348)
Comprehensive income
   Net income for the year ended September 30, 2002             --                  --                --       1,730,974
   Net change in unrealized gains on investment
     securities and mortgage backed securities,
     net of tax of $274,929                                     --                  --                --              --
   Reclassification adjustment for gains included in net
     income on available for sale securities, net of tax
     of $34,180                                                 --                  --                --              --
Comprehensive income                                            --                  --                --              --
                                                          --------         -----------    --------------     -----------
Balance - September 30, 2002                              $ 58,741         $20,302,518    $    1,156,870     $25,279,752
                                                          ========         ===========    ==============     ===========

                                                            Accumulated
                                                                Other         Employee
                                                            Comprehensive       Stock            Stock           Total
                                                             Income, Net      Ownership         Held By      Stockholders'
                                                              of Taxes          Plan          Rabbi Trust       Equity
                                                              --------          ----          -----------       ------

Balance - October 1, 2000                                   $        --    $  (1,326,228)    $ (1,051,526)  $  43,342,817

Compensation under stock based benefit plans                         --          182,928               --         250,031
Acquisition of stock for Rabbi Trust                                 --               --          (87,974)        (87,974)
Treasury stock purchased                                             --               --               --        (165,445)
Cash dividends declared ($.50 per share)                             --               --               --        (995,728)
Comprehensive income
   Net income for the year ended September 30, 2001
   Net change in unrealized gains on investment
    securities and mortgage backed securities,
    net of tax of $177,385                                      281,924               --               --
Comprehensive income                                                 --               --               --         386,689
                                                            -----------    -------------     ------------   -------------

Balance - September 30, 2001                                    281,924       (1,143,300)      (1,139,500)     42,730,390

Compensation under stock based benefit plans                         --          182,928               --         318,423
Exercised options                                                    --               --               --          60,000
Rabbi Trust Liability                                                --               --               --       1,156,870
Acquisition of stock for Rabbi Trust                                 --               --          (57,000)        (57,000)
Treasury stock purchased                                             --               --               --          (9,376)
Cash dividends declared ($.50 per share)                             --               --               --      (1,007,348)
Comprehensive income
   Net income for the year ended September 30, 2002                  --               --               --              --
   Net change in unrealized gains on investment
     securities and mortgage backed securities,
     net of tax of $274,929                                     442,508               --               --              --
   Reclassification adjustment for gains included in net
     income on available for sale securities, net of tax
     of $34,180                                                 (59,878)              --               --              --
Comprehensive income                                                 --               --               --       2,113,604
                                                            -----------    -------------     ------------   -------------
Balance - September 30, 2002                                $   664,554    $    (960,372)    $ (1,196,500)  $  45,305,563
                                                            ===========    =============     ============   =============

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

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                For Years Ended
                                                                                  September 30,
                                                                       -------------------------------------
                                                                            2002                   2001
                                                                       --------------          --------------
Operating Activities
--------------------
     Net income                                                        $    1,730,974          $      104,765
     Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities
     ------------------------------------------
         Accretion and amortization of discount
           on investments, net                                                (15,643)                  2,778
         Dividends on investment securities                                  (931,495)               (250,539)
         Gain on sale of investments                                          (91,837)                     --
         Loans originated for sale                                        (10,182,800)             (2,880,566)
         Proceeds from loans sold                                          10,412,706               2,855,346
         (Gain) on loans sold                                                (229,906)                (25,220)
         Loan fees and costs deferred, net                                    166,414                  22,860
         Amortization of deferred loan fees, net                             (237,860)                (94,973)
         Provision for losses on loans                                        509,290                 332,341
         Non-cash compensation under Stock-Based
          Benefit Plan                                                        318,423                 250,031
         Amortization of premium on mortgage backed
          securities                                                          274,382                  97,854
         Amortization of Purchase Premiums and
          Discounts, net                                                     (151,710)                     --
         Gain on sale of mortgage backed securities                            (2,221)                     --
         Provision for depreciation                                           816,086                 749,061
         Loss on disposal of fixed assets                                      14,090                      --
         Loss (gain) on sale of real estate owned                               5,569                 (15,751)
         Increase in accrued interest receivable on loans                     (26,981)                (67,137)
         Decrease in accrued interest receivable on investments               323,314                 121,022
         Increase in accrued interest receivable
           on mortgage backed securities                                      (84,272)               (183,006)
         Decrease (increase) in prepaid and deferred income taxes              81,275                (115,349)
         Increase in other assets                                            (860,459)               (533,213)
         Decrease in accrued interest payable on deposits                    (417,893)               (357,978)
         Increase (decrease) in income taxes payable                           52,325                 (19,631)
         (Decrease) increase in other liabilities and payables
          to disbursing agents                                               (754,265)                477,119
                                                                       --------------          --------------
              Net cash provided by operating activities                       717,506                 469,814

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                For Years Ended
                                                                                 September 30,
                                                                       --------------------------------------
                                                                              2002                   2001
                                                                       --------------          --------------
Cash Flows from Investing Activities
------------------------------------
     Proceeds from maturing interest bearing deposits                  $    2,253,000          $    2,759,000
     Purchase of interest bearing deposits                                         --                (792,000)
     Purchase of WHG Corporation, net of cash acquired                     (4,318,428)                     --
     Purchases of investment securities - available for sale              (70,344,403)            (24,493,199)
     Proceeds from maturities of investment securities -
       available for sale                                                  16,612,000               1,155,656
     Proceeds from sale of investment securities - available for sale      34,360,997                      --
     Purchases of investment securities - held to maturity                 (2,495,937)            (31,140,000)
     Proceeds from maturities of investment securities -
      held to maturity                                                     16,500,000              53,800,000
     Longer term loans originated                                         (53,326,464)            (39,947,775)
     Principal collected on longer term loans                              82,877,756              21,432,869
     Net increase in short-term loans                                     (42,277,864)             (7,879,826)
     Loans purchased                                                               --                (414,712)
     Purchase of mortgage backed securities - available for sale          (45,235,370)            (12,233,045)
     Principal collected on mortgage backed securities -
      available for sale                                                   11,908,292                 871,005
     Proceeds from sale of mortgage backed securities -
      available for sale                                                    2,934,451                      --
     Purchase of mortgage backed securities - held to maturity             (7,589,623)            (36,353,304)
     Principal collected on mortgage backed securities -
       held to maturity                                                    15,387,327              14,424,563
     Proceeds from sales of foreclosed real estate                             75,000                  94,603
     Investment in premises and equipment                                    (515,050)             (1,014,281)
     Purchase of Federal Home Loan Bank of Atlanta stock                     (655,300)                     --
                                                                       --------------          --------------
              Net cash used by investing activities                       (43,849,616)            (59,730,446)

Cash Flows from Financing Activities
------------------------------------
     Checks written in excess of Bank Balance                                 390,799                      --
     Net increase in demand deposits, money market,
      passbook accounts and advances by borrowers
      for taxes and insurance                                              22,734,854               6,457,281
     Net increase in certificates of deposit                               32,553,664              50,761,695
     Increases in Federal Home Loan Bank of Atlanta advances                6,900,000              16,400,000
     Repayment of Federal Home Loan Bank of Atlanta advances              (18,200,000)             (8,100,000)
     Acquisition of stock for Rabbi Trust                                     (57,000)                (87,974)
     Increase of Trust Preferred Securities                                12,500,000                      --
     Treasury stock purchase                                                   (9,376)               (165,445)
     Exercised Stock Options                                                   60,000                      --
     Increase (decrease) in dividends payable                                     846                  (1,909)
     Dividends on stock                                                    (1,007,348)               (995,728)
                                                                       --------------          --------------
              Net cash provided by financing activities                    55,866,439              64,267,920
                                                                       --------------          --------------

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                               -------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                  For Years Ended
                                                                                   September 30,
                                                                       --------------------------------------
                                                                            2002                    2001
                                                                       --------------          --------------
Increase in cash and cash equivalents                                  $   12,734,329          $    5,007,288
Cash and cash equivalents at beginning of period                           12,968,998               7,961,710
                                                                       --------------          --------------
Cash and cash equivalents at end of period                             $   25,703,327          $   12,968,998

The following is a summary of cash and cash equivalents:
-------------------------------------------------------
     Cash                                                              $    6,467,598          $    4,055,985
     Interest bearing deposits in other banks                              15,808,342               7,952,621
     Federal funds sold                                                     3,527,387               3,313,392
                                                                       --------------          --------------
     Balance of cash items reflected on Statement of
      Financial Condition                                                  25,803,327              15,321,998

         Less - certificate of deposit with a maturity
                     of more than three months                                100,000               2,353,000
                                                                       --------------          --------------

Cash and cash equivalents reflected on the
  Statement of Cash Flows                                              $   25,703,327          $   12,968,998
                                                                       ==============          ==============

Supplemental Disclosures of Cash Flows Information:
--------------------------------------------------
   Cash paid during the period for:

      Interest                                                         $   15,223,526          $   14,575,316
                                                                       ==============          ==============
      Income taxes                                                     $      990,000          $      122,866
                                                                       ==============          ==============

   Transfer from loans to real estate acquired
     through foreclosure                                               $           --          $      109,421
                                                                       ==============          ==============

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------

          A. Principles of Consolidation - BCSB Bankcorp, Inc. (the "Company") owns 100% of BCSB Bankcorp Capital Trust I and Baltimore County Savings Bank, F.S.B. (the "Bank"). The Bank owns 100% of Baltimore County Service Corporation and Ebenezer Road, Inc. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since date of acquisition. All intercompany transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products.

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

          I. Loan Servicing - The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated by calculating the net present values of the interest payments over the life of the loans. Impairment is determined on a loan by loan basis. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a loan exceed its fair value.

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

          L. Earnings Per Share - The Bank computes earnings per share in accordance with Statement of Financial Accounting Standards No.
               128. This Statement requires dual presentation of basic and diluted earnings per share ("EPS") with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator). The basic and diluted weighted average shares outstanding for the years ended September 30, 2002 and 2001 are as follows:

                                                                                 2002
                                                              -------------------------------------------
                                                                 Income          Shares        Per Share
                                                              (Numerator)     (Denominator)      Amount
                                                              -----------     -------------    ----------
                Basic EPS
                ---------
                   Income available to share holders          $  1,730,974       5,646,894       $   0.31
                                                                                                 ========
                Diluted EPS
                -----------
                   Effect of dilutive shares                            --          69,106
                                                              ------------    ------------
                    Income available to shareholders
                     plus assumed conversions                 $  1,730,974       5,716,000       $   0.30
                                                              ============    ============       ========
                                                                                 2001
                                                              -------------------------------------------
                Basic EPS
                ---------
                   Income available to share holders          $    104,765       5,555,939       $   0.02
                                                                                                 ========
                Diluted EPS
                -----------
                   Effect of dilutive shares                            --         120,635
                                                              ------------    ------------
                    Income available to shareholders
                     plus assumed conversions                 $    104,765       5,676,574       $   0.02
                                                              ============    ============       ========

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

          O.   All advertising costs are expensed as incurred.

          P. Merger Agreement - On July 24, 2002, the Company acquired WHG Bancshares Corporation, the holding company for Heritage Savings Bank, a federally chartered savings bank. Holders of outstanding shares of WHG Bancshares received $14.25 in cash.

               The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, July 24, 2002. The Company recorded net premiums of $2,779,968 on assets and $2,981,701 on liabilities. A core deposit intangible of $630,000 was also recorded. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated lives of the related assets and liabilities. The net effect of the amortization of premiums on net income before taxes for fiscal 2002 was $151,710. The excess of purchase price over the estimated fair value of the underlying net assets of $2,294,327 was allocated to goodwill. Goodwill will be assessed for impairment on an annual basis.

               The following unaudited pro forma condensed consolidated financial information reflects the results of operations of the Company for the years ended September 30, 2002 and 2001 as if the transaction had occurred at the beginning of the period presented. These pro forma results are not necessarily indicative of what the Company's results of operations would have been had the acquisition actually taken place at the beginning of each period presented.

                                            Year Ended September 30,
                                           -------------------------
                                               2002          2001
                                           -----------   -----------

            Net interest income            $16,825,132   $14,377,234
            Net income                       2,954,550     1,202,004
            Diluted net income per share          0.52          0.21

          Q. Reclassification and Restatement - Certain prior years' amounts have been reclassified to conform to the current year's method of presentation.

          R. Core Deposit Intangible - The Company recognized a core deposit intangible as described above as a result of the merger. This deposit base is assumed to decay over time as funds are withdrawn by customers. In this regard the Company utilizes an approximate nine year life. Amortization is calculated using algebraic formulas taking into account current portfolio costs and the current short term LIBOR rate.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 2 - Investment Securities
         ---------------------

                The amortized cost and fair values of investment securities are as follows as of September 30, 2002 and 2001.

                                                                          Gross          Gross
                                                    Amortized          Unrealized      Unrealized       Fair
                                                       Cost               Gains         Losses         Value
                                                  -------------      -------------    ------------   --------------
    Available for Sale:

    September 30, 2002
      U.S. Government and Agency
       Obligations, available for sale            $  19,084,503      $     295,706    $    (20,224)  $   19,359,985
      Equity investments in Mutual
       Funds, available for sale                     25,675,170             48,132              --       25,723,302
                                                  -------------      -------------    ------------   --------------
                                                  $  44,759,673      $     343,848    $    (20,224)  $   45,083,287
                                                  =============      =============    ============   ==============

    Held to Maturity:

    September 30, 2002
      U.S. Government and Agency
       Obligations, held to maturity              $   4,495,986      $     125,346    $         --   $    4,621,332
                                                  =============      =============    ============   ==============


                                                                          Gross          Gross
                                                    Amortized          Unrealized      Unrealized       Fair
                                                       Cost               Gains         Losses         Value
                                                  -------------      -------------    ------------   --------------
    Available for Sale:

    September 30, 2001
      U.S. Government and Agency
       Obligations, available for sale            $  14,404,373      $     352,368    $         --   $   14,756,741
      Equity investments in Mutual
       Funds, available for sale                      9,184,703             27,196              --        9,211,899
                                                  -------------      -------------    ------------   --------------
                                                  $  23,589,076      $     379,564    $         --   $   23,968,640
                                                  =============      =============    ============   ==============

    Held to Maturity:

    September 30, 2001
      U.S. Government and Agency
       Obligations, held to maturity              $  18,494,349      $     237,718    $         --   $   18,732,067
                                                  =============      =============    ============   ==============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 2 - Investment Securities - Continued
         --------------------

                The following is a summary of investment securities:

                                                           September 30, 2002               September 30, 2001
                                                     ----------------------------       --------------------------
                                                       Amortized            Fair          Amortized          Fair
                                                          Cost             Value             Cost            Value
                                                     -------------         -----        -----------          -----
       Available for Sale:

       U.S. Government and Agency Obligations
       --------------------------------------
          Due within 12 months                       $          --     $          --    $          --    $           --
          Due beyond 12 months but
           within five years                             3,599,390         3,675,198          999,471         1,038,531
          Due beyond five years but
           within ten years                             12,986,568        13,138,433       11,493,914        11,784,749
          Due beyond ten years                           2,498,545         2,546,354        1,910,988         1,933,461
          Equity investments in
            mutual funds                                25,675,170        25,723,302        9,184,703         9,211,899
                                                     -------------     -------------    -------------    --------------

                                                     $  44,759,673     $  45,083,287    $  23,589,076    $   23,968,640
                                                     =============     =============    =============    ==============
                                                           September 30, 2002                 September 30, 2001
                                                     ----------------------------       -------------------------------
                                                       Amortized            Fair          Amortized          Fair
                                                          Cost             Value             Cost            Value
                                                     -------------         -----        -----------          -----
       Held to Maturity:

       U.S. Government and Agency Obligations
       --------------------------------------
          Due within 12 months                       $          --     $          --    $          --    $           --
          Due beyond 12 months but
           within five years                             3,499,062         3,608,673        4,498,680         4,563,455
          Due beyond five years but
           within ten years                                996,924         1,012,659       12,496,110        12,653,535
          Due beyond ten years                                  --                --        1,499,599         1,515,077
                                                     -------------     -------------    -------------    --------------

                                                     $   4,495,986     $   4,621,332    $  18,494,389    $   18,732,067
                                                     =============     =============    =============    ==============


                 Proceeds from maturities and sales of available for sale securities during the year ended September 30, 2002 were $50,972,997. Net gains amounted to $91,837 for the year ended September 30, 2002. This consisted of gross gains of $115,207 and gross losses of $23,370.

                 Proceeds from maturities and sales of available for sale securities during the year ended September 30, 2001 were $1,155,656. There were no gross gains or losses realized for the year ended September 30, 2001.

                 Proceeds from maturities of held to maturity securities were $16,500,000 and $53,800,000 for the years ended September 30, 2002 and 2001, respectively. There were no gross gains or losses realized for the years ended September 30, 2002 and 2001.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 3 - Loans Receivable
         ----------------

               Loans receivable at September 30, 2002 and 2001 consist of the following:

                                                                                    September 30,
                                                                       --------------------------------------
                                                                            2002                    2001
                                                                       --------------          --------------
              Single-family residential mortgages                      $  221,062,154          $  165,028,058
              Single-family rental property loans                           8,306,509               7,580,775
              Commercial real estate loans                                 57,356,553              15,068,080
              Construction loans                                           11,733,663               8,708,710
              Commercial loans secured                                      1,595,117               2,587,966
              Commercial lease loans                                        1,170,210               1,308,097
              Commercial lines of credit                                    4,207,625                 400,620
              Automobile loans                                             93,160,735              72,821,631
              Home equity loans                                            13,864,092               8,934,728
              Other consumer loans                                          3,896,598               2,394,511
                                                                       --------------          --------------
                                                                          416,353,256             284,833,176

                    Add    - Purchase Accounting Premiums, net              1,990,236                      --
                    Less   - undisbursed portion of loans in process       (4,902,134)             (4,433,734)
                           - unearned interest                            (13,964,290)            (10,683,706)
                           - deferred loan origination fees and costs        (660,891)               (142,691)
                           - allowance for loan losses                     (2,199,448)             (1,562,995)
                                                                       --------------          --------------

                                                                       $  396,616,729          $  268,010,050
                                                                       ==============          ==============

               The following is a summary of the allowance for loan losses:

                                                                                   September 30,
                                                                       --------------------------------------
                                                                              2002                    2001
                                                                       --------------          --------------

              Balance - beginning of year                              $    1,562,995          $    1,402,911
              Provision for losses on loans                                   509,290                 332,341
              Allowance assumed in acquisition                                386,594                      --
              Charge-offs                                                    (688,742)               (344,014)
              Recoveries                                                      429,311                 171,757
                                                                       --------------          --------------

              Balance - end of year                                    $    2,199,448          $    1,562,995
                                                                       ==============          ==============


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

               Non-accrual loans for which interest has been reduced totaled approximately $1,390,585 and $238,942 at September 30, 2002 and 2001, respectively. There were no impaired loans as defined by SFAS No. 114 at September 30, 2002 and 2001. There was no interest income recognized on impaired loans during these periods. The Bank was not committed to fund additional amounts on these loans.

               Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

                                                                                  September 30,
                                                                       -----------------------------------
                                                                            2002                   2001
                                                                       ----------              -----------
              Interest income that would have been recognized          $    33,122             $    20,415
              Interest income recognized                                     8,483                   9,591
                                                                       -----------             -----------

                 Interest income not recognized                        $    24,639             $    10,824
                                                                       ===========             ===========

               The following table set forth the amount and activity of the loans outstanding to officers and directors at September 30, 2002 and 2001.

                                                                                   September 30,
                                                                       -----------------------------------
                                                                            2002                    2001
                                                                       -----------             -----------
              Beginning balance                                        $   701,086             $   350,828
              New loans                                                    329,482                 402,278
              Loan repayments                                             (103,822)                (52,020)
                                                                       -----------             -----------

              Ending balance                                           $   926,746             $   701,086
                                                                       ===========             ===========

               The Bank services loans for others. The amount of such loans serviced at September 30, 2002 and 2001 was $12,306,345 and $4,980,011, respectively. At September 30, 2002 and 2001, the balance of loans sold by the Bank with recourse amounted to $275,996 and $363,493, respectively.

               Custodial escrow balances maintained in connection with the foregoing loan servicings were approximately $73,843 and $41,718 at September 30, 2002 and 2001, respectively.

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

               Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

                                                                                   Contract Amount At
           Financial Instruments Whose Contract                        --------------------------------------------
             Amounts Represent Credit Risk                             September 30, 2002        September 30, 2001
           -----------------------------------------                   ------------------        ------------------
              Standby letters of credit                                  $     430,537             $      68,681
              Commercial lines of credit                                 $   4,645,461             $   1,030,000
              Home equity lines of credit                                $  16,163,331             $  21,748,800
              Loan commitments, fixed rate                               $  10,101,613             $   4,844,900
              Loan commitments, variable rate                            $   2,755,000             $     251,000

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

               Rates on mortgage loan commitments for fixed rate loans ranged from 5.38% to 7.25% and 6.25% to 7.00% at September 30, 2002 and 2001,
          respectively. There were no mortgage loan commitments for variable rate loans at September 30, 2002. Rates on home equity loan commitments for fixed rate loans ranged from 5.5% to 6.5% and 6.75% to 7.75% at September 30, 2002 and 2001, respectively. Rates on home equity loan commitments for variable rate loans were at prime at September 30, 2002.

               Rates on commercial loan commitments for fixed rate loans ranged from 7.0% to 8.5% at September 30, 2002. Rates on commercial loan commitments for variable rate loans ranged from 0.50% over prime to 2.0% over prime at September 30, 2002.

               No amount was recognized in the statement of financial position at September 30, 2002 and 2001, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 4 - Mortgage Backed Securities
         --------------------------

               The amortized cost and fair values of mortgage backed securities are as follows as of September 30, 2002 and 2001:

                                                                         Gross           Gross
                                                   Amortized          Unrealized       Unrealized         Fair
                                                      Cost               Gains           Losses          Value
                                                   ---------          ----------       ----------        -----
    Available for Sale:

    September 30, 2002
    ------------------
       GNMA certificates                          $  28,191,758      $     264,472    $     (1,436)  $   28,454,794
       FNMA certificates                          $  19,015,492      $     258,358    $     (3,141)  $   19,270,709
       FHLMC participating certificates              12,448,442            237,187              --       12,685,629
                                                  -------------      -------------    ------------   --------------
                                                  $  59,655,692      $     760,017    $     (4,577)  $   60,411,132
                                                  =============      =============    ============   ==============
    September 30, 2001
    ------------------
       FNMA certificates                          $   9,767,737      $      83,518    $     (2,130)  $    9,849,125
       FHLMC participating certificates               1,594,303                 --          (1,643)       1,592,660
                                                  -------------      -------------    ------------   --------------
                                                  $  11,362,040      $      83,518    $     (3,773)  $   11,441,785
                                                  =============      =============    ============   ==============

    Held to Maturity:

    September 30, 2002
    ------------------
       GNMA certificates                          $  11,067,019      $     562,778    $     (6,758)  $   11,623,039
       FNMA certificates                             12,555,877            366,135          (5,866)      12,916,146
       FHLMC participating certificates              10,068,534            402,058              --       10,470,592
                                                  -------------      -------------    ------------   --------------
                                                  $  33,691,430      $   1,330,971    $    (12,624)  $   35,009,777
                                                  =============      =============    ============   ==============

    September 30, 2001
    ------------------
       GNMA certificates                          $   6,692,193      $     181,561    $          -   $    6,873,754
       FNMA certificates                             20,698,414            360,497         (25,447)      21,033,464
       FHLMC participating certificates              14,264,432            341,876          (8,716)      14,597,592
                                                  -------------      -------------    ------------   --------------
                                                  $  41,655,039      $     883,934    $    (34,163)  $   42,504,810
                                                  =============      =============    ============   ==============

               Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2002 were $2,934,451. Net gains amounted to $2,221 for the year ended September 30, 2002. This consisted of gross gains of $3,921 and gross losses of $1,700. No gains or losses were realized during the year ended September 30, 2001.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 5 - Foreclosed Real Estate
         ----------------------

               Foreclosed real estate at September 30, 2002 and 2001 is summarized by major classification as follows:

                                                                                September 30,
                                                                       -----------------------------
                                                                            2002               2001
                                                                       -----------        ----------
              EPIC loans                                               $        --        $   50,822
              Residential real estate                                           --            80,569
              Allowance for losses                                              --           (50,822)
                                                                       -----------        ----------
                                                                       $        --        $   80,569
                                                                       ===========        ==========

               The allowance for losses on foreclosed real estate was $50,822 at September 30, 2001. There was no provision for loan losses during the years ended September 30, 2002 and 2001.

Note 6 - Premises and Equipment
         ----------------------

               Premises and equipment at September 30, 2002 and 2001 are summarized by major classification as follows:

                                                                        September 30,
                                                              -------------------------------
                                                                    2002             2001            Life
                                                                    ----             ----            ----
              Office building                                 $   5,859,884     $   4,569,884       50 Years
              Leasehold improvements                              1,123,517           660,563     7-31 Years
              Furniture, fixtures and equipment                   5,526,688         6,237,430       10 Years
                                                              -------------     -------------
                                                                 12,510,089        11,467,877
                   Accumulated depreciation                       3,879,277         4,493,062
                                                              -------------     -------------
                                                              $   8,630,812     $   6,974,815
                                                              =============     =============

               The Bank has entered into long-term leases for the land on which the main office is located and the premises of its branch offices. Rental expense under long-term leases for property for the years ended September 30, 2002 and 2001 was $649,691 and $641,512, respectively. At September 30, 2002, minimum rental commitments under noncancellable leases are as follows:

                   Years Ended September 30,                    Amount
                   -------------------------                ------------
                          2003                              $    742,594
                          2004                                   762,940
                          2005                                   782,289
                          2006                                   746,845
                          2007                                   708,535
                       After 2007                              3,936,361
                                                            ------------

                                                            $  7,679,564
                                                            ============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 7 - Core Deposit Intangible
         -----------------------
                                                                As of
                                                             September 30,
                                                                 2002
                                                             ------------

             Core Deposit Intangible                          $630,000
             Accumulated Amortization                           88,000
                                                              --------
             Net balance                                      $542,000
                                                              ========

             Aggregate Amortization Expense
             ------------------------------

                  For the year ended September 30, 2002       $ 88,000

             Estimated Amortization Expense
             ------------------------------

                  For the year ended September 30, 2003       $120,000
                  For the year ended September 30, 2004         59,000
                  For the year ended September 30, 2005         62,000
                  For the year ended September 30, 2006         57,000
                  For the year ended September 30, 2007         59,000

Note 8 - Deposits
         --------

              Deposits are summarized as follows at September 30, 2002 and 2001:

                                                                 2002                             2001
                                                   -------------------------          --------------------------
                                                        Amount          %                  Amount          %
                                                        ------          -                  ------          -
       Type of Account
       ---------------
          Deposits
          --------
             NOW                                   $    31,849,467      6.39%         $    22,116,378      6.79%
             Non-interest bearing NOW                   13,977,091      2.80               11,922,207      3.66
             Money market                               18,909,446      3.79                6,654,056      2.04
             Passbook savings                           92,301,331     18.50               60,943,874     18.71
             Certificates                              340,269,314     68.22              223,944,072     68.74
             Purchase Accounting
                 Premiums, net                           1,391,921       .28                       --        --
                                                   ---------------    ------          ---------------    ------
                                                       498,698,570     99.98              325,580,587     99.94
             Accrued interest payable                       86,698       .02                  204,951       .06
                                                   ---------------    ------          ---------------    -----
                                                   $   498,785,268    100.00%         $   325,785,538    100.00%
                                                   ===============    ======          ===============    ======

               The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $73,742,000 and $46,272,000 at September 30, 2002 and 2001, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 8 - Deposits - Continued
         --------

               At September 30, 2002, scheduled maturities of certificates of deposit are as follows:

                         2003                        $  209,151,012
                         2004                            51,810,291
                         2005                            44,941,309
                         2006                            13,584,870
                         2007                            20,780,782
                         2008 and thereafter                  1,050
                                                     --------------
                                                     $  340,269,314
                                                     ==============

               Interest expense on deposits for the years ended September 30, 2002 and 2001 is as follows:

                                                2002                2001
                                                ----                ----
              NOW                        $     434,916      $      339,812
              Money market                     172,697             176,425
              Passbooks savings              2,275,939           1,486,437
              Certificates                  11,100,094          11,782,531
                                         -------------      --------------
                                         $  13,983,646      $   13,785,205
                                         =============      ==============

Note 9 - Federal Home Loan Bank of Atlanta Advances
         ------------------------------------------

               The Bank has the following outstanding Federal Home Loan Bank advances as of September 30:

                                                           2002                               2001
                                           --------------------------------       ------------------------------
                   Due                          Rate             Total                Rate            Total
                   ---                          ----             -----                ----            -----
             Less than one year            2.17% - 6.41%      $   4,500,000       3.76% - 4.22%    $   8,800,000
             One to two years              5.00% - 7.48%          2,250,000       3.70% - 6.41%        7,000,000
             Beyond two years              4.89% - 6.60%         19,000,000       6.60% - 7.48%        2,000,000
                                                              -------------                        -------------
             Total borrowings                                 $  25,750,000                        $  17,800,000
                                                              =============                        =============

                The Bank has a line of credit with the Federal Home Loan Bank of Atlanta equal to 11% of the Bank's assets, secured by a blanket floating lien on mortgage loans receivable. The line of credit requires no compensating balances.

Note 10 - Trust Preferred Securities
          --------------------------

                  Company-obligated preferred securities ("trust preferred securities") consist of 12,500 securities with a liquidation amount of $1,000 per security. The trust preferred securities were issued in June 2002 by a statutory business trust; BCSB Bankcorp Capital Trust I ("the Trust"). The Trust is a wholly owned subsidiary of the Company. The Trust used the proceeds of the trust preferred securities to purchase at par $12,887,000 of adjustable rate junior subordinated debentures of the Company that are due June 30, 2032. The rate is 3.65% per annum over the three-month LIBOR rate and resets quarterly. The rate at September 30, 2002 was 5.425%. The junior subordinated debentures are the sole assets of the Trust.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 10 - Trust Preferred Securities - Continued
          --------------------------

                 Payments to be made by the Trust on the trust preferred securities are dependent on payments that the Company has undertaken to make, particularly the payment to be made by the Company on the debentures. Considered together, the obligations of the Company constitute a full and unconditional guarantee of the Trust's obligations under the trust preferred securities.

                 Distributions on the trust preferred securities are payable quarterly at a rate of 3.65% per annum over the three-month LIBOR rate. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. The Company may redeem the debentures, in whole or in part, at par at any time after June 30, 2007, or under certain conditions in whole but not in part, at any time at a redemption price equal to 103% of the principal amount plus any accrued unpaid interest.

Note 11 - Pension Plan
          ------------

                The Bank had a noncontributory, defined contribution, pension plan covering substantially all employees. It is a money purchase plan with contributions made each year for every participant in accordance with actuarial recommended formula. There is no past service liability or unfunded value of vested benefits as of December 31, 2001, the date of latest available annual review and valuation of the plan.

                 The  expense  for the pension  plan  amounted  to $257,635  and
          $267,800   for  the  years   ended   September   30,  2002  and  2001,
          respectively.

Note 12- Directors Retirement Plan
         -------------------------

                The Director's Retirement Plan consisted of a Rabbi Trust that was invested primarily in the Company's stock. The related deferred compensation obligation was classified as a liability adjusted with a corresponding charge (or credit) to compensation costs by multiplying the number of shares owned by the Rabbi Trust by the change in the fair market of each share, to reflect changes of the amount owed to the Directors. The plan was amended in fiscal 2002. The amended plan divided the then existing Plan into two plans. Under one plan the directors are credited with a specific number of shares of the Company's stock, and will be paid out by delivering only Company stock to the participants. Under the other plan directors compensation is invested primarily in one-year certificates of deposit. Due to the change, any increase or decrease in the market value of shares in the Plan will no longer be recognized as compensation expense or a reduction of compensation expense, in addition the obligation related to the stock plan is now included in the equity section of the statement of financial condition. Compensation expense was reduced by $170,315 for the year ended September 30, 2002, principally because of a decline in value of shares held in the Rabbi Trust up to the change in the plan. Compensation expense was increased by $431,827 for the year ended September 30, 2001, principally because of the increase in the value of shares held in the Rabbi Trust.

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

Note 13- Common Stock
         ------------

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

                 The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of the debt service. The compensation costs for the years ended September 30, 2002 and 2001 were $211,228 and $159,858, respectively.

               The ESOP shares were as follows as of September 30:

                                                 2002         2001
                                                 ----         ----

            Shares released and allocated       86,893       68,599
            Unearned shares                     96,037      114,331
                                            ----------   ----------
                                               182,930      182,930
                                            ==========   ==========

            Fair value of unearned shares   $1,200,463   $1,171,893
                                            ==========   ==========

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 14- Management Recognition Plan
         ---------------------------

               On July 15, 1999, the Bank established a Management Recognition Plan ("MRP") to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of stock, which will be held in a separate trust that manages the MRP. The Bank funded the MRP during the year ended September 30, 1999 by purchasing 87,000 shares of common stock in the open market. During the year ended September 30, 2000, the remaining 4,464 shares were purchased. The Bank initially awarded an aggregate of 45,600 shares of common stock. During the year ended September 30, 2002 the Bank awarded an additional 25,750 shares, and intends to reserve the remaining 20,114 shares for possible future awards. Shares awarded to the participants in the MRP vest at a rate of 25% per year on each anniversary of the effective date of the MRP award. As of September 30, 2002, 34,200 shares have vested. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. Compensation expense in the amount of the fair market value of the Common Stock at the date of the grant is recognized on a pro-rata basis over the years during which the shares are earned. Compensation expense of $98,224 and $89,780 was recognized for the MRP for the year ended September 30, 2002 and 2001, respectively.

Note 15- Stock Option Plan
         -----------------

               The Company has a Stock Option Plan (the "Plan") whereby 228,660 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. An additional 74,500 options were granted during the year ended September 30, 2002. No options were granted during the year ended September 30, 2001.

               The following table summarizes the status of and changes in the Company's stock option plan during the past two years.

                                                                                 Weighted Average
                                                                   Shares         Exercise Price
                                                                   ------        ----------------
             Outstanding at October 1, 2000 and
                 September 30, 2001                               80,000              $ 8.00

             Options exercised                                    (7,500)               8.00

             Granted                                               74,500              11.375
                                                                ---------             ------

             Outstanding at September 30, 2002                    147,000            $  9.71

             Exercisable at September 30, 2001                     40,000            $  8.00
                                                                =========

             Exercisable at September 30, 2002                     52,500            $  8.00
                                                                =========

               SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company's stock option grants made subsequent to 1994. Accordingly, the Company estimated the grant date fair value of each option awarded in fiscal 1999 using the
          Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 6.25%, risk-free interest rate of 5.72% and expected lives of 10 years. The assumption for expected volatility was 31.55%. The estimated fair value of each option granted was $1.62.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 15- Stock Option Plan - Continued
         -----------------

               The Company estimated the grant date fair value of each option awarded in fiscal 2002 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 4.08%, risk-free interest rate of 4.49% and expected lives of 10 years. The assumption for expected volatility was 32.63%. The estimated fair value of each option granted was $2.80.

               Had 2002 and 2001 compensation cost been determined including the weighted-average estimate of fair value of each option granted, the Company's net income would be reduced to proforma amount of $1,711,087 and $84,880, respectively. Proforma earnings, basic and diluted, per share would have been $.30 in fiscal 2002 and $.02 and $.01, respectively, in fiscal 2001.

Note 16- Retained Earnings
         -----------------

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

                 Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

                As of September 30, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

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

Note 16- Retained Earnings - Continued
         -----------------

               The following table presents the Bank's capital position based on
          the  September  30  financial   statements  and  the  current  capital
          requirements.

                                                                                                 To Be Well
                                                                                               Capitalized Under
                                                                            For Capital        Prompt Corrective
                                                     Actual               Adequacy Purposes    Action Provisions
                                               --------------------      ------------------    -----------------
                                               Amount         Ratio       Amount      Ratio    Amount      Ratio
                                               ------         -----      -------      -----    -------     -----
       September 30, 2002
       ------------------
       Tangible (1)                          $  46,635,461     8.09%    $ 8,650,374    1.5%   $   N/A       N/A %
       Tier I capital (2)                       46,635,461    13.77          N/A       N/A     20,323,889    6.0
       Core (1)                                 46,635,461     8.09      23,067,663    4.0     28,834,579    5.0
       Risk-weighted (2)                        48,761,922    14.40      27,098,519    8.0     33,873,148   10.0

       September 30, 2001
       ------------------
       Tangible (1)                          $  31,703,963     8.3%     $ 5,760,957    1.5%   $   N/A       N/A %
       Tier I capital (2)                       31,703,963    14.1           N/A       N/A     13,457,700    6.0
       Core (1)                                 31,703,963     8.3       15,362,551    4.0     19,203,189    5.0
       Risk-weighted (2)                        33,266,957    14.8       17,943,600    8.0     22,429,500   10.0

       (1)  To adjusted total assets.
       (2)  To risk-weighted assets.

               The OTS has adopted an interest rate risk component of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 2002, the Bank is not subject to the interest rate risk requirement.

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

Note 17- Income Taxes
         ------------

               The current tax provision consists of the following for the years ended September 30, 2002 and 2001:

                                              2002           2001
                                              ----           ----
            Current expense              $ 1,026,926    $   335,037
            Deferred (benefit) expense       (42,950)      (255,747)
                                         -----------    -----------
               Total tax expense         $   983,976    $    79,290
                                         ===========    ===========

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 17- Income Taxes - Continued
         ------------

               The tax effects to temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2002 and 2001 are as follows:

                                                                            2002              2001
                                                                            ----              ----
              Deferred Tax Assets:
                Charitable deduction carryforward                      $         --       $      42,765
                ESOP and MRP                                                 44,338              39,515
                Market value change in Rabbi Trust assets                        --              45,845
                Deferred compensation                                        87,564                  --
                Allowance for loan losses                                   700,124             603,628
                Allowance for uncollected interest                            5,477              24,307
                Deferred loan fees                                          207,115                  --
                                                                       ------------       -------------
                      Total gross deferred tax assets                     1,044,618             756,060

             Deferred Tax Liabilities:
                Federal Home Loan Bank of Atlanta
                    stock dividends                                    $   (208,892)      $    (151,928)
                   Depreciation                                            (286,579)           (257,515)
                   Bad debt deduction in excess of
                    base year reserves                                           --             (76,162)
                Unrealized holding gains                                   (415,083)           (177,385)
                Market value change in Rabbi Trust assets                   (19,544)                 --
                Purchase Accounting Premiums, net                           (16,183)                 --
                                                                       ------------       -------------
                         Total gross deferred tax liabilities              (946,281)           (662,990)
                                                                       ------------       -------------
                Net Deferred Tax Assets                                $     98,337       $      93,070
                                                                       ============       =============

               The amount computed by applying the statutory federal income tax rate to income before taxes and extraordinary item is greater than the taxes provided for the following reasons:

                                                                      For the Years Ended September 30,
                                                            ----------------------------------------------------------
                                                                      2002                                 2001
                                                            ----------------------            ------------------------
                                                                           Percent                             Percent
                                                                          of Pretax                           of Pretax
                                                            Amount          Income            Amount           Income
                                                            ------        ---------           ------          --------
              Statutory federal income tax rate             $   923,083    34.00%            $    62,579        34.00%
              Increases Resulting From
              ------------------------
                 State income tax net of
                  federal income tax benefit                     56,768     2.09                   7,187         3.90
                 Other                                            4,125     0.15                   9,524         5.17
                                                            -----------  -------             -----------      -------
                                                            $   983,976    36.24%            $    79,290        43.07%
                                                            ===========    =====             ===========        =====

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 17- Income Taxes - Continued
         ------------

               Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $6,249,261 with an income tax effect of approximately $2,413,997 at September 30, 2002. This bad debt reserve would become taxable if certain conditions are met by the Bank.

Note 18- Disclosures About Fair Value of Financial Instruments
         -----------------------------------------------------

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

               The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. Preferred Trust Securities are considered to be at fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. The fair value of Federal Home Loan Bank advances is estimated using rates currently offered on advances of similar remaining maturities.

               The estimated fair values of the Bank's financial instruments are as follows:

                                                          September 30, 2002               September 30, 2001
                                                     --------------------------     ---------------------------
                                                     Carrying        Estimated      Carrying         Estimated
                                                      Amount         Fair Value      Amount          Fair Value
                                                     --------        ----------     --------         ----------
                                                                     (Amounts in Thousands)
    Financial Assets
    ----------------
    Cash                                             $    6,468      $   6,468      $      4,056     $     4,056
    Interest bearing deposits in other banks             15,808         15,808             7,953           7,953
    Federal funds sold                                    3,527          3,527             3,313           3,313
    Investment securities - available for sale           45,083         45,083            23,969          23,969
    Investment securities - held to maturity              4,496          4,621            18,494          18,732

    Loans Receivable
    ----------------
        Mortgage loans                               $  325,264      $ 339,983      $    191,050     $   201,186
        Share loans                                       1,332          1,332               875             875
        Consumer loans                                   71,353         71,353            76,085          75,013
    Mortgage backed securities - available for sale      60,411         60,411            11,442          11,442
    Mortgage backed securities - held
     to maturity                                         33,691         35,010            41,655          42,505
    Federal Home Loan Bank of Atlanta stock               3,940          3,940             1,834           1,834

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 18- Disclosures About Fair Value of Financial Instruments - Continued
         -----------------------------------------------------

                                                          September 30, 2002            September 30, 2001
                                                     ----------------------------   ----------------------------
                                                     Carrying        Estimated      Carrying         Estimated
                                                      Amount         Fair Value      Amount          Fair Value
                                                     --------        ----------     --------         ----------
                                                                     (Amounts in Thousands)
    Financial Liabilities
    ---------------------
    Deposits                                         $  498,785      $ 500,902      $    325,786     $   329,065
    Federal Home Loan Bank of Atlanta
      advances                                           26,968         26,982            17,800          17,800
    Mortgage loan commitments                                --         12,857                --           5,096
    Trust Preferred securities                           12,500         12,500                --              --


Note 19- Condensed Financial Information (Parent Company Only)
         -------------------------------

              Information as to the financial position of BCSB Bankcorp as of September 30, and the results of operations and cash flows for the years ended September 30 are summarized below.

                                                                         September 30,           September 30,
                                                                              2002                    2001
                                                                       ---------------         ---------------
Statement of Financial Condition
               Assets
               ------

Cash                                                                   $      115,162          $    1,406,140
Interest bearing deposits in other banks                                    1,182,507               2,651,101
Investment securities - available for sale                                  3,115,576                      --
Investment securities, held to maturity                                     3,495,986               4,999,777
Employee Stock Ownership Plan loan                                          1,097,568               1,280,496
Accrued interest receivable                                                    75,645                 147,873
Investment in Subsidiary                                                   47,775,863              32,551,747
Prepaid income taxes                                                           25,359                      --
Other assets                                                                  488,871                 110,396
                                                                       --------------          --------------
Total assets                                                           $   57,372,537          $   43,147,530
                                                                       ==============          ==============

             Liabilities and Stockholders' Equity

Liabilities
   Long-Term Sub-debentures                                                12,887,000                      --
   Accrued taxes payable                                                       54,135                   1,809
   Dividends payable                                                          264,891                 264,045
   Other liabilities                                                           17,818                 151,286
                                                                       --------------          --------------
                                                                           13,223,844                 417,140
                                                                       ==============          ==============
Stockholders' Equity
   Common Stock (5,874,082 and 5,867,322 shares issued
        And outstanding, respectively)                                         58,741                  58,673
   Paid-in Capital                                                         20,302,518              20,116,467
   Retained earnings (substantially restricted)                            25,279,752              24,556,126
                                                                       --------------          --------------
                                                                           45,641,011              44,731,266
   Employee Stock Ownership Plan                                             (960,372)             (1,143,300)
   Stock held by Rabbi Trust                                               (1,196,500)             (1,139,500)
   Accumulated other comprehensive income (net of tax)                        664,554                 281,924
                                                                       --------------          --------------
Total stockholders' equity                                                 44,148,693              42,730,390
                                                                       --------------          --------------
Total liabilities and stockholders' equity                             $   57,372,537          $   43,147,530
                                                                       ==============          ==============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 19- Condensed Financial Information (Parent Company Only) - Continued
         -------------------------------

                                                                          September 30,          September 30,
                                                                              2002                    2001
                                                                       ------------------      ---------------
Statements of Operations
   Interest and fees on loans                                                  70,333                  50,452
   Interest and dividends on investment securities                            287,635                 309,121
   Other interest income                                                       33,179                 147,701
                                                                       --------------          --------------

Total interest income                                                         391,147                 507,274
   Interest on borrowings                                                     187,380                      --
                                                                       --------------          --------------

Net interest income                                                           203,767                 507,274

Non interest expense
   Professional fees                                                           74,654                  71,806
   Other expenses                                                              88,647                  65,200
                                                                       --------------          --------------

Total non-interest expense                                                    163,301                 137,006
                                                                       --------------          --------------

Net income before tax provision                                                40,466                 370,268

Income tax provision                                                           15,628                 142,997
Income before equity in net income of subsidiary                               24,838                 227,271
Equity in net income of subsidiary                                          1,706,136                (122,506)
                                                                       --------------          --------------

Net income                                                                  1,730,974                 104,765
                                                                       ==============          ==============

Statement of Cash Flows

Net income                                                                  1,730,974                 104,765
Adjustments to reconcile Net Income to Net Cash Provided
   By Operating Activities
   Accretion of discount on investments                                          (272)                 (1,502)
   Equity in net (income) loss of subsidiary                               (1,706,136)                122,505
   Decrease in accrued interest receivable                                     72,228                  84,512
   Increase in prepaid taxes                                                  (25,359)                     --
   Increase in receivable from subsidiary                                     (93,697)                     --
   Increase in other assets                                                  (378,475)                (34,448)
   Increase (decrease) in income taxes payable                                 50,911                 (21,644)
   Decrease in other liabilities                                             (133,468)               (111,455)
   Noncash compensation under stock-based benefit plan                        101,920                  83,025
                                                                       --------------          --------------
         Net cash (used by) provided by operating activities                 (381,374)                225,758

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                                ----------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 19- Condensed Financial Information (Parent Company Only) - Continued
         -------------------------------

                                                                        September 30,           September 30,
                                                                            2002                    2001
                                                                       --------------          --------------
Cash Flows from Investing Activities
   Additional investment in subsidiaries                                  (12,887,000)                     --
   Proceeds from maturing interest bearing deposits                           495,000                      --
   Purchase of interest bearing deposits                                           --                (495,000)
   Proceeds from maturities of investment securities -
         held to maturity                                                   4,000,000               6,250,000
   Proceeds from sale of investment securities -
         Available for sale                                                   819,936                      --
   Purchase of investment securities - available for sale                  (3,929,247)                     --
   Purchase of investment securities - held to maturity                    (2,495,937)             (4,000,000)
   Principal collected on longer term loans                                   182,928                 182,928
                                                                       --------------          --------------
         Net cash (used by) provided by investing activities              (13,814,320)              1,937,928

Cash Flows from Financing Activities
   Increase in Long-Term Sub-debentures                                    12,887,000                      --
   Stock repurchase                                                            (9,376)               (165,445)
   Exercised options                                                           60,000                      --
   Dividends on stock                                                      (1,007,348)               (995,728)
   Increase (decrease) in dividends payable                                       846                  (1,909)
                                                                       --------------          --------------
         Net cash provided (used by) financing activities                  11,931,122              (1,163,082)

(Decrease) increase in cash and cash equivalents                           (2,264,572)              1,000,604
Cash and cash equivalents at beginning of period                            3,562,241               2,561,637
                                                                       --------------          --------------
Cash and cash equivalents at end of period                                  1,297,669               3,562,241
                                                                       ==============          ==============

The following is a summary of cash and cash equivalents
   Cash                                                                       115,162               1,406,140
   Interest bearing deposits in other banks                                 1,182,507               2,651,101
                                                                       --------------          --------------

   Balance of cash items reflected on Statement of Financial
        Condition                                                           1,297,669               4,057,241
         Less - certificates of deposit with an original
                    Maturity of more than three months                             --                 495,000
                                                                       --------------          --------------

Cash and cash equivalents reflected on the Statement of Cash Flows          1,297,669               3,562,241
                                                                       ==============          ==============

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

Note 20- Recent Accounting Pronouncements
         --------------------------------

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

               In April 2002, FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement requires, among other things, that gains and losses on the early extinguishment of debt be classified as extraordinary only if they meet the criteria for extraordinary treatment set forth in Accounting Principles Board Opinion No. 30. The provisions of this Statement related to classification of gains and losses on the early extinguishment of debt are effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 will not have a material impact on the consolidated financial statements.

               In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

               In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions" an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. The provision of this Statement requires long-term customer relationship intangible assets of financial institutions such as depositor - and borrower - relationship intangible assets and credit cardholder intangible assets to be subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used.

                               BOARD OF DIRECTORS

HENRY V. KAHL                            GARY C. LORADITCH                        JOHN J. PANZER, JR.
Chairman of the Board                    President and Chief Executive Officer    Self Employed Builder
                                         of the Company and the Bank
H. ADRIAN COX
Vice Chairman of the Board               WILLIAM M. LOUGHRAN                      P. LOUIS ROHE, JR.
Insurance Agent for Rohe and Rohe        Senior Vice President of the Company     Retired
Associates, Baltimore, Maryland          and the Bank

                                         MICHAEL J. KLEIN                         WILLIAM J. KAPPAUF
                                         Vice President, Klein's                  Director of Cash Management for
                                          Super Markets                           Baltimore Gas & Electric Co.
                                                                                  Baltimore, Maryland


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

2105 Rock Spring Road                         402 Constant Friendship Boulevard       9613 Harford Road
Forest Hill, Maryland 21050                   Abingdon, Maryland 21009                Baltimore, MD 21234

1505 York Road                                8767 K Philadelphia Road                4228 Harford Road
Lutherville, Maryland 21093                   Baltimore, Maryland 21237               Baltimore, Maryland 21214

2101 Gwynn Oak Road                           9416 Baltimore National Pike
Baltimore, Maryland 21207                     Ellicott City, Maryland 21042

                              CORPORATE INFORMATION


INDEPENDENT CERTIFIED PUBLIC             SPECIAL COUNSEL                           ANNUAL REPORT ON FORM 10-KSB
ACCOUNTANTS                              Stradley Ronon Stevens & Young, LLP
Anderson Associates, LLP                 1220 19th Street, N.W., Suite 600         A COPY OF THE COMPANY'S ANNUAL
7621 Fitch Lane                          Washington, D.C.  20036                   REPORT ON FORM 10-KSB FOR THE
Baltimore, Maryland 21236                                                          FISCAL YEAR ENDED SEPTEMBER 30,
                                         Annual Meeting                            2002 AS FILED WITH THE SECURITIES
General Counsel                          The 2003 Annual Meeting of Stockholders   AND EXCHANGE COMMISSION, WILL BE
Moore, Carney, Ryan & Lattanzi, LLC      will be held on February 12, 2003 at      FURNISHED WITHOUT CHARGE TO
4111 E. Joppa Road, Suite 201            4:00 p.m. at the Bank's Perry Hall        STOCKHOLDERS AS OF THE RECORD DATE
Baltimore, Maryland 21236                office located at 4208 Ebenezer Road,     FOR THE 2003 ANNUAL MEETING UPON
                                         Baltimore, Maryland                       WRITTEN REQUEST TO CORPORATE
TRANSFER AGENT AND REGISTRAR                                                       SECRETARY, BCSB BANKCORP, INC.,
American Stock and Transfer Co.                                                    4111 E. JOPPA ROAD, SUITE 300,
6201 15th  Avenue                                                                  BALTIMORE, MARYLAND  21236.
Brooklyn, New York  11212