Form 10-K, Exhibit 13
period 2003-09-30
BCSB BANKCORP INC
filed 2003-12-29
CIK 1052101

BCSB BANKCORP, INC.








         [LOGO]











                                                      2003 ANNUAL REPORT

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

     The Company's common stock began trading under the symbol "BCSB" on the Nasdaq National Market System on July 9, 1998. There are currently 5,885,593 shares of the common stock outstanding and approximately 1040 holders of record of the common stock. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated, as well as dividends paid on the common stock during each quarter.

                                                       High              Low            Dividends Per Share
                                                       ----              ---            -------------------
         Fiscal 2003
         -----------
         First quarter.............................  $  14.20          $ 12.20                $  .125
         Second quarter............................     13.78            12.69                   .125
         Third quarter.............................     16.39            13.00                   .125
         Fourth quarter............................     17.50            15.32                   .125

         Fiscal 2002
         -----------
         First quarter.............................  $  10.250         $  9.251              $   .125
         Second quarter............................     10.549            9.350                  .125
         Third quarter.............................     13.450           10.250                  .125
         Fourth quarter............................     13.200           11.640                  .125


     The stated high and low bid prices  reflect  inter-dealer  prices,  without
retail  mark-up,   mark-down  or  commission,   and  may  not  represent  actual
transactions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

BCSB Bankcorp, Inc...........................................................(i)
Market Information...........................................................(i)
Letter to Stockholders........................................................1
Selected Consolidated Financial and Other Data................................2
Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................................4
Consolidated Financial Statements...........................................F-1
Corporate Information..........................................Inside Back Cover

                        [BCSB BANKCORP, INC. LETTERHEAD]

                                December 1, 2003

Dear Fellow Stockholders, Depositors, and Friends:

     Historically low interest rates were the main story behind our financial results in the fiscal year ended September 30, 2003. Those of you borrowing for any reason in the last twelve months were happy, yet those of you saving for the future wanted to see higher rates. While the bank would like to make both constituencies happy, our financial performance is based on the interest rate difference between borrowers and depositors.

     The low rates kept our spread at or near all time lows throughout the year (and into the new year starting in October). Yields on loans were under downward pressure throughout the year as evidenced by a record amount of refinancing. Long-term loan originations increased 52% over the prior year's production, although the loan portfolio decreased by $31.5 million. This was partly caused by selling to the secondary market long-term mortgages to mitigate the interest rate risk of holding these loans. Assets continue to rise, increasing $81 million during the year. Investments and mortgage backed securities were purchased with all these funds.

     As rates leveled off and moved upward slightly in the summer, the bank is well positioned for a rising rate market. Many of our loans, mortgage backed securities and investments are considered short term. As payments are made or securities mature, the proceeds will re-price at a faster pace than if the terms had been longer. We took advantage of prevailing interest rates and raised $10 million in capital through the issuance of trust preferred securities on the last day of the fiscal year. These funds are available for general corporate purposes.

     Several other significant events occurred during the year. In November 2002, the data processing operations of the former Heritage Savings Bank loan and deposit accounts combined with our existing systems. This was the last step in the merger announced in early 2002 and settled on June 24, 2002. In March 2003, we announced plans to open our 17th office in the Honeygo Village Shopping Center. We expect to break ground in early 2004 and plan to open in the summer. Throughout the year we implemented changes to our new loan and deposit account procedures to comply with the various requirements of the Patriot Act, a law passed to help the government track terrorists and their funding.

     You will read about the financial performance of your company on the pages that follow. A profitable, safe and sound financial condition is the goal for which we strive. By achieving that, we assure the ability to make loans and competitive deposit accounts available to our customers. This will make your investment in the bank successful.

                                            Very truly yours,

                                            /s/ Gary C. Loraditch

                                            Gary C. Loraditch
                                            President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------


SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

                                                                              At September 30,
-------------------------------------------------------------------------------------------------------------------
                                                              2003       2002         2001      2000         1999
                                                           ---------- ----------   ---------  --------- ----------
                                                                                   (In thousands)

Total assets........................................      $ 668,198  $587,065     $390,883    $325,879  $298,302
Loans receivable, net...............................        365,055   396,617      268,010     241,520   215,383
Cash................................................         11,032     6,468        4,056       6,571     5,977
Interest-bearing deposits in other banks............         11,288    15,808        7,953       5,256     8,651
Federal funds sold..................................            988     3,527        3,313         455       449

Investment securities:
    Available for sale..............................        121,290    45,083       23,969          --        --
    Held to maturity................................          2,500     4,496       18,494      41,158    35,232
Mortgage-backed securities:
    Available for sale..............................        116,204    60,411       11,442          --        --
    Held to maturity................................         18,394    33,691       41,655      19,824    23,500
FHLB stock..........................................          3,305     3,940        1,834       1,834     1,650
Deposits............................................        551,929   498,785      325,786     268,882   233,365
FHLB advances.......................................         32,268    26,968       17,800       9,500    16,000
Trust Preferred Securities..........................         22,500    12,500           --          --        --
Stockholders' equity - substantially restricted.....         44,768    45,306       42,730      43,343    45,280


SELECTED CONSOLIDATED OPERATIONS DATA
                                                                              At September 30,
-------------------------------------------------------------------------------------------------------------------
                                                              2003       2002         2001      2000         1999
                                                           ---------- ----------   ---------- ---------  ----------
                                                                                   (In thousands)

Interest income.....................................      $  33,167   $ 28,480     $ 24,348     $21,480   $19,396
Interest expense....................................         16,107     14,946       14,240      11,757     9,780
                                                          ---------   --------     --------       ------  -------
Net interest income before
   provision for loan losses........................         17,060     13,534       10,108       9,723     9,616
Provision for loan losses...........................          1,359        509          332         162       339
                                                          ---------   --------     --------       -----   -------

Net interest income.................................         15,701     13,025        9,776       9,561     9,277
Other income........................................          1,587      1,053          738         530       547
Non-interest expense................................         15,336     11,363       10,330       8,967     7,482
                                                          ---------   --------     --------       -----   -------
Income before income taxes..........................          1,952      2,715          184       1,124     2,342
Income tax provision................................            655        984           79         437       957
                                                          ---------   --------     --------       -----   -------
Net income..........................................          1,297   $  1,731     $    105     $   687   $ 1,384
                                                          ----------  ========     ========     =======   =======

KEY OPERATING RATIOS:

                                                                              At or for the Year
                                                                              Ended September 30,
-------------------------------------------------------------------------------------------------------------------
                                                              2003       2002         2001      2000         1999
                                                           ---------- ----------   --------- ---------- ----------
                                                                                (In thousands)
PERFORMANCE RATIOS:
   Return on average assets (net income
      divided by average total assets)                        .21%      .37%       .03%         .22%      .49%
   Return on average equity (net income
      divided by average equity)........................     2.94      4.01        .25         1.58      3.03
   Interest rate spread (combined
      weighted average interest rate
      earned less combined weighted
      average interest rate cost).......................     2.81      2.94       2.58         2.77      2.94
   Net interest margin (net interest
      income divided by average
      interest-earning assets)..........................     2.90      3.15       2.99         3.26      3.51
   Ratio of average interest-earning assets
      to average interest-bearing liabilities...........   103.38    105.92     109.70       112.46    116.05
   Ratio of non-interest expense to
      average total assets..............................     2.46      2.46       2.90         2.86      2.63
   Dividend payout ratio (dividends declared per share
       divided by net income per share).................   217.39    161.29   2,500.00       416.66    208.33


ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period.....................................      .09       .28        .08          .16       .39
   Nonperforming loans to gross loans at
      end of period.....................................      .08       .33        .08          .15       .46
   Allowance for loan losses to gross loans
      at end of period..................................      .70       .55        .55          .55       .57
   Allowance for loan losses to nonperforming
      loans at end of period............................   899.33    158.09     653.97       366.32    124.20
   Provision for loan losses to gross loans ............      .12       .12        .12          .06       .15
   Net charge-offs to average loans
      outstanding.......................................      .22       .09        .07          .01       .05

CAPITAL RATIOS:
   Equity to total assets at end of period..............     6.70      7.72      10.91        13.30     15.18
   Average equity to average assets.....................     7.09      8.61      12.04        13.83     16.07


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

     The Bank's principal strategy in managing interest rate risk has been to emphasize the acquisition of short- and intermediate-term assets, including locally originated short term (15-years or less) fixed-rate mortgage loans and consumer loans, particularly automobile loans. In addition, in managing its portfolio of investment securities and mortgage-backed securities, the Bank in recent periods has purchased investment securities so as to reduce the Bank's exposure to fluctuations in interest rates. To further manage interest rate risk, the Bank will sell loans into the secondary market, while retaining the servicing of said loans. Beginning in 2002 the Bank implemented a policy of selling fixed rate loans with terms of 15 years or more where the interest rate risk to the portfolio was significant relative to current market conditions and historical analysis.

     In addition to shortening the average repricing period of its assets, the Bank has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

MARKET RISK

     Management measures the Bank's interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on the Bank's NPV of sudden and sustained increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV in the event of 1%, 2% and 3% increases in market interest rates, and in the event of a 1%, decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at September 30, 2003. All changes meet the Bank's policy requirements.


                                       Net Portfolio Value                             NPV as % of PV of Assets
                      -----------------------------------------------------            ----------------------------
 Change
in Rates               $ Amount            $ Change (1)        % Change (2)             NPV Ratio (3)   Change (4)
--------              ---------            -----------         ------------             -------------   ----------
                                                  (Dollars in thousands)
+300 bp                     $  28,133            $ (39,678)            (59)%          4.58%               (555) bp
+200 bp                        42,051              (25,761)            (38)           6.65                (348) bp
+100 bp                        55,234              (12,578)            (19)           8.49                (165) bp
   0 bp                        67,811                                                10.13
-100 bp                        73,896                6,085               9           10.84                  71  bp

--------------
(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as the estimated NPV divided by average total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

***Risk Measures: 200 bp rate shock***

                                                                       At               At
                                                                 September 30,     September 30,
                                                                    2003               2002
                                                              ----------------  ------------------
Pre-Shock NPV Ratio: NPV as % of PV of Assets...............      10.13%            11.58%
Exposure Measure: Post Shock NPV Ratio......................       6.65              8.20
Sensitivity Measure: Change in NPV Ratio....................     348 bp            338 bp

     The above table indicates that at September 30, 2003, in the event of sudden and sustained increases in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing market interest rates, the Bank's NPV would be expected to increase, by a much smaller amount then if there were an increase in interest rates. The Bank's Board of Directors reviews the Bank's NPV position quarterly, and, if estimated changes in NPV are not within the targets established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved targets. At September 30, 2003, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

     NPV is calculated by the OTS by using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended September 30, 2003, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yield and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the years ended September 30, 2003 and September 30, 2002. For the year ended September 30, 2001, average balances were computed using month-end balances. Total average assets are computed using month-end balances.

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

                                                                          Year Ended September 30,
                                          ------------------------------------------------------------------------------------------
                                                     2003                          2002                            2001
                                          -----------------------------  ---------------------------  ------------------------------
                                                                Average                       Average                        Average
                                            Average              Yield/     Average           Yield/   Average                Yield/
                                            Balance    Interest  Cost       Balance  Interest  Cost    Balance   Interest     Cost
                                          ----------  --------- -------     -------- -------- -------  -------   --------    -------
                                                                              (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1).................    $ 384,219   $25,949     6.75%    $ 295,694 $21,816  7.38% $ 248,035   $18,938      7.64%
  Mortgage backed securities...........       97,510     4,020     4.12        68,897   3,638  5.28     32,598     1,948      5.98
  Investment securities and FHLB stock.       84,162     2,896     3.44        55,506   2,811  5.06     43,384     2,751      6.34
  Other interest-earning assets........       22,131       302     1.36         9,844     215  2.18     13,948       711      5.10
                                           ---------   -------              --------- -------        ---------   -------
      Total interest-earning assets ...      588,022    33,167     5.64       429,941  28,480  6.62    337,965    24,348      7.20
Non-interest-earning assets............       35,195                           32,490                   17,801
                                           ---------                        ---------                ---------
      Total assets.....................    $ 623,217                        $ 462,431                 $355,766
                                           =========                        =========                =========

Interest-bearing liabilities:
  Deposits.............................    $ 530,021   $14,223     2.68%    $ 382,729 $13,984  3.65%  $297,732    13,785      4.63
  FHLB advances........................       24,588     1,224     4.98        18,142     773  4.26      8,725       451      5.17
  Trust Preferred Securities...........       12,527       659     5.26         3,262     187  5.73         --        --        --
  Other liabilities....................        1,648         1      .06         1,775       2   .11      1,618         4       .25
                                           ---------   -------              --------- -------        ---------   -------
      Total interest-bearing liabilities     568,784    16,107     2.83       405,908  14,946  3.68    308,075    14,240      4.62
                                                       -------   ------               -------  ----              -------     -----
Non-interest-bearing liabilities.......       10,244                           13,331                    4,852
                                           ---------                        ---------                ---------
      Total liabilities................      579,028                          419,239                  312,927
Stockholders' equity...................       44,189                           43,192                   42,839
                                           ---------                        ---------                ---------
      Total liabilities and stockholders'
         equity........................    $ 623,217                        $ 462,431                $ 355,766
                                           =========                        =========                =========
 Net interest income...................                $17,060                        $13,534                    $10,108
                                                       =======                        =======                    =======
Interest rate spread...................                            2.81%                       2.94%                          2.58%
                                                                  =====                        ====                          =====
Net interest margin (2)................                            2.90%                       3.15%                          2.99%
                                                                  =====                        ====                          =====
Ratio of average interest-earning assets
   to average interest-bearing liabilities                       103.38%                     105.92%                        109.70%
                                                                 ======                      ======                         ======

--------------------
(1)  Includes nonaccrual loans.
(2)  Represents  net  interest   income  divided  by  the  average   balance  of
     interest-earning assets.

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

                                                               Year  Ended    September 30,
                                                -------------------------------------------------------------------
                                                   2003      vs.      2002           2002       vs.       2001
                                                -------------------------------------------------------------------
                                                                         Increase (Decrease)
                                                                                Due to
                                                                  Rate/                             Rate/
                                                Volume     Rate   Volume   Total     Volume   Rate   Volume    Total
                                                ------    ------  -----    -----     ------   ----- -------    -----
                                                                              (In thousands)
Interest income:
  Loans receivable..........................    $ 6,554   $(1,863) $(558) $4,133    $3,639   $ (638)  $ (123)  $ 2,878
  Mortgage-backed securities................      1,513      (799)  (332)    382     2,169     (227)    (252)    1,690
  Investment securities and
      FHLB stock............................      1,448      (899)  (464)     85       769     (554)    (155)       60
  Other interest-earning assets.............        269       (81)  (101)     87      (208)    (408)     120      (496)
                                                --------  -------  -----  ------    ------   ------   ------   -------
    Total interest-earning assets...........      9,784    (3,642)(1,455)  4,687     6,369   (1,827)    (410)    4,132

Interest expense:
  Deposits..................................      5,382    (3,714)(1,429)    239     3,936   (2,907)    (830)      199
  FHLB advances.............................        275       130     46     451       487      (79)     (86)      322
  Trust Preferred Securities................        531       (15)   (44)    472         0        0      187       187
  Other liabilities.........................          0        (1)     0      (1)        0       (2)       0        (2)
                                                -------   ------- ------  ------    ------   ------   ------   -------
     Total interest-bearing
       liabilities..........................      6,188    (3,600)(1,427)  1,161     4,423   (2,988)    (729)      706
                                                -------   -------- ------  -----     -----   ------   ------   -------

Change in net interest income...............    $ 3,596   $   (42) $ (28) $3,526   $ 1,946   $1,161   $  319   $ 3,426
                                                =======   =======  =====   =====   ======    ======   ======   =======

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2003 AND 2002

     During the twelve months ended September 30, 2003, the Company's assets increased by $81.1 million, or 13.8% from $587.1 million at September 30, 2002 to $668.2 million at September 30, 2003. Loans receivable, net decreased by $31.5 million, or 8.0%, from $396.6 million at September 30, 2002 to $365.1 million at September 30, 2003. The Company's mortgage-backed securities available for sale increased by $55.8 million, or 92.4%, from $60.4 million at September 30, 2002 to $116.2 million at September 30, 2003. The Company's mortgage-backed securities held to maturity decreased by $15.3 million or 45.4% from $33.7 million at September 30, 2002 to $18.4 million at September 30, 2003. The Company's investment portfolio available for sale increased $76.2 million or 169.0%, from $45.1 million at September 30, 2002 to $121.3 million at September 30, 2003. The Company's investment portfolio held to maturity decreased by $2.0 million or 44.4% from $4.5 million at September 30, 2002 to $2.5 million at September 30, 2003. The preceding was accomplished in an effort to reduce interest rate risk in the balance sheet. The Bank was reluctant to make long term low rate loans in the low interest rate environment that prevailed during the twelve month period ended September 30, 2003. In recent years, the Company has placed emphasis on short term loans such as automobile loans, home equity loans and short term mortgages. The Company increased automobile loans by $5.0 million, or 5.4% from $93.2 million at September 30, 2002 to $98.2 million at September 30, 2003.

     Deposits increased by $53.1 million, or 10.6%, from $498.8 million at September 30, 2002 to $551.9 million at September 30, 2003. The increase in deposits was achieved through normal marketing efforts. The growth in deposits helped to fund security purchases. The security purchases have been short term balloon type products and adjustable mortgage products.

     Stockholders' equity decreased by $538,000, or 1.2%, from $45.3 million at September 30, 2002 to $44.8 million at September 30, 2003, which was partially attributable to the decrease in accumulated other comprehensive income of $1.4 million from $665,000 at September 30, 2002 to $(771,000) at September 30, 2003.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2002 AND 2001

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

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

     Net Income: Net income decreased by $434,000, from $1.7 million for the year ended September 30, 2002 to $1.3 million for the year ended September 30, 2003. The decrease was due primarily to an $850,000, or 167.0% increase in the provision for loans losses due to a large commercial loan charge off, and an increase in non interest expenses of $4.0 million, or 35.0% from $11.4 million at September 30, 2002 to $15.3 million at September 30, 2003. This decrease was partially offset by an increase in net interest income of $3.5 million, or 26.1% from $13.5 million at September 30, 2002 to $17.0 million at September 30, 2003.

     Net Interest Income: Net interest income increased by $3.5 million or 26.1% from $13.5 million for the year ended September 30, 2002 to $17.0 million for the year ended September 30, 2003. The increase in net interest income primarily was the result of increases in the volume of interest-earning assets. These increases allowed the Company to improve net interest income despite a 13 basis point decrease in interest rate spread. The Company's ratio of average interest-earning assets to average interest-bearing liabilities decreased from 105.9% for the year ended September 30, 2002 to 103.4% for the year ended September 30, 2003. Interest rate spread decreased from 2.94% at September 30, 2002, to 2.81% at September 30, 2003 due to declining interest rates as assets re-priced more rapidly than deposits.

     Interest Income: Interest income increased by $4.7 million, or 16.5%, from $28.5 million for the year ended September 30, 2002 to $33.2 million for the year ended September 30, 2003. Interest and fees on loans increased by $4.1 million, or 18.9% from $21.8 million at September 30, 2002 to $25.9 million at September 30, 2003. This increase was due primarily to an increase in the average balance of loans of $88 million, from $295.7 million at September 30, 2002 to $384.2 million at September 30, 2003. Which more than offset a decrease in the average yield on loans of 63 basis points from 7.38% for the period ended September 30, 2002 to 6.75% for the period ended September 30, 2003. The increase in the average balance of loans was primarily attributable to the merger with WHG Bancshares which consisted of $116.8 million in loans receivable. Also contributing to the increase in interest income was $382,000, or 10.5% increase in interest on mortgage backed securities, which increased primarily due to an increase in the average balance of mortgage backed securities from $68.9 million at September 30, 2002 to $97.5 million at September 30, 2003. Interest and dividends on investment securities also increased $85,000, or 3.0%. Other interest income increased by $87,000 of 40.5% from $215,000 at September 30, 2002 to $302,000 at September 30, 2003.

     Interest Expense: Interest expense increased by $1.2 million or 7.8% from $14.9 million for the year ended September 30, 2002 to $16.1 million for the year ended September 30, 2003. This increase was due to an increase in the average volume of deposits, which are the largest component of the Company's interest-bearing liabilities. The average balance of deposits increased by $147.3 million, or 38.5%, from $382.7 million at September 30, 2002 to $530.0 million at September 30, 2003. The Company was able to increase its deposits through its use of advertising and the acquisition of WHG Bancshares. The increase in interest expense was partially offset by a decrease of 97 basis points in the average yield paid on deposits, from 3.65% for the year ended
September 30, 2002 to 2.68% for the year ended September 30, 2003. Also contributing to the increase in interest expense was an increase in interest paid on short-term borrowings of $42,000 from $119,000 at September 30, 2002 to $161,000 at September 30, 2003, and interest on long-term borrowings increased by $410,000. This increase was primarily due to an increase of $6.4 million in Federal Home Loan Bank of Atlanta average advances. With the acquisition of WHG Bancshares the bank acquired longer term higher rate advances. Interest on trust preferred securities also contributed to increased interest expense. Interest on the Trust Preferred Securities increased $470,000 from $189,000 at September 30, 2002 to $659,000 at September 30, 2003, primarily due to a full years interest expense on $12.5 million for the year ended September 30, 2003 compared to a partial year for the year ended September 30, 2002. Interest expense was only slightly impacted by the $10.0 million issuance of trust preferred securities on September 29, 2003. However it is expected to result in approximately $458,000 of interest expense in the next year.

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

     Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses, based on prior experience, volume and type of lending conducted by the Company, industry standards and past due loans in the Company's loan portfolio. The Company established provisions for loan losses of $1.4 million and $509,000 for the years ended September 30, 2003 and 2002, respectively. In establishing such provisions, management considered the delinquency of its loan portfolio as well as a review of classified assets. The $1.4 million in provisions for loan losses included the replenishment of the allowance due to the charge off of $569,000 for a commercial loan. In addition, management considered the level of the Company's non-performing loans, which were $300,000 and $1,391,000 at September 30, 2003 and September 30, 2002
respectively.

     Other Income: Other income increased by $534,000, or 50.7% from $1.1 million for the year ended September 30, 2002 to $1.6 million for the year ended September 30, 2003. The increase in other income for the year ended September 30 2003 was partially attributable to gains on the sale of loans of $344,000 for the year ended September 30, 2003 compared to $230,000 for the year ended September 30, 2002. There was also a gain on the sale of Mortgaged Backed Securities of $230,000 for the year ended September 30, 2003, compared to a gain of $2,000 for the year ended September 30, 2002. These gains were achieved through the Company's implementation of a strategy to mitigate interest rate risk. These gains may not be achieved in the future should market conditions change. Fees on transaction accounts increased by $128,000 due to the increase in the volume of transaction accounts. Servicing fee income decreased $57,000 from $13,000 for the year ended September 30, 2002 to $(44,000) for the year ended September 30, 2003. This decrease was attributable to accelerated amortization of the servicing premium on loans sold due to payoffs.

     Non-interest Expenses: Total non-interest expenses increased by $4.0 million, or 35.0%, from $11.4 million for the year ended September 30, 2002 to $15.3 million for the year ended September 30, 2003. The increase in non-interest expenses was due to increases in salaries and related expenses of $2.3 million, or 38.2%. The increase in salaries was partially due to the increased personnel due to the merger with WHG Bancshares and increased loan personnel as the Company attempts to diversify into the commercial loan market. The increase in non-interest expenses also was due in part to the absence of a credit to compensation expense of $169,000 for the year ended September 30, 2002 for the directors retirement plan due to the decline of value of the shares held in the Rabbi-Trust. The Company established the Rabbi-Trust to hold shares of Company Common Stock in connection with the Company's obligation to pay deferred compensation under the Directors' Retirement Plan. The related deferred compensation obligation was classified as a liability and adjusted with a corresponding charge (or credit) to compensation cost by multiplying the number of shares owned by the Rabbi Trust by the change in the fair market value of each share, to reflect changes of the amount owed to the directors. No future adjustments to compensation expense for the Rabbi-Trust are required as a result of stockholder approval of an amendment to the Directors' Retirement Plan at the 2002 annual meeting of stockholders.

     The Company also experienced increases of $533,000, or 55.6% in data processing expenses, from $958,000 at September 30, 2002 to $1.5 million at September 30, 2003. This increase was primarily due to an increased number of transaction accounts due to the merger with WHG Bancshares and a rate increase. Occupancy expense increased by $391,000 or 31.3% from $1.2 million at September 30, 2002 to $1.6 million at September 30, 2003. The Company also experienced increases of $335,000, or 35.1% in property and equipment expense and an increase of $165,000, or 36.1% in telephone, postage and office supplies. These increases were due to the cost of the additional branch offices acquired in the WHG Bancshares merger.

     Income Taxes: The Company's income tax expense was $655,000 and $984,000 for the years ended September 30, 2003 and September 30, 2002 respectively. The Company's effective tax rate was 33.6% and 36.2% for the years ended September 30, 2003 and 2002 respectively. The reduction in the effective tax rate for the year ended September 30, 2003 was due to an increase in interest on state tax exempt securities.

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

     Interest Income: Interest income increased by $4.2 million, or 17.3%, from $24.3 million for the year ended September 30, 2001 to $28.5 million for the year ended September 30, 2002. This increase was due primarily to an increase in interest and fees on loans, which reflected an increase in the average balance of loans from $248.0 million at September 30, 2001 to $295.7 million at September 30, 2002. The increase in the average balance of loans was achieved primarily through increases in residential mortgage loans, commercial loans and automobile loans. Also contributing to the increase in interest income was $1.7 million, or 86.8% increase in interest on mortgage backed securities, which increased primarily due to an increase in the average balance of mortgage backed securities from $32.6 million at September 30, 2001 to $68.9 million at September 30, 2002. Dividends on investment securities also increased $61,000, or 2.2%. These increases helped to offset the decrease of $496,000, or 69.8% in other interest income. Other interest income primarily decreased due to a decrease of 292 basis points in the average yield on interest-bearing deposits and Federal funds sold, and a decrease of $4.1 million, or 29.5% in the average balance of interest-bearing deposits and Federal funds sold from $13.9 million at September 30, 2001 to $9.8 million at September 30, 2002.

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

     At September 30, 2003, the Bank exceeded all regulatory minimum capital requirements. For information regarding the Bank's retained earnings as reported in its financial statements at September 30, 2003 to its tangible, core and risk-based capital levels and compares such totals to the regulatory requirements, see Note 16 of Notes to Consolidated Financial Statements.

     On June 27, 2002, the Company established a business trust subsidiary (the "Business Trust"), which issued and sold to private investors 12,500 securities with a liquidation amount of $1,000 per security, for a total of $12.5 million of preferred securities. The Company funded the Business Trust with $387,000 in exchange for 100% of the Business Trust's common securities. The Business Trust used the proceeds from these transactions to purchase $12,887,000 of floating rate subordinated debentures from the Company. The Company makes periodic interest payments on the debentures to the Trust, and the Business Trust in turn makes interest payments on the trust preferred securities to the private investors.

     The trust preferred securities and subordinated debentures are due June 30, 2032. The rate is 3.65% per annum over the three-month LIBOR rate and resets quarterly. The rate at September 30, 2002 was 5.51%. The junior subordinated debentures are the sole assets of the Business Trust. The subordinated debt securities, unsecured, rank junior and are subordinate in right of payment of all senior debt of the Company, and the Company has guaranteed repayment on the trust preferred securities issued by the Business Trust. The Company used the proceeds from these transactions to increase the capital of the Bank. The $12.5 million of subordinated debt securities are includable as part of Tier 1 regulatory capital for the Bank. In 2003, the Company had an annual expense of $659,000 related to the trust preferred securities.

     Payments to be made by the Business Trust on the trust preferred securities are dependent on payments that the Company has undertaken to make, particularly the payment to be made by the Company on the debentures. Distributions on the trust preferred securities are payable quarterly at a rate of 3.65% per annum over the three-month LIBOR rate. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. The Company may redeem the debentures, in whole or in part, at par at any time after September 30, 2007, or under certain conditions in whole but not in part, at any time at a redemption price equal to 103% of the principal amount plus any accrued unpaid interest.

     On September 29, 2003, the Company established a second statutory trust subsidiary (the "Statutory Trust"), which issued and sold to private investors 10,000 securities with a liquidation amount of $1,000 per security, for a total of $10.0 million of preferred securities. The Company funded the Statutory Trust with $310,000 in exchange for 100% of the Statutory Trust's common securities. The Statutory Trust used the proceeds from these transactions to purchase $10,310,000 of floating rate subordinated debentures from the Company. The Company makes periodic interest payments on the debentures to the Trust, and the Statutory Trust in turn makes interest payments on the trust preferred securities to the private investors.

     The trust preferred securities and subordinated debentures are due October 7, 2033. The rate is 3.00% per annum over the three-month LIBOR rate and resets quarterly. The rate at September 30, 2003 was 4.16%. The junior subordinated debentures are the sole assets of the Statutory Trust. The subordinated debt securities, unsecured, rank junior and are subordinate in right of payment of all senior debt of the Company, and the Company has guaranteed repayment on the trust preferred securities issued by the Statutory Trust. The Company used the proceeds from these transactions to increase the capital of the Bank. The $10.3 million of subordinated debt securities are includable as part of Tier 1 regulatory capital for the Bank.

     Payments to be made by the Statutory Trust on the trust preferred securities are dependent on payments that the Company has undertaken to make, particularly the payment to be made by the Company on the debentures. Distributions on the trust preferred securities are payable quarterly at a rate of 3.00% per annum over the three-month LIBOR rate. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. The Company may redeem the debentures, in whole or in part, at par at any time after October 7, 2008, or under certain conditions in whole but not in part, at any time at a redemption price equal to 103% of the principal amount plus any accrued unpaid interest. Interest expense for the year ended September 30, 2004 is expected to be approximately $458,000. The Company expects to have sufficient liquidity to meet the interest payments.

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

     The primary investing activity of the Company are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 2003, 2002, and 2001 the Bank had $159.2 million, $129.2 million and 95.3 million respectively, of loan originations. During the years ended September 30, 2003, 2002 and 2001, the Company purchased investment securities in the amounts of $161.1 million, $72.8 million and 55.6 million respectively, and mortgage-backed securities in the amounts of $108.8 million, $52.8 million, and 48.6 million respectively. The primary financing activity of the Company is the attraction of savings deposits.

     The Company has other sources of liquidity if there is a need for funds. The Bank has the ability to obtain advances from the FHLB of Atlanta. In addition, the Company maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

     The Bank's average daily liquidity ratio for the month of September 2003 was approximately 24.3%. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, the Bank's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At September 30, 2003, cash, interest-bearing deposits in other banks and federal funds sold totaled $11.0 million, $11.3 million and $988,000, respectively.

     The Company anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 2003 totaled $191.3 million. Based on past experience, management believes that a significant portion of such deposits will remain with the Bank. The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank's exposure to credit loss from nonperformance by the other party. The Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 2003, the Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $419,000, $20.4 million and $10.6 million, respectively. See Note 3 of Notes to Consolidated Financial Statements.

     The Company announced a repurchase program on February 14, 2001. As of September 30, 2002 an additional 740 shares had been purchased at an aggregate cost of $9,376, and as of September 30, 2003 an additional 864 shares had been purchased at an aggregate cost of $14,395.

     In keeping with the Company's stated policy, quarterly dividends were declared on December 18, 2002, March 26, May 30, and September 15, 2003 of 12.5(cent) each. In keeping with Federal regulations, Baltimore County Savings Bank, M.H.C. (the "MHC") applied for, and elected to waive receipt of, dividends from the Company as to its shares, which amounted to 3,754,960 shares as of December 1, 2003, or 63.8% of all outstanding shares of the Company's common stock. The dividend rate is based in part on the Bank's strong capital position (see Note 15 of Notes to Consolidated Financial Statements) and the flexibility of the mutual holding company structure whereby the MHC, with regulatory approval, has waived dividends otherwise payable to it. This has enabled the Bank to reward its public shareholders with a strong dividend stream while retaining sufficient capital to support Company operations, earnings growth and the Bank's branch expansion business plan.

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

OFF-BALANCE SHEET ARRANGEMENTS

     As of the date of this Annual Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except for the guarantees made by the Company with respect to the trust preferred securities issued by each of the Business Trust and the Statutory Trust, which are discussed in the "Liquidity and Capital Resources" subsection of this Annual Report and in footnote 9 to the audited financial statements. The term "off-balance sheet arrangement" generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with the Company is a party under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. Additionally, the Bank does have commitments to originate loans in the ordinary course of business, as disclosed herein.

CRITICAL ACCOUNTING POLICIES

     Management's discussion and analysis of the Company's financial condition is based on the consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses.

     Management believes the allowance for loan losses is a critical accounting policy that required the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is based on management's evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management believes the allowance for loan losses is a significant estimated loss and therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of losses. The use of different estimates or assumptions could produce different provisions for loan losses. Refer to the discussion of Allowance for Loan Losses in Note 3 to the Consolidated Financial Statements for a detailed description of management's estimation process and methodology related to the allowance for loan losses.

IMPACT OF NEW ACCOUNTING STANDARDS

     In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics  of a derivative  discussed in paragraph  6(b) of Statement 133,
(2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. Those changes result in more consistent reporting on contracts as either derivatives or hybrid instruments. This Statement is effective for contracts and hedging relationships entered into or modified after June 30, 2003.

     In May 2003, FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003.

     The above accounting pronouncements did not have a material impact on the consolidated financial statements.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
BCSB Bankcorp, Inc.
Baltimore, Maryland

     We have audited the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2003 and September 30, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCSB
Bankcorp, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ Anderson Associates, LLP


December 5, 2003
Baltimore, Maryland

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------


                                                                                           September 30,
                                                                       -----------------------------------------
                                                                              2003                    2002
                                                                       ------------------      -----------------
               Assets
Cash                                                                   $   11,032,415          $    6,467,598
Interest bearing deposits in other banks                                   11,288,223              15,808,342
Federal funds sold                                                            987,636               3,527,387
Investment securities, available for sale (Note 2)                        121,289,555              45,083,287
Investment securities, held to maturity (Note 2)                            2,500,000               4,495,986
Loans receivable, net (Note 3)                                            365,054,645             396,616,729
Loans held for sale                                                           247,600                      --
Mortgage backed securities, available for sale (Note 4)                   116,204,401              60,411,132
Mortgage backed securities, held to maturity (Note 4)                      18,394,439              33,691,430
Premises and equipment, net (Note 5)                                        9,226,887               8,630,812
Federal Home Loan Bank of Atlanta stock, at cost                            3,304,900               3,939,700
Accrued interest receivable  - loans                                        1,078,484               1,421,418
                             - investments                                    536,895                 294,897
                             - mortgage backed securities                     499,230                 474,143
Prepaid and deferred income taxes (Note 16)                                 1,752,582               1,268,370
Goodwill                                                                    2,294,327               2,294,327
Core deposit intangible (Note 6)                                              421,000                 542,000
Other assets                                                                2,084,630               2,097,791
                                                                        -------------           -------------
Total assets                                                           $  668,197,849          $  587,065,349
                                                                        =============           =============

                 Liabilities and Stockholders' Equity
Liabilities
   Checks outstanding in excess of bank balance                        $           --          $      390,799
   Deposits (Note 7)                                                      551,928,619             498,785,268
   Federal Home Loan Bank of Atlanta advances (Note 8)                     32,267,861              26,968,099
   Trust Preferred Securities (Note 9)                                     22,500,000              12,500,000
   Advance payments by borrowers for taxes and insurance                      854,694               1,194,371
   Income taxes payable (Note 16)                                             193,051                  58,226
   Payables to disbursing agents                                              136,352                 221,345
    Accounts payable Trade Date Securities                                 13,998,307                      --
   Dividends payable                                                          266,329                 264,891
   Other liabilities                                                        1,284,720               1,376,787
                                                                       --------------            ------------
Total liabilities                                                         623,429,933             541,759,786

Commitments and contingencies (Notes 3, 5, 8, 9, 10, 11, 12 ,13 and 14)

Stockholders' Equity (Notes 11, 12, 13, 14, and 15 )
   Common stock (par value
   $.01 - 13,500,000 authorized,
    5,885,593 and 5,874,082 shares issued and outstanding
    at September 30, 2003 and 2002, respectively)                              58,856                  58,741
   Additional paid-in capital                                              20,652,137              20,302,518
   Obligation under Rabbi Trust                                             1,243,469               1,156,870
   Retained earnings (substantially restricted)                            25,556,888              25,279,752
   Accumulated other comprehensive (loss) income (net of taxes)              (770,874)                664,554
                                                                       --------------           -------------
                                                                           46,740,476              47,462,435
   Employee Stock Ownership Plan                                             (776,060)               (960,372)
   Stock held by Rabbi Trust                                               (1,196,500)             (1,196,500)
                                                                       --------------          --------------
Total stockholders' equity                                                 44,767,916              45,305,563
                                                                       --------------          --------------
Total liabilities and stockholders' equity                             $  668,197,849          $  587,065,349
                                                                       ==============          ==============


The accompanying notes to consolidated financial statements are an integral part of these statements.

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                      ------------------------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                                 For Years Ended
                                                                                  September 30,
                                                        --------------------------------------------------------
                                                                 2003                2002               2001
                                                        -----------------     ----------------   ---------------
Interest and fees on loans (Note 3)                        25,948,388         $ 21,815,907       $ 18,938,731
Interest on mortgage backed securities                      4,019,889            3,637,876          1,947,638
Interest and dividends on investment securities             2,896,384            2,811,536          2,750,922
Other interest income                                         302,291              214,952            711,169
                                                        --------------        ------------       ------------
Total interest income                                      33,166,952           28,480,271         24,348,460

Interest on deposits (Note 7)                              14,222,623           13,983,646         13,785,205
Interest on borrowings - short term                           160,680              118,824            132,499
Interest on borrowings - long term                          1,064,245              654,684            317,900
Other interest expense                                        659,095              189,111              4,266
                                                        -------------         ------------       ------------
Total interest expense                                     16,106,643           14,946,265         14,239,870
                                                         ------------         ------------       ------------

Net interest income                                        17,060,309           13,534,006         10,108,590
Provision for losses on loans (Note 3)                      1,359,077              509,290            332,341
                                                          -----------         ------------       ------------

Net interest income after provision for losses on loans    15,701,232           13,024,716          9,776,249

Other Income
   Gain (loss) on sale of foreclosed real estate                   --               (5,569)            15,751
   Gain on sale of loans                                      344,358              229,906             25,220
   Servicing fee income                                       (44,188)              12,576             14,249
   Fees and charges on loans                                  225,564              177,463            150,467
   Fees on transaction accounts                               541,309              413,328            322,459
   Rental income                                              125,778               98,839            106,761
   Gain from sale of investments                               51,859               91,837                 --
   Gain from sale of mortgage backed securities               231,892                2,221                 --
   Loss on disposal of fixed assets                                --              (14,090)                --
   Miscellaneous income                                       110,576               46,969            102,672
                                                        -------------          -----------       ------------
Net other income                                            1,587,148            1,053,480            737,579

Non-Interest Expenses
   Salaries and related expense                             8,439,377            6,106,076          5,827,819
   Occupancy expense                                        1,641,785            1,250,776          1,120,279
   Deposit insurance premiums                                 205,606              167,997            126,759
   Data processing expense                                  1,490,403              957,860            701,689
   Property and equipment expense                           1,287,822              952,882            876,188
   Professional fees                                          293,972              199,494            186,964
   Advertising                                                733,742              762,864            806,020
   Telephone, postage and office supplies                     622,867              457,565            428,937
   Other expenses                                             620,822              507,732            255,118
                                                        -------------         ------------       ------------
Total non-interest expenses                                15,336,396           11,363,246         10,329,773
                                                         ------------         ------------       ------------

Income before tax provision                                 1,951,984            2,714,950            184,055
Income tax provision (Note 16)                                654,953              983,976             79,290
                                                        -------------         ------------       ------------
Net income                                              $   1,297,031         $  1,730,974       $    104,765
                                                        =============         ============       ============

Net Income Per Share of Common Stock (Note 1)
   Basic                                                $       0.23          $       0.31       $       0.02
                                                        ============          ============       ============

   Diluted                                              $       0.22          $       0.30       $       0.02
                                                        ============          ============       ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                                Baltimore, Maryland
                               --------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              ------------------------------------------------------
              FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
              ------------------------------------------------------

                                                                                        Accumlated
                                                                                            Other      Employee
                                                  Additional    Obligation              Comprehensive    Stock      Stock
                                        Common     Paid-in         Under     Retained   Income (loss)  Ownership   Held by
                                         Stock     Capital      Rabbi Trust  Earnings   Net of Taxes      Plan   Rabbi Trust
                                        ------   ------------  ------------  ---------  -------------  --------- -----------

Balance - October 1, 2000               $58,871   $20,214,611  $      --  $25,447,089  $      --   $(1,326,228) $(1,051,526)

Compensation under stock based
 benefit plans                               --        67,103         --           --         --       182,928           --
Acquisition of stock for Rabbi Trust         --            --         --           --         --            --      (87,974)
Treasury stock purchased                   (198)     (165,247)        --           --         --            --           --
Cash dividends declared ($.50 per share)     --            --         --     (995,728)        --            --           --
Comprehensive income
   Net income for the year ended
    September 30, 2001                       --            --         --      104,765
   Net change in unrealized gains on
     investment securities and mortgage
     backed securities,
     net of tax of $177,385                  --            --         --           --     281,924            --           --
Comprehensive income                         --            --         --           --          --            --           --
                                        -------   -----------  ---------  -----------  ----------  ------------  -----------
Balance - September 30, 2001             58,673    20,116,467         --   24,556,126     281,924    (1,143,300)  (1,139,500)

Compensation under stock based
 benefit plans                               --       135,495         --           --          --       182,928           --
Exercised options                            75        59,925         --           --          --            --           --
Rabbi Trust Liability                        --            --  1,156,870           --          --            --           --
Acquisition of stock for Rabbi Trust         --            --         --           --          --            --      (57,000)
Treasury stock purchased                     (7)       (9,369)        --           --          --            --           --
Cash dividends declared ($.50 per share)     --            --         --   (1,007,348)         --            --           --
Comprehensive income
   Net income for the year ended
    September 30, 2002                       --            --         --    1,730,974          --            --           --
   Net change in unrealized gains on
    investment securities and mortgage
    backed securities, net of tax of
    $274,929                                 --            --         --           --     442,508            --           --
   Reclassification adjustment for
    gains included in net income on
    available for sale securities,
     net of tax of $34,180                   --            --         --           --     (59,878)           --           --
Comprehensive income                         --            --         --           --          --            --           --
                                        -------   -----------  ---------  -----------  ----------  ------------  -----------

Balance - September 30, 2002             58,741    20,302,518  1,156,870   25,279,752     664,554      (960,372)  (1,196,500)

Compensation under stock based
 benefit plans                               --       262,175         --           --          --       184,312           --
Exercised options                           124       101,830         --           --          --            --           --
Rabbi Trust Liability                        --            --     86,599           --          --            --           --
Treasury stock purchased                     (9)      (14,386)        --           --          --            --           --
Cash dividends declared ($.50 per share)     --            --         --   (1,019,895)         --            --           --
   Net income for the year ended
    September 30, 2003                       --            --         --    1,297,031          --            --           --
   Net change in unrealized gains (loss)
    on investment securities and mortgage
    backed securities,
    net of tax of $903,164                   --            --         --           --  (1,261,262)           --           --
   Reclassification adjustment for gains
    included in net income on available
    for sale securities, net of tax
    of $109,585                              --            --         --           --    (174,166)           --           --
Comprehensive loss                           --            --         --           --          --            --           --
                                        -------   -----------  ---------  -----------  ----------  ------------  -----------

Balance - September 30, 2003            $58,856  $ 20,652,137 $1,243,469  $25,556,888   $(770,874) $   (776,060) $(1,196,500)
                                        =======   ===========  =========  ===========  ==========  ============  ===========



                                           Total
                                        Stockholders'
                                           Equity
                                        -------------

Balance - October 1, 2000               $43,342,817

Compensation under stock based
 benefit plans                              250,031
Acquisition of stock for Rabbi Trust        (87,974)
Treasury stock purchased                   (165,445)
Cash dividends declared ($.50 per share)   (995,728)
Comprehensive income
   Net income for the year ended
    September 30, 2001
   Net change in unrealized gains on
     investment securities and mortgage
     backed securities,
     net of tax of $177,385
Comprehensive income                        386,689
                                        -----------
Balance - September 30, 2001             42,730,390

Compensation under stock based
 benefit plans                              318,423
Exercised options                            60,000
Rabbi Trust Liability                     1,156,870
Acquisition of stock for Rabbi Trust        (57,000)
Treasury stock purchased                     (9,376)
Cash dividends declared ($.50 per share) (1,007,348)
Comprehensive income
   Net income for the year ended
    September 30, 2002                           --
   Net change in unrealized gains on
    investment securities and mortgage
    backed securities, net of tax of
    $274,929                                     --
   Reclassification adjustment for
    gains included in net income on
    available for sale securities,
     net of tax of $34,180                       --
Comprehensive income                      2,113,604
                                        -----------

Balance - September 30, 2002             45,305,563

Compensation under stock based
 benefit plans                              446,487
Exercised options                           101,954
Rabbi Trust Liability                        86,599
Treasury stock purchased                    (14,395)
Cash dividends declared ($.50 per share) (1,019,895)
   Net income for the year ended
    September 30, 2003                           --
   Net change in unrealized gains (loss)
    on investment securities and mortgag
    backed securities,
    net of tax of $903,164                       --
   Reclassification adjustment for gains
    included in net income on available
    for sale securities, net of tax
    of $109,585                                  --
Comprehensive loss                         (138,397)
                                        -----------
Balance - September 30, 2003            $44,767,916
                                        ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               BALTIMORE, MARYLAND
                      ------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------


                                                                                     For Years Ended
                                                                                        September 30,
                                                                       --------------------------------------------
                                                                           2003           2002            2001
                                                                       ------------   ------------- ---------------
Operating Activities
     Net income                                                        $ 1,297,031     $1,730,974   $     104,765
     Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities
     ------------------------------------------------
         Accretion and amortization of discount and premiums
            on investments, net                                            (91,846)       (15,643)          2,778
         Dividends on investment securities                               (979,172)      (931,495)       (250,539)
         Gain on sale of investments                                       (51,859)       (91,837)             --
         Loans originated for sale                                     (12,227,172)   (10,182,800)     (2,880,566)
         Proceeds from loans sold                                       12,323,930     10,412,706       2,855,346
         Gain on loans sold                                               (344,358)      (229,906)        (25,220)
         Loan fees and costs deferred, net                                 446,920        166,414          22,860
         Amortization of deferred loan fees, net                          (678,920)      (237,860)        (94,973)
         Provision for losses on loans                                   1,359,077        509,290         332,341
         Non-cash compensation under Stock-Based
          Benefit Plan                                                     446,487        318,423         250,031
         Amortization of premium on mortgage backed
          securities                                                       586,766        274,382          97,854
         Amortization of Purchase Premiums and
          Discounts, net                                                  (295,687)      (151,710)             --
         Gain on sale of mortgage backed securities                       (231,892)        (2,221)             --
         Provision for depreciation                                        986,088        816,086         749,061
         Loss on disposal of fixed assets                                       --         14,090              --
         Loss (gain) on sale of real estate owned                               --          5,569         (15,751)
         Decrease (increase) in accrued interest receivable on loans       342,934        (26,981)        (67,137)
         Increase (decrease) in accrued interest receivable on
           investments                                                    (241,998)       323,314         121,022
         Increase in accrued interest receivable
           on mortgage backed securities                                   (25,087)       (84,272)       (183,006)
         Decrease (increase) in prepaid and deferred income taxes          417,317         81,275        (115,349)
         Decrease (increase) in other assets                                13,161       (860,459)       (533,213)
         Decrease in accrued interest payable on deposits                  (27,944)      (417,893)       (357,978)
         Increase (decrease) in income taxes payable                       134,825         52,325         (19,631)
         Increase in accounts payable Trade Date Securities             13,998,307             --              --
         (Decrease) increase in other liabilities and payables
           to disbursing agents                                           (177,060)      (754,265)        477,119
          Increase in obligation  under Rabbi Trust                         86,599             --              --
                                                                       -----------      ---------        --------
              Net cash provided by operating activities                 17,066,447        717,506         469,814

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                      ------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------


                                                                                           For Years Ended
                                                                                               September 30,
                                                                       --------------------------------------------

                                                                            2003          2002           2001
                                                                       ------------  -------------   --------------

Cash Flows from Investing Activities
     Proceeds from maturing interest bearing deposits                  $        --   $  2,253,000    $  2,759,000
     Purchase of interest bearing deposits                                      --             --        (792,000)
     Purchase of WHG Corporation, net of cash acquired                          --     (4,318,428)             --
     Purchases of investment securities - available for sale          (160,646,031)   (70,344,403)    (24,493,199)
     Proceeds from maturities of investment securities -
       available for sale                                               69,800,019     16,612,000       1,155,656
     Proceeds from sale of investment securities - available for sale   15,087,859     34,360,997              --
     Purchases of investment securities - held to maturity                (500,000)    (2,495,937)    (31,140,000)
     Proceeds from maturities of investment securities -
      held to maturity                                                   2,500,000     16,500,000      53,800,000
     Longer term loans originated                                      (81,058,102)   (53,326,464)    (39,947,775)
     Principal collected on longer term loans                          113,282,263     82,877,756      21,432,869
     Net increase in short-term loans                                   (2,459,676)   (42,277,864)     (7,879,826)
     Loans purchased                                                            --             --        (414,712)
     Purchase of mortgage backed securities - available for sale      (105,531,314)   (45,235,370)    (12,233,045)
     Principal collected on mortgage backed securities -
      available for sale                                                29,607,231     11,908,292         871,005
     Proceeds from sale of mortgage backed securities -
      available for sale                                                18,092,768      2,934,451              --
     Purchase of mortgage backed securities - held to maturity          (3,255,225)    (7,589,623)    (36,353,304)
     Principal collected on mortgage backed securities -
       held to maturity                                                 18,405,194     15,387,327      14,424,563
     Proceeds from sales of foreclosed real estate                              --         75,000          94,603
     Investment in premises and equipment                               (1,582,163)      (515,050)     (1,014,281)
       Redemption of Federal Home Loan Bank of Atlanta Stock                    --       (655,300)
     Purchase of Federal Home Loan Bank of Atlanta stock                   634,800             --              --
                                                                       -----------    -----------     -----------
              Net cash used by investing activities                    (87,622,377)   (43,849,616)    (59,730,446)

Cash Flows from Financing Activities
     (Decrease ) increase in checks written in excess of Bank Balance     (390,799)       390,799              --
     Net increase in demand deposits, money market,
      passbook accounts and advances by borrowers
      for taxes and insurance                                           18,955,592     22,734,854       6,457,281
     Net increase in certificates of deposit                            34,926,982     32,553,664      50,761,695
     Increases in Federal Home Loan Bank of Atlanta advances            14,000,000      6,900,000      16,400,000
     Repayment of Federal Home Loan Bank of Atlanta advances            (8,500,000)   (18,200,000)     (8,100,000)
     Acquisition of stock for Rabbi Trust                                       --        (57,000)        (87,974)
     Proceeds from Trust Preferred Securities Issued                    10,000,000     12,500,000              --
     Treasury stock purchase                                               (14,395)        (9,376)       (165,445)
     Exercised Stock Options                                               101,954         60,000              --
     Increase (decrease) in dividends payable                                1,438            846          (1,909)
     Dividends on stock                                                 (1,019,895)    (1,007,348)       (995,728)
                                                                       -----------  -------------    ------------
              Net cash provided by financing activities                 68,060,877     55,866,439      64,267,920
                                                                       -----------   ------------    ------------

                      BCSB BANKCORP, INC. AND SUBSIDIARIES
                      ------------------------------------
                               Baltimore, Maryland
                      ------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                          For Years Ended
                                                                                             September 30,
                                                                       -------------------------------------------------
                                                                              2003        2002            2001
                                                                       ------------   -----------   -------------
(Decrease) increase in cash and cash equivalents                       $ (2,495,053)  $12,734,329    $  5,007,288
Cash and cash equivalents at beginning of period                         25,703,327    12,968,998       7,961,710
                                                                       ------------    ----------     -----------
Cash and cash equivalents at end of period                             $ 23,208,274   $25,703,327     $12,968,998

The following is a summary of cash and cash equivalents:
     Cash                                                              $ 11,032,415   $ 6,467,598    $  4,055,985
     Interest bearing deposits in other banks                            11,288,223    15,808,342       7,952,621
     Federal funds sold                                                     987,636     3,527,387       3,313,392
                                                                       ------------   -----------     -----------
     Balance of cash items reflected on Statement of
      Financial Condition                                                23,308,274    25,803,327      15,321,998

         Less - certificate of deposit with a maturity
                     of more than three months                              100,000       100,000       2,353,000
                                                                       ------------   -----------    ------------

Cash and cash equivalents reflected on the
  Statement of Cash Flows                                              $23,208,274    $25,703,327     $12,968,998
                                                                       ===========    ===========     ===========

Supplemental Disclosures of Cash Flows Information:
--------------------------------------------------
   Cash paid during the period for:

      Interest                                                         $16,157,373    $15,223,526     $14,575,316
                                                                       ===========    ===========     ===========
      Income taxes                                                     $ 1,619,900    $   990,000     $   122,866
                                                                       ===========    ===========     ===========

   Transfer from loans to real estate acquired
     through foreclosure                                               $        --    $        --     $   109,421
                                                                       ===========    ===========     ===========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 1 - Summary of Significant Accounting Policies
         -------------------------------------------

     A. Principles of Consolidation - BCSB Bankcorp, Inc. (the "Company") owns 100% of the voting stock of BCSB Bankcorp Capital Trust I, BCSB Bankcorp Capital Trust II, and Baltimore County Savings Bank, F.S.B. (the "Bank"). The Bank owns 100% of Baltimore County Service
          Corporation and Ebenezer Road, Inc. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since date of acquisition. All intercompany transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products.

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     G. Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

     H. Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

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

     I. Foreclosed Real Estate - Real estate acquired through foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described above in Allowance for Loan Losses. In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal cost. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached. The allowance for losses on foreclosed real estate was $50,822 at September 30, 2001. There was no provision for loan losses during the years ended September 30, 2003, 2002, and 2001.

     J. Loan Servicing - The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated by calculating the net present values of the interest payments over the life of the loans. Impairment is determined on a loan by loan basis. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a loan exceed its fair value.

     K. Premises and Equipment - Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

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

     M. Earnings Per Share - The Bank computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128. This Statement requires dual presentation of basic and diluted earnings per share ("EPS") with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator). The basic and diluted weighted average shares outstanding for the years ended September 30, 2003, 2002 and 2001 are as follows:

                                                                                  2003
                                                              ----------------------------------------------
                                                              Income               Shares       Per Share
                                                              (Numerator)       (Denominator)     Amount
                                                              ------------      --------------  ----------
                Basic EPS
                   Income available to share holders          $  1,297,031         5,731,209       $   0.23
                                                                                                   ========

                Diluted EPS
                   Effect of dilutive shares                            --            42,176              --
                                                              ------------      ------------       ---------
                    Income available to shareholders
                    plus assumed conversions                  $  1,297,031         5,773,385       $    0.22
                                                              ============      ============       =========

                                                                                    2002
                                                              ----------------------------------------------
                Basic EPS
                   Income available to share holders          $  1,730,974         5,646,894       $   0.31
                                                                                                   ========

                Diluted EPS
                   Effect of dilutive shares                            --            69,106
                                                              ------------      ------------
                   Income available to shareholders
                    plus assumed conversions                  $  1,730,974         5,716,000       $   0.30
                                                              ============      ============       ========


                                                                                     2001
                                                              ----------------------------------------------
                Basic EPS
                   Income available to share holders          $    104,765         5,555,939       $   0.02
                                                                                                   ========

                Diluted EPS
                   Effect of dilutive shares                            --           120,635
                                                              ------------      ------------
                   Income available to shareholders
                    plus assumed conversions                  $    104,765         5,676,574       $   0.02
                                                              ============      ============       ========


                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

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

     O. Employee Stock Ownership Plan -The Company accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See Note 12)

     P.   All advertising costs are expensed as incurred.

     Q. Merger Agreement - On July 24, 2002, the Company acquired WHG Bancshares Corporation, the holding company for Heritage Savings Bank, a federally chartered savings bank. Holders of outstanding shares of WHG Bancshares received $14.25 in cash.

          The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition, July 24, 2002. The Company recorded net premiums of $2,779,968 on assets and $2,981,701 on liabilities. A core deposit intangible of $630,000 was also recorded. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated lives of the related assets and liabilities. The net effect of the amortization of premiums on net income before taxes for fiscal 2003 and 2002 was $295,687 and $151,710, respectively. The excess of purchase price over the estimated fair value of the underlying net assets of $2,294,327 was allocated to goodwill. Goodwill is assessed for impairment on an annual basis.

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


                                                                       Year Ended September 30,
                                                              ------------------------------------------
                                                                   2002                     2001
                                                              -------------          ----------------
                   Net interest income                        $  16,825,132          $   14,377,234
                   Net income                                     2,954,550               1,202,004
                   Diluted net income per share                        0.52                    0.21


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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

     S: Stock-Based Employee Compensation- At September 30, 2003 and 2002 the company has four stock-based employee compensation plans, which are described more fully in Notes 11, 12, 13, and 14. The company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No compensation cost is reflected in income for the granted options as all granted options had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.


                                                                     Year Ended September 30,
                                                              2003              2002             2001
                                                              ----              ----             ----
                Net Income, as reported                $ 1,297,031        $ 1,730,974         $ 104,765
                Add: Stock-based Compenstation
                   Included in the determination of
                   Net income as reported, net of tax      317,300            261,874           438,042
                Deduct: Total stock-based compensation
                   Expense determined under fair value
                   Method for all awards, net of tax      (370,091)          (281,761)        (457,927)
                                                          --------           --------         --------
                Pro forma net income                      1,244,240         1,711,087            84,880
                                                          =========         =========            ======

                Earnings per share:

                Basic-as reported                               .23               .31               .02
                                                                ===               ===               ===
                Basic-pro forma                                 .22               .30               .02
                                                                ===               ===               ===
                Diluted-as reported                             .22               .30               .02
                                                                ===               ===               ===
                Diluted-proforma                                .22               .30               .01
                                                                ===               ===               ===

     T:   Reclassification  and  Restatement - Certain prior years' amounts have
          been   reclassified  to  conform  to  the  current  year's  method  of presentation.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 2 - Investment Securities
         ---------------------

          The amortized cost and fair values of investment securities are as follows as of September 30, 2003 and 2002.

                                                                         Gross             Gross
                                                   Amortized          Unrealized       Unrealized         Fair
                                                      Cost               Gains            Losses         Value
                                                   ------------      ------------      ----------      ---------
    Available for Sale:

    September 30, 2003
      U.S. Government and Agency
       obligations, available for sale            $  90,011,858      $     389,529    $   (380,086)  $   90,021,301
      Equity investments in Mutual
       funds, available for sale                     31,622,832              3,526        (358,104)      31,268,254
                                                  -------------      -------------    -------------  --------------
                                                  $ 121,634,690      $     393,055    $   (769,190)  $  121,289,555
                                                  =============      =============    =============  ==============

    Held to Maturity:

    September 30, 2003
      U.S. Government and Agency
       obligations, held to maturity              $   2,500,000      $      52,898    $     (2,185)  $    2,550,713
                                                  =============      =============    =============  ==============

                                                                         Gross             Gross
                                                   Amortized          Unrealized       Unrealized         Fair
                                                      Cost               Gains            Losses         Value
                                                   ----------         ----------       -----------     ----------
   Available for Sale:

    September 30, 2002
      U.S. Government and Agency
       obligations, available for sale            $  19,084,503      $     295,706    $    (20,224)  $   19,359,985
      Equity investments in Mutual
       funds, available for sale                     25,675,170             48,132              --       25,723,302
                                                  -------------      -------------    ------------   --------------
                                                  $  44,759,673      $     343,848    $    (20,224)  $   45,083,287
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
                                                  =============      =============    ============   ==============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 2 - Investment Securities - Continued
         ---------------------

          The following is a summary of investment securities:




                                                           September 30, 2003                 September 30, 2002
                                                     ----------------------------       -------------------------------
                                                       Amortized          Fair            Amortized            Fair
                                                          Cost            Value              Cost              Value
                                                     -----------        ----------      -----------          ---------
       Available for Sale:

       U.S. Government and Agency Obligations
          Due within 12 months                       $          --     $          --    $          --    $           --
          Due beyond 12 months but
           within five years                            50,092,965        50,245,452        3,599,390         3,675,198
          Due beyond five years but
           within ten years                             37,421,241        37,270,407       12,986,568        13,138,433
          Due beyond ten years                           2,497,652         2,505,442        2,498,545         2,546,354
          Equity investments in
            mutual funds                                31,622,832        31,268,254       25,675,170        25,723,302
                                                     -------------     -------------    -------------    --------------

                                                     $ 121,634,690     $ 121,289,555    $  44,759,673    $   45,083,287
                                                     =============     =============    =============    ==============

                                                           September 30, 2003                 September 30, 2002
                                                     ----------------------------       -------------------------------
                                                       Amortized          Fair            Amortized            Fair
                                                          Cost            Value              Cost              Value
                                                     -----------        ----------      -----------          ---------
       Held to Maturity:

       U.S. Government and Agency Obligations
          Due within 12 months                       $     500,000     $     516,450    $          --    $           --
          Due beyond 12 months but
           within five years                             1,500,000         1,518,835        3,499,062         3,608,673
          Due beyond five years but
           within ten years                                500,000           515,428          996,924         1,012,659
          Due beyond ten years                                  --                --               --                --
                                                     -------------     -------------    -------------    --------------

                                                     $   2,500,000     $   2,550,713    $   4,495,986    $    4,621,332
                                                     =============     =============    =============    ==============

          Proceeds from maturities and sales of available for sale securities during the year ended September 30, 2003 were $84,887,878 Net gains amounted to $51,859 for the year ended September 30, 2003. This consisted of gross gains of $51,859 and gross losses of $0.

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 2 - Investment Securities - Continued
         ---------------------

          Proceeds from maturities of held to maturity securities were $2,500,000, $16,500,000 and $53,800,000 for the years ended September 30,
     2003, 2002 and 2001, respectively. There were no gross gains or losses realized for the years ended September 30, 2003, 2002 and 2001.

Note 3 - Loans Receivable
         ----------------

          Loans receivable at September 30, 2003 and 2002 consist of the following:

                                                                                          September 30,
                                                                       ------------------------------------------
                                                                              2003                    2002
                                                                       ------------------      ----------------
              Single-family residential mortgages                      $  179,304,383          $  221,062,154
              Single-family rental property loans                          14,347,781               8,306,509
              Commercial real estate loans                                 53,674,988              57,356,553
              Construction loans                                           16,411,592              11,733,663
              Commercial loans secured                                        133,276               1,595,117
              Commercial loans unsecured                                      678,080                      --
              Commercial lease loans                                          820,116               1,170,210
              Commercial lines of credit                                    6,409,790               4,207,625
              Automobile loans                                             98,167,734              93,160,735
              Home equity loans                                            13,943,377              13,864,092
              Other consumer loans                                          3,474,142               3,896,598
                                                                       --------------          --------------
                                                                          387,365,259             416,353,256

                    Add    - Purchase Accounting Premiums, net              1,319,714               1,990,236
                    Less   - undisbursed portion of loans in process       (7,752,851)             (4,902,134)
                           - unearned interest                            (12,750,180)            (13,964,290)
                           - deferred loan origination fees and costs        (428,891)               (660,891)
                           - allowance for loan losses                     (2,698,406)             (2,199,448)
                                                                       ---------------         --------------

                                                                       $  365,054,645          $  396,616,729
                                                                       ==============          ==============


                   The following is a summary of the allowance for loan losses:

                                                                                        September 30,
                                                           ------------------------------------------------------
                                                                 2003                2002               2001
                                                           ---------------    -----------------  -----------------
              Balance - beginning of year                  $  2,199,448       $  1,562,995       $  1,402,911
              Provision for losses on loans                   1,359,077            509,290            332,341
              Allowance assumed in acquisition                       --            386,594                 --
              Charge-offs                                    (1,238,765)          (688,742)          (344,014)
              Recoveries                                        378,646            429,311            171,757
                                                           ------------       ------------       ------------

              Balance - end of year                        $  2,698,406       $  2,199,448       $  1,562,995
                                                           ============       ============       ============

          Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

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

               Non-accrual loans for which interest has been reduced totaled approximately $299,386 and $1,390,585 and $238,942 at September 30, 2003, 2002 and 2001, respectively. There were no impaired loans as defined by SFAS No. 114 at September 30, 2003, 2002 and 2001. There was no interest income recognized on impaired loans during these periods. The Bank was not committed to fund additional amounts on these loans.

               Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

                                                                                    September 30,
                                                                     ----------------------------------------
                                                                          2003          2002         2001
                                                                       ----------  ------------  ------------

              Interest income that would have been recognized         $   22,597   $  33,122     $  20,415
              Interest income recognized                                   6,644       8,483         9,591
                                                                     ------------  ---------     ---------

                 Interest income not recognized                       $   15,953   $  24,639     $  10,824
                                                                       =========   =========     =========


               The following table set forth the amount and activity of the loans outstanding to officers and directors at September 30, 2003 and 2002.

                                                                                     September 30,
                                                                            2003                    2002
                                                                       --------------          ---------------
              Beginning balance                                        $   926,746             $   701,086
              New loans                                                    366,453                 329,482
              Loan repayments                                             (283,745)               (103,822)
                                                                       ------------            -----------

              Ending balance                                           $ 1,009,454             $   926,746
                                                                       ===========             ===========

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 3 - Loans Receivable - Continued
         ----------------

          The Bank services loans for others. The amount of such loans serviced at September 30, 2003 and 2002 was $22,194,681 and $12,306,345,
          respectively. At September 30, 2003 and 2002, the balance of loans sold by the Bank with recourse amounted to $172,828 and $275,996, respectively.

               Custodial escrow balances maintained in connection with the foregoing loan servicings were approximately $86,951 and $73,843 at September 30, 2003 and 2002, respectively.

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

               Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

                                                                                        Contract Amount At
           Financial Instruments Whose Contract                        --------------------------------------------
             Amounts Represent Credit Risk                             September 30, 2003        September 30, 2002
           -----------------------------------------                   ------------------        ------------------
              Standby letters of credit                                  $     419,023             $     430,537
              Commercial lines of credit                                 $   1,065,227             $   4,645,461
              Home equity lines of credit                                $  19,344,327             $  16,163,331
              Loan commitments, fixed rate                               $   9,911,900             $  10,101,613
              Loan commitments, variable rate                            $     700,000             $   2,755,000

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

               Rates on mortgage loan commitments for fixed rate loans ranged from 4.25% to 6.375% and 5.38% to 7.25% at September 30, 2003 and
          2002, respectively. There were no mortgage loan commitments for variable rate loans at September 30, 2003 and 2002. Rates on home equity loan commitments for fixed rate loans ranged from 4.5% to 6.25% and 5.5% to 6.5% at September 30, 2003 and 2002, respectively. Rates on home equity loan commitments for variable rate loans were at prime at September 30, 2003.

               Rates on commercial loan commitments for fixed rate loans ranged from 6.25% to 7.25% at September 30, 2003. Rates on commercial loan commitments for variable rate loans ranged from .50% over prime to 1.0% over prime at September 30, 2003. Rates on commercial loan commitments for

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 3 - Loans Receivable - Continued
         ----------------

          fixed rate loans ranged from 7.0% to 8.5% at September 30, 2002. Rates on commercial loan commitments for variable rate loans ranged from 0.50% over prime to 2.0% over prime at September 30, 2002.

          No amount was recognized in the statement of financial position at September 30, 2003 and 2002, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit

               The Bank grants loans to customers, substantially all of whom are residents of the Metropolitan Baltimore and Harford County areas.

Note 4 - Mortgage Backed Securities
         --------------------------

               The amortized cost and fair values of mortgage backed securities are as follows as of September 30, 2003 and 2002:

                                                                         Gross             Gross
                                                   Amortized          Unrealized       Unrealized         Fair
                                                      Cost               Gains            Losses         Value
                                                  ------------       -------------    -------------    ---------
    Available for Sale:

    September 30, 2003
       GNMA certificates                          $  23,367,753      $      87,439    $    (99,976)  $   23,355,216
       FNMA certificates                             60,472,267            137,310        (672,523)      59,937,054
       FHLMC participating certificates              33,275,150            125,676        (488,695)      32,912,131
                                                  -------------      -------------    -------------  --------------
                                                  $ 117,115,170      $     350,425    $ (1,261,194)  $  116,204,401
                                                  =============      =============    =============  ==============

    September 30, 2002
       GNMA certificates                          $  28,191,758      $     264,472    $     (1,436)  $   28,454,794
       FNMA certificates                          $  19,015,492      $     258,358    $     (3,141)  $   19,270,709
       FHLMC participating certificates              12,448,442            237,187              --       12,685,629
                                                  -------------      -------------    ------------   --------------
                                                  $  59,655,692      $     760,017    $     (4,577)  $   60,411,132
                                                  =============      =============    ============   ==============

    Held to Maturity:

    September 30, 2003
       GNMA certificates                          $   5,799,850      $     227,875    $       (493)  $    6,027,232
       FNMA certificates                              8,674,844            219,028          (4,073)       8,889,799
       FHLMC participating certificates               3,919,745            149,500          (3,008)       4,066,237
                                                  -------------      -------------    -------------  --------------
                                                  $  18,394,439      $     596,403    $     (7,574)  $   18,983,268
                                                  =============      =============    =============  ==============

    September 30, 2002
       GNMA certificates                          $  11,067,019      $     562,778    $     (6,758)  $   11,623,039
       FNMA certificates                             12,555,877            366,135          (5,866)      12,916,146
       FHLMC participating certificates              10,068,534            402,058              --       10,470,592
                                                  -------------      -------------    ------------   --------------
                                                  $  33,691,430      $   1,330,971    $    (12,624)  $   35,009,777
                                                  =============      =============    ============   ==============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 4 - Mortgage Backed Securities - Continued
         --------------------------

     Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2003 were $18,092,768. Net gains amounted to $231,892 for the year ended September 30, 2003. This consisted of gross gains of $231,892 and gross losses of $0. Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2002 were $2,934,451. Net gains amounted to $2,221 for the year ended September 30, 2002. This consisted of gross gains of $3,921 and gross losses of $1,700. No gains or losses were realized during the year ended September 30, 2001.


Note 5 - Premises and Equipment
         ----------------------

               Premises and equipment at September 30, 2003 and 2002 are summarized by major classification as follows:

                                                                               September 30,
                                                              -------------------------------------------
                                                                    2003              2002          Life
                                                                ------------      -----------      ------
              Office building                                 $   6,442,660     $   5,859,884       50 Years
              Leasehold improvements                              1,136,196         1,123,517     7-31 Years
              Furniture, fixtures and equipment                   6,509,469         5,526,688       10 Years
                                                              -------------     -------------
                                                                 14,088,325        12,510,089
                   Accumulated depreciation                       4,861,438         3,879,277
                                                              -------------     -------------
                                                              $   9,226,887     $   8,630,812
                                                              =============     =============

               The Bank has entered into long-term leases for the land on which the main office is located and the premises of its branch offices. Rental expense under long-term leases for property for the years ended September 30, 2003, 2002 and 2001 was $810,889, $649,691 and $641,512,
          respectively. At September 30, 2003, minimum rental commitments under noncancellable leases are as follows:

                   Years Ended September 30,                                             Amount
                   -------------------------                                        ----------------
                          2004                                                      $     885,632
                          2005                                                          1,002,465
                          2006                                                            959,010
                          2007                                                            916,447
                          2008                                                            815,913
                       After 2008                                                       6,154,453
                                                                                    -------------
                                                                                    $  10,733,920
                                                                                    =============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 6 - Core Deposit Intangible
         -----------------------

                                                                                  As of             As of
                                                                              September 30,     September 30,
                                                                                  2003               2002
                                                                              -------------     ---------------

                   Core Deposit Intangible                                    $    630,000       $     630,000
                   Accumulated Amortization                                        209,000              88,000
                                                                              ------------       -------------
                   Net balance                                                $    421,000       $     542,000
                                                                              ============       =============

                   Aggregate Amortization Expense

                        For the year ended September 30, 2003                 $    121,000
                        For the year ended September 30, 2002                 $     88,000

                   Estimated Amortization Expense

                        For the year ended September 30, 2004                 $     59,000
                        For the year ended September 30, 2005                       62,000
                        For the year ended September 30, 2006                       57,000
                        For the year ended September 30, 2007                       59,000
                        For the year ended September 30, 2008                       46,000

Note 7 - Deposits
         ---------

               Deposits are summarized as follows at September 30, 2003 and 2002:

                                                                    2003                         2002
                                                   --------------------------         --------------------------
                                                        Amount          %                  Amount           %
                                                        ------         ---                 ------          ---
       Type of Account
          Deposits
             NOW                                   $    32,627,888      5.90          $    31,849,467      6.39%
             Non-interest bearing NOW                   17,929,246      3.25               13,977,091      2.80
             Money market                               15,539,432      2.82               18,909,446      3.79
             Passbook savings                          110,236,039     19.97               92,301,331     18.50
             Certificates                              375,196,296     67.99              340,269,314     68.22
             Purchase Accounting
                 Premiums, net                             340,964       .06                1,391,921       .28
                                                   ---------------    ------          ---------------    ------
                                                       551,869,865     99.99              498,698,570     99.98
             Accrued interest payable                       58,754       .01                   86,698     .02
                                                   ---------------    ------          ---------------    ------
                                                   $   551,928,619    100.00%         $   498,785,268    100.00%
                                                   ===============    ======          ===============    ======

               The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $102,517,808 and $73,742,000 at September 30, 2003 and 2002, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 7 - Deposits - Continued
         --------

               At September 30, 2003, scheduled maturities of certificates of deposit are as follows:

                         2004                                                   $  191,259,020
                         2005                                                       79,017,830
                         2006                                                       27,970,229
                         2007                                                       26,112,491
                         2008                                                       50,835,651
                         2009 and thereafter                                             1,075
                                                                                --------------
                                                                                $  375,196,296
                                                                                ==============

               Interest expense on deposits for the years ended September 30, 2003, 2002 and 2001 is as follows:

                                                      2003                    2002                 2001
                                                      ----                    ----                 ----
              NOW                                 $     265,521        $     434,916      $      339,812
              Money market                              161,203              172,697             176,425
              Passbooks savings                       2,129,159            2,275,939           1,486,437
              Certificates                           11,666,740           11,100,094          11,782,531
                                                  -------------        -------------      --------------
                                                  $  14,222,623        $  13,983,646      $   13,785,205
                                                  =============        =============      ==============

Note 8 - Federal Home Loan Bank of Atlanta Advances
         ------------------------------------------

               The Bank has the following outstanding Federal Home Loan Bank advances as of September 30:

                                                             2003                                    2002
                                           ---------------------------------      --------------------------------
                   Due                        Rate                Total               Rate              Total
                   ---                        ----                -----               ----              -----
             Less than one year            1.30%-7.48%        $  12,250,000       2.17% - 6.41%    $   4,500,000
             One to two years              6.60%-6.60%            1,000,000       5.00% - 7.48%        2,250,000
             Beyond two years              4.89%-6.33%           18,000,000       4.89% - 6.60%       19,000,000
             Purchase Accounting Premiums                         1,017,961                            1,218,099
             Total borrowings                                 $  32,267,861                        $  26,968,099
                                                              =============                        =============

               The Bank has a $10,000,000 variable rate advance bearing interest at 1.3% and fixed rate advances totaling $21,250,000 with rates ranging from 4.89% to 7.48%.

               The Bank has a line of credit with the Federal Home Loan Bank of Atlanta equal to 11% of the Bank's assets at September 30, 2003, secured by a blanket floating lien on mortgage loans receivable. The line of credit requires no compensating balances.

Note 9 - Trust Preferred Securities
         --------------------------

               Company-obligated preferred securities ("trust preferred securities") consist of 12,500 securities with a liquidation amount of $1,000 per security. The trust preferred securities were issued in June 2002 by a statutory business trust; BCSB Bankcorp Capital Trust I ("the Business Trust"). The Business Trust is a wholly owned subsidiary of the Company. The Business Trust used the proceeds of the trust preferred securities to purchase at par $12,887,000 of adjustable rate junior subordinated debentures of the Company that are due June 30, 2032. The rate is 3.65% per annum over the three-

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 9 -  Trust Preferred Securities - Continued
          --------------------------

          month LIBOR rate and resets quarterly. The rate at September 30, 2003 and 2002 was 4.76% and 5.425%, respectively. The junior subordinated debentures are the sole assets of the Trust.

               Payments to be made by the Business Trust on the trust preferred securities are dependent on payments that the Company has undertaken to make, particularly the payment to be made by the Company on the debentures. Considered together, the obligations of the Company constitute a full and unconditional guarantee of the Business Trust's obligations under the trust preferred securities.

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

               The Company established a second statutory trust subsidiary (the "Statutory Trust"), which issued and sold to private investors 10,000 securities with a liquidation amount of $1,000 per security, for a total of $10.0 million of preferred securities. The Company funded the Statutory Trust with $310,000 in exchange for 100% of the Statutory Trust's common securities. The Statutory Trust used the proceeds from these transactions to purchase $10,310,000 of floating rate subordinated debentures from the Company. The Company makes periodic interest payments on the debentures to the Trust, and the Statutory Trust in turn makes interest payments on the trust preferred securities to the private investors.

               The trust preferred securities and subordinated debentures are due October 7, 2033. The rate is 3.00% per annum over the three-month LIBOR rate and resets quarterly. The rate at September 30, 2003 was 4.16%. The junior subordinated debentures are the sole assets of the Statutory Trust. The subordinated debt securities, unsecured, rank junior and are subordinate in right of payment of all senior debt of the Company, and the Company has guaranteed repayment on the trust preferred securities issued by the Statutory Trust. The Company used the proceeds from these transactions to increase the capital of the Bank. The $10.3 million of subordinated debt securities are includable as part of Tier 1 regulatory capital for the Bank.

               Payments to be made by the Statutory Trust on the trust preferred securities are dependent on payments that the Company has undertaken to make, particularly the payment to be made by the Company on the debentures. Distributions on the trust preferred securities are payable quarterly at a rate of 3.00% per annum over the three-month LIBOR rate. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. The Company may redeem the debentures, in whole or in part, at par at any time after October 7, 2008, or under certain conditions in whole but not in part, at any time at a redemption price equal to 103% of the principal amount plus any accrued unpaid interest.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 10 - Pension Plan
          ------------

               The Bank has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of $12,000 for 2003. The Bank is obligated to contribute 100% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan amounted to $305,507, $257,635 and $267,800 for the years ended September 30, 2003, 2002 and 2001, respectively.

Note 11- Directors Retirement Plan
         -------------------------

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 12- Common Stock - Continued
         ------------

          employees, in trust or allocated to the participants' accounts and an annual contribution from the Bank to the ESOP and earnings thereon.

               All employees of the Bank who attain the age of 21 and complete one year of service with the Bank will be eligible to participate in the ESOP. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant's vested interest under the ESOP is determined according to the following schedule: 0% for less than 2 years of service with the Company or the Bank, 20% for 2 years of service, 40% for 3 years of service, 60% for 4 years of service, 80% for 5 years of service, and 100% for 6 years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP's January 1, 1998 effective date). Vesting accelerates to 100% upon a participant's attainment of age 65, death or disability.

               The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of the debt service. The compensation costs for the years ended September 30, 2003, 2002 and 2001 were $263,744 , $211,228 and $159,858, respectively.

               The ESOP shares were as follows as of September 30:

                                                                                2003             2002
                                                                                ----             ----
             Shares released and allocated                                  105,324              86,893
             Unearned shares                                                 77,606              96,037
                                                                       ------------       -------------
                                                                            182,930             182,930
                                                                       ============       =============

             Fair value of unearned shares                             $  1,263,340       $   1,200,463
                                                                       ============       =============


Note 13- Management Recognition Plan
         ---------------------------

               On July 15, 1999, the Bank established a Management Recognition Plan ("MRP") to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of stock, which will be held in a separate trust that manages the MRP. The Bank funded the MRP during the year ended September 30, 1999 by purchasing 87,000 shares of common stock in the open market. During the year ended September 30, 2000, the remaining 4,464 shares were purchased. The Bank initially awarded an aggregate of 45,600 shares of common stock. During the year ended September 30, 2002 the Bank awarded an additional 25,750 shares, and intends to reserve the remaining 20,114 shares for possible future awards. Shares awarded to the participants in the MRP vest at a rate of 25% per year on each anniversary of the effective date of the MRP award. As of September 30, 2003, 52,038 shares have vested. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. Compensation expense in the amount of the fair market value of the Common Stock at the date of the grant is recognized on a pro-rata basis over the years during which the shares are earned. Compensation expense of $127,230, $98,224 and $89,780 was recognized for the MRP for the years ended September 30, 2003, 2002 and 2001, respectively.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 14- Stock Option Plan
         -----------------

               The Company has a Stock Option Plan (the "Plan") whereby 228,660 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. There were 76,500 options granted during the year ended September 30, 2002. No options were granted during the year ended September 30, 2003 and 2001.

               The following table summarizes the status of and changes in the Company's stock option plan during the past three years.

                                                                                   Weighted Average
                                                                Shares               Exercise Price
                                                                --------           -----------------
             Outstanding at October 1, 2000 and
                  September 30, 2001                               80,000              $8.00

             Options exercised                                    (7,500)               8.00
             Granted                                               76,500              11.375
                                                                ---------              ------
             Outstanding at September 30, 2002                    149,000              $9.71

             Options exercised                                    (12,375)              8.24
             Granted                                                    0                .00
                                                                ---------              -----
             Outstanding at September 30, 2003                    136,625            $  9.87
                                                                =========            =======

             Exercisable at September 30, 2001                     40,000              $8.00
                                                                =========

             Exercisable at September 30, 2002                     52,500              $8.00
                                                                =========

             Exercisable at September 30, 2003                     79,250             $ 8.77
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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

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

               Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

               As of September 30, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.

               The following table presents the Bank's capital position based on
          the  September  30  financial   statements  and  the  current  capital
          requirements.



                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                              For Capital       Prompt Corrective
                                                      Actual              Adequacy Purposes     Action Provisions
                                             ----------------------     -------------------   ---------------------
                                               Amount         Ratio       Amount      Ratio    Amount      Ratio
                                              --------        -----      --------    -------   ------      ------
       September 30, 2003
       Tangible (1)                          $  52,170,469     7.96%    $ 9,831,847    1.5%   $   N/A        N/A%
       Tier I capital (2)                       52,170,469    15.61             N/A    N/A     20,053,560    6.0
       Core (1)                                 52,170,469     7.96      26,218,260    4.0     32,772,825    5.0
       Risk-weighted (2)                        54,226,285    16.22      26,738,080    8.0     34,222,600   10.0

       September 30, 2002
       Tangible (1)                          $  46,635,461     8.09%    $ 8,650,374    1.5%   $   N/A        N/A%
       Tier I capital (2)                       46,635,461    13.77             N/A    N/A     20,323,889    6.0
       Core (1)                                 46,635,461     8.09      23,067,663    4.0     28,834,579    5.0
       Risk-weighted (2)                        48,761,922    14.40      27,098,519    8.0     33,873,148   10.0

(1) To adjusted total assets.
(2) To risk-weighted assets.

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 15- Retained Earnings - Continued
         -----------------

               The OTS has adopted an interest rate risk component of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 2003, the Bank is not subject to the interest rate risk requirement.

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

Note 16- Income Taxes
         ------------

               The current tax provision consists of the following for the years ended September 30, 2003, 2002 and 2001:


                                                        2003               2002                2001
                                                        ----               ----                ----
             Current expense                         $ 656,611         $  1,026,926       $     335,037
             Deferred benefit                           (1,658)             (42,950)           (255,747)
                                                     ----------        ------------       -------------
                Total tax expense                    $ 654,953         $    983,976       $      79,290
                                                     =========         ============       =============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 16- Income Taxes - Continued
         ------------

               The tax effects to temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2003, and 2002 are as follows:

                                                                                   2003                 2002
                                                                                   ----                 ----
              Deferred Tax Assets:
                ESOP and MRP                                                  $      44,338        $    44,338
                Deferred compensation                                               317,417             87,564
                Allowance for loan losses                                         1,042,124            700,124
                Allowance for uncollected interest                                    5,314              5,477
                Deferred loan fees                                                       --            207,115
                Unrealized holding losses                                           485,030                 --
                                                                              -------------        -----------
                      Total gross deferred tax assets                             1,894,223          1,044,618

             Deferred Tax Liabilities:
                Federal Home Loan Bank of Atlanta
                   stock dividends                                                 (208,892)          (208,892)
                   Depreciation                                                    (607,257)          (286,579)
                Unrealized holding gains                                                 --           (415,083)
                Market value change in Rabbi Trust assets                           (69,268)           (19,544)
                Purchase Accounting Premiums, net                                    (8,698)           (16,183)
                                                                              -------------        -----------
                         Total gross deferred tax liabilities                      (894,115)          (946,281)
                                                                              -------------        -----------
                Net Deferred Tax Assets                                       $   1,000,108        $    98,337
                                                                              =============        ===========



               The amount computed by applying the statutory federal income tax rate to income before taxes and extraordinary item is greater than the taxes provided for the following reasons:

                                                                For the Years Ended September 30,
                                                  ---------------------------------------------------------------------
                                                              2003                    2002                2001
                                                  --------------------    -------------------    ----------------------
                                                             Percent                  Percent                  Percent
                                                            of Pretax                of Pretax                 of Pretax
                                                  Amount     Income        Amount      Income     Amount       Income
                                                  ------    --------       ------    ---------    ------      --------

              Statutory federal income tax rate $  663,675   34.00%      $  923,083   34.00%    $    62,579    34.00%
              Increases Resulting From
                 State income tax net of
                  federal income tax benefit        46,727    2.39           56,768    2.09           7,187     3.90
                 Other                             (55,449)  (2.84)           4,125    0.15           9,524     5.17
                                                ----------   -----       ----------   -----     -----------    -----
                                                $  654,953   33.55%      $  983,976   36.24%    $    79,290    43.07%
                                                ==========   =====       ===========  =====     ===========    =====

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 16- Income Taxes - Continued
         ------------

               The Company and its subsidiaries file a consolidated income tax return on a fiscal year basis. The returns have been audited by the Internal Revenue Service through the year ended September 30, 1994.

               Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $6,249,261 with an income tax effect of approximately $2,413,997 at September 30, 2003. This bad debt reserve would become taxable if certain conditions are met by the Bank.

Note 17- Related Party Transactions
         --------------------------

               Director Michael J. Klein is a member holding a 30% ownership interest in Colgate Investments, LLC, a limited liability company that owns real property that the Bank leases for a branch office site. The Bank paid $57,000 in rent to Colgate Investments, LLC during the year ended September 30, 2003 and expects to pay the same amount during the year ended September 30, 2004. The remaining 70% of Colgate Investments, LLC is owned by Mr. Klein's siblings.

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

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 18- Disclosures About Fair Value of Financial Instruments - Continued
         -----------------------------------------------------

     The estimated fair values of the Bank's financial instruments are as follows:


                                                          September 30, 2003               September 30, 2002
                                                     ----------------------------   ----------------------------
                                                     Carrying        Estimated      Carrying         Estimated
                                                      Amount         Fair Value      Amount          Fair Value
                                                     --------        ----------     --------         ----------
                                                                     (Amounts in Thousands)
    Financial Assets
    ----------------
    Cash                                             $   11,032      $  11,032      $      6,468     $     6,468
    Interest bearing deposits in other banks             11,288         11,288            15,808          15,808
    Federal funds sold                                      988            988             3,527           3,527
    Investment securities - available for sale          121,290        121,290            45,083          45,083
    Investment securities - held to maturity              2,500          2,551             4,496           4,621




    Loans Receivable
    ----------------
        Mortgage loans                               $  277,355      $ 270,107      $    325,264     $   339,983
        Share loans                                       1,152          1,152             1,332           1,332
        Consumer loans                                   86,548         86,634            71,353          71,353
    Mortgage backed securities - available for sale     116,204        116,204            60,411          60,411
    Mortgage backed securities - held
     to maturity                                         18,394         18,983            33,691          35,010
Federal Home Loan Bank of Atlanta stock                   3,305          3,305             3,940           3,940


                                                          September 30, 2003               September 30, 2002
                                                     ----------------------------   ----------------------------
                                                     Carrying        Estimated      Carrying         Estimated
                                                      Amount         Fair Value      Amount          Fair Value
                                                     --------        ----------     ---------        -----------
                                                                     (Amounts in Thousands)
    Financial Liabilities
    ---------------------
    Deposits                                         $  551,929      $ 556,982      $    498,785     $   500,902
    Federal Home Loan Bank of Atlanta
      advances                                           32,268         32,392            26,968          26,982
    Mortgage loan commitments                                --         10,611                --          12,857
    Trust Preferred securities                           22,500         20,500            12,500          12,500

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

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


                                                                       September 30,           September 30,
                                                                              2003                    2002
                                                                       ------------------      ------------------
Statement of Financial Condition

               Assets
               ------
Cash                                                                   $      527,537          $      115,162
Interest bearing deposits in other banks                                    6,055,930               1,182,507
Investment securities - available for sale                                  3,176,829               3,115,576
Investment securities, held to maturity                                     2,000,000               3,495,986
Employee Stock Ownership Plan loan                                            913,256               1,097,568
Accrued interest receivable                                                    65,420                  75,645
Investment in Subsidiaries                                                 53,581,623              47,775,863
Prepaid income taxes                                                          188,419                  25,359
Other assets                                                                  698,074                 488,871
                                                                       --------------          --------------
Total assets                                                           $   67,207,088          $   57,372,537
                                                                       ==============          ==============

                        Liabilities and Stockholders' Equity

Liabilities
   Long-Term Sub-debentures                                                23,197,000              12,887,000
   Accrued taxes payable                                                      188,960                  54,135
   Dividends payable                                                          266,329                 264,891
   Other liabilities                                                           30,352                  17,818
                                                                       --------------          --------------
                                                                           23,682,641              13,223,844
                                                                       ==============          ==============
Stockholders' Equity
   Common Stock (5,885,593 and 5,874,082 shares issued
        and outstanding, respectively)                                         58,856                  58,741
   Paid-in Capital                                                         20,652,137              20,302,518
   Retained earnings (substantially restricted)                            25,556,888              25,279,752
                                                                       --------------          --------------
                                                                           46,267,881              45,641,011
   Employee Stock Ownership Plan                                             (776,060)               (960,372)
   Stock held by Rabbi Trust                                               (1,196,500)             (1,196,500)
   Accumulated other comprehensive income (net of tax)                       (770,874)                664,554
                                                                       --------------          --------------
Total stockholders' equity                                                 43,524,447              44,148,693
                                                                       --------------          --------------
Total liabilities and stockholders' equity                             $   67,207,088          $   57,372,537
                                                                       ==============          ==============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 19- Condensed Financial Information (Parent Company Only) - Continued
         -------------------------------

                                                            September 30,       September 30,     September 30,
                                                                   2003                2002              2001
                                                            ---------------     ---------------  -------------------
Statements of Operations
   Interest and fees on loans                               $      42,757       $     70,333      $    50,452
   Interest and dividends on investment securities                199,443            287,635          309,121
   Other interest income                                           39,085             33,179          147,701
                                                            -------------       ------------      -----------

Total interest income                                             281,285            391,147          507,274
   Interest on borrowings                                         659,095            187,380               --
                                                            -------------       ------------      -----------

Net interest income                                              (377,810)           203,767          507,274

Non interest expense
   Professional fees                                               71,042             74,654           71,806
   Other expenses                                                 165,278             88,647           65,200
                                                            -------------       ------------      -----------

Total non-interest expense                                        236,320            163,301          137,006
                                                            -------------       ------------      -----------

Net (loss) income before tax provision                           (614,130)            40,466          370,268

Income tax (benefit) provision                                   (208,804)            15,628          142,997
(Loss) Income before equity in net income of subsidiary          (405,326)            24,838          227,271
Equity in net income of subsidiary                              1,702,357          1,706,136         (122,506)
                                                            -------------       ------------      -----------

Net income                                                      1,297,031          1,730,974          104,765
                                                            =============       ============      ===========

Statement of Cash Flows

Net income                                                      1,297,031          1,730,974          104,765
Adjustments to reconcile Net Income to Net Cash Provided
   By Operating Activities
   Accretion of discount on investments                            (4,014)              (272)          (1,502)
   Equity in net (income) loss of subsidiary                   (1,702,357)        (1,706,136)         122,505
   Decrease in accrued interest receivable                         10,225             72,228           84,512
   Increase in prepaid taxes                                     (153,361)           (25,359)              --
   Increase in receivable from subsidiary                          93,697            (93,697)              --
   Increase in other assets                                      (209,203)          (378,475)         (34,448)
   Increase (decrease) in income taxes payable                    134,825             50,911          (21,644)
   Decrease in other liabilities                                   12,534           (133,468)        (111,455)
   Noncash compensation under stock-based benefit plan            141,980            101,920           83,025
                                                            -------------       ------------      -----------
        Net cash (used by) provided by operating activities      (378,643)          (381,374)         225,758


                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 19- Condensed Financial Information (Parent Company Only) - Continued
         -------------------------------

                                                             September 30,      September 30,    September 30,
                                                                   2003                2002          2001
                                                             ------------------ ---------------  -------------
Cash Flows from Investing Activities
   Additional investment in subsidiaries                    $  (5,310,000)     $(12,887,000)     $         --
   Proceeds from maturing interest bearing deposits                    --            495,000               --
   Purchase of interest bearing deposits                               --                 --         (495,000)
   Proceeds from maturities of investment securities -
       held to maturity                                         2,000,000          4,000,000        6,250,000
   Proceeds from sale of investment securities -
      available for sale                                               --            819,936               --
   Purchase of investment securities - available for sale         (88,973)        (3,929,247)              --
   Purchase of investment securities - held to maturity          (500,000)        (2,495,937)      (4,000,000)
   Principal collected on longer term loans                       184,312            182,928          182,928
                                                            -------------       ------------     ------------
         Net cash (used by) provided by investing activities   (3,714,661)       (13,814,320)       1,937,928

Cash Flows from Financing Activities
   Increase in Long-Term Sub-debentures                        10,310,000         12,887,000               --
   Treasury Stock repurchase                                      (14,395)            (9,376)        (165,445)
   Exercised options                                              101,954             60,000               --
   Dividends on stock                                          (1,019,895)        (1,007,348)        (995,728)
   Increase (decrease) in dividends payable                         1,438                846           (1,909)
                                                            -------------       ------------     ------------
         Net cash provided (used by) financing activities       9,379,102         11,931,122       (1,163,082)

Increase (Decrease) in cash and cash equivalents                5,285,798         (2,264,572)       1,000,604
Cash and cash equivalents at beginning of period                1,297,669          3,562,241        2,561,637
                                                            -------------       ------------     ------------
Cash and cash equivalents at end of period                      6,583,467          1,297,669        3,562,241
                                                            =============       ============     ============

The following is a summary of cash and cash equivalents
   Cash                                                           527,537            115,162        1,406,140
   Interest bearing deposits in other banks                     6,055,930          1,182,507        2,651,101
                                                            -------------       ------------     ------------

   Balance of cash items reflected on Statement of Financial
        Condition                                               6,583,467          1,297,669        4,057,241
         Less - certificates of deposit with an original
                  maturity of more than three months                   --                 --          495,000
                                                            -------------       ------------     ------------

Cash and cash equivalents reflected on the
   Statement of Cash Flows                                  $   6,583,467       $  1,297,669     $  3,562,241
                                                            =============       ============     ============

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 20- Recent Accounting Pronouncements
         --------------------------------

          In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement
     (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. Those changes result in more consistent reporting on contracts as either derivatives or hybrid instruments. This Statement is effective for contracts and hedging relationships entered into or modified after June 30, 2003.

          In May 2003, FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003.

          The above accounting pronouncements did not have a material impact on the consolidated financial statements.

Note 21- Quarterly Financial Date (Unaudited)
         ------------------------

               Summarized unaudited quarterly financial data for the year ended September 30, 2003 is as follows:


Operating Summary:                           First            Second            Third            Fourth
                                            Quarter           Quarter           Quarter          Quarter

         Interest Income                    $8,681,989        $8,654,416        $8,192,950       $7,637,597
         Interest Expense                    4,186,237         4,044,790         3,994,914        3,880,702
                                             ---------         ---------         ---------      -----------
                  Net Interest Income        4,495,752         4,609,626         4,198,036        3,756,895
         Provision for Loan Losses             281,998           130,367           786,348          160,364
                                             ---------         ---------         ---------      -----------

                  Net Interest Income
                  after provision for
                  loan losses                4,213,754         4,479,259         3,411,688        3,596,531
              Other Income                     425,754           526,056           392,491          242,847
              Other Expense                  3,907,781         3,747,140         3,771,334        3,910,141
                                             ---------         ---------         ---------      -----------

                 Interest income before
                   income tax expense          731,727         1,258,175            32,845          (70,763)
              Income Taxes                     279,218           479,592            11,000         (114,857)
                                             ---------         ---------         ---------      -----------
                 Net Income                    452,509           778,583            21,845           44,094
                                             =========         =========         =========      ===========


             Per share date:
                     Earnings -basic               .08               .14               .00              .01
                     Earnings -diluted             .08               .14               .00              .01

                               BCSB BANKCORP, INC.
                               -------------------
                                AND SUBSIDIARIES
                               -------------------
                               Baltimore, Maryland
                               -------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


Note 21- Quarterly Financial Date (Unaudited)- Continued
         -----------------------------------------------

               Summarized unaudited quarterly financial data for the year ended September 30, 2002 is as follows:

Operating Summary:                          First             Second            Third            Fourth
                                            Quarter           Quarter           Quarter          Quarter
         Interest Income                    $6,662,556        $6,616,609        $6,864,620       $8,336,486
         Interest Expense                    3,826,097         3,527,847         3,571,351        4,020,970
                                            ----------        ----------        ----------       ----------
              Net Interest Income            2,836,459         3,088,762         3,293,269        4,315,516
         Provision for Loan Losses              63,862             5,508           139,881          300,039
                                            ----------        ----------        ----------       ----------

              Net Interest Income
              after provision for loan
              losses                         2,772,597         3,083,254         3,153,388        4,015,477
          Other Income                         146,759           314,263           260,065          332,393
          Other Expense                      2,718,713         2,710,704         2,630,165        3,303,664
                                            ----------        ----------        ----------       ----------

                 Interest income before
                   income tax expense          200,643           686,813           783,288        1,044,206
          Income Taxes                          77,467           266,472           303,120          336,917
                                            ----------        ----------        ----------       ----------
                 Net Income                    123,176           420,341           480,168          707,289
                                            ==========        ==========        ==========       ==========

          Per share date:
                 Earnings -basic                   .02               .08               .09              .13
                 Earnings -diluted                 .02               .07               .08              .12


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

                                         MICHAEL J. KLEIN                         WILLIAM J. KAPPAUF, JR.
                                         Vice President, Klein's                  Director of Cash Management for
                                          Super Markets                           Baltimore Gas & Electric Co.
                                                                                  Baltimore, Maryland


                               EXECUTIVE OFFICERS

GARY C. LORADITCH                         WILLIAM M. LOUGHRAN                     BONNIE M. KLEIN
President and Chief Executive Officer     Senior Vice President                   Vice President and Treasurer
                                           Chief Lending Officer                   Chief Financial Officer

DAVID M. MEADOWS                          KELLIE T. RYCHWALSKI
Vice President, Secretary and General     Vice President
Counsel                                    Retail Banking Officer


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

2105 Rock Spring Road                     402 Constant Friendship Boulevard       9613 Harford Road
Forest Hill, Maryland 21050               Abingdon, Maryland 21009                Baltimore, MD 21234

1505 York Road                            8767 K Philadelphia Road                4228 Harford Road
Lutherville, Maryland 21093               Baltimore, Maryland 21237               Baltimore, Maryland 21214

2101 Gwynn Oak Road                       9416 Baltimore National Pike
Baltimore, Maryland 21207                 Ellicott City, Maryland 21042

                              CORPORATE INFORMATION

                                                                                   ANNUAL REPORT ON FORM 10-K
INDEPENDENT CERTIFIED PUBLIC             SPECIAL COUNSEL
ACCOUNTANTS                              Stradley Ronon Stevens & Young, LLP
Anderson Associates, LLP                 1220 19th Street, N.W., Suite 600         A copy of the Company's Annual
7621 Fitch Lane                          Washington, D.C.  20036                   Report on Form 10-K for the fiscal
Baltimore, Maryland 21236                                                          year ended September 30, 2003 as
                                         ANNUAL MEETING                            filed with the Securities and
GENERAL COUNSEL                          The 2004 Annual Meeting of Stockholders   Exchange Commission, will be
Moore, Carney, Ryan & Lattanzi, LLC      will be held on February 11, 2004 at      furnished without charge to
4111 E. Joppa Road, Suite 201            4:00 p.m. at the Bank's Perry Hall        stockholders as of the record date
Baltimore, Maryland 21236                office located at 4208 Ebenezer Road,     for the 2004 Annual Meeting upon
                                         Baltimore, Maryland                       written request to Corporate
TRANSFER AGENT AND REGISTRAR                                                       Secretary, BCSB Bankcorp, Inc.,
American Stock and Transfer Co.                                                    4111 E. Joppa Road, Suite 300,
6201 15th  Avenue                                                                  Baltimore, Maryland  21236.
Brooklyn, New York  11212
