Form 10-K, Exhibit 13
period 2005-09-30
BCSB BANKCORP INC
filed 2005-12-29
CIK 1052101

Exhibit 13

BCSB BANKCORP, INC.

[LOGO]

2005 ANNUAL REPORT

BCSB BANKCORP, INC.

BCSB Bankcorp, Inc. (the “Company”) serves as the holding company for its wholly owned subsidiary, Baltimore County Savings Bank, F.S.B. (the “Bank”). Baltimore County Savings Bank, M.H.C. (the “MHC”), a federal mutual holding company, owns 63.5% of the Company’s outstanding common stock. The Company has no significant activities other than its investment in the Bank. The Company is primarily engaged in the business of directing, planning and coordinating the business activities of the Bank.

The Bank is a federal savings bank operating through seventeen banking offices serving the Baltimore Metro area. The Bank’s principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank’s market area, and, to a lesser extent, other real estate loans, consisting of construction loans, single-family rental property loans, commercial real estate loans, and consumer loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

MARKET INFORMATION

The Company’s common stock began trading under the symbol “BCSB” on the Nasdaq National Market System on July 9, 1998. There are currently 5,912,177 shares of the common stock outstanding and approximately 979 holders of record of the common stock. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated, as well as dividends paid on the common stock during each quarter.

Fiscal 2005	High	Low	Dividends Per Share
First Quarter	$17.39	$15.80	$.125
Second Quarter	17.99	14.47	.125
Third Quarter	14.89	12.60	.125
Fourth Quarter	14.00	12.45	.125

Fiscal 2004
First Quarter	$18.74	$16.24	$.125
Second Quarter	22.10	18.00	.125
Third Quarter	21.25	13.15	.125
Fourth Quarter	17.89	13.70	.125

The stated high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

TABLE OF CONTENTS

BCSB Bankcorp, Inc.	(i	)
Market Information	(i	)
Letter to Stockholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	F-2
Corporate Information	Inside Back Cover

Dear Fellow Stockholder,

Our company’s financial results for the year ending September 30, 2005 are detailed on the pages that follow. New offices and a new data processing system had a major impact on those results.

In November 2005, the bank successfully completed its previously announced change in data processors. We recognized one-time charges during the fiscal year ending in September 2005 necessary to make the change. I can confidently report that we have an improved data processing system and are beginning to realize the anticipated improvements in efficiency. Cost savings should have a positive impact on 2006 operations.

Two new offices were opened during the year. Our Sparks location opened in January 2005 and Honeygo opened in February 2005. I am happy to report deposit growth is meeting our expectations. As I write this letter, we are days away from the opening of our 18th office in Owings Mills. It is located on Lakeside Boulevard in the Lakeside Village Shopping Center.

With these substantial changes in our operations, we began a thorough review of our operations during the year. We are beginning to see some of the results of that initial review. The largest component of our operating expenses is related to personnel costs. In consideration of all that occurred throughout the year, we were able to consolidate 13 positions throughout the bank. With the staffing requirements of our new offices, the actual work force only increased by a net of three positions this past year. Our efforts to control costs are on-going.

Very truly yours,

/S/ GARY C. LORADITCH
Gary C. Loraditch
President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Consolidated Financial Condition Data

	At September 30,
	2005	2004	2003	2002	2001
	(In Thousands)
Total assets	$812,745	$773,618	$668,198	$587,065	$390,883
Loans receivable, net	454,347	386,136	365,055	396,617	268,010
Investment securities:
Available for sale	151,386	158,948	121,290	45,083	23,969
Held to maturity	1,995	2,497	2,500	4,496	18,494
Mortgage-backed securities
Available for sale	112,120	144,260	116,204	60,411	11,442
Held to maturity	26,470	26,631	18,394	33,691	41,655
FHLB stock	8,060	6,105	3,305	3,940	1,834
Deposits	597,669	580,622	551,929	498,785	325,786
FHLB advances	144,796	120,920	32,268	26,968	17,800
Trust Preferred Securities	—	—	22,500	12,500	—
Junior Subordinated Debentures	23,197	23,197	—	—	—
Stockholders’ equity	42,040	44,129	44,768	45,306	42,730

Selected Consolidated Operations Data

	For the Years Ended September 30,
	2005	2004	2003	2002	2001
	(In Thousands)
Interest income	$36,223	$32,234	$33,167	$28,480	$24,348
Interest expense	20,384	16,362	16,107	14,946	14,240

Net interest income	15,839	15,872	17,060	13,534	10,108
Provision for loan losses	168	487	1,359	509	332

Net interest income after provision for loan losses	15,671	15,385	15,701	13,025	9,776
Other income	1,855	1,379	1,587	1,053	738
Non-interest expense	16,814	15,735	15,336	11,363	10,330

Income before income taxes	712	1,029	1,952	2,715	184
Income tax provision	111	144	655	984	79

Net income	$601	$885	$1,297	$1,731	$105

Net income per share of Common Stock
Basic	$.10	$.15	$.23	$.31	$.02

Diluted	$.10	$.15	$.22	$.30	$.02

Cash dividend declared per share	$.50	$.50	$.50	$.50	$.50

Key Operating Ratios:

	At or for the Year Ended September 30,
	2005	2004	2003	2002	2001
Performance Ratios:
Return on average assets (net income divided by average total assets)	.08%	.12%	.21%	.37%	.03%
Return on average equity (net income divided by average equity)	1.40	2.03	2.94	4.01	.25
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.16	2.43	2.81	2.94	2.58
Net interest margin (net interest income divided by average interest-earning assets)	2.15	2.41	2.90	3.15	2.99
Ratio of average interest-earning assets to average interest-bearing liabilities	99.68	99.48	103.38	105.92	109.70
Ratio of non-interest expense to average total assets	2.12	2.20	2.46	2.46	2.90
Dividend payout ratio (dividend declared per share divided by net income per share)	500.00	333.33	217.39	161.29	2,500.00
Asset Quality Ratios:
Nonperforming assets to total assets at end of period	.09	.11	.09	.28	.08
Nonperforming loans to gross loans at end of period	.15	.21	.08	.33	.08
Allowance for loan losses to gross loans at end of period	.57	.63	.70	.55	.55
Allowance for loan losses to nonperforming loans at end of period	372.09	296.67	899.33	158.09	653.97
Provision for loan losses to gross loans	.03	.12	.12	.12	.12
Net charge-offs to average loans outstanding	.00	.16	.22	.09	.07
Capital Ratios:
Equity to total assets at end of period	5.17	5.70	6.70	7.72	10.91
Average equity to average assets	5.42	6.08	7.09	8.61	12.04

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

Critical Accounting Policies and Estimates

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

Securities are evaluated periodically to determine whether a decline in their value is other than temporary. The term “other than temporary” is not intended to indicate a permanent decline in value. Rather, it means that the prospects for near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Management reviews criteria such as the magnitude and duration of the decline, as well as the reasons for the decline, to predict whether the loss in value is other than temporary. Once decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

The Company currently applies the disclosure only provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123, see note 1 to the consolidated financial statements. In December 2004, the FASB published Statement of Financial Accounting Standard (“SFAS”) 123 (revised 2004). “Share-Based Payment” (“SFAS 123R” or the “Statement”) SFAS 123R requires that compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Statement is effective at the beginning of the first fiscal quarter 2006. The impact of this statement on the Company in 2006 and beyond will depend upon various factors, among them being the Company’s future compensation strategy. The pro forma compensation cost presented in note 1 to the consolidated financial statements and in prior filings for the Company have been calculated using the Black-Scholes option pricing model and may not be indicative of amounts that should be expected in future periods, however we estimate the expense associated with options that vest during the year ended September 30, 2006 to be approximately $33,000.

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

Data Processing

The Company has entered into a long-term contract with a data service provider beginning in November 2005. The Company anticipates net savings over the next six years of approximately $2.8 million. The actual number could be more or less depending on the activity and the number of accounts serviced. However, the Bank experienced a one time expense of approximately $420,000 before taxes due to the cancellation of the Electronic Banking portion of the existing contract.

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

Market Risk

Management measures the Bank’s interest rate risk by computing estimated changes in the net portfolio value (“NPV”) of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on the Bank’s NPV of sudden and sustained increases and decreases in market interest rates. The Bank’s Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank’s estimated NPV in the event of 1%, 2% and 3% increases in market interest rates, and in the event of a 1%, decrease in market interest rates. The following table presents the Bank’s projected change in NPV for the various rate shock levels at September 30, 2005. All changes meet the Bank’s policy requirements.

Change in Rates	Net Portfolio Value			NPV as % of PV of Assets
	$ Amount	$ Change (1)	% Change (2)	NPV Ratio (3)	Change (4)
	(Dollars in Thousands)
+300 bp	$33,224	$-39,256	-54%	4.39%	-448	bp
+200 bp	46,363	-26,117	-36	5.97	-290	bp
+100 bp	59,731	-12,748	-18	7.49	-138	bp
0 bp	72,479			8.87
-100 bp	78,975	6,496	9	9.48	61	bp
-200 bp	83,033	10,553	15	9.81	95	bp

(1)	Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.

(2)	Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.

(3)	Calculated as the estimated NPV divided by average total assets.

(4)	Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

*** Risk Measures: 200 bp rate shock***

	At September 30,
	2005		2004
Pre-Stock NPV Ratio: NPV as % of PV of Assets	8.87%		9.08%
Exposure Measure: Post Shock NPV Ratio	5.97		6.04
Sensitivity Measure: Change in NPV Ratio	290	bp	304	bp

The above table indicates that at September 30, 2005, in the event of sudden and sustained increases in prevailing market interest rates, the Bank’s NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing market interest rates, the Bank’s NPV would be expected to increase, by a much smaller amount than if there were an increase in interest rates. The Bank’s Board of Directors reviews the Bank’s NPV position quarterly, and, if estimated changes in NPV are not within the targets established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved targets. At September 30, 2005, the Bank’s estimated changes in NPV were within the targets established by the Board of Directors.

NPV is calculated by the Office of Thrift Supervision (OTS) by using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended September 30, 2005, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

Average Balance, Interest and Average Yields and Rates

The following table sets forth certain information relating to the Company’s average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yield and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the years ended September 30, 2005, September 30, 2004 and September 30, 2003. Total average assets are computed using month-end balances.

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

	Year Ended September 30,
	2005			2004			2003
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)	$412,093	$24,286	5.89%	$364,260	$22,056	6.06%	$384,219	$25,949	6.75%
Mortgage backed securities	161,415	6,231	3.86	142,337	5,548	3.90	97,510	4,020	4.12
Investment securities and FHLB stock	162,138	5,637	3.48	143,689	4,552	3.17	84,162	2,896	3.44
Other interest-earning assets	2,578	69	2.68	7,471	78	1.04	22,131	302	1.36

Total interest earning assets	738,224	36,223	4.91	657,757	32,234	4.90	588,022	33,167	5.64
Bank Owned Life Insurance	12,242			11,912			—
Non-interest-earning assets	40,869			46,094			35,195

Total assets	$791,335			$715,763			$623,217

Interest-bearing liabilities:
Deposits	$589,849	$14,711	2.49%	$571,105	$13,553	2.37%	$530,021	$14,223	2.68%
FHLB advances short-term	53,632	1,471	2.74	23,141	323	1.40	24,588	1,224	4.98
FHLB advances long-term	72,056	2,738	3.80	43,000	1,400	3.26
Junior Subordinated Debentures	23,197	1,464	6.31	22,500	1,086	4.83	12,527	659	5.26
Other liabilities	1,864	0	0.00	1,449	0.00		1,648	1.06

Total interest-bearing liabilities	740,598	20,384	2.75	661,195	16,362	2.47	568,784	16,107	2.83

Non-interest-bearing liabilities	7,856			11,050			10,244

Total liabilities	748,454			672,245			579,028
Stockholders’ equity	42,881			43,518			44,189

Total liabilities and stockholders’ equity	$791,335			$715,763			$623,217

Net interest income		$15,839			$15,872			$17,060

Interest rate spread			2.16%			2.43%			2.81%

Net interest margin (2)			2.15%			2.41%			2.90%

Ratio of average interest-earning assets to average interest-bearing liabilities			99.68%			99.48%			103.38%

(1)	Includes nonaccrual loans.

(2)	Represents net interest income divided by the average balance of interest-earning assets.

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

	Year Ended September 30,
	2005 v. 2004				2004 v. 2003
	Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total
	(In Thousands)
Interest income:
Loans receivable	$2,930	$(619)	$(81)	$2,230	$(1,380)	$(2,651)	$138	$(3,893)
Mortgage-backed securities	748	(57)	(8)	683	1,842	(215)	(99)	1,528
Investment securities and FHLB stock	583	445	57	1,085	2,044	(227)	(161)	1,656
Other interest-earning assets	(52)	123	(80)	(9)	(200)	(71)	47	(224)

Total interest-earning assets	4,209	(108)	(112)	3,989	2,306	(3,164)	(75)	(933)
Interest expense:
Deposits	444	691	23	1,158	1,103	(1,645)	(128)	(670)
FHLB advances short-term	426	310	412	1,148	2,069	(584)	(987)	498
FHLB advances long-term	946	234	158	1,338
Subordinate Debentures	34	334	10	378	524	(54)	(43)	427
Other liabilities	0	0	0	0	0	(1)	0	(1)

Total interest-bearing liabilities	1,850	1,569	603	4,022	3,696	(2,284)	(1,158)	254

Change in net interest income	$2,359	$(1,677)	$(715)	$(33)	$(1,390)	$(880)	$1,083	$(1,187)

Comparison of Financial Condition at September 30, 2005 and 2004

During the twelve months ended September 30, 2005, the Company’s assets increased by $39.1 million, or 5.06% from $773.6 million at September 30, 2004 to $812.7 million at September 30, 2005. The Company’s interest bearing deposits in other banks decreased by $1.0 million or 38.8%, from $2.6 million at September 30, 2004 to $1.6 million at September 30, 2005. The Company’s investment portfolio available for sale decreased $7.5 million or 4.7%, from $158.9 million at September 30, 2004 to $151.4 million at September 30, 2005. The Company’s investment portfolio held to maturity decreased by $500,000, or 20.1% from $2.5 million at September 30, 2004 to $2.0 million at September 30, 2005. Loans receivable, net increased by $68.2 million, or 17.7%, from $386.1 million at September 30, 2004 to $454.3 million at September 30, 2005. The Company’s mortgage-backed securities available for sale decreased by $32.2 million, or 22.3%, from $144.3 million at September 30, 2004 to $112.1 million at September 30, 2005. The Company’s mortgage-backed securities held to maturity decreased by $161,000 or .60% from $26.6 million at September 30, 2004 to $26.5 million at September 30, 2005. In an effort to take advantage of the rising rate environment the Company has placed emphasis on short term loans such as variable rate commercial loans, automobile loans, home equity loans and short term mortgages. The Company increased commercial real estate loans by $10.4 million, or 16.1% from $64.6 million at September 30, 2004 to $75.0 million at September 30, 2005. The Bank updates its three year business plan every year as part of its budget process. The current plan calls for minimal growth until interest margins return to an amount sufficient to allow growth. An increase in deposits will be offset by decreases in levels of borrowings. New loans will be made to offset payments received on existing loans and securities. If payments received on loads exceed demand, than comparative securities may be purchased or borrowing further reduced.

Deposits increased by $17.1 million, or 2.9%, from $580.6 million at September 30, 2004 to $597.7 million at September 30, 2005. The increase in deposits was achieved through normal marketing efforts. The growth in deposits helped to fund loan demand. Advances from Federal Home Loan Bank of Atlanta increased by $23.9 million, or 19.7% from $120.9 million at September 30, 2004 to $144.8 million at September 30, 2005. The funds were used to fund loans.

Stockholders’ equity decreased by $2.1 million or 4.7%, from $44.1 million at September 30, 2004 to $42.0 million at September 30, 2005, which was partially attributable to the decrease in accumulated other comprehensive income of $2.1 million from a loss of $1.8 million at September 30, 2004 to a loss of $3.9 million at September 30, 2005. These unrealized losses are considered temporary as they reflect market values as of September 30, 2005 and are subject to change daily as interest rates fluctuate. This decrease is due to the adjustment for the available for sale securities recorded at market value in a rising rate environment and has no impact on the Bank’s regulatory capital.

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

Comparison of Operating Results for the Years Ended September 30, 2005 and 2004

Net Income: Net income decreased by $284,000, from $885,000 for the year ended September 30, 2004 to $601,000 for the year ended September 30, 2005. The decrease was due primarily to an increase in interest expense of $4.0 million, or 24.6% from $16.4 million for the year ended September 30, 2004 to $20.4 million for the year ended September 30, 2005 and an increase in non-interest expenses of $1.0 million. This was partially offset by an increase in interest income and decreases in the provision for loan losses and income taxes.

Net Interest Income: Net interest income decreased by $33,000 or 0.2% from $15.9 million for the year ended September 30, 2004 to $15.8 million for the year ended September 30, 2005. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities and an increase in the average balance of interest bearing liabilities. Due to rising interest rates and deposits re-pricing faster than loans, the interest rate spread decreased 27 basis points from 2.43% for the year ended September 30, 2004 to 2.16% for the year ended September 30, 2005. The Company’s ratio of average interest-earning assets to average interest-bearing liabilities increased from 99.48% for the year ended September 30, 2004 to 99.68% for the year ended September 30, 2005. The Company’s spread has decreased due to the rising rates paid on borrowed funds and deposits not completely offset by rising rates for new loans. Improvements in spread should occur if long term interest rates rise and the Company has the resources from either re-pricing assets or new funds received to re-pay the borrowed funds.

Interest Income. Interest income increased by $4.0 million, or 12.4% from $32.2 million for the year ended September 30, 2004 to $36.2 million for the year ended September 30, 2005. Interest and fees on loans increased by $2.2 million, or 10.1%, from $22.1 million for the year ended September 30, 2004 to $24.3 million for the year ended September 30, 2005. This was primarily due to a increase in the average balance of loans receivable of $47.8 million from 364.3 million at September 30, 2004 to $412.1 at September 30, 2005, despite a decrease in the average yield earned on loans receivable of

17 basis points from 6.06% at September 30, 2004 to 5.89% at September 30, 2005. The increase in the average balance of loans was primarily attributable to the Bank having competitive rates and current economic conditions and management’s strategy to focus lending on variable rate commercial loans and short term home equity loans. The decrease in the average yield was attributable to the prevailing market rates in the economy. Interest on mortgage-backed securities increased by $683,000 or 12.3% from $5.5 million for the year ended September 30, 2004 to $6.2 million for the year ended September 30, 2005. This increase was primarily due to the increase in the average balance of mortgage-backed securities from $142.3 million at September 30, 2004 to $161.4 million at September 30, 2005. The actual balance of mortgage-backed securities decreased, however the average balance increased due to high balances at the beginning of the period. The increase in the average balance more than offset a decrease in the average rate from 3.9% at September 30, 2004 to 3.86% at September 30, 2005. Interest and dividends on investment securities increased by $1.0 million or 21.7% from $4.6 million for the year ended September 30, 2004 to $5.6 million for the year ended September 30, 2005. This was primarily due to an increase in the average balance of investments of $18.4 million, or 12.8% from $143.7 million for the year ended September 30, 2004 to $162.1 million for the year ended September 30, 2005. There was also an increase in the average yield on investments from 3.17% for the year ended September 30, 2004 to 3.48% for the year ended September 30, 2005 due to step up provisions on some investment securities.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense increased from $16.4 million for the year ended September 30, 2004 to $20.4 million for the year ended September 30, 2005 a change of $4.0 million or 24.6%. Interest on deposits increased $1.1 million from $13.6 million at September 30, 2004 to $14.7 million at September 30, 2005 due to a increase in the average yield on deposits of 12 basis points from 2.37% for the year ended September 30, 2004 to 2.49% for the year ended September 30, 2005. Also contributing to the increase in interest expense was an increase in the average balance of deposits of $18.7 million, or 3.3% from $571.1 million at September 30, 2004 to $589.8 million at September 30, 2005. The Company was able to increase its deposits through normal marketing efforts. Interest on short-term borrowings increased by $1.1 million or 355.4% for the year ended September 30, 2005. Interest on long-term borrowings increased by $1.3 million or 95.6% for the year ended September 30, 2005. This increase was primarily due to an increase of $59.5 million in the average balances of advances from the Federal Home Loan Bank of Atlanta during the year ended September 30, 2005. Also contributing to interest expense was interest on the Trust Preferred Securities/Junior Subordinated Debentures which increased by $378,000 from $1.1 million for the year ended September 30, 2004 to $1.5 million for the year ended September 30, 2005. This increase was due to the increase in the average yield paid on the Junior Subordinated Debentures from 4.83%, during 2004 to 6.31% during 2005.

Provision for Loan Losses: The Company’s significant accounting policies are set forth in Note 1 of Notes to Consolidated Financial Statements. Of these significant accounting policies, the Company considers its policy regarding the allowance for loan losses to be its most critical accounting policy and estimate, because it requires management’s most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company’s assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers that is not known to management at the time of the issuance of the consolidated financial statements.

The Company charges provisions for loan losses to earnings to maintain the total allowance for loan losses at a level management considers adequate to provide for probable loan losses existing within the loan portfolio as of the balance sheet date. In determining the provision, management considers prior loss experience, current economic conditions and the probability of these conditions affecting future loan performance. The Company made a provision for losses of $168,000 for the year ended September 30, 2005, as compared to $487,000 for the year ended September 30, 2004, representing a decrease of $319,000. This decrease was partially attributable to the decrease in historical chargeoffs, and loan delinquencies. Loan chargeoffs for the year ended September 30, 2005 were $392,000 as compared to $1.0 million for the year ended September 30, 2004, a decrease of $629,000. Loan recoveries were $383,000 for the year ended September 30, 2005 compared to $423,000 for the year ended September 30, 2004. Non performing loans at September 30, 2005 were $738,000 as compared to $872,000 at September 30, 2004. The total loss allowance allocated to loans is $2.7 million. In establishing such provisions, management considered an analysis of the risk inherent in the loan portfolio.

Other Income. Other income increased by $476,000, or 34.5% from $1.4 million for the year ended September 30, 2004 to $1.9 million for the year ended September 30, 2005. This increase in other income for the year ended September 30, 2005 was primarily attributable to a one time gain of $884,000 on investments due to the acquisition of Intrieve, the Bank’s data processing provider by Harland for cash. This was partially offset by an increase in the loss on repossessed assets of

$306,000 or 120.0% from $255,000 for the year ended September 30, 2004 to $561,000 for the year ended September 30, 2005.

Non-interest Expenses. Total non-interest expenses increased by $1.1 million, or 6.9%, from $15.7 million for the year ended September 30, 2004 to $16.8 million for the year ended September 30, 2005. The increase in non-interest expenses was primarily due to the increase in data processing fees of $635,000, from $1.6 million for the year ended September 30, 2004 to $2.2 million for the year ended September 30, 2005. This increase was due to the one-time penalty to terminate Intrieve’s existing electronic banking contract which did not expire at the same time as the other two data processing contract. Data processing cost are expected to decrease in the future due to savings realized due to the data processing conversion to Fiserve. Salaries and related expenses also increased by $340,000, or 3.9%. Occupancy expense also increased by $140,000, from $1.8 million for the year ended September 30, 2004 to $2.0 million for the year ended September 30, 2005. This was mainly due to the opening of two offices and normal increases in rent and electricity. These increases were partially offset by a decreases in advertising expense. Advertising expense decreased by $228,000 or 26.2%, from $870,000 for the year ended September 30, 2004 to $642,000 for the year ended September 30, 2005. This decrease was due to a change in the advertising mix during the period. The Bank initiated several cost cutting strategies in 2005. Certain positions were eliminated during the year allowing for the hiring of staff in the two offices opened and one planned for 2005 with a minimum increase in the workforce. Employee benefits were adjusted to be less costly while still offering complete benefits. In December 2005, the Bank ceased its indirect lending operations due to the current interest rate environment. The loan rates necessary to compete in this market made for marginal profitability. This allowed for less staffing in this area.

Income Taxes. The Company’s income tax expense was $111,000 and $144,000 for the year ended September 30, 2005 and 2004, respectively. The Company’s effective tax rates were 15.6% and 14.0% for the year ended September 30, 2005 and 2004, respectively. The increase in the effective tax rate was primarily attributable to the Bank’s earning taxable income from the gain on sale of investments.

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

At September 30, 2005, the Bank exceeded all regulatory minimum capital requirements. For information regarding the Bank’s retained earnings as reported in its financial statements at September 30, 2005 to its tangible, core and risk-based capital levels and a comparison of regulatory requirements, see Note 14 of Notes to Consolidated Financial Statements.

In June, 2002, the company issued $12,887,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust I (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.65% over the three month LIBOR rate, and resets quarterly, the rate was 7.25% and 5.67% at September 30, 2005 and 2004 respectively.

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

In September, 2003, the company issued $10,310,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust II (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.00% over the three month LIBOR rate, and resets quarterly, the rate was 6.60% and 4.60% at September 30, 2005 and 2004 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust II. BCSB Bankcorp Capital Trust II issued $10,000,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust II obligations under the preferred securities. The Preferred securities are redeemable by the Company on or after October 7, 2008 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

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

The primary investing activities of the Company are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 2005, 2004, and 2003, the Bank had $193.9 million, $148.6 million and $159.2 million respectively, of loan originations. During the years ended September 30, 2005, 2004 and 2003, the Company purchased investment securities in the amounts of $11.5 million, $77.8 million, and $161.1 million respectively, and mortgage-backed securities in the amounts of $15.9 million, $73.2 million, and $108.8 million respectively. The primary financing activity of the Company is the attraction of savings deposits.

The Company has other sources of liquidity if there is a need for funds. The Bank has the ability to obtain advances from the FHLB of Atlanta. In addition, the Company maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

The Bank’s average daily liquidity ratio for the month of September 2005 was approximately 43.5%. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, the Bank’s relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

The Company’s most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on the Company’s operating, financing and investing activities during any given period. At September 30, 2005, cash, interest-bearing deposits in other banks and federal funds sold totaled $21.7 million, $1.6 million and $238,000, respectively.

The Company anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 2005 totaled $173.3 million. Based on past experience, management believes that a significant portion of such deposits will remain with the Bank. The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank’s exposure to credit loss from nonperformance by the other party. The Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 2005, the Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $701,000, $29.1 million and $16.0 million, respectively. See Note 3 of Notes to Consolidated Financial Statements.

The Company announced a stock repurchase program on February 14, 2001. The company repurchased 864 shares at an aggregate cost of $14,000, 420 shares at an aggregate cost of $6,000 and 371 shares at an aggregate cost of $5,200 during the years ended September 30, 2003, 2004 and 2005 respectively.

In keeping with the Company’s stated policy, quarterly dividends were declared on November 24, 2004, February 23, May 26, and August 24, 2005 of 12.5¢ each. In keeping with Federal regulations, Baltimore County Savings Bank, M.H.C. (the “MHC”) applied for, and elected to waive receipt of, dividends from the Company as to its shares, which amounted to 3,754,960 shares as of December 1, 2005, or 63.5% of all outstanding shares of the Company’s common stock. The dividend rate is based in part on the Bank’s strong capital position (see Note 14 of Notes to Consolidated Financial Statements) and the flexibility of the mutual holding company structure whereby the MHC, with regulatory approval, has waived dividends otherwise payable to it. This has enabled the Bank to reward its public shareholders with a strong dividend stream while retaining sufficient capital to support Company operations, earnings growth and the Bank’s branch expansion business plan. The future payment of dividends is dependent upon the Company’s financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

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

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	September 30,
	2005	2004
	(Dollars in Thousands)
Commitments to originate new loans	$16,071	$7,616
Unfunded commitments to extend credit under existing equity line and commercial lines of credit	27,023	24,330
Commercial letters of credit	701	634

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

Contractual Obligations

The following table sets forth the Company’s contractual obligations as of September 30, 2005.

	Payments due by period
	(Dollars in Thousands)
	Less than 1 year	1 –3 Years	4 – 5 Years	Over 5 Years	Total
Time Deposits	$173,341	$179,172	$52,709	$—	$405,222
Long-term borrowings	81,150	46,000	17,000	—	144,150
Junior Subordinated Debenture	—	—	—	23,197	23,197
Lease Obligations	1,155	2,892	811	8,290	13,148

Total Contractual Cash Obligations	$255,646	$228,064	$70,520	$31,487	$587,717

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

Impact of New Accounting Standards

In November 2003, the Emerging Issues Task Force (the “EITF”) of the Financial Accounting Standards Board (the “FASB”) issued EITF Abstract 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-1”), effective for fiscal years ending after December 15, 2003. This abstract provides guidelines on the meaning of other-than-temporary impairment and its application to investments, in addition to requiring quantitative and qualitative disclosures in the financial statements. In March 2004, the EITF issued a Consensus on EITF 03-1 (the “Consensus”) requiring that the provisions of EITF 03-1 be applied to cost-method investments for annual periods ending after June 30, 2004. The Consensus also requires several additional disclosures for cost-method investments. The recognition and measurement guidelines provided by the Consensus were scheduled to take effect in reporting periods beginning after June 15, 2004. The FASB, however, has delayed the effective date for the requirement to record the impairment losses under EITF 03-1. The Company has implemented the guidelines of this Consensus (see Note 4). Adoption of the Consensus did not have a material impact on the Company’s financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS. 123R”), effective for the first reporting period that begins after June 15, 2005. SFAS 123R is a revision of SFAS 123, “Accounting for Stock-Based Compensation”. SFAS 123R eliminates the alternative to apply the Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” intrinsic value method of accounting for the cost of employee services received in exchange for an award of equity instruments. SFAS 123R provides for the initial measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair value of that award will be re-measured subsequently at each reporting date through the settlement date. In April 2005, the Securities and Exchange Commission (the “SEC”) announced the adoption of a new rule that amends the effective date of SFAS 123R. The effective date of the standard under these new rules for the Company’s consolidated financial statements is October 1, 2005. The Company is evaluating the requirements of implementation and plans to adopt the provisions beginning October 1, 2005. The Company expects the additional expense recorded in the consolidated financial statements to be approximately $33,000 for the year ended September 30, 2006 based on the options that are expected to vest on or after October 1, 2005.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), which provides guidance on the interaction between SFAS 123R and certain SEC rules and regulations. SAB 107 was issued to assist issuers in their initial implementation of SFAS 123R and to enhance the information received by investors and other users of the financial statements. The Company will consider the guidance provided by SAB 107 as it implements SFAS 123R by October 1, 2005

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This standard was effective for fiscal periods beginning after June 15, 2005. Management believes that the adoption of SFAS 153 will not have an impact on the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

BCSB Bankcorp, Inc.

Baltimore, Maryland

We have audited the consolidated statement of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2004, were audited by other auditors whose report dated November 30, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2005 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

December 2, 2005
Baltimore, Maryland

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2005	2004
	(dollars in thousands except per share data)
Assets
Cash	$21,713	$14,852
Interest bearing deposits in other banks	1,578	2,579
Federal funds sold	238	384

Cash and Cash Equivalents	23,529	17,815
Interest bearing time deposits	100	100
Investment securities, available for sale	151,386	158,948
Investment securities, held to maturity (fair value approximates $1,982)	1,995	2,497
Loans receivable, net of allowances of ($2,746), and ($2,587)	454,347	386,136
Mortgage backed securities, available for sale	112,120	144,260
Mortgage backed securities, held to maturity (fair value approximates $26,259)	26,470	26,631
Premises and equipment, net	10,782	9,240
Federal Home Loan Bank of Atlanta stock, at cost	8,060	6,105
Bank Owned Life Insurance	12,667	11,912
Goodwill and other intangible assets	2,592	2,656
Accrued interest and other assets	8,697	7,318

Total assets	$812,745	$773,618

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-Interest bearing	$24,653	$19,309
Interest-bearing	573,016	561,313

Total Deposits	597,669	580,622
Federal Home Loan Bank of Atlanta advances short-term	81,150	77,100
Federal Home Loan Bank of Atlanta advances long-term	63,646	43,820
Junior Subordinated Debentures	23,197	23,197
Other liabilities	5,043	4,750

Total liabilities	770,705	729,489

Commitments and contingencies (Notes 3, 5, 7, 8, 9, 10, 11, 12 and 13)
Stockholders’ Equity
Common stock (par value $.01 – 13,500,000 authorized,
5,912,177 and 5,899,173 shares issued and outstanding at September 30, 2005 and 2004, respectively)	59	59
Additional paid-in capital	21,247	20,969
Obligation under Rabbi Trust	1,238	1,222
Retained earnings	24,963	25,407
Accumulated other comprehensive (loss)	(3,878)	(1,755)
Employee Stock Ownership Plan	(410)	(593)
Stock held by Rabbi Trust	(1,179)	(1,180)

Total stockholders’ equity	42,040	44,129

Total liabilities and stockholders’ equity	$812,745	$773,618

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Years Ended September 30,
	2005	2004	2003
	(dollars in thousands except per share data)
Interest and fees on loans	$24,286	$22,056	$25,948
Interest on mortgage backed securities	6,231	5,548	4,020
Interest and dividends on investment securities	5,637	4,552	2,896
Other interest income	69	78	302

Total interest income	36,223	32,234	33,166

Interest on deposits	14,711	13,553	14,223
Interest on borrowings – short term	1,471	323	161
Interest on borrowings – long term	2,738	1,400	1,064
Other interest expense	1,464	1,086	659

Total interest expense	20,384	16,362	16,107

Net interest income	15,839	15,872	17,059
Provision for losses on loans	168	487	1,359

Net interest income after provision for losses on loans	15,671	15,385	15,700

Other Income
Loss on repossessed assets	(561)	(255)	—
Mortgage Banking Operations	1	(45)	300
Fees on transaction accounts	686	759	541
Gain from sale of investments and mortgage backed securities	884	22	284
Income from Bank Owned Life Insurance	454	487	—
Miscellaneous income	391	411	463

Total other income	1,855	1,379	1,588

Non-Interest Expenses
Salaries and related expense	9,150	8,810	8,439
Occupancy expense	1,961	1,821	1,642
Data processing expense	2,195	1,560	1,490
Property and equipment expense	1,151	1,115	1,288
Advertising	642	870	733
Telephone, postage and office supplies	579	580	623
Other expenses	1,136	979	1,121

Total non-interest expenses	16,814	15,735	15,336

Income before tax provision	712	1,029	1,952
Income tax provision	111	144	655

Net income	$601	$885	$1,297

Net Income Per Share of Common Stock
Basic	$0.10	$0.15	$0.23

Diluted	$0.10	$0.15	$0.22

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004, AND 2003

	Common Stock	Additional Paid-In Capital	Obligation Under Rabbi Trust	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Employee Stock Ownership Plan	Stock Held By Rabbi Trust	Total Stockholders’ Equity
	(dollars in thousands except per share data)
Balance – October 1, 2002	$59	$20,302	$1,157	$25,280	$665	$(960)	$(1,197)	$45,306
Compensation under stock based benefit plans	—	262	—	—	—	184	—	446
Exercised Options	—	102	—	—	—	—	—	102
Rabbi Trust Liability	—	—	86	—	—	—	—	86
Treasury stock purchased (864ares)	—	(14)	—	—	—	—	—	(14)
Cash dividends declared ($.50 per share)	—		—	(1,020)	—	—	—	(1,020)
Comprehensive Income
Net income for the year ended September 30, 2003	—	—	—	1,297	—	—	—	—
Net change in unrealized gains on investment securities and mortgage backed securities, net of tax of $903	—	—	—	—	(1,261)	—	—	—
Reclassification adjustment for gains gains included in net income on available for sale securities net of tax of $110	—	—	—	—	(174)	—	—	—
Comprehensive income	—	—	—	—	—	—	—	(138)

Balance – September 30, 2003	59	20,652	1,243	25,557	(770)	(776)	(1,197)	44,768
Compensation under stock based benefit plans	—	206	—	—	—	183	—	389
Exercised options	—	117	—	—	—	—	—	117
Rabbi Trust Liability	—	—	(4)	—	—	—	—	(4)
Distribution of stock for rabbi trust			(17)				17	—
Treasury stock purchased (420 shares)	—	(6)	—	—	—	—	—	(6)
Cash dividends declared ($.50 per share)	—	—	—	(1,035)	—	—	—	(1,035)
Comprehensive income
Net income for the year ended September 30, 2004	—	—	—	885	—	—	—	—
Net change in unrealized gains on investment securities and mortgage backed securities, net of tax of $612	—	—	—	—	(970)	—	—	—
Reclassification adjustments for gains included in net income on available for sale securities, net of tax of $7	—	—	—	—	(15)	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	(100)

Balance – September 30, 2004	59	20,969	1,222	25,407	(1,755)	(593)	(1,180)	44,129
Compensation under stock based benefit plans	—	168	—	—	—	183	—	351
Exercised options	—	115	—	—	—	—	—	115
Rabbi Trust Liability	—	—	44	—	—	—	(27)	17
Treasury stock purchased (371 shares)	—	(5)	—	—	—	—	—	(5)
Distribution of stock for Rabbi Trust	—	—	(28)	—	—	—	28	—
Cash dividends declared ($.50 per share)	—	—		(1,045)				(1,045)
Comprehensive Loss
Net income for the year ended September 30, 2005	—	—	—	601	—	—	—	—
Net change in unrealized gains (loss) on investment securities and mortgage backed securities, net of tax of $1,325	—	—	—	—	(2,131)	—	—	—
Reclassification adjustment for loss included in net income on available for sale securities, net of tax of $5	—	—	—	—	8	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	(1,522)

Balance– September 30, 2005	$59	$21,247	$1,238	$24,963	$(3,878)	$(410)	$(1,179)	$42,040

The accompany notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Years Ended September 30,
	2005	2004	2003
	(dollars in thousands)
Operating Activities
Net income	$601	$885	$1,297
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Gain on sale of investments and mortgage backed securities	(884)	(22)	(284)
Loans originated for sale	0	(3,201)	(12,227)
Proceeds from loans sold	0	3,491	12,324
Gain on loans sold	0	(42)	(344)
Amortization of deferred loan fees, net	(157)	(232)	(679)
Provision for losses on loans	168	487	1,359
Non-cash compensation under Stock-based Benefit Plan	351	389	446
Amortization of Premiums and Discounts, net	122	331	199
Provision for depreciation	890	898	986
Loss on disposal of premises and equipment	—	11	—
Loss on sale of repossessed assets	561	255	—
Income from bank owned life insurance	(452)	(487)	—
(Increase) decrease in accrued interest and other assets	(52)	(50)	506
Increase (decrease) in other liabilities	(444)	1,904	(69)
Increase (decrease) in obligation under Rabbi Trust	44	(4)	87

Net cash provided by operating activities	748	4,613	3,601

Cash Flows from Investing Activities
Purchase of Bank Owned Life Insurance	(303)	(11,425)	—
Purchase of investment securities – available for sale	(11,491)	(76,442)	(161,625)
Proceeds from maturities of investment securities – available for sale	2,000	21,130	69,800
Proceeds from sale of investment securities – available for sale	15,536	16,976	15,088
Purchases of investment securities – held to maturity	—	(2,498)	(500)
Proceeds from maturities of investment securities – held to maturity	500	2,500	2,500
Net (increase) decrease in loans	(69,217)	(22,322)	30,211
Purchase of mortgage backed securities – available for sale	(10,616)	(59,968)	(105,531)
Principal collected on mortgage backed securities	38,508	32,964	48,012
Proceeds from sale of mortgage backed securities- available for sale	8,351	2,704	18,093
Purchase of mortgage backed securities – held to maturity	(5,271)	(13,273)	(3,255)
Proceeds from sale of premises and equipment	—	15	—
Proceeds from sales of repossessed assets	422	362	—
Investment in premises and equipment	(2,432)	(937)	(1,582)
(Purchase) redemption of Federal Home Loan Bank of Atlanta Stock	(1,955)	(2,800)	635
(Decrease) increase in accounts payable Trade Date Securities	—	(13,998)	13,998

Net cash used by investing activities	(35,968)	(127,012)	(74,156)

BCSB BANKCORP, INC. AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For years ended September 30,
	2005	2004	2003
	(dollars in thousands)
Cash Flows from Financing Activities
Decrease in checks written in excess of bank balance	$—	$—	$(391)
Net increase in deposits	17,094	28,969	54,223
Net increase (decrease) in advances by borrowers for taxes and Insurance	752	111	(340)
Proceeds from Federal Home Loan Bank of Atlanta advances	383,600	210,127	14,000
Repayment of Federal Home Loan Bank of Atlanta advances	(359,550)	(121,277)	(8,500)
Acquisition of stock for Rabbi Trust	(27)	—	—
Proceeds from Junior Subordinated Debentures	—	—	10,000
Treasury stock purchased	(5)	(6)	(14)
Exercised Stock Options	115	117	102
Dividends paid	(1,045)	(1,035)	(1,020)

Net cash provided by financing activities	40,934	117,006	68,060

Increase (decrease) in cash equivalents	$5,714	$(5,393)	$(2,495)
Cash and cash equivalents at beginning of period	17,815	23,208	25,703

Cash and cash equivalents at end of period	$23,529	$17,815	$23,208

Supplemental Disclosure of Cash Flows Information:
Cash paid during the period for:
Interest	$20,258	$16,101	$16,157

Income taxes	$510	$220	$1,620

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation – BCSB Bankcorp, Inc. (the “Company”) owns 100% of the voting stock of Baltimore County Savings Bank, F.S.B. (the “Bank”). The Bank owns 100% of Ebenezer Road, Inc. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since date of acquisition. All intercompany transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products. Its operations are not material to the consolidated financial statements.

Reclassifications – Certain prior years’ amounts have been reclassified to conform to the current year’s method of presentation.

Business – The Company’s primary purpose is ownership of the Bank. The Bank’s primary business activity is the acceptance of deposits from the general public in its market area and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation – The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, valuations of foreclosed real estate, goodwill and intangible assets and other than temporary impairment of investment securities.

Investments and Mortgage Backed Securities – Investment securities in equity mutual funds, certain federal agency notes and mortgage backed securities may be held for an indefinite period of time. However, management may sell them in response to changes in interest rates or other similar factors and, accordingly, carries them at fair value. Other investment securities consisting of federal agency notes and bonds and mortgage backed securities are carried at cost, since management has the ability and intention to hold them to maturity. Amortization of related premiums and discounts are computed using the level yield method over the life of the security. Gains and losses on all investments and mortgage backed securities are determined using the specific identification method.

Restricted Stock Invesments

The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (“FHLB’) in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans Receivable – Loans receivable are stated at unpaid principal balances, less undisbursed portion of loans in process, unearned interest on consumer loans, deferred loan origination fees and the allowance for loan losses, since management has the ability and intention to hold them to maturity.

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

Loans Held for Sale – Loans held for sale are carried at lower of cost or market value in the aggregate. Market value is derived from secondary market quotations for similar instruments. Net unrealized losses are recognized through a valuation allowance by charges to income.

Allowance for Loan Losses – An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. Loans deemed to be uncollectible are charged against the allowance for loans losses and subsequent recoveries if any, are credited to the allowance. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the state of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

In accordance with the provisions of Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” (“SFAS No. 114”) as amended by SFAS No., 118 “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures”, collectively referred to as “Statement Nos. 114 and 118”, The Bank determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Bank expects to collect all amounts due, including past-due interest. The Bank generally considers a period of delay in payment to include delinquency up to and including 90 days. SFAS Nos. 114 and 118 require that impaired loans be measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

SFAS Nos. 114 and 118 are generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in non-accrual

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

status since loans are placed in non-accrual status on the earlier of the date that management determined that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past due.

The Bank recognized interest income for impaired loans consistent with its method for non-accrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

Foreclosed Real Estate – Real estate acquired through foreclosure is recorded at fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described above in Allowance for Loan Losses. In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal cost. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached. There was no provision for losses during the years ended September 30, 2005, 2004, and 2003.

Loan Servicing – The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated by calculating the net present values of the interest payments over the life of the loans. Impairment is determined on a loan by loan basis. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a loan exceed its fair value.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mortgage Servicing Rights – Following is an analysis of the change in mortgage servicing rights for loans originated and sold during the year and the unamortized balance and change in excess servicing fees from loans originated and sold in prior periods.

	2005	2004	2003
	(in thousands)
Balance October 1,	$178	$269	$172
Capitalized	—	47	190
Provision for losses on mortgage servicing rights	—	(74)	—
Amortization	(44)	(64)	(93)

Balance September 30,	$134	$178	$269

Premises and Equipment – Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

Income Taxes – Deferred income taxes are recognized for temporary differences between the financial reporting bases and income tax bases of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within the greater Baltimore metropolitan area. The Bank does not have any significant concentrations to any one industry or customer.

Earnings Per Share – Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator). For the years ended September 30, 2004, 2004, 2003 there were no option shares excluded from the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for the years ended September 30, 2005, 2004 and 2003 are as follows:

	2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in thousands except per share data)
Basic EPS
Income available to shareholders	$601	5,877	$0.10

Diluted EPS
Effect of dilutive shares	—	36	—

Income available to shareholders plus assumed conversions	$601	5,913	$0.10

	2004
Basic EPS
Income available to shareholders	$885	5,792	$0.15

Diluted EPS
Effect of dilutive shares	—	53	—

Income available to shareholders plus assumed conversions	$885	5,845	$0.15

	2003
Basic EPS
Income available to shareholders	$1,297	5,731	$0.23

Diluted EPS
Effect of dilutive shares	—	42	—

Income available to shareholders plus assumed conversions	$1,297	5,773	$0.22

Statement of Cash Flows – In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit and Federal Home Loan Bank of Atlanta time deposits with an original maturity date less than ninety days.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies - Continued

Employee Stock Ownership Plan- The Company accounts for its Employee Stock Ownership Plan (“ESOP”) in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. (See Note 11) ESOP shares are considered to be outstanding for the computation of EPS as they are committed to be released.

Advertising- All advertising costs are expensed as incurred.

Stock-Based Employee Compensation- At September 30, 2005, 2004 and 2003 the Company has four stock-based employee compensation plans which are described more fully in Notes 10, 11, 12, and 13. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No compensation cost is reflected in income for the granted options as all granted options had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	For Years Ended September 30,
(dollars in thousands except per share data)	2005	2004	2003
Net Income, as reported	$601	$885	$1,297
Add: Stock-based compensation included in the determination of net income as reported, net of tax	280	275	317
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of tax	(313)	(328)	(370)

Pro forma net income	$568	$832	$1,244

Earnings per share:
Basic-as reported	$0.10	$0.15	$0.23

Basic-pro forma	$0.10	$0.14	$0.22

Diluted-as reported	$0.10	$0.15	$0.22

Diluted-pro forma	$0.10	$0.14	$0.22

Segment Reporting- The Company acts as an independent community financial services provider, offering traditional banking and related financial services to individuals and business customers. The Bank offers a full array of commercial and retail financial services, through its branch and automated teller machine networks. This includes taking time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and providing other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and mortgage banking operations of the Bank. As such discrete financial information is not available and segment reporting would not be meaningful.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies - Continued

Guarantees- The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. The Company has $701,000 of standby letters of credit as of September 30, 2005. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as of September 30, 2005 for guarantees under standby letters of credit issued is not material.

Comprehensive Income- Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income are components of comprehensive income.

Goodwill- The Company accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. The Company annually assesses if events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired. The Company has evaluated Goodwill for impairment and found no change in the carrying amount of Goodwill. Goodwill was $2,294,000 at September 30, 2005 and 2004.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bank Owned Life Insurance – The Company purchased single-premium life insurance policies on certain employees of the Company. The net cash surrender value of those policies is classified in other assets. Appreciation in the value of the insurance policies is classified in non-interest income.

Core Deposit Intangible – The Company recognized a core deposit intangible as a result of the merger with WHG Bancshares Corporation. This deposit base is assumed to decay over time as funds are withdrawn by customers. In this regard the Company utilizes an approximate nine year life. Amortization is calculated using algebraic formulas taking into account current portfolio costs and the current short term LIBOR.

(dollars in thousands)	As of September 30, 2005	As of September 30, 2004
Core Deposit Intangible	$630	$630
Accumulated Amortization	330	268

Net Balance	$300	$362

Aggregate Amortization Expense
For the year ended September 30, 2005	$62
For the year ended September 30, 2004	$59
For the year ended September 30, 2003	$121
For the year ended September 30, 2002	$88
Estimated Amortization Expense
For the year ending September 30, 2006	$57
For the year ending September 30, 2007	59
For the year ending September 30, 2008	46
For the year ending September 30, 2009	36
For the year ending September 30, 2010	26

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements – In November 2003, the Emerging Issues Task Force (the “EITF”) of the Financial Accounting Standards Board (the “FASB”) issued EITF Abstract 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-1”), effective for fiscal years ending after December 15, 2003. This abstract provides guidelines on the meaning of other-than-temporary impairment and its application to investments, in addition to requiring quantitative and qualitative disclosures in the financial statements. In March 2004, the EITF issued a Consensus on EITF 03-1 (the “Consensus”) requiring that the provisions of EITF 03-1 be applied to cost-method investments for annual periods ending after June 30, 2004. The Consensus also requires several additional disclosures for cost-method investments. The recognition and measurement guidelines provided by the Consensus were scheduled to take effect in reporting periods beginning after June 15, 2004. The FASB, however, has delayed the effective date for the requirement to record the impairment losses under EITF 03-1. The Company has implemented the guidelines of this Consensus (see Note 4). Adoption of the Consensus did not have a material impact on the Company’s financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS 123R”), effective for the first reporting period that begins after June 15, 2005. SFAS 123R is a revision of SFAS 123, “Accounting for Stock-Based Compensation”. SFAS 123R eliminates the alternative to apply the Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” intrinsic value method of accounting for the cost of employee services received in exchange for an award of equity instruments. SFAS 123R provides for the initial measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair value of that award will be re-measured subsequently at each reporting date through the settlement date. In April 2005, the Securities and Exchange Commission (the “SEC”) announced the adoption of a new rule that amends the effective date of SFAS 123R. The effective date of the standard under these new rules for the Company’s consolidated financial statements is October 1, 2005. The Company is evaluating the requirements of implementation and plans to adopt the provisions beginning October 1, 2005. The Company expects the additional expense recorded in the consolidated financial statements to be approximately $33,000 for the year ended September 30, 2006 based on the options that are expected to vest on or after October 1, 2005.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), which provides guidance on the interaction between SFAS 123R and certain SEC rules and regulations. SAB 107 was issued to assist issuers in their initial implementation of SFAS 123R and to enhance the information received by investors and other users of the financial statements. The Company will consider the guidance provided by SAB 107 as it implements SFAS 123R by October 1, 2005

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This standard was effective for fiscal periods beginning after June 15, 2005. Management believes that the adoption of SFAS 153 will not have an impact on the Company’s financial statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Investment Securities

The amortized cost and estimated fair values of investment securities are as follows as of September 30, 2005 and 2004.

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:
September 30, 2005
US Government and Agency obligations	$118,697	$—	$(2,254)	$116,443
Equity investment in Mutual funds	36,238	—	(1,295)	34,943

	$154,935	$—	$(3,549)	$151,386

Held to Maturity:
September 30, 2005
US Government and Agency obligations	$1,995	$—	$(13)	$1,982

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:
September 30, 2004
US Government and Agency obligations	$125,303	$93	$(606)	$124,790
Equity investment in Mutual funds	34,762	—	(604)	34,158

	$160,065	$93	$(1,210)	$158,948

Held to maturity:
September 30, 2004
US Government and Agency obligations	$2,497	$12	$(13)	$2,496

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Investment Securities - Continued

The following is a summary of investment securities by maturity:

	September 30, 2005
(in thousands)	Amortized Cost	Fair Value
Available for sale:
US Government and Agency obligations
Due within 12 months	$4,501	$4,434
Due beyond 12 months by within five years	81,223	79,670
Due beyond five years but within ten years	27,982	27,429
Due beyond ten years	4,991	4,910
Equity investments in mutual funds	36,238	34,943

	$154,935	$151,386

Held to Maturity:
US Government and Agency obligations
Due within 12 months	$500	$499
Due beyond 12 months by within five years	500	497
Due beyond five years but within ten years	995	986

	$1,995	$1,982

Proceeds from sales of available for sale securities during the year ended September 30, 2005 were $15,536,000. Net gains amounted to $865,000 for the year ended September 30, 2005. This consisted of gross gains of $898,000 and gross losses of $33,000. The tax provisions applicable to these net realized gains amounted to $334,000.

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

Investments pledged as collateral have a cost of $4.6 million and a fair value of $4.5 million as of September 30, 2005. The only issues over 10% of capital as of September 30, 2005 and 2004 are government sponsored agencies.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Loans Receivable

Loans receivable at September 30, 2005 and 2004 consist of the following:

	September 30,
(in thousands)	2005	2004
Single-family residential mortgages	$195,203	$179,010
Single-family rental property loans	26,914	19,257
Commercial real estate loans	75,034	64,615
Construction loans	53,755	23,225
Commercial loans secured	1,869	800
Commercial loans unsecured	538	545
Commercial lease loans	3,300	1,300
Commercial lines of credit	16,463	16,038
Automobile loans	88,287	88,122
Home equity loans	17,901	15,629
Other consumer loans	3,377	3,265

	482,641	411,806
Add – purchase accounting premiums, net	665	950
Less – undisbursed portion of loans in process	(16,874)	(13,764)
- unearned interest	(9,067)	(10,002)
- deferred loan origination fees and costs	(272)	(267)
- allowance for loans losses	(2,746)	(2,587)

	$454,347	$386,136

The following is a summary of the allowance for loan losses:

	Years Ended September 30,
(in thousands)	2005	2004	2003
Balance – beginning of year	$2,587	$2,698	$2,199
Provision for losses on loans	168	487	1,359
Charge-offs	(392)	(1,021)	(1,239)
Recoveries	383	423	379

Balance – end of year	$2,746	$2,587	$2,698

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

A significant portion of the Bank’s loans receivable include, mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 97% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 90%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Automobile loans are secured by vehicles and home equity loans are secured by subordinated liens on real estate properties. Repayments of automobile loans and home equity loans are expected primarily from the cash flows of the borrowers.

Non-accrual loans totaled approximately $738,000 and $872,000 and $300,000 at September 30, 2005, 2004 and 2003, respectively. There were no impaired loans as defined by SFAS No. 114 at September 30, 2005, 2004 and 2003. There was no interest income recognized on impaired loans during these periods. The Bank was not committed to fund additional amounts on these loans.

Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

	Years Ended September 30,
(in thousands)	2005	2004	2003
Interest income that would have been recognized	$66	$83	$23
Interest income recognized	29	28	7

Interest income not recognized	$37	$55	$16

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

	September 30,
(in thousands)	2005	2004
Beginning balance	$922	$1,009
New loans	29	69
Loan repayments	(30)	(156)

Ending balance	$921	$922

The Bank services loans for others. The amount of such loans serviced at September 30, 2005 and 2004 was $21,520,000 and $21,517,000, respectively. At September 30, 2005 and 2004, the balance of loans sold by the Bank with recourse amounted to $0 and $82,000, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicings were approximately $73,000 and $85,000 at September 30, 2005 and 2004, respectively.

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

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Instruments Whose Contract Amounts Represents Credit Risk

	Contract Amount at,
(in thousands)	September 30, 2005	September 30, 2004
Standby letters of credit	$701	$634
Commercial lines of credit	$7,002	$3,403
Home equity lines of credit	$20,021	$20,927
Loan commitments, fixed rates	$14,019	$6,616
Loan commitments, variable rates	$2,052	$1,000

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

Rates on mortgage loan commitments for fixed rate loans ranged from 4.87% to 6.49% and 5.00% to 6.13% at September 30, 2005 and 2004, respectively. There were no mortgage loan commitments for variable rate loans at September 30, 2005 and 2004. Rates on home equity loan commitments for fixed rate loans ranged from 4.96% to 6.48% and 4.36% to 5.48% at September 30, 2005 and 2004, respectively. Rates on home equity loan commitments for variable rate loans were at prime and .25% over prime at September 30, 2005.

Rates on commercial loan commitments for fixed rate loans ranged from 6.20% to 10.00% at September 30, 2005. Rates on commercial loan commitments for variable rate loans ranged from 1.00% over prime to 1.5% over prime at September 30, 2005. Rates on commercial loan commitments for fixed rate loans ranged from 6.13% to 9.00% at September 30, 2004. Rates on commercial loan commitments for variable rate loans ranged from 1.0% over prime to 1.5% over prime at September 30, 2004.

No amount was recognized in the statement of financial position at September 30, 2005 and 2004, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

The Bank grants loans to customers, substantially all of whom are residents of the Metropolitan Baltimore and Harford County areas.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Mortgage Backed Securities

The amortized cost and estimated fair values of mortgage backed securities are as follows as of September 30, 2005 and 2004:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:
September 30, 2005
GNMA certificates	$9,574	$—	$(120)	$9,454
FNMA certificates	76,655	—	(1,870)	74,785
FHLMC participating certificates	28,648	—	(767)	27,881

	$114,877	$—	$(2,757)	$112,120

September 30, 2004
GNMA certificates	$19,104	$43	$(144)	$19,003
FNMA certificates	87,088	121	(1,215)	85,994
FHLMC participating certificates	39,812	38	(587)	39,263

	$146,004	$202	$(1,946)	$144,260

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity
September 20, 2005
GNMA certificates	$4,322	$96	$(1)	$4,417
FNMA certificates	14,904	45	(260)	14,689
FHLMC participating certificates	7,244	42	(133)	7,153

	$26,470	$183	$(394)	$26,259

September 30, 2004
GNMA certificates	$4,735	$180	$(1)	$4,914
FNMA certificates	18,585	141	(153)	18,573
FHLMC participating certificates	3,311	101	(4)	3,408

	$26,631	$422	$(158)	$26,895

Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2005 were $8,351,000. Net gains amounted to $19,000 for the year ended September 30, 2005. This consisted of gross gains of $30,000 and gross losses of $11,000. The tax provision applicable to these net realized gains was $7,000.

Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2004 were $2,704,000. Net gains amounted to $16,000 for the year ended September 30, 2004. This consisted of gross gains of $17,000 and gross losses of $1,000. The tax provision applicable to these net realized gains was $6,000.

Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2003 were $18,093,000. Net gains amounted to $232,000 for the year ended September 30, 2003. This consisted of gross gains of $232,000 and gross losses of $0. The tax provision applicable to these net realized gains was $90,000.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Mortgage Backed Securities - continued

Below are schedules of both investment securities and mortgage backed securities with unrealized losses as of September 30, 2005 and the length of time the individual security has been in a continuous unrealized loss position. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on September 30, 2005 and are subject to change daily as interest rates fluctuate. The Company has the ability and intent to hold these securities until the earlier of recovery or maturity.

	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$47,484	$(668)	$96,805	$(1,599)	$144,289	$(2,267)
Mortgage-backed securities	44,126	(740)	83,596	(2,411)	127,722	(3,151)
Equity securities	—	—	34,943	(1,295)	34,943	(1,295)

Total temporarily impaired Securities	$91,610	$(1,408)	$215,344	$(5,305)	$306,954	$(6,713)

At September 30, 2005 the Company has three-hundred twenty seven securities in an unrealized loss position. The decline in fair value is due to interest rate fluctuations.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Premises and Equipment

Premises and equipment at September 30, 2005 and 2004 are summarized by major classification as follows:

	September 30,
(in thousands)	2005	2004	Life
Office Building	$8,079	$6,568	50 Years
Leasehold improvements	1,164	1,161	7-31 Years
Furniture, fixtures and equipment	8,058	7,258	10 Years

	17,301	14,987
Accumulated depreciation	(6,519)	5,747

	$10,782	$9,240

The Bank has entered into long-term leases for the land on which the main office and branches are located. Rental expense under long-term leases for property for the years ended September 30, 2005, 2004 and 2003 was $990,000, $943,000, and $811,000, respectively. At September 30, 2005, minimum rental commitments under noncancellable leases are as follows:

Years Ended September 30,	Amount
(in thousands)
2006	$1,155
2007	1,135
2008	981
2009	776
2010	811
After 2010	8,290

$13,148

Note 6 – Deposits

Deposits are summarized as follows at September 30, 2005 and 2004:

	2005		2004
(dollars in thousands)	Amount	%	Amount	%
Type of Account
NOW	$38,844	6.50%	$36,560	6.29%
Non-interest bearing NOW	24,653	4.12	19,309	3.33
Money market	12,180	2.04	15,356	2.64
Passbook savings	116,693	19.53	117,379	20.22
Certificates	405,222	67.80	391,894	67.50
Purchase accounting premiums, net	18	—	80.01

	597,610	99.99	580,578	99.99
Accrued interest payable	59.01		44.01

	$597,669	100.00%	$580,622	100.00%

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Deposits - Continued

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $129,888,000 and $118,625,000 at September 30, 2005 and 2004, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund of the FDIC. The Bank has approximately $1.0 million in securities pledged as collateral for deposits held by Maryland government entities.

At September 30, 2005, scheduled maturities of certificates of deposit are as follows:

(in thousands)
2006	$173,341
2007	80,182
2008	54,950
2009	44,040
2010	52,639
Thereafter	70

$405,222

Interest expense on deposits for the years ended September 30, 2005, 2004 and 2003 is as follows:

(in thousands)	2005	2004	2003
NOW	$123	$191	$266
Money market	132	128	161
Passbook savings	1,107	1,037	2,129
Certificates	13,349	12,197	11,667

	$14,711	$13,553	$14,223

Note 7 – Federal Home Loan Bank of Atlanta Advances

The Bank has the following outstanding Federal Home Loan Bank advances as of September 30:

	2005			2004
(dollars in thousands)	Rate		Total	Rate		Total
Due
2005			$—	1.64	%-6.60%	$77,100
2006	3.28	%-4.23%	81,150	1.62	%-1.62%	25,000
2007	3.00	%-3.66%	35,000			—
2008	4.34	%-5.51%	11,000	4.89	%-5.51%	9,000
2009	4.44	%-4.89%	8,000			—
2010	6.33	%-	9,000	6.33%		9,000
2011 and thereafter			—			—
Purchase accounting premiums			646			820

Total			$144,796			$120,920

The Bank has variable rate advances totaling $31,150,000 with interest rates ranging from 3.59% to 4.16% and fixed rate advances totaling $113,000,000 with rates ranging from 3.00% to 6.33%.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Federal Home Loan Bank of Atlanta Advances - continued

The Bank has a line of credit with the Federal Home Loan Bank of Atlanta equal to 20% of total assets. This line is secured by blanket floating lien on eligible 1-4 family residential loans, and eligible commercial loans. At September 20, 2005, the Bank had an available unused line of credit of $15.0 million. The line of credit requires no compensating balances.

Note 8 – Junior Subordinated Debentures

In June, 2002, the Company issued $12,887,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust I (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.65% over the three month LIBOR rate, and resets quarterly, the rate was 7.25% and 5.67% at September 30, 2005 and 2004 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust I. BCSB Bankcorp Capital Trust I issued $12,500,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust I obligations under the preferred securities. The Preferred securities are redeemable by the Company on or after June 30, 2007 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

In September, 2003, the Company issued $10,310,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust II (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.00% over the three month LIBOR rate, and resets quarterly, the rate was 6.60% and 4.60% at September 30, 2005 and 2004 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust II. BCSB Bankcorp Capital Trust II issued $10,000,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust II obligations under the preferred securities. The Preferred securities are redeemable by the Company on or after October 7, 2008 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

Note 9 – Pension Plan

The Bank has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of $14,000 for 2005. The Bank is obligated to contribute 100% of the employee’s contribution, not to exceed 6% of the employee’s annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank’s contribution to this plan amounted to $253,000, $282,000, and $306,000 for the years ended September 30, 2005, 2004 and 2003, respectively.

Note 10 – Directors Retirement Plan

On October 1, 2004, the Director’s Retirement Plan was amended. The Company’s retirement plan allows directors to defer directors’ fees into Company stock, and will be paid out by delivering only Company stock to the participants, or they can defer their fees into a phantom investment vehicle which allows them to get a return based upon the mutual fund market.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Employee Stock Ownership Plan

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

The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of the debt service. The compensation costs for the years ended September 30, 2005, 2004 and 2003 were $329,000, $341,000, and $264,000, respectively.

The ESOP shares were as follows as of September 30:

	2005	2004
Shares released and allocated	141,766	124,865
Unearned shares	41,164	58,065

	182,930	182,930

Fair value of unearned shares	$563,535	$969,686

Note 12 – Management Recognition Plan

On July 15, 1999, the Bank established a Management Recognition Plan (“MRP”) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of stock, which will be held in a separate trust that manages the MRP. The Bank funded the MRP by purchasing the shares of common stock in the open market. The Bank initially awarded an aggregate of 45,600 shares of common stock. During the year ended September 30, 2002 the Bank awarded an additional 26,500

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Management Recognition Plan - continued

shares, and intends to reserve the remaining 19,364 shares for possible future awards. Shares awarded to the participants in the MRP vest at a rate of 25% per year on each anniversary of the effective date of the MRP award. As of September 30, 2005, and 2004, 65,475, and 58,850 shares have vested respectively. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares. Compensation expense in the amount of the fair market value of the common stock at the date of the grant is recognized on a pro-rata basis over the years during which the shares are earned. Compensation expense of $53,300, $52,000, and $127,000 was recognized for the MRP for the years ended September 30, 2005, 2004 and 2003, respectively.

Note 13 – Stock Option Plan

The Company has a Stock Option Plan (the “Plan”) whereby 228,660 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Qualified Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. There were 76,500 options granted during the year ended September 30, 2002. No options were granted during the years ended September 30, 2005, 2004, and 2003.

The following table summarizes the status of and changes in the Company’s stock option plan during the past three years.

At September 30, 2005 there were 37,500 shares with an exercise price of $8.00 and a weighted average contractual life of 5.75 years and 71,750 shares with an exercise price of $11.375 and a weighted average contractual life of 8.47 years. The total exercisable shares of 90,124 have a weighted average contractual life of 6.92 years.

	Shares	Weighted Average Exercise Price
Outstanding at October 1, 2002	149,000	$9.71
Options exercised	(12,375)	8.24
Granted	—	—

Outstanding at September 30, 2003	136,625	$9.87
Options exercised	(14,000)	8.49
Granted	—

Outstanding at September 30, 2004	122,625	$10.05
Options exercised	(13,375)	8.90
Granted	—	—

Outstanding at September 30, 2005	109,250	$10.22

Exercisable at September 30, 2005	90,124	$9.97

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Stock Option Plan - continued

The Company estimated the grant date fair value of each option awarded in fiscal 2002 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 4.08%, risk-free interest rate of 4.49% and expected lives of 10 years. The assumption for expected volatility was 32.63%. The estimated fair value of each option granted was $2.80. No additional options have been granted since May 2002.

Note 14 – Regulatory Capital

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2005, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

The following table presents the Bank’s capital position based on the September 30 financial statements and the current capital requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(dollars in thousands)
September 30, 2005
Tangible (1)	$55,325	6.89%	$12,051	1.5%	$	N/A	N/A	%
Tier I capital (2)	55,325	12.58	N/A	N/A		26,395	6.0
Core (1)	55,325	6.89	32,138	4.0		40,172	5.0
Risk-weighted (2)	57,534	13.08	35,194	8.0		43,992	10.0

September 30, 2004
Tangible (1)	$52,744	6.94%	$11,393	1.5%	$	N/A	N/A	%
Tier I capital (2)	52,744	14.49	N/A	N/A		21,839	6.0
Core (1)	52,744	6.94	30,381	4.0		37,977	5.0
Risk-weighted (2)	54,789	15.05	29,118	8.0		36,398	10.0

(1)	To adjust total assets

(2)	To risk-weighted assets

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Regulatory Capital - continued

The OTS has adopted an interest rate risk component of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank’s interest rate risk exposure, measured by the decline in the market value of the Bank’s net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 2005, the Bank is not subject to the interest rate risk requirement.

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

As of December 2, 2005 the Bank expects in the near future to formally enter into a Supervisory Agreement with the Office of Thrift Supervision (“OTS”). The entry into the Supervisory Agreement was based on the Bank’s 2005 report of examination in which the OTS concluded that grounds existed for the initiation of administrative proceedings against the Bank. Without admitting or denying that such grounds existed, the Bank determined to enter into the Supervisory Agreement to cooperate with the OTS and as evidence of the Bank’s intent to comply with all applicable laws and regulations and engage in safe and sound practices.

Note 15 – Income Taxes

The income tax provision consists of the following for the years ended September 30, 2005, 2004 and 2003:

	2005	2004	2003
	(dollars in thousands)
Current expense	$242	$348	$657
Deferred benefit	(131)	(204)	(2)

Total tax expense	$111	$144	$655

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2005 and 2004 are as follows:

	2005	2004
Deferred Tax Assets:
ESOP and MRP	$44	$44
Deferred compensation	572	510
Allowance for loan losses	1,061	999
Allowance for uncollected interest	14	21
Unrealized holding losses on securities	2,429	1,104

Total gross deferred tax assets	4,120	2,678
Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	(209)	(209)
Depreciation	(395)	(547)
Market value change in Rabbi Trust assets	(68)	(68)
Purchase accounting premiums, net	(4)	(31)

Total gross deferred tax liabilities	(676)	(855)

Net Deferred Tax Assets	$3,444	$1,823

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amount computed by applying the statutory federal income tax rate to income before taxes is greater than the taxes provided for the following reasons:

	For the Years Ended September 30,
	2005		2004		2003
(dollars in thousands)	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Statutory federal income tax rate	$242	34.00%	$350	34.00%	$663	34.00%
Changes Resulting From
State income tax net of federal income tax benefit	—	—	(14)	(1.36)	47	2.39
Income from life insurance	(154)	(21.63)	(166)	(16.09)
Other	23	3.23	(26)	(2.56)	(55)	(2.84)

	$111	15.60%	$144	13.99%	$655	33.55%

The Company and its subsidiaries file a consolidated income tax return on a fiscal year basis. The returns have been audited by the Internal Revenue Service through the year ended September 30, 1994.

Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $6.2 million with an income tax effect of approximately $2.4 million at September 30, 2005. This bad debt reserve would become taxable if certain conditions are met by the Bank.

Note 16 – Related Party Transactions

Director Michael J. Klein is a member holding a 20% ownership interest in Colgate Investments, LLC, a limited liability company that owns real property that the Bank leases for a branch office site. The Bank paid $67,000, $57,000 and $57,000 in rent to Colgate Investments, LLC during the years ended September 30, 2005, 2004 and 2003 respectively, and expects to pay $67,000 during the year ended September 30, 2006. The remaining 70% of Colgate Investments, LLC is owned by Mr. Klein’s siblings.

Note 17 – Disclosures About Fair Value of Financial Instruments

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

The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. Trust Preferred Securities are considered to be at fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Disclosures About Fair Value of Financial Instruments - Continued

of similar remaining maturities. The fair value of Federal Home Loan Bank advances is estimated using rates currently offered on advances of similar remaining maturities. The carrying amounts of accrued interest receivable, accrued interest payable, and mortgage servicing rights approximate fair value. Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

The estimated fair values of the Bank’s financial instruments are as follows:

	September 30, 2005		September 30, 2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(Amounts in Thousands)
Financial Assets
Cash	$21,713	21,713	$14,852	$14,852
Interest bearing deposits in other banks	1,578	1,578	2,579	2,579
Federal funds sold	238	238	384	384
Interest bearing time deposits	100	100	100	100
Investment securities – available for sale	151,386	151,386	158,948	158,948
Investment securities – held to maturity	1,995	1,982	2,497	2,496
Loans Receivable
Mortgage loans	379,344	381,685	301,424	304,809
Share loans	1,399	1,399	1,216	1,216
Consumer loans	73,604	75,732	83,496	86,013
Mortgage backed securities – available for sale	112,120	112,120	144,260	144,260
Mortgage backed securities – held to maturity	26,470	26,259	26,631	26,895
Federal Home Loan Bank of Atlanta stock	8,060	8,060	6,105	6,105
Accrued interest receivable	2,676	2,676	2,599	2,599
Mortgage servicing rights	134	134	178	178
Financial Liabilities
Deposits	$597,669	596,920	$580,622	$582,047
Federal Home Loan Bank of Atlanta advances	144,796	144,748	120,920	121,537
Junior Subordinated Debt	23,197	23,197	23,197	23,197
Accrued interest payable	429	429	363	363

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Condensed Financial Information (Parent Company Only)

Information as to the financial position of BCSB Bankcorp as of September 30, 2005, and 2004 and the results of operations and cash flows for the years ended September 30, 2005, 2004, and 2003 are summarized below.

Statements of Financial Condition

	September 30,
	2005	2004
	(in thousands)
Assets
Cash	$56	$88
Interest bearing deposits in other banks	1,116	2,382
Investment securities – available for sale	5,407	5,285
Investment securities – held to maturity	1,995	2,498
Employee Stock Ownership Plan loan	547	730
Accrued interest receivable	28	40
Investment in subsidiaries	54,301	55,759
Prepaid income taxes	98	531
Other assets	885	561

Total assets	$64,433	$67,874

Liabilities and Stockholders’ Equity
Liabilities
Junior Subordinated Debentures	$23,197	$23,197
Accrued taxes payable	—	174
Dividends payable	269	268
Other liabilities	165	106

	23,631	23,745
Total stockholders’ equity	40,802	44,129

Total liabilities and stockholders’ equity	$64,433	$67,874

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Condensed Financial Information (Parent Company Only) - Continued

	Years Ended September 30,
	2005	2004	2003
	(in thousands)
Statements of Operations
Interest and fees on loans	$29	$32	$43
Interest and dividends on investment securities	311	273	199
Other interest income	35	26	39

Total interest income	375	331	281
Interest on borrowings	1,464	1,086	659

Net interest (expense)	(1,089)	(755)	(378)
Other income	—	4	—
Non interest expense
Professional fees	93	77	71
Other expenses	220	203	165

Total non-interest expense	313	281	236

Loss before tax benefit	(1,402)	(1,033)	(614)
Income tax benefit	(477)	(351)	(209)

Loss before equity in net income of subsidiary	(925)	(682)	(405)
Equity in net income of subsidiary	1,526	1,567	1,702

Net income	$601	$885	$1,297

	Years Ended September 30,
	2005	2004	2003
	(in thousands)
Statements of Cash Flows
Net income	$601	$885	$1,297
Adjustments to reconcile Net Income to Net Cash (Used) Provided
By Operating Activities Accretion of discount on investments	2	1	(4)
Gain on sale of investments	—	(4)	—
Equity in net income of subsidiary	(1,526)	(1,567)	(1,702)
Decrease in accrued interest receivable	12	25	10
Increase in prepaid taxes	461	(334)	(153)
Decrease in receivable from subsidiary	183	183	93
(Increase) decrease in other assets	(324)	137	(209)
(Decrease) increase in income taxes payable	(174)	(15)	135
Increase in other liabilities	59	76	13
Noncash compensation under stock-based benefit plan	52	52	142

Net cash provided by (used by) operating activities	(654)	(561)	(378)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Condensed Financial Information (Parent Company Only) - Continued

	Years Ended September 30,
	2005	2004	2003
	(in thousands)
Cash Flows from Investing Activities
Additional investment in subsidiaries	$—	$—	$(5,310)
Proceeds from maturities of investment securities – held to maturity	500	2,000	2,000
Proceeds from sale of investment securities – available for sale	—	21	—
Purchase of investment securities – available for sale	(210)	(2,153)	(89)
Purchase of investment securities – held to maturity	—	(2,498)	(500)
Principal collected on longer term loans	—	—	184

Net cash provided by (used by) investing activities	290	(2,630)	(3,715)
Cash Flows from Financing Activities
Proceeds from Junior Subordinated Debentures	—	—	10,310
Treasury Stock repurchase	(5)	(6)	(14)
Exercised options	115	117	102
Dividends paid	(1,043)	(1,033)	(1,019)

Net cash (used by) provided financing activities	(933)	(922)	9,379
(Decrease) increase in cash and cash equivalents	(1,297)	(4,114)	5,286
Cash and cash equivalents at beginning of period	2,470	6,584	1,298

Cash and cash equivalents at end of period	$1,173	$2,470	$6,584

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 – Quarterly Financial Date (Unaudited)

Summarized unaudited quarterly financial data for the year ended September 30, 2005 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
Operating Summary:
Interest Income	$8,633	$8,918	$9,119	$9,553
Interest Expense	4,624	4,836	5,238	5,686

Net Interest Income	4,009	4,082	3,881	3,867
Provision for Loan Losses	120	0	48	0

Net Interest Income after provision for loan losses	3,889	4,082	3,833	3,867
Other Income	298	215	1,148	194
Other Expenses	4,114	4,208	4,230	4,262

Income (loss) before income tax expense	73	89	751	(201)
Income Taxes (benefit)	(13)	(7)	217	(86)

Net Income	$86	$96	$534	$(115)

Per share date:
Earnings – basic	$.01	$.02	$.09	$(.02)
Earnings – diluted	$.01	$.02	$.09	$(.02)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 – Quarterly Financial Date (Unaudited) - Continued

Summarized unaudited quarterly financial data for the year ended September 30, 2004 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
Operating Summary:
Interest Income	$7,810	$7,660	$8,275	$8,489
Interest Expense	3,943	3,912	4,145	4,362

Net Interest Income	3,867	3,748	4,130	4,127
Provision for Loan Losses	182	86	89	130

Net Interest Income after provision for loan losses	3,685	3,662	4,041	3,997
Other Income	526	448	268	137
Other Expenses	3,931	3,926	4,015	3,863

Income (loss) before income tax expense	280	184	294	271
Income Taxes	54	23	61	6

Net Income	$226	$161	$233	$265

Per share date:
Earnings – basic	$.04	$.03	$.04	$.04
Earnings – diluted	$.04	$.03	$.04	$.04

BOARD OF DIRECTORS

Henry V. Kahl Chairman of the Board	Gary C. Loraditch President and Chief Executive Officer of the Company and the Bank	John J. Panzer, Jr. Self Employed Builder

H. Adrian Cox Vice Chairman of the Board Insurance Agent for Rohe and Rohe Associates, Baltimore, Maryland	William M. Loughran Executive Vice President of the Company and the Bank	P. Louis Rohe, Jr. Retired
	Michael J. Klein Vice President, Klein’s Super Markets	William J. Kappauf, Jr. Director of Cash Management for Baltimore Gas & Electric Co. Baltimore, Maryland

EXECUTIVE OFFICERS

Gary C. Loraditch President and Chief Executive Officer	William M. Loughran Executive Vice President Chief Lending Officer	Bonnie M. Klein Sr. Vice President and Treasurer Chief Financial Officer

David M. Meadows Sr. Vice President, Secretary and General Counsel	Kellie T. Rychwalski Sr. Vice President Retail Banking Officer

OFFICE LOCATIONS

4111 E. Joppa Road, Suite 300	4208 Ebenezer Road	563 Bel Air Plaza
Baltimore, Maryland 21236	Perry Hall, Maryland 21128	Bel Air, Maryland 21014

1736 Merritt Blvd.	2165 York Road	6335 Baltimore National Pike
Dundalk, Maryland 21222	Timonium, Maryland 21093	Catonsville, Maryland 21228

515 Eastern Avenue	5340 Campbell Boulevard	2128 N. Fountain Green Road
Baltimore, Maryland 21221	Baltimore, Maryland 21236	Bel Air, Maryland 21015

2105 Rock Spring Road	402 Constant Friendship Boulevard	9613 Harford Road
Forest Hill, Maryland 21050	Abingdon, Maryland 21009	Baltimore, MD 21234

1505 York Road	8767 K Philadelphia Road	4226 Harford Road
Lutherville, Maryland 21093	Baltimore, Maryland 21237	Baltimore, Maryland 21214

9416 Baltimore National Pike	5000 Honeygo Center Dr.	109 Sparks Valley Road
Ellicott City, Maryland 21042	Perry Hall, MD 21128	Sparks, MD 21152

9231 Lakeside Blvd. Owings Mills, MD 21117

CORPORATE INFORMATION

Independent Registered Public Accounting Firm

Stegman & Company

Suite 200

405 East Joppa Road

Baltimore, MD 21286

General Counsel

Moore, Carney, Ryan & Lattanzi, LLC

4111 E. Joppa Road, Suite 201

Baltimore, Maryland 21236

Special Counsel

Muldoon Murphy Faucette & Aguggia LLP

5101 Wisconsin Ave., NW

Washington, D.C. 20016

Annual Meeting

The 2005 Annual Meeting of Stockholders will be held on February 8, 2006 at 4:00 p.m. at the Bank’s Perry Hall office located at 4208 Ebenezer Road, Baltimore, Maryland

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date for the 2005 Annual Meeting upon written request to Corporate Secretary, BCSB Bankcorp, Inc., 4111 E. Joppa Road, Suite 300, Baltimore, Maryland 21236.

Transfer Agent and Registrar American Stock and Transfer Co. 6201 15th Avenue Brooklyn, New York 11212